     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 17, 1998

INFORMATION STATEMENT/PROSPECTUS

                     BOSTON CELTICS LIMITED PARTNERSHIP II
                                   2,796,164
                           LIMITED PARTNERSHIP UNITS

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                  $55,923,280
                      6% SUBORDINATED DEBENTURES DUE 2038

                          CASTLE CREEK PARTNERS, L.P.
                                     28,000
                         LIMITED PARTNERSHIP INTERESTS

     This Information Statement/Prospectus (the "Prospectus") is being furnished to holders of units (the "BCLP Units") representing limited partnership interests in Boston Celtics Limited Partnership ("BCLP") in connection with a plan of reorganization (the "Plan") of BCLP, proposed in response to changes in applicable federal income tax law and in consideration of the differing investment objectives of BCLP Unit holders. Pursuant to the Plan, existing public holders of BCLP may, on the terms and conditions set forth in the Plan and described herein, continue their investment in the business of BCLP in the form of either publicly traded equity interests in Boston Celtics Limited Partnership II ("BCLP II"), a newly formed Delaware limited partnership that will be subject to corporate-level taxation, plus a publicly traded debt instrument with annual interest payments, or in the form of transfer-restricted equity interests in Castle Creek Partners, L.P. ("Castle Creek"), a newly formed Delaware limited partnership that will be a private entity with "pass-through" taxation. The Plan provides for, among other things, (i) the distribution (the "Distribution"), at the option of each BCLP Unit holder, of either (x) $20 in principal amount of 6% Subordinated Debentures due 2038 of BCLP (the "Subordinated Debentures") for each BCLP Unit or (y) one limited partnership interest (each, a "Castle Creek Interest") in Castle Creek, for each 100 BCLP Units, and (ii) the merger (the "Merger") of a subsidiary ("Merger Sub") of BCLP II, with and into BCLP, which will be the surviving entity, in which merger each BCLP Unit with respect to which Subordinated Debentures are distributed in the Distribution will be converted into one unit representing a limited partnership interest in BCLP II (each, a "BCLP II Unit"), and each BCLP Unit with respect to which Castle Creek Interests are distributed in the Distribution will be canceled, all as described herein. The Distribution and the Merger are referred to collectively as the "Reorganization." Pursuant to the Plan, and in anticipation of the Reorganization, BCLP will consummate several transactions (the "Restructuring Transactions"), which are designed to facilitate the Reorganization. See "Summary -- Restructuring Transactions." The charts on pages viii and ix describe BCLP's structure before and after the Reorganization.

     The Restructuring Transactions, the Distribution and the Merger are interdependent; unless all are consummated, none will be consummated and the Reorganization will not occur. See "Special Factors -- Terms of Reorganization." Upon consummation of the Reorganization, BCLP II will change its name to, and do business as, "Boston Celtics Limited Partnership" and BCLP will change its name to "Shamrock Limited Partnership."

     BCLP is a Delaware limited partnership that holds, through subsidiaries, the Boston Celtics professional basketball team of the National Basketball Association (the "Team") and certain investment assets. Approximately 47.6% of the outstanding BCLP Units presently are held by Don F. Gaston, Paula B. Gaston, Paul E. Gaston and their affiliates (collectively, the "Gaston Affiliates"). As a result of the Merger, BCLP will become a 99%-owned subsidiary partnership of BCLP II.

     The portion of those assets held directly or indirectly by BCLP (including the Team) that will be owned directly or indirectly by BCLP II and Castle Creek, respectively, after the Reorganization will be in exact proportion to the number of BCLP Units electing to receive, in the Distribution, a distribution of Subordinated Debentures compared to those electing to receive a distribution of Castle Creek Interests (the

"Proportionate Election"). After the Reorganization, the Team will be owned by Hoops Limited Partnership ("Hoops"), the limited partnership interests of which will be held indirectly by BCLP II and Castle Creek, respectively, in exact proportion to the Proportionate Election. The pre-Reorganization net assets of BCLP (other than the Team) will also be held directly or indirectly by BCLP II and Castle Creek, respectively, in exact proportion to the Proportionate Election. See "Special Factors -- Allocation of Interests in the Reorganization."

     The primary objective of the Reorganization is to permit, after the Tax Change (as defined and described herein), existing public holders of BCLP Units, at their option, to maintain a proportionate investment in the Team and BCLP's investment assets through either (i) BCLP II, a publicly traded entity taxed as a corporation, and Subordinated Debentures, which will provide a fixed minimum return in the form of annual interest payments; or (ii) Castle Creek, a private partnership that will continue to be treated as a "pass-through" entity for tax purposes, with respect to which distributions will be discretionary. BCLP II Units and the Subordinated Debentures will be publicly traded; Castle Creek Interests will be subject to significant transfer restrictions and will not be traded on any exchange or other market, and will therefore not offer the same liquidity as existing BCLP Units. See "Special Factors -- Terms of the Reorganization." Upon consummation of the Reorganization, former holders of BCLP Units will, based on their election in the Distribution, hold either (i) BCLP II Units and Subordinated Debentures, (ii) Castle Creek Interests, or (iii) some combination thereof.

     All trading in BCLP Units on the New York Stock Exchange ("NYSE") and the Boston Stock Exchange ("BSE") will cease following the Reorganization, and thereafter BCLP II Units and Subordinated Debentures will be the sole publicly traded investments in the Boston Celtics business. Application will be made to list the BCLP II Units on the NYSE, under the symbol "BOS," and to list the
Subordinated Debentures on the NYSE, under the symbol "          ," in both
instances subject to official notice of issuance. In connection with the Reorganization, it will not be necessary for BCLP Unit holders who elect to receive Subordinated Debentures to exchange their existing BCLP Unit certificates for BCLP II Unit certificates; however, BCLP Unit holders who elect to receive Castle Creek Interests must, if their interests are certificated, enclose their BCLP Unit certificates with their election form or, if their interests are not certificated, authorize the transfer agent to cancel their BCLP Units. See "Voting Information."

     This Prospectus constitutes the Prospectus for the offering of Subordinated Debentures, BCLP II Units and Castle Creek Interests to be received by BCLP Unit holders in connection with the Reorganization. This Prospectus does not constitute a Prospectus for, or an offer of, any other interests in BCLP II, BCLP or Castle Creek or of any other securities in connection with the Reorganization. This Prospectus does not cover any resales of BCLP II Units, Subordinated Debentures or Castle Creek Interests, and no person is authorized to make use of this Prospectus in connection with any such resale.

     Upon consummation of the Merger, each BCLP Unit with respect to which Subordinated Debentures were distributed in the Distribution will be converted into one BCLP II Unit, and each BCLP Unit with respect to which a Castle Creek Interest was distributed in the Distribution will be canceled. As a result of the Reorganization: (i) holders of BCLP Units with respect to which Subordinated Debentures were distributed in the Distribution will hold one BCLP II Unit and $20 in principal amount of Subordinated Debentures for each such BCLP Unit previously held; (ii) BCLP will become a 99%-owned subsidiary partnership of BCLP II, which will indirectly own a proportionate interest in the Team and BCLP's other pre-Reorganization net assets; (iii) holders of BCLP Units with respect to which Castle Creek Interests were distributed in the Distribution will hold one Castle Creek Interest for each 100 such BCLP Units previously held; and (iv) Castle Creek will directly or indirectly own a proportionate interest in the Team and BCLP's other pre-Reorganization net assets. See "Special Factors -- Terms of Reorganization."

     The Plan has been approved by the Board of Directors of Celtics, Inc., in its capacity as general partner of BCLP, on behalf of BCLP. Under the Delaware Revised Uniform Limited Partnership Act, approval of the Reorganization requires approval of a majority of all outstanding BCLP Units (the "Requisite Approval"). It is anticipated that consents from holders of a majority of outstanding BCLP Units will have been delivered before this Prospectus is mailed and, therefore, that the Reorganization will be approved even if all BCLP Unit holders other than Gaston Affiliates and the holder of the Additional Units (as defined herein) are not in favor of it. Accordingly, proxies are not required and are not being sought from BCLP Unit holders.

     On April 16, 1998, the last trading day before the announcement of the Reorganization, the closing sale price for the BCLP Units on the NYSE was
$21.00. On                , 1998, the closing sale price for the BCLP Units on
the NYSE was             .

     WE CALL YOUR ATTENTION TO THE FACTORS SPECIFIED UNDER THE CAPTION "RISK FACTORS AND OTHER IMPORTANT CONSIDERATIONS" BEGINNING ON PAGE 26, WHICH ADDRESS CERTAIN CONSIDERATIONS RELATING TO AN INVESTMENT IN BCLP II AND CASTLE CREEK.
                            ------------------------

     THIS INFORMATION STATEMENT/PROSPECTUS IS BEING PROVIDED TO YOU SOLELY FOR YOUR INFORMATION. NO MEETING OF BCLP UNIT HOLDERS IS BEING HELD TO CONSIDER THE REORGANIZATION. NEITHER BCLP NOR CELTICS, INC. IS ASKING FOR A PROXY OR CONSENT AND YOU ARE REQUESTED NOT TO SEND A PROXY OR CONSENT. DO NOT SEND BCLP CERTIFICATES AT THIS TIME.
                            ------------------------

NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
 HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     THE DATE OF THIS INFORMATION STATEMENT/PROSPECTUS IS APRIL   , 1998.

                             AVAILABLE INFORMATION

     BCLP is and, after the Reorganization, BCLP II will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed with the Commission can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 75 Park Place, Fourteenth Floor, New York, New York 10048 and Room 1400, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site accessible to the public by computer on the World Wide Web at http://www.sec.gov., which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including BCLP. In addition, such material can be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

                             ADDITIONAL INFORMATION

     This Prospectus does not contain all the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") that BCLP, BCLP II and Castle Creek have filed with the Commission pursuant to the Securities Act of 1933, as amended, and to which reference is hereby made. The principal executive offices of BCLP, BCLP II and Castle Creek are located at 151 Merrimac Street, Boston, MA 02114 and their telephone number is (617) 523-6050.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
     Overview of the Reorganization.........................    1
     Pre-Reorganization Ownership by Current BCLP Unit
      Holders...............................................    3
     Post-Reorganization Ownership by Current BCLP Unit
      Holders...............................................    3
     The Partnerships.......................................    4
     Existing Economic Interests of BCLP Unit Holders.......    5
     Risk Factors...........................................    6
     Reasons to Reorganize..................................    7
     Alternatives to the Reorganization.....................    8
     Allocation of Interests in the Reorganization..........    9
     Restructuring Transactions.............................    9
     Summary of the Terms of the Reorganization.............   11
     Subordinated Debentures................................   15
     Background of the Reorganization.......................   17
     Recommendation of General Partner and Fairness
      Determination.........................................   18
     Comparative Rights of the Interests and the Securities
      to be Issued..........................................   18
     Certain Federal Income Tax Consequences................   18
     Accounting Treatment...................................   18
     Conditions to the Reorganization.......................   18
     No Appraisal Rights....................................   19
     Consequences if Reorganization is Not Consummated......   19
     List of Partners.......................................   19
     Summary Historical Consolidated Financial Information
      of BCLP and Summary Unaudited Pro Forma Consolidated
      Financial Information of BCLP II and Castle Creek.....   20
     Ratio of Earnings to Fixed Charges.....................   24
RISK FACTORS AND OTHER IMPORTANT CONSIDERATIONS.............   25
     Risks Relating to the Reorganization...................   25
     Risks Relating to BCLP II After the Reorganization.....   27
     Risks Relating to the Subordinated Debentures..........   29
     Risks Relating to Castle Creek After the
      Reorganization........................................   31
VOTING INFORMATION..........................................   33
     Vote Required; Written Consent in Lieu of Meeting......   33
     No Appraisal Rights....................................   33
SPECIAL FACTORS.............................................   34
     Background of the Reorganization.......................   34
     Existing Partnership Structure.........................   34
     Existing Economic Interests of the Partners............   35
     Reasons to Reorganize..................................   35
     Alternatives to the Reorganization.....................   35
     Terms of the Reorganization............................   37
     Financing the Reorganization...........................   39
     Allocation of Interests in the Reorganization..........   39
     Accounting Treatment...................................   40
     Determinations of the Board of Directors of Celtics,
      Inc...................................................   40
     Consequences if Reorganization is Not Consummated......   44
COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED.........   44
CERTAIN FEDERAL INCOME TAX CONSEQUENCES.....................   48
     Partnership Status and Taxation of Entities............   48
     Formation of Entities..................................   50
     Distribution of Subordinated Debentures and Interests
      in Castle Creek.......................................   50
     Tax Consequences of Ownership of Interests in Castle
      Creek.................................................   52
     General Tax Treatment of the Merger....................   53
     Certain Tax Consequences of the Merger to Holders of
      Units.................................................   54

                                                              PAGE
                                                              ----
     Tax Consequences of Ownership of Subordinated
      Debentures............................................   55
     Persons Other Than United States Persons...............   56
     Information Reporting to Holders.......................   56
     Withholding............................................   56
     Other Tax Issues Affecting Holders of BCLP Units.......   56
     Tax Consequences to BCLP II and BCLP...................   57
     Unrelated Business Taxable Income......................   57
     Other Tax Aspects......................................   58
MARKET PRICES AND DISTRIBUTIONS.............................   59
CAPITALIZATION..............................................   60
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............   61
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATION..................................   62
     General................................................   62
     Results of Operations..................................   62
     Liquidity and Capital Resources........................   65
BUSINESS....................................................   66
     Basketball Operations..................................   66
     Sources of Revenue.....................................   66
     Ticket Sales...........................................   66
     Television, Cable and Radio Broadcasting...............   67
     Other Sources..........................................   67
     Basketball Team........................................   67
     Basketball Facilities..................................   70
     Competition............................................   70
     Insurance..............................................   70
     Employees..............................................   71
     Legal Proceedings......................................   71
MANAGEMENT..................................................   72
     Directors and Executive Officers.......................   72
     Directors and Executive Officers after the
      Reorganization........................................   73
     Executive Compensation.................................   74
     Employment and Consulting Agreements...................   75
     CLP/The Team...........................................   76
     Compensation Committee Interlocks and Insider
      Participation.........................................   76
     Security Ownership of Certain Beneficial Owners and
      Management............................................   77
     Certain Relationships and Related Transactions.........   77
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................   78
DESCRIPTION OF BCLP II UNITS................................   79
DESCRIPTION OF CASTLE CREEK INTERESTS.......................   86
DESCRIPTION OF SUBORDINATED DEBENTURES......................   93
LEGAL MATTERS...............................................  101
EXPERTS.....................................................  101
INDEX TO FINANCIAL STATEMENTS...............................  F-1
EXHIBIT A: GLOSSARY OF DEFINED TERMS........................  A-1
EXHIBIT B: AGREEMENT AND PLAN OF REORGANIZATION.............  B-1

                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE REORGANIZATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BCLP II, BCLP OR CASTLE CREEK.
                            ------------------------

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR ANY SUCH OFFER OR SOLICITATION OF SUCH SECURITIES IN ANY STATE OR OTHER JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. THE DISTRIBUTION OF THIS PROSPECTUS AND THE OFFERING OF THE CASTLE CREEK INTERESTS DESCRIBED HEREIN MAY BE RESTRICTED IN CERTAIN JURISDICTIONS BY LAW. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY SUCH RESTRICTIONS.

                               CURRENT STRUCTURE*

                         [CURRENT STRUCTURE FLOW CHART]

* Includes only those affiliates of BCLP involved in the Reorganization and related transactions.

                         POST-REORGANIZATION STRUCTURE

[POST-REORGANIZATION STRUCTURE CHART]

* Generally referred to in this Information Statement/Prospectus as "BCLP II."

+ Generally referred to in this Information Statement/Prospectus as "BCLP."

+ Generally referred to in this Information Statement/Prospectus as "BCLP II
  GP."

X = 99.999% of the percentage of outstanding BCLP Units upon which Castle Creek
    Interests are distributed in the Distribution.

Y = 99.999% of the percentage of outstanding BCLP Units upon which Subordinated
    Debentures are distributed in the Distribution.

                                    SUMMARY

     The following Summary is not intended to be complete and is qualified in all respects by the more detailed information set forth elsewhere in this Prospectus and the documents incorporated by reference herein. A glossary of frequently used capitalized and other specialized terms is attached as Exhibit A and charts describing the BCLP structure before and after the Reorganization are set forth immediately preceding this Summary. Unless otherwise indicated, the information contained in this Prospectus assumes that 50.03427% of BCLP Units outstanding at the time of the Reorganization (comprised of BCLP Units held by Gaston Affiliates and BCLP Units subject to the Unit Exercise Agreement (as defined herein)) elect to receive, and in fact receive, Castle Creek Interests in the Distribution (such 50.03427% election to receive Castle Creek Interests herein is referred to as the "Assumed Castle Creek Election Percentage"). It is likely that the actual percentage of BCLP Unit holders who elect to receive Castle Creek Interests in the Distribution will be greater than the Assumed Castle Creek Election Percentage. BCLP Unit holders are urged to review carefully the entire Prospectus.

     This Prospectus contains certain statements and information that are "forward-looking statements" within the meaning of the federal Private Securities Litigation Reform Act of 1995, including statements relating to prospective revenues, expenses and distributions, and expectations, intentions and strategies regarding the future. Such forward-looking statements may be found under the captions "Risk Factors and Other Important Considerations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the Prospectus generally, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of BCLP, BCLP II or Castle Creek to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause BCLP's, BCLP II's or Castle Creek's financial condition, results of operation, liquidity and capital resources to differ materially include the Team's competitive success, uncertainties as to increases in players' salaries, the team's ability to attract and retain talented players, uncertainties relating to labor relations involving players, the risk of injuries to key players, uncertainties regarding media contracts, uncertainties regarding the future performance of investment assets, uncertainties relating to the impact of the Reorganization and those matters discussed in "Risk Factors and Other Important Considerations" and set forth in the Prospectus generally.

                         OVERVIEW OF THE REORGANIZATION

     At the time of BCLP's organization, publicly traded limited partnerships ("PTPs" or "Master Limited Partnerships") such as BCLP were not subject to federal income tax at the partnership level. In December 1987, however, Congress passed the Revenue Act of 1987. Among other things, the Revenue Act of 1987 provided that PTPs generally would be taxed as corporations for federal income tax purposes (the "Tax Change"), except that PTPs existing on December 17, 1987 would be "grandfathered" until their first taxable year beginning after December 31, 1997. BCLP will become taxable as a corporation during its taxable year beginning July 1, 1998 if it remains a PTP, unless it elects to pay the Toll Tax (as defined below).

     In August 1997, Congress passed the Taxpayer Relief Act of 1997, which permits PTPs to elect, as an alternative to taxation as a corporation, to pay a federal tax at a rate of 3.5% of gross income from the active conduct of trades or businesses (the "Toll Tax") in taxable years beginning after December 31, 1997.

     After evaluating the Tax Change and alternatives to minimize the adverse impact of the Tax Change, including payment of the Toll Tax, Celtics, Inc., as general partner of BCLP, proposes to consummate the Reorganization pursuant to the Plan, in which BCLP will:

     - distribute in the Distribution to holders of BCLP Units, at each holder's option, either (i) $20 in principal amount of Subordinated Debentures for each BCLP Unit held of record, or (ii) one Castle Creek Interest for each 100 BCLP Units held of record; and

     - become a subsidiary partnership of BCLP II, a publicly held entity taxed as a corporation, through the Merger, in which (x) holders of BCLP Units that received Subordinated Debentures in the Distribution will receive one BCLP II Unit for each BCLP Unit held of record upon which

       Subordinated Debentures were distributed and (y) holders of BCLP Units who received Castle Creek Interests in the Distribution will retain their Castle Creek Interests, but the BCLP Units with respect to which Castle Creek Interests were distributed will be canceled.

     Immediately after the Reorganization, holders of BCLP Units will own (i) BCLP II Units and Subordinated Debentures, (ii) Castle Creek Interests, or (iii) a combination thereof, depending on their election in the Distribution. BCLP Unit holders who do not make an election with respect to the Distribution will continue their investment in the form of BCLP II Units and Subordinated Debentures. The diagrams on pages viii and ix describe BCLP's ownership structure before and after the Reorganization. A copy of the Plan is attached hereto as Exhibit B.

     Each of the transactions comprising the Restructuring Transactions and the Reorganization is interdependent. Unless all such transactions are consummated, none will be consummated and the Reorganization will not occur. The Reorganization will be consummated (i) after consummation of the Distribution and satisfaction or waiver of the conditions set forth in the Plan, (ii) upon the filing with the Office of the Secretary of State of Delaware of a certificate of merger relating to the Merger, or such later time as is specified in such certificate of merger. Celtics, Inc. may decide not to pursue the Reorganization at any time before it becomes effective. See "Special
Factors -- Terms of Reorganization."

     Gaston Affiliates currently hold approximately 47.6% of all outstanding BCLP Units, and anticipate acquiring a minimum of approximately 5,300 Units in market purchases or otherwise. BCLP has been advised that Gaston Affiliates intend to execute consents with respect to all of their BCLP Units in favor of the Reorganization. In addition, a Gaston Affiliate has entered into an agreement (the "Option Exercise Agreement") with a former executive officer of BCLP, pursuant to which the former executive has agreed to (i) exercise certain options to purchase BCLP Units (the "Unit Option") and (ii) execute a consent with respect to the BCLP Units obtained upon such exercise (the "Additional Units") in favor of the Reorganization. The consent to be executed pursuant to the Option Exercise Agreement, when combined with the consents to be delivered by Gaston Affiliates, will achieve the Requisite Approval. It is anticipated that consents from holders of a majority of outstanding BCLP Units will have been delivered before this Prospectus is mailed and, therefore, that the Reorganization will be approved even if all BCLP Unit holders other than Gaston Affiliates and the holder of the Additional Units are not in favor of it. Accordingly, proxies are not required and are not being sought from BCLP Unit holders. In connection with the Option Exercise Agreement, the former executive has granted BCLP a call option to purchase the BCLP Units obtained upon exercise of the Unit Option. See "Voting Information -- Vote Required,"
"Management -- Certain Relationships and Related Transactions."

     BCLP has been further advised that Gaston Affiliates intend, and such former executive officer has agreed as part of the Option Exercise Agreement, to elect to receive Castle Creek Interests with respect to substantially all of their BCLP Units in the Distribution.

     The table set forth on page 41 compares the equity ownership of BCLP before the Reorganization to the equity ownership of BCLP II and Castle Creek after the Reorganization, based on various possible Proportionate Elections.

     Following consummation of the Reorganization, BCLP II Units and Subordinated Debentures are expected to trade on the NYSE, but interests in Castle Creek will not be publicly traded. It is intended that BCLP II, the publicly traded entity, will be taxable as a corporation, whereas Castle Creek, which will not have freely tradable units, will retain pass-through partnership treatment for tax purposes.

           PRE-REORGANIZATION OWNERSHIP BY CURRENT BCLP UNIT HOLDERS

     - Current BCLP Unit holders own 99% of the limited partnership interests of BCLP, a Delaware limited partnership.

     - BCLP owns a 99% limited partnership interest in Celtics Limited Partnership, a Delaware limited partnership ("CLP").

     - CLP owns the Team.

     For a graphic depiction of the Pre-Reorganization ownership structure of BCLP and its affiliates, see the diagram on page viii.

           POST REORGANIZATION OWNERSHIP BY CURRENT BCLP UNIT HOLDERS

     After the Reorganization, current BCLP Unit holders will own their interest in the Team as follows:

     Current BCLP Unit holders who elect to receive Subordinated Debentures in the Distribution:

     - These BCLP Unit holders will own Subordinated Debentures of BCLP and a 99% limited partnership interest in BCLP II, which after the Reorganization will be renamed "Boston Celtics Limited Partnership" (to avoid confusion this Prospectus refers to BCLP II, both before and after the Reorganization, as "BCLP II");

     - BCLP II will own a 99% limited partnership interest in BCLP, which after the Reorganization will be renamed "Shamrock Limited Partnership" (to avoid confusion, this Prospectus refers to BCLP, both before and after the Reorganization, as "BCLP");

     - BCLP will own a 99% limited partnership interest in CLP;

     - CLP will own a 99.999% general partnership interest in Parquet General Partnership, a Delaware general partnership that was formed in connection with the Reorganization ("Parquet");

     - Parquet will own a percentage of the limited partnership interests in Hoops Holdings Limited Partnership, a Delaware limited partnership that was formed in connection with the Reorganization ("Hoops Holdings"), equal to the proportion of BCLP Units with respect to which Subordinated Debentures are distributed in the Distribution;

     - Hoops Holdings will own a 99.999% limited partnership interest in Hoops Limited Partnership, a Delaware limited partnership that was formed in connection with the Reorganization ("Hoops"); and

     - Hoops will own the Team.

     Current BCLP Unit Holders who elect to receive Castle Creek Interests in the Distribution:

     - These BCLP Unit holders will own limited partnership interests in Castle Creek;

     - Castle Creek will own a percentage of the limited partnership interests in Hoops Holdings equal to the proportion of BCLP Units with respect to which Castle Creek Interests are distributed in the Distribution;

     - Hoops Holdings will own a 99.999% limited partnership interest in Hoops; and

     - Hoops will own the Team.

     For a graphic depiction of the Post-Reorganization ownership structure of BCLP and its affiliates, see the diagram on page ix.

                                THE PARTNERSHIPS

BCLP

     BCLP was organized as a Delaware limited partnership on December 4, 1986 to acquire, own and operate the Team. Shortly thereafter, BCLP completed an initial public offering of BCLP Units. BCLP currently owns a 99% limited partnership interest in CLP, which in turn owns and operates the Team. The 1% general partnership interest of BCLP is held by Celtics, Inc., a Delaware corporation that is wholly owned and controlled by Gaston Affiliates. Gaston Affiliates presently own approximately 47.6% of the BCLP Units presently outstanding. BCLP presently does not pay management fees to its general partner.

     In the early 1990's, BCLP, through subsidiaries, owned and operated a radio station and a television station, each in Boston, Massachusetts. In 1994 and 1995, these broadcast properties were sold. CCC, an indirect wholly owned subsidiary of BCLP, holds proceeds from these sales.

     Prior to the Reorganization and as part of the Restructuring Transactions, Celtics, Inc. will transfer its 1% general partnership interest in BCLP to Shamrock GP, a newly formed Delaware corporation that is wholly owned and controlled by Celtics Inc., which is in turn wholly owned and controlled by Gaston Affiliates, and BCLP will change its name to "Shamrock Limited Partnership."

     BCLP's principal executive offices are located at 151 Merrimac Street, Boston, Massachusetts 02114 and its telephone number is (617) 523-6050.

CLP

     CLP is a Delaware limited partnership that currently owns and operates the Team. BCLP currently owns a 99% limited partnership interest in CLP. The 1% general partnership interest of CLP is held by BCC, which is wholly owned and controlled by Gaston Affiliates. CLP pays a management fee to BCC of $750,000 per annum, subject to annual increases based on annual cash flows from basketball operations after June 30, 1989. Management fees paid to BCC in the fiscal years ended June 30, 1997, 1996 and 1995 totaled $820,000, $1,555,000 and
$1,336,000, respectively. After the Reorganization, it is anticipated that management fees relating to the management and operation of the Team will be paid by Hoops to Hoops GP.

     CLP's principal executive offices are located at 151 Merrimac Street, Boston, Massachusetts 02114 and its telephone number is (617) 523-6050.

BCLP II

     BCLP II is a Delaware limited partnership that was formed in connection with the Reorganization and is not yet engaged in any business operations. The 1% general partnership interest of BCLP II is held by BCLP II GP, which is wholly owned and controlled by Gaston Affiliates. BCLP II's partnership agreement provides that management fees may be paid by BCLP II to BCLP II GP. Although BCLP II's payment of management fees to BCLP II GP after the Reorganization is not presently contemplated, such fees may be paid at any time. BCLP II will directly or indirectly hold a percentage of BCLP's pre-Reorganization net assets (including the Team) equal to the proportion of BCLP Units with respect to which Subordinated Debentures are distributed in the Distribution. See "Special Factors -- Terms of the Reorganization."

     Upon consummation of the Reorganization, BCLP II will change its name to, and do business as, "Boston Celtics Limited Partnership," and BCLP II GP will change its name to "BCLP GP, Inc." BCLP II's and BCLP II GP's principal executive offices are located at 151 Merrimac Street, Boston, Massachusetts 02114 and its telephone number is (617) 523-6050.

CASTLE CREEK

     Castle Creek is a Delaware limited partnership that was formed in connection with the Reorganization and is not yet engaged in any business operations. The 1% general partnership interest of Castle Creek LP is held by Castle Creek GP, a Delaware corporation that initially will be owned by BCLP, and after the Reorganization, will be wholly owned and controlled by Celtics, Inc., which in turn is wholly owned and controlled by Gaston Affiliates. BCLP is currently the sole limited partner of Castle Creek. Although Castle Creek's payment of management fees immediately after the Reorganization to Castle Creek GP presently is not contemplated, Castle Creek's partnership agreement provides that management fees may be paid by Castle Creek to Castle Creek GP. Castle Creek's and Castle Creek GP's principal executive offices are located at 151 Merrimac Street, Boston, Massachusetts 02114 and its telephone number is (617) 523-6050.

PARQUET

     Parquet is a Delaware general partnership that is to be formed in connection with the Reorganization. CLP will hold after the Reorganization, a 99.999% general partnership interest in Parquet. CCC will hold after the Reorganization, a 0.001% general partnership interest in Parquet. Parquet does not presently contemplate paying management fees to either of its general partners. Parquet's principal executive offices will be located at 151 Merrimac Street, Boston, Massachusetts 02114 and its telephone number is (617) 523-6050.

HOOPS HOLDINGS

     Hoops Holdings is a Delaware limited partnership that is to be formed in connection with the Reorganization. The 0.001% general partnership interest of Hoops Holdings will be held by Hoops Holdings GP, which will be wholly owned and controlled by Gaston Affiliates. Although Hoops Holdings' payment of management fees to Hoops Holdings GP is not presently contemplated, Hoops Holdings' partnership agreement will provide that management fees may be paid by Hoops Holdings to Hoops Holdings GP. Hoops Holdings' and Hoops Holdings GP's principal executive offices will be located at 151 Merrimac Street, Boston, Massachusetts 02114 and its telephone number is (617) 523-6050.

HOOPS

     Hoops is a Delaware limited partnership that is to be formed in connection with the Reorganization. Hoops Holdings will be the sole limited partner of Hoops. The 0.001% general partnership interest of Hoops is held by Hoops GP, which is wholly owned and controlled by Gaston Affiliates. Hoops' partnership agreement will provide that management fees may be paid by Hoops to Hoops GP. After the Reorganization it is contemplated that Hoops will pay management fees to Hoops GP in an amount equal to the management fees currently to BCC by CLP. Management fees paid to Hoops GP may be increased at any time. Hoops' and Hoops GP's principal executive offices will be located at 151 Merrimac Street, Boston, Massachusetts 02114 and its telephone number is (617) 523-6050.

     BCLP will complete the Restructuring Transactions pursuant to the Plan and in anticipation of the Reorganization. If the Reorganization is not consummated, the Restructuring Transactions will, to the extent possible, be reversed. See "-- Restructuring Transactions."

                EXISTING ECONOMIC INTERESTS OF BCLP UNIT HOLDERS

     Pursuant to the BCLP Partnership Agreement, Celtics, Inc. determines from time to time, in its sole discretion, the amount of cash or other assets distributable by BCLP, declares the amount of the distribution and specifies the record date for determining the partners and Unit holders entitled to receive the distribution. To the extent distributions are made, they are required to be made on a pro rata basis. Celtics, Inc. also is authorized in its sole discretion to cause BCLP to distribute cash from reserves or from borrowings incurred for the purpose of making distributions, and to make other distributions, at such times and in such amounts, as Celtics, Inc. determines to be appropriate. BCLP Unit holders have no assurance of any specific level or schedule of distributions, since the timing and amount of distributions are determined in the sole discretion of Celtics, Inc.

     Upon any liquidation of BCLP, after provision for payment of creditors, BCLP Unit holders would receive a distribution in accordance with their respective capital account balances and a further distribution of remaining amounts in accordance with their respective percentage interests.

                                  RISK FACTORS

     See "Risk Factors and Other Important Considerations" beginning on page 26 for a description of certain risks relevant to the Reorganization and investment in BCLP II Units, Subordinated Debentures and Castle Creek Interests, which risks include the following.

     - Celtics, Inc. has determined the terms of the Reorganization, including the allocation of the net assets of BCLP between BCLP II and Castle Creek. Because Gaston Affiliates control Celtics, Inc. and, through Celtics, Inc., BCLP's general partner, also control BCLP, Celtics, Inc. has a substantial conflict of interest in determining the terms of the Reorganization. No independent appraisal or fairness opinion has been obtained in connection with the Reorganization. Furthermore, holders of BCLP Units were not separately represented in establishing the terms of the Reorganization, which are not the result of arms' length negotiations. Because BCLP Unit holders are not separately represented, there is a risk that the best interests of such holders are not being protected in connection with the Reorganization.

     - If the Reorganization is approved by the Requisite Approval, all BCLP Unit holders will be bound by this approval, with the result that non-consenting holders' ownership interests in BCLP will be converted into either ownership interests in BCLP II plus Subordinated Debentures or Castle Creek Interests, or a combination thereof, even though such holders, individually, may not have been in favor of the Reorganization. Gaston Affiliates presently beneficially own approximately 47.6% of the outstanding BCLP Units and have advised BCLP management that they intend to acquire a minimum of approximately 5,300 Units and to execute consents with respect to all of their Units in favor of the Reorganization. In addition, a Gaston Affiliate has entered into the Option Exercise Agreement with a former executive officer of BCLP. The consent to be executed pursuant to the Option Exercise Agreement, when combined with the consents to be delivered by Gaston Affiliates, will achieve the Requisite Approval. It therefore is anticipated that consents from holders of a majority of outstanding BCLP Units will have been delivered before this Prospectus is mailed and that the Reorganization will be approved even if all BCLP Unit holders other than Gaston Affiliates and the holder of the Additional Units are not in favor of it. Under Delaware law, holders of BCLP Units have no dissenters' or appraisal rights in the Reorganization and will not be entitled to receive cash payments from BCLP for the fair value of their BCLP Units if they dissent and the Reorganization is approved and consummated.

     - After consummation of the Reorganization, Gaston Affiliates will continue to beneficially own all of the outstanding capital stock of Celtics, Inc., Shamrock GP, BCLP GP, BCC, Hoops Holdings GP, Hoops GP and Castle Creek GP. As a result, by virtue of their control of these general partners, Gaston Affiliates will have the ability to control the management policies and operations of Castle Creek, BCLP II, BCLP, CLP, Parquet, Hoops Holdings and Hoops (including, in each case, whether distributions are made to holders of partnership interests and the timing and amount of such distributions, if any), and will have the power to elect the Boards of Directors of the general partners of each of Castle Creek, BCLP II, BCLP, CLP, Parquet, Hoops Holdings and Hoops. Applicable provisions of the respective partnership agreements of Castle Creek, BCLP II, BCLP, CLP, Parquet, Hoops Holdings and Hoops permit removal of the respective general partner without cause only if certain super-majority voting requirements are met.

     - The amount, timing and manner of distributions to holders of Castle Creek Interests will be in the sole discretion of Castle Creek GP, and Castle Creek GP will not be required to make distributions to holders in connection with any tax liability relating to such holders' allocable share of taxable income of Castle Creek. Thus, an investment in Castle Creek Interests may result in tax liability even if cash distributions are not made.

     - As a result of the Reorganization, BCLP II, on a pro forma consolidated basis as compared to BCLP before the Reorganization, will have increased levels of debt, including the Subordinated Debentures and debt incurred in connection with the Restructuring Transactions.

     - The obligations of BCLP under the Subordinated Debentures will be unsecured obligations and will be subordinate and junior in right of payment to all Senior Indebtedness of BCLP, as defined in the applicable Indenture. As of March 31, 1998 (on a pro forma basis, assuming the Reorganization had occurred on that date), BCLP would have had approximately $47.3 million principal amount of Senior Indebtedness outstanding. The terms of the Subordinated Debentures do not limit BCLP's ability to incur additional indebtedness, including Senior Indebtedness. Holders of Subordinated Debentures will be subject to the risk that BCLP's cash flow will be insufficient to meet required payments under the Subordinated Debentures. On a pro forma basis, for the year ended June 30, 1997 and the six months ended December 31, 1997, earnings would have been inadequate to cover interest payments on the Subordinated Debentures and other debt of BCLP. See "Summary -- Ratio of Earnings to Fixed Charges." In addition, the Subordinated Debentures will be effectively subordinated to the claims of creditors of BCLP's subsidiaries.

     - BCLP II will apply to list the BCLP II Units on the NYSE, and BCLP will apply to list the Subordinated Debentures on the NYSE, in each case subject to official notice of issuance. The BCLP II Units and the Subordinated Debentures will be new securities and may trade at prices that, in the aggregate, are less than the prior trading prices of BCLP Units. There can be no assurance concerning the prices or the volatility of the prices at which BCLP II Units or Subordinated Debentures will trade after consummation of the Reorganization or as to the volume of any trading activity with respect to the BCLP II Units or Subordinated Debentures.

     - Holders of BCLP Units in less than 100-BCLP Unit "lots" ("Fractional Lots") who elect to receive Castle Creek Interests in the Distribution (and who do not purchase on the market or otherwise acquire a sufficient number of BCLP Units to create 100 Unit "lots") will not receive Castle Creek Interests with respect to such Fractional Lots, but instead will receive Subordinated Debentures and, upon consummation of the Merger, BCLP II Units.

     - Castle Creek intends to remain a non-publicly traded entity and to maintain substantial transfer restrictions on Castle Creek Interests in order to preserve pass-through treatment for tax purposes. In addition, Castle Creek intends to remain exempt from investment company regulation. Therefore, if Castle Creek has more than one hundred beneficial holders after the Reorganization, it may take certain actions to reduce the number of its beneficial holders to qualify for an exemption from investment company regulation. Such actions could include a reverse split of Castle Creek Interests, which, under the Castle Creek Partnership Agreement, is authorized at any time, in Castle Creek GP's discretion and upon such terms and conditions as Castle Creek GP shall determine. Castle Creek may also take other actions, such as redeeming or repurchasing Castle Creek Interests, to reduce the number of its beneficial holders. In connection with any of these actions, the number of holders of Castle Creek Interests may be small enough to eliminate any obligations Castle Creek otherwise may have to register under the Exchange Act and thus become a reporting entity. As a non-reporting entity, Castle Creek will not be obligated to provide detailed information to holders of Castle Creek Interests concerning, among other matters, Castle Creek's business operations, financial statements and certain relationships in related transactions, which information could better enable investors to assess the financial operations and policies of Castle Creek.

     - The Distribution is a tax-free transaction, and the Merger will generally qualify for tax-free treatment under Section 351(a) of the Internal Revenue Code of 1986, as amended (the "Code"). However, the tax consequences of the Merger to BCLP Unit holders are complex and, to some extent, variable and may depend, among other things, upon the basis of a holder in BCLP Units. See "Certain Federal Income Tax Consequences."

                             REASONS TO REORGANIZE

     The primary objective of the Reorganization is to permit, after the Tax Change, existing public holders of BCLP Units, at their option and based on each holder's investment objectives, to maintain a proportionate investment in the Team and BCLP's investment assets through either (i) BCLP II, a publicly traded entity taxed as a corporation, or (ii) Castle Creek, a private partnership that will continue to be treated as a "pass-through" entity for tax purposes. BCLP Unit holders who participate in BCLP II also will have received Subordinated Debentures in the Distribution, which will provide a fixed minimum return in the form of annual interest payments (whereas the timing and frequency of BCLP's distributions are presently in the sole discretion of Celtics, Inc.). Although BCLP II will be taxed as a corporation, interest paid on the Subordinated Debentures will reduce BCLP II's federal taxable income. Castle Creek, like BCLP at the present time, will be treated as a "pass-through" entity for tax purposes. But Castle Creek Interests will be subject to significant transfer restrictions and will not be traded on any exchange or other market, and therefore will not offer the same liquidity as existing BCLP Units, BCLP II Units or the Subordinated Debentures. Distributions in respect of Castle Creek Interests will be discretionary. See "Description of BCLP II Units" and "Description of Castle Creek Interests."

     After the Reorganization is consummated, BCLP II and Castle Creek will each directly or indirectly hold a percentage of BCLP's pre-Reorganization net assets (including the Team) that is exactly in proportion to the Proportionate Election. See "Special Factors -- Allocation of Interests in the
Reorganization."

                       ALTERNATIVES TO THE REORGANIZATION

     The alternatives to the Reorganization that BCLP and Celtics, Inc. considered were (i) allowing BCLP to be taxed as a corporation pursuant to the Tax Change, (ii) maintaining BCLP's status as a limited partnership for tax purposes by electing to pay the Toll Tax, (iii) imposing restrictions on the transferability of BCLP Units and delisting the BCLP Units from the NYSE and the BSE, and (iv) selling the Team and liquidating BCLP. Celtics, Inc.'s Board of Directors believes that the Reorganization will be more beneficial to BCLP's Unit holders than any of these alternatives for the following reasons:

     - Based on BCLP's management's analysis, the Board of Directors of Celtics, Inc. believes that the Reorganization will result, in the aggregate, in after-tax income available for distribution (in the discretion of the respective general partner) that, when added to the fixed interest payments on the Subordinated Debentures, would exceed the amount that would be available if BCLP were to pay the Toll Tax or were to be taxed as a corporation. See "Special Factors -- Background of the Reorganization."

     - The Board of Directors of Celtics, Inc. believes that the Reorganization allows BCLP's current Unit holders to continue their investment in the Team and to choose between participating in BCLP II and Castle Creek based on their own tax considerations and investment objectives. BCLP II will be subject to corporate-level tax and BCLP II Units and Subordinated Debentures will be publicly-traded securities. Castle Creek will be treated as a partnership for tax purposes, but Castle Creek Interests will be non-publicly traded, illiquid securities. See "Special
       Factors -- Terms of the Reorganization."

     - The Board of Directors of Celtics, Inc. believes that the imposition of restrictions on transferability and delisting of BCLP Units would result in BCLP Unit holders owning an illiquid investment and would likely result in a significant reduction in the market value of the BCLP Units.

     - The Board of Directors of Celtics, Inc. believes that liquidating BCLP rather than effecting the Reorganization could benefit BCLP Unit holders if the currently realizable value of BCLP's assets exceeds the value of BCLP as a continuing business. Liquidating BCLP would, however, involve selling the Team, which the Board of Directors of Celtics, Inc. believes has potential for substantial future appreciation in value. In addition, the Board of Directors of Celtics, Inc. believes that current market conditions are such that the Team's inherent value would not be recognized in a sale. Accordingly, the Board of Directors of Celtics, Inc. believes that liquidating BCLP's assets at this time would not benefit BCLP Unit holders. See "Special Factors -- Alternatives to the Reorganization" and "Special Factors -- Determinations of the Board of Directors of Celtics, Inc."

     BCLP's management and Celtics, Inc.'s Board of Directors examined, over a lengthy period of time, alternatives to the Reorganization. See "Special Factors -- Background of the Reorganization."

     The Board of Directors of Celtics, Inc. believes that the Reorganization is fair to holders of BCLP Units, that the Reorganization will result in certain benefits to such Unit holders and to BCLP and that such benefits outweigh the disadvantages of the Reorganization. The Board of Directors of Celtics, Inc. further believes that allocating BCLP's pre-Reorganization net assets (including the Team) to BCLP II and Castle Creek, respectively, exactly in accordance with the Proportionate Election, is fair to BCLP Unit holders. Accordingly, the Board of Directors of Celtics, Inc. unanimously approved the Reorganization. The conclusions of the Board of Directors of Celtics, Inc. are based on an analysis of the advantages and disadvantages of the Reorganization, as discussed herein. No independent fairness opinion has been rendered with respect to the fairness of the consideration to be received by BCLP Unit holders in the Reorganization. "Special Factors -- Determinations of the Board of Directors of Celtics, Inc."

                 ALLOCATION OF INTERESTS IN THE REORGANIZATION

     Immediately after the Reorganization, the former public holders of BCLP Units will hold either BCLP II Units and Subordinated Debentures or Castle Creek Interests, or a combination thereof. The post-Reorganization relative ownership percentages of former public holders of BCLP in BCLP II and Castle Creek will vary depending on the Proportionate Election. The table set forth under "Special Factors -- Allocation of Interests in the Reorganization -- Ownership of BCLP II and Castle Creek after the Reorganization" compares the equity ownership of BCLP before the Reorganization to the equity ownership of BCLP II and Castle Creek after the Reorganization, based on various possible Proportionate Elections.

     Pursuant to the Plan and in connection with the Reorganization, BCLP and Celtics, Inc. will effect the Restructuring Transactions. As a result of the Restructuring Transactions and the Reorganization, Castle Creek will hold a percentage of BCLP's pre-Reorganization net assets (including the Team) equal to the percentage of former BCLP Units with respect to which Castle Creek Interests are distributed in the Distribution. BCLP II will hold a percentage of BCLP's pre-Reorganization net assets (including the Team) equal to the percentage of former BCLP Units with respect to which Subordinated Debentures are distributed in the Distribution.

                           RESTRUCTURING TRANSACTIONS

     Pursuant to the Plan and in anticipation of the Reorganization, BCLP will complete the Restructuring Transactions. If the Reorganization is not consummated, the Restructuring Transactions will, to the extent possible, be reversed. The Restructuring Transactions are as follows:

     - BCLP will contribute approximately $6.4 million in cash to CLP.

     - CLP will contribute the Team to Hoops in exchange for a 99.999% limited partnership interest in Hoops.

     - BCLP will contribute approximately $40.9 million in investment assets to Castle Creek and approximately $0.4 million in investment assets to Castle Creek GP (based on the Assumed Castle Creek Election Percentage); Castle Creek GP will in turn contribute this $0.4 million in investment assets to Castle Creek in exchange for its GP interest.

     - CLP will transfer its 99.999% limited partnership interest in Hoops and approximately $6.4 million in cash to Hoops Holdings in exchange for a 99.999% limited partnership interest in Hoops Holdings.

     - Hoops Holdings will buy a certain investment asset from CCC for approximately $6.4 million in cash.

     - CLP will distribute 99% of the Assumed Castle Creek Election Percentage of its limited partnership interest in Hoops Holdings to BCLP, and 1% of the Assumed Castle Creek Election Percentage of its limited partnership interest in Hoops Holdings to BCC (assuming that only Gaston Affiliates elect to receive Castle Creek Interests in the Distribution). BCLP will in turn transfer 99% of these interests in Hoops Holdings received by it to Castle Creek and transfer 1% of these interests in Hoops Holdings to Castle Creek GP. Castle Creek GP will in turn transfer these interests in Hoops Holdings to Castle

       Creek. BCC will transfer the limited partnership interests in Hoops Holdings received by it to Castle Creek. The actual percentage of Hoops Holdings limited partnership interests distributed by CLP will depend upon the Proportionate Election, which likely will be greater than the Assumed Castle Creek Election Percentage.

     - CLP will contribute the remainder of its limited partnership interests in Hoops Holdings to Parquet.

     - BCLP will distribute all issued and outstanding stock of Castle Creek GP to Celtics, Inc.

     - Celtics, Inc. will contribute its 1% general partnership interest in BCLP to Shamrock GP.

     - BCLP II GP will contribute $0.2 million in cash to BCLP II, subject to later payment of an additional contribution based upon market trading prices.

     As a result of the Restructuring Transactions, among other things: (i) BCLP II will own a 99% limited partnership interest in BCLP, which will in turn own a 99% limited partnership interest in CLP, which will in turn own a 99.999% general partnership interest in Parquet; (ii) Parquet will own a 49.96523% limited partnership interest in Hoops Holdings (based on the Assumed Castle Creek Election Percentage); (iii) Hoops Holdings will own a 99.999% limited partnership interest in Hoops, which will in turn own the Team; and (iv) Castle Creek will own a 50.03377% limited partnership interest in Hoops Holdings and approximately $41.3 million in investment assets (based on the Assumed Castle Creek Election Percentage). The respective ownership interests of Parquet and Castle Creek in Hoops may vary from the percentages set forth above, depending on the actual Proportionate Election, which likely will be greater than the Assumed Castle Creek Election Percentage.

                   SUMMARY OF THE TERMS OF THE REORGANIZATION

TERMS OF REORGANIZATION.......   The Reorganization will be effected pursuant to
                                 the terms of the Plan. Upon consummation of the
                                 Reorganization:

                                 - the Distribution will have been consummated,
                                   in which each BCLP Unit holder will receive, at its option, either (i) $20 in principal amount of Subordinated Debentures for each BCLP Unit held, (ii) one Castle Creek Interest for each 100 BCLP Units held, or
                                   (iii) some combination thereof; and

                                 - the Merger will be consummated, in which each
                                   BCLP Unit upon which Subordinated Debentures were distributed in the Distribution will be converted into one BCLP II Unit and each BCLP Unit upon which Castle Creek Interests were distributed in the Distribution will be canceled.

                                 Distributions of Castle Creek Interests will be effected only with respect to lots of 100 BCLP Units. Holders of Fractional Lots who elect to receive Castle Creek Interests in the Distribution will not receive Castle Creek Interests, but instead will receive Subordinated Debentures and, when the Merger is consummated, BCLP II Units. Such holders could, however, purchase additional BCLP Units in the market to create 100 Unit lots. Holders who make no election will receive Subordinated Debentures in the Distribution and BCLP II Units in the Merger.

                                 In the Merger, Merger Sub, a subsidiary of BCLP II, will be merged with and into BCLP, which will be the surviving entity. Merger Sub is a Delaware corporation whose principal executive offices are located at 151 Merrimac Street, Boston, MA 02114.

EFFECTIVE DATE................   After consummation of the Distribution and
                                 satisfaction or waiver of the conditions set forth in the Plan, upon the filing with the Office of the Secretary of State of Delaware of a certificate of merger relating to the Merger, or such later time as is specified in such certificate of merger. The Effective Date will be at least 20 days after this Prospectus is first mailed to BCLP Unit holders.

TOTAL NUMBER OF BCLP II
  UNITS TO BE ISSUED..........   Up to 5,596,164 BCLP II Units.

TRADING MARKET................   Application will be made to list the BCLP II
                                 Units on the NYSE, under the symbol "BOS," and
                                 to list the Subordinated Debentures on the
                                 NYSE, under the symbol "      ," in both
                                 instances subject to official notice of
                                 issuance. Upon consummation of the
                                 Reorganization, all trading in BCLP Units on the NYSE and BSE will cease.

TRANSFER RESTRICTIONS ON
  CASTLE CREEK INTERESTS......   Castle Creek Interests are not transferable,
                                 other than (i) by gift, bequest or intestate succession, and (ii) once in any calendar year, with the permission of Castle Creek GP. Castle
                                 Creek Interests may not be held in "street name." By electing to receive Castle Creek
                                 Interests in the Distribution, each holder will be deemed to have agreed to comply with the restrictions described in the preceding sentence.

VOTING REQUIREMENTS...........   Pursuant to the provisions of the Delaware
                                 Revised Uniform Limited Partnership Act (the
                                 "Delaware Act"), approval of the Merger, which is an interdependent part of the Reorganization, will require the approval of the holders of a majority of the outstanding interests entitled to vote (the "Requisite
                                 Approval"). BCLP has been advised that Gaston
                                 Affiliates intend to execute consents with respect to all of their BCLP Units in favor of the Reorganization. In addition, a Gaston
                                 Affiliate has entered into the Option Exercise
                                 Agreement with a former executive officer of BCLP, pursuant to which the former executive has agreed to (i) exercise certain options to purchase BCLP Units and (ii) execute a consent with respect to the BCLP Units obtained upon such exercise in favor of the Reorganization.
                                 The consent to be executed pursuant to the Option Exercise Agreement, when combined with the consents to be delivered by Gaston
                                 Affiliates, will achieve the Requisite
                                 Approval. It is therefore anticipated that consents from holders of a majority of outstanding BCLP Units will have been delivered before this Prospectus is mailed, and that the Reorganization will be approved even if all BCLP Unit holders other than Gaston Affiliates and the holder of the Additional Units are not in favor of it. See "Voting Information -- Vote
                                 Required; Written Consent in Lieu of Meeting."

CONDITIONS TO THE
REORGANIZATION................   The conditions to the Reorganization include
                                 approval of the Reorganization by the Requisite
                                 Approval, receipt of any necessary regulatory or NBA approvals and the expiration or early termination of applicable waiting periods
                                 (including those applicable under the
                                 Hart-Scott-Rodino Antitrust Improvements Act of
                                 1976) and consummation of both of the
                                 Distribution and the Merger.

DISSENTERS' RIGHTS............   Delaware law does not provide holders of
                                 partnership interests with appraisal,
                                 dissenters' or similar rights in connection with a merger. Approval of the Reorganization by the Requisite Approval thus will bind all holders, and objecting holders will have no alternative to receiving BCLP II Units and Subordinated Debentures or Castle Creek
                                 Interests other than selling their BCLP Units before consummation of the Reorganization. See
                                 "Risk Factors and Other Important
                                 Considerations -- Risks Relating to the
                                 Reorganization."

NO FAIRNESS OPINION; NO
SEPARATE REPRESENTATION OF
  BCLP UNIT HOLDERS...........   Celtics, Inc. has determined the terms of the
                                 Reorganization, including the allocation of the total value of BCLP between BCLP II and Castle
                                 Creek and the consideration to be received by the holders of BCLP Units. No independent appraisal or fairness opinion has been obtained in connection with the Reorganization. Holders of BCLP Units have not been separately represented in connection with the
                                 Reorganization. See "Risk Factors and Other
                                 Important Considerations -- Risks Relating to the Reorganization."

FEDERAL INCOME TAX
CONSEQUENCES OF THE
  REORGANIZATION..............   The Distribution is a tax-free transaction, and
                                 the Merger will generally qualify for tax-free treatment under Section 351(a) of the Code. However, the tax consequences of the Merger to BCLP Unit holders are complex and, to some extent, variable and may depend, among other things, upon the basis of a holder in BCLP Units. See "Certain Federal Income Tax
                                 Consequences."

DISTRIBUTION POLICY OF BCLP
II............................   The amount, timing and manner of distributions
                                 to holders of BCLP II Units will be in the sole discretion of BCLP II GP. See "Risk Factors and
                                 Other Important Considerations -- Risks
                                 Relating to BCLP II After the
                                 Reorganization -- No Assurance of
                                 Distributions." The Subordinated Debentures, which will be distributed in the Distribution to all BCLP Unit holders who participate in BCLP II, will provide holders a fixed annual return that will afford a federal income tax deduction to BCLP, thereby reducing BCLP II's taxable income. See "Description of
                                 Subordinated Debentures."

GOVERNANCE OF BCLP II.........   With respect to matters upon which limited
                                 partners have voting rights, the BCLP II partnership agreement will authorize action by written consent and generally will require (i) the vote of a majority of limited partners voting, if the general partner (acting by majority of its board of directors) has either proposed or approved the matter in question, or
                                 (ii) the vote of eighty percent (80%) of all outstanding limited partnership interests, if the general partner has not proposed or approved the matter in question. See
                                 "Description of BCLP II Units."

DISTRIBUTION POLICY OF CASTLE
CREEK.........................   The amount, timing and manner of distributions
                                 to holders of Castle Creek Interests will be in the sole discretion of Castle Creek GP.

GOVERNANCE OF CASTLE CREEK....   The Castle Creek partnership agreement will
                                 authorize action by written consent and
                                 generally will authorize holders of a majority of outstanding Interests to determine the outcome of matters upon which a vote is taken or consent is given. The Castle Creek partnership agreement also will broadly authorize the holders of a majority of outstanding Castle Creek Interests to approve corporate actions relating to the Interests, including reverse splits. Because Castle Creek intends to remain a non-publicly traded entity in order to preserve passthrough treatment for tax purposes, and to remain exempt from investment company regulation, if Castle Creek has one hundred or more beneficial holders upon consummation of the Reorganization, it could consummate a reverse split of Castle Creek
                                 Interests to reduce the number of its
                                 beneficial holders. See "Description of Castle
                                 Creek Interests." After the Reorganization,
                                 Gaston Affiliates will control Castle Creek GP and will likely own a substantial majority of the outstanding Castle Creek Interests.

MANAGEMENT FEES...............   CLP currently pays an annual management fee to
                                 BCC, its general partner, of $750,000, subject to annual increases based on annual cash flows from basketball operations after June 30, 1989.
                                 Management fees paid to BCC in the fiscal years ended June 30, 1997, 1996 and 1995 totaled
                                 $820,000, $1,555,000 and $1,336,000,
                                 respectively. BCC is wholly owned and
                                 controlled by Gaston Affiliates. Although the BCLP Partnership Agreement authorizes the payment of management fees to Celtics, Inc., no other management fees presently are paid to Celtics, Inc. or any other affiliated entity.
                                 BCLP II's and Castle Creek's respective
                                 partnership agreements provide that management fees may be paid by BCLP II and Castle Creek to their respective general partners. Although payment of management fees by BCLP II and Castle Creek to their respective general partners currently is not contemplated, such fees may be paid at any time in the future.
                                 After the Reorganization it is contemplated that Hoops will pay a management fee to Hoops
                                 GP in an amount equal to, and in lieu of, the management fees currently collected by BCC from CLP. Management fees paid to Hoops GP may be increased at any time.

                            SUBORDINATED DEBENTURES

SECURITIES OFFERED............   6% Subordinated Debentures due 2038 (the
                                 "Subordinated Debentures"). $20 in principal amount of Subordinated Debentures will be distributed for each BCLP Unit held by a BCLP
                                 Unit holder who elects to receive Subordinated
                                 Debentures in the Distribution.

INTEREST PAYMENT DATES........   June 30, commencing June 30, 1999.

MATURITY DATE.................   June 30, 2038.

INTEREST RATE.................   The Subordinated Debentures will bear interest
                                 at 6% per annum.

MINIMUM DENOMINATION..........   $20 and integral multiples thereof.

REDEMPTION....................   There will be no mandatory redemption of the
                                 Subordinated Debentures. The Company, at its
                                 option, may redeem in the aggregate up to
                                           % of the original principal amount of
                                 the Subordinated Debentures at any time and
                                 from time to time at a redemption price equal
                                 to    % of the principal amount thereof plus
                                 accrued interest to the redemption date. The
                                 Subordinated Debentures will not be entitled to any sinking fund.

SUBORDINATION.................   The Subordinated Debentures will be unsecured
                                 obligations and will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness of BCLP. Senior
                                 Indebtedness is defined generally as the principal of and premium, if any, and interest on all indebtedness of BCLP for money borrowed, in respect of letters of credit or for purchase money indebtedness of BCLP, not including (i) amounts owed to trade creditors in the ordinary course of business, (ii) indebtedness of BCLP which, by its terms, is subordinate in right of payment to or pari passu with the Subordinated
                                 Debentures or (iii) indebtedness of BCLP to a subsidiary of BCLP. The Indenture contains no limitations on the incurrence of Senior
                                 Indebtedness by BCLP. As of March 31, 1998 (on a pro forma basis, assuming that the Reorganization had occurred on that date), BCLP would have had approximately $47.3 million principal amount of Senior Indebtedness outstanding.

BOOK-ENTRY FORM...............   The Subordinated Debentures initially will be
                                 issued in the form of one or more Global
                                 Subordinated Debentures (the "Global
                                 Debenture"). The Global Debenture will be deposited on the Issue Date with The Depository
                                 Trust Company (the "Depositary") or its
                                 custodian and registered in the name of Cede &
                                 Co., as nominee of the Depositary (such nominee being referred to herein as the "Global
                                 Debenture Holder").

LISTING.......................   Application will be made to list the
                                 Subordinated Debentures on the NYSE, under the
                                 symbol "           ," subject to official
                                 notice of issuance.

EVENTS OF DEFAULT.............   An Event of Default is defined in the Indenture
                                 as: (i) a default in the payment of interest on the Subordinated Debentures when due, continued for 30 days; (ii) a default in the payment of principal of and premium, if any, on any Debenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;
                                 (iii) the failure by BCLP to file with the Commission and furnish to the Trustee any reports that may be required of BCLP under the Securities Exchange Act of 1934 and 30 days or more shall have expired after a Senior Officer of BCLP first becomes aware of such failure;
                                 (iv) the failure by BCLP to comply for 30 days after notice with its other agreements and covenants contained in the Indenture; or (v) certain events of bankruptcy, insolvency or reorganization of BCLP. A default under clause
                                 (iv), however, will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding
                                 Subordinated Debentures notify BCLP of the Default and BCLP does not cure such Default within the time specified after receipt of such notice.

AMENDMENT.....................   Subject to certain exceptions, the Indenture
                                 may be amended with the consent of the Holders of a majority in principal amount of the Subordinated Debentures then outstanding
                                 (including consents obtained in connection with a tender offer or exchange for the Subordinated
                                 Debentures) and any past Default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Subordinated Debentures then outstanding. Certain amendments to the Indenture may be made by BCLP and the Trustee without the consent of any Holder, including amendments to cure any ambiguity, omission, defect or inconsistency in the Indenture. See
                                 "Description of the Subordinated Debentures."

ORIGINAL ISSUE DISCOUNT.......   If the issue price of the Subordinated
                                 Debentures is less than their stated principal amount (i.e., the Subordinated Debentures are issued with original issue discount), a holder of Subordinated Debentures will be required to include an amount of original issue discount in such holder's taxable income on an annual basis. (This amount will be in addition to the actual cash interest payments on the Subordinated Debentures.) Since the precise amount of original issue discount, if any, depends on the fair market value of the Subordinated Debentures on the date that they are issued, that amount cannot be determined precisely at this time. It is anticipated that this amount will be very small initially and will gradually increase annually. Original issue discount on the Subordinated Debentures, although includible in income annually by the holders thereof, may, in some circumstances, not be deductible by BCLP until paid at maturity of the Subordinated Debentures and, in some circumstances, a small portion of the original issue discount may not be deductible even at that time. See "Certain Federal Income
                                 Tax Consequences."

                        BACKGROUND OF THE REORGANIZATION

     In anticipation of the Tax Change, the Board of Directors of Celtics, Inc. began considering appropriate courses of action in 1995. The Board engaged tax and legal advisors, reviewed and analyzed a number of strategic options, including a variety of reorganization structures ("Reorganization
Alternatives"), and formulated a recommended reorganization proposal.

     In September 1997, the Board of Directors of Celtics, Inc. appointed a special committee of directors (the "Special Committee") to consider a reorganization plan (the "Initial Recommendation") proposed by management of Celtics, Inc. as a strategic response to the anticipated impact of the Tax Change. The members of the Special Committee were John B. Marsh, III and John H.M. Leithead. Following Mr. Leithead's resignation from the Special Committee in November 1997, Mr. Marsh continued as the sole member of the Special Committee.

     The Special Committee retained Kavanagh, Maloney & Osnato as its legal counsel and engaged Houlihan Lokey Howard & Zukin ("Houlihan Lokey") as its financial advisor to assist the Committee in conducting a preliminary analysis of the Initial Recommendation. Following informal consultation with Houlihan Lokey, and based on its preliminary review, the Special Committee determined not to ask Houlihan Lokey to proceed further as to its analysis and consulted on an informal basis with another major investment banking firm regarding the Initial Recommendation. Based on these consultations and the Special Committee's own analysis of the Initial Recommendation, and in light of the fact that the Initial Recommendation required an implicit determination of the market value of the Team, and the inherent difficulty and uncertainty of any such valuation, the management of Celtics, Inc. withdrew the Initial Recommendation. In March 1998, the Special Committee delivered its final report to the Board of Directors and management of Celtics, Inc., in which the Special Committee confirmed its recommendation that the Initial Recommendation not be pursued further.

     Following receipt of this advice from the Special Committee with respect to the Initial Recommendation, management of Celtics, Inc. substantially revised the Initial Recommendation and proposed the Reorganization. The Reorganization differs from the Initial Recommendation in the following principal respects:

     - Under the Initial Recommendation, BCLP II would have held primarily the Team and Team-associated assets, while Castle Creek would have held only investment assets and a 20% limited partnership interest in BCLP II. The Reorganization, in contrast, provides for allocation of all of BCLP's net assets, including the Team, between BCLP II and Castle Creek in exact proportion to the Proportionate Election, thus eliminating the need to make a market value determination as to the Team.

     - Under the Initial Recommendation, BCLP would have incurred substantial debt to fund its contribution to Castle Creek. The Reorganization requires substantially less borrowing.

     - Under the Initial Recommendation, Castle Creek would have owned a 20% limited partnership interest in BCLP II and would have had preemptive rights with respect to BCLP II's issuance of additional BCLP II Units. Under the Reorganization, Castle Creek has no ownership interest in BCLP II.

     - Under the Initial Recommendation, the number of BCLP Units upon which Castle Creek Interests could be distributed was limited. The Reorganization does not limit the number of BCLP Units upon which Castle Creek Interests may be distributed or the number of Castle Creek Interests so distributed.

     - Under the Initial Recommendation, interest on the Subordinated Debentures could, subject to certain limitations, be paid by the issuance of additional Subordinated Debentures rather than in cash. Under the Reorganization, interest on the Subordinated Debentures must be paid in cash.

                     RECOMMENDATION OF GENERAL PARTNER AND
                             FAIRNESS DETERMINATION

     The Board of Directors of Celtics, Inc., BCLP's general partner, has determined that the Reorganization is fair to BCLP Unit holders. This determination is principally based on an analysis of the advantages and disadvantages of the Reorganization, as discussed herein. The Board of Celtics, Inc. took into account the allocation of assets to BCLP II and Castle Creek, respectively, exactly in accordance with the Proportionate Election, the alternatives to the Reorganization and other considerations. See "Special Factors -- Alternatives to the Reorganization" and "Special
Factors -- Determinations of the Board of Directors of Celtics, Inc." Because the Reorganization provides for the allocation of BCLP's net assets, including the Team, to BCLP II and Castle Creek exactly in accordance with the Proportionate Election, no independent fairness opinion has been rendered with respect to the fairness of the consideration to be received by BCLP Unit holders in the Reorganization. See "Risk Factors and Other Important
Considerations -- Risks Relating to the Reorganization -- No Independent Fairness Opinion."

     The Board of Directors of Celtics, Inc. believes that the Reorganization is in the best interests of BCLP and its Unit holders. There are conflicts of interest between Celtics, Inc. and BCLP's Unit holders with respect to certain matters relating to the Reorganization. See "Risk Factors and Other Important Considerations -- Risks Relating to the Reorganization -- Conflicts of Interest; Terms of Reorganization."

                    COMPARATIVE RIGHTS OF THE INTERESTS AND
                          THE SECURITIES TO BE ISSUED

     If the Reorganization is approved, holders of BCLP II Units and Castle Creek Interests will be subject to rights and limitations that are similar in some respects, and different in other respects, from those to which they are presently subject as BCLP Unit holders. Those rights and limitations are discussed below under the heading "Comparison of Interests and Securities to be Issued."

                             CERTAIN FEDERAL INCOME
                                TAX CONSEQUENCES

     See "Certain Federal Income Tax Consequences" for a general description of the tax consequences of the Distribution, the Merger and the Reorganization to BCLP and BCLP Unit holders.

                              ACCOUNTING TREATMENT

     For financial accounting purposes, the Reorganization will be accounted for as a series of business combinations and similar transactions among affiliated entities, with the assets and liabilities recorded at their historical cost.

                        CONDITIONS TO THE REORGANIZATION

     The principal conditions to the Reorganization are (i) approval of the Reorganization by the Requisite Approval; (ii) approval of the BCLP II Units for listing on the NYSE and the Subordinated Debentures for listing on NYSE or other exchange, market or trading facility; (iii) receipt of a satisfactory tax opinion and tax ruling; (iv) receipt of any necessary regulatory or NBA approvals and the expiration or early termination of applicable waiting periods;
(v) no material change in applicable law, including with respect to the tax treatment of the Reorganization, BCLP II, Castle Creek or the Subordinated Debentures; and (vi) consummation of both of the Distribution and the Merger. See "Special Factors -- Terms of the Reorganization."

                              NO APPRAISAL RIGHTS

     BCLP Unit holders who object to the Reorganization will have no appraisal, dissenters' or similar rights. Therefore, BCLP Unit holders who dissent will not be entitled to receive cash payments from BCLP for the fair value of their interests if the Reorganization is approved and consummated. See "Risk Factors and Other Important Considerations -- Risks Relating to the Reorganization -- No Dissenters', Appraisal or Similar Rights for Nonconsenting Holders of BCLP Units."

               CONSEQUENCES IF REORGANIZATION IS NOT CONSUMMATED

     If the Reorganization is not consummated for any reason, BCLP presently intends to continue to operate as an ongoing business in its current partnership form. As a result, BCLP would either be taxed as a corporation pursuant to the Tax Change or would instead elect to pay the Toll Tax. In either event, BCLP would be subject to increased federal income tax liability and, as a result, would likely have less cash available for distribution (in the discretion of Celtics, Inc.) to holders of BCLP Units. Alternatively, BCLP may impose certain transfer restrictions on and delist its Units from the NYSE and BSE, as is contemplated in the BCLP Partnership Agreement. In the event that the Reorganization is not consummated, the Restructuring Transactions will be rescinded to the extent possible. It further is anticipated that if the Reorganization is not consummated, the Bank Loan (as defined herein) and any other borrowings undertaken in expectation of the Reorganization may be repaid, depending on market conditions and other considerations. See "Risk Factors and Other Important Considerations -- Risks Relating to the Reorganization -- Consequences if Reorganization is Not Consummated" and
"Special Factors -- Consequences if Reorganization is Not Consummated."

                                LIST OF PARTNERS

     Each BCLP Unit holder has the right, for a proper purpose reasonably related to the Unit holder's interest in BCLP, upon reasonable demand and at the Unit holders own expense, to have furnished to the Unit holder a current list of the name and last known business, residence and mailing address of each partner and Unit holder of BCLP. Notification of any such request should be directed to Celtics, Inc. at 151 Merrimac Street, Boston, MA 02114, Attn: Secretary.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                                    OF BCLP
                                      AND
         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                          OF BCLP II AND CASTLE CREEK

     The following tables set forth summary historical consolidated financial information of BCLP and summary unaudited pro forma consolidated financial information of BCLP II and Castle Creek as of the dates and for the periods indicated. The historical consolidated financial information set forth below for BCLP as of and for each of the three years in the period ended June 30, 1997 are derived from the audited consolidated financial statements included elsewhere herein. The historical consolidated financial information set forth below for BCLP as of and for each of the two years in the period ended June 30, 1994 are derived from audited consolidated financial statements not included elsewhere herein. The historical consolidated financial information set forth below as of and for the six months ended December 31, 1997 and 1996 is derived from BCLP's unaudited consolidated financial statements included elsewhere herein and, in the opinion of management, includes all adjustments (which include only normal recurring adjustments) necessary to fairly present the financial position and results of operations for the interim periods.

     The summary unaudited pro forma consolidated financial information gives effect to the Reorganization as if it occurred at the beginning of the period presented with respect to pro forma consolidated statements of income and as of the date presented with respect to the pro forma consolidated balance sheets. The summary unaudited pro forma consolidated financial information is also presented excluding nonrecurring income tax benefits. The summary historical consolidated financial information should be read in conjunction with the Consolidated Financial Statements and Notes thereto of BCLP included elsewhere herein and the Unaudited Pro Forma Consolidated Financial Statements and Notes thereto of BCLP II and Castle Creek included elsewhere herein. The summary unaudited consolidated pro forma financial information is not necessarily indicative of the consolidated operating results or financial position that would have occurred had the Reorganization been consummated at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. See "Index to Financial Statements," page F-1.

     The summary unaudited pro forma consolidated financial information is based on the assumptions set forth in the Notes to the Unaudited Pro Forma Consolidated Financial Statements of BCLP II and Castle Creek included elsewhere herein.

              BCLP SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)

                                               SIX MONTHS
                                                  ENDED
                                              DECEMBER 31,                              YEAR ENDED JUNE 30,
                                         -----------------------   --------------------------------------------------------------
                                            1997         1996         1997         1996         1995         1994         1993
                                            ----         ----         ----         ----         ----         ----         ----
HISTORICAL CONSOLIDATED STATEMENT OF
  INCOME DATA:
Revenues...............................  $   25,274   $   20,630   $   62,998   $   64,780   $   52,325   $   44,583   $   47,559
Costs and expenses.....................      22,230       19,511       62,275       48,830       51,810       38,178       36,278
Interest income (expense), net.........         347          622          736        1,788       (2,567)      (1,665)        (982)
Net revenue from league expansion......                                                           7,114
Net proceeds from life insurance.......                                                                        5,592
Net realized gains (losses) on
  investments..........................          (1)         395          361         (101)         110       (3,595)          79
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income from continuing operations
  before income taxes..................       3,390        2,136        1,820       17,637        5,172        6,737       10,378
Provision for (benefit from) income
  taxes................................         900          800        1,400        1,850         (345)        (600)
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income from continuing operations......       2,490        1,336          420       15,787        5,517        7,337       10,378
Income (loss) from discontinued
  operations...........................                                                 83       10,639        2,145       (5,150)
Gain from disposal of discontinued
  operations...........................                                             38,331                    14,284
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income.............................  $    2,490   $    1,336   $      420   $   54,201   $   16,156   $   23,766   $    5,228
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========
Income from continuing operations
  applicable to limited partners.......  $    2,421   $    1,294   $      358   $   15,437   $    5,396   $    7,124   $   10,214
Net income applicable to limited
  partners.............................  $    2,421   $    1,294   $      358   $   52,910   $   15,545   $   23,126   $    5,157

Per limited partnership unit:
Income from continuing
  operations -- basic..................  $     0.50   $     0.23   $     0.07   $     2.68   $     0.84   $     1.11   $     1.59
Income from continuing
  operations -- assuming dilution......  $     0.44   $     0.22   $     0.06   $     2.59   $     0.84   $     1.11   $     1.59
Net income -- basic....................  $     0.50   $     0.23   $     0.07   $     9.18   $     2.43   $     3.61   $     0.80
Net income -- assuming dilution........  $     0.44   $     0.22   $     0.06   $     8.89   $     2.43   $     3.61   $     0.80
Distributions declared.................  $     1.00   $     1.00   $     1.00   $     1.50   $     3.00   $     1.25   $     1.25
Cash distributions to BCCLP ...........                                                                                $     2.40
Book value (deficit) per unit at end of
  period...............................  $    (2.00)  $    (2.15)  $    (1.46)  $     2.81   $    (2.46)  $    (2.00)  $    (4.39)
Weighted average units
  outstanding -- basic.................   4,861,278    5,505,626    5,186,100    5,764,966    6,399,722    6,399,722    6,419,493
Weighted average units
  outstanding -- assuming dilution.....   5,527,130    5,980,163    5,672,552    5,950,679    6,399,722    6,399,722    6,419,493

                                              DECEMBER 31,                                    JUNE 30,
                                         -----------------------   --------------------------------------------------------------
                                            1997         1996         1997         1996         1995         1994         1993
                                            ----         ----         ----         ----         ----         ----         ----
HISTORICAL CONSOLIDATED BALANCE SHEET
  DATA:
Current assets.........................  $  113,673   $  109,335   $  103,801   $  135,903   $  186,101   $   79,492   $   50,976
Current liabilities....................      53,331       39,964       39,139       40,289      126,010       23,289       18,809
Total assets...........................     128,939      117,813      119,200      145,233      210,655      102,933       73,347
Deferred taxes -- noncurrent...........      20,100       20,100       20,100       20,100        6,000        2,900
Notes payable -- noncurrent............      50,000       50,000       47,500       50,000       60,000       60,000       69,560
Deferred compensation -- noncurrent....       9,814       11,650       10,380       11,750       14,850       18,248        9,670
Other noncurrent liabilities...........       6,373        7,049        9,870        6,575       19,515       11,325        3,434
Partners' capital (deficit)............     (10,679)     (10,950)      (7,790)      16,520      (15,720)     (12,829)     (28,126)

                                    BCLP II

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)

                                                                 SIX MONTHS
                                                                   ENDED        YEAR ENDED
                                                                DECEMBER 31,     JUNE 30,
                                                                    1997           1997
                                                                ------------    ----------
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME DATA:
Equity in income of Shamrock L.P............................     $    2,256     $    2,932
Costs and expenses..........................................          2,610          6,606
Interest income (expense), net..............................         (1,443)        (2,527)
Net realized gains (losses) on investments..................             (1)           361
                                                                 ----------     ----------
Income (loss) before income taxes...........................         (1,798)        (5,840)
Provision for income taxes..................................            900          1,400
                                                                 ----------     ----------
Net income (loss)...........................................     $   (2,698)    $   (7,240)
                                                                 ==========     ==========
Net income (loss) applicable to limited partners............     $   (2,671)    $   (7,168)

Per limited partnership unit:
Net income (loss) -- basic..................................     $    (0.96)    $    (2.56)
Net income (loss) -- assuming dilution......................     $    (0.96)    $    (2.56)
Weighted average units outstanding -- basic.................      2,796,164      2,796,164
Weighted average units outstanding -- assuming dilution.....      2,796,164      2,796,164

                                                                DECEMBER 31,
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DATA:               1997
                                                                 ----------
Current assets..............................................     $   94,255
Current liabilities.........................................         24,478
Total assets................................................         95,150
Notes payable to bank -- noncurrent.........................         30,000
Subordinated debentures.....................................         41,942
Other noncurrent liabilities................................         13,316
Partners' capital (deficit).................................        (49,937)
Book value (deficit) per unit at end of period..............     $   (17.86)

                                  CASTLE CREEK

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT UNIT AND PER UNIT DATA)

                                                               SIX MONTHS
                                                                 ENDED       YEAR ENDED
                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1997
                                                              ------------   ----------
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME DATA:
Revenues....................................................    $ 25,274      $62,998
Costs and expenses..........................................      21,119       55,669
Interest income (expense), net..............................        (214)      (1,006)
                                                                --------      -------
Income from operations before minority interest.............       3,941        6,323
Minority interest in Hoops Holdings L.P.....................      (2,302)      (2,992)
                                                                --------      -------
Net income..................................................    $  1,639      $ 3,331
                                                                ========      =======
Net income applicable to limited partners...................    $  1,622      $ 3,297

Per limited partnership unit:
Net income -- basic.........................................    $  70.08      $142.43
Net income -- assuming dilution.............................    $  57.94      $117.76
Weighted average units outstanding -- basic.................      23,151       23,151
Weighted average units outstanding -- assuming dilution.....      28,000       28,000

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET DATA:
Current assets..............................................    $ 49,665
Current liabilities.........................................      30,399
Total assets................................................      99,107
Notes payable to bank -- noncurrent.........................      50,000
Deferred compensation -- noncurrent.........................       9,814
Other noncurrent liabilities................................      13,157
Minority interest in capital deficiency of Hoops Holdings
  L.P.......................................................     (35,351)
Partners' capital (deficit).................................      (4,263)
Book value (deficit) per unit at end of period..............    $(152.24)

                       RATIO OF EARNINGS TO FIXED CHARGES

     BCLP's and BCLP II's ratio of earnings to fixed charges for each of the periods indicated are as follows:

                                                      SIX MONTHS
                                                         ENDED                  YEARS ENDED
                                                     DECEMBER 31,                 JUNE 30,
                                                     -------------    --------------------------------
                                                     1997    1996     1997   1996   1995   1994   1993
                                                     -----   -----    ----   ----   ----   ----   ----
BCLP Historical Ratio of Earnings to Fixed
  Charges..........................................  2.13    1.69     1.30   3.72   1.54   2.49   5.62
BCLP II Pro Forma Ratio of Earnings to
  Fixed Charges (1)................................  0.65             0.43

     (1) The pro forma earnings for the six months ended December 31, 1997 and the year ended June 30, 1997 are inadequate to cover the minimum fixed charge ratio of 1.0 to 1. The pro forma coverage deficiencies amounted to $1,797,669 and $5,840,183, respectively.

     The ratio of earnings to fixed charges is computed by dividing fixed charges into pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of the interest factor.

                RISK FACTORS AND OTHER IMPORTANT CONSIDERATIONS

     Each holder of BCLP Units should carefully read this Prospectus, including the exhibits hereto, and should give particular attention to the significant factors discussed below.

RISKS RELATING TO THE REORGANIZATION

     Conflicts of Interest; Terms of Reorganization. In considering the recommendation of the Board of Directors of Celtics, Inc., holders of BCLP Units should be aware that current members of BCLP's management and the Board of Directors of Celtics, Inc. have certain interests that may present them with conflicts of interest in connection with the Reorganization and the transactions contemplated thereby. Celtics, Inc. has determined the terms of the Reorganization, including the amount and nature of the Distribution and the allocation of the total value of the assets of BCLP between BCLP II and Castle Creek. Because Gaston Affiliates control Celtics, Inc. and, through Celtics, Inc., control BCLP, and will control, after the Reorganization BCLP II GP, Celtics, Inc., Castle Creek GP, Hoops Holdings GP, Hoops GP and BCC, Celtics, Inc. has a substantial conflict of interest in determining the terms of the Reorganization. Gaston Affiliates also are expected to hold, after consummation of the Reorganization, at least a majority of the outstanding Castle Creek Interests. Additionally, current members of the Board of Directors of Celtics, Inc. (who also presently are members of the Board of BCC) are expected to serve on the Boards of Directors of BCLP II GP, Castle Creek GP and Hoops Holdings GP, Hoops GP. Although Celtics, Inc.'s Board of Directors believes that the terms of the Reorganization are fair to the holders of BCLP Units, such terms are not the result of arms' length negotiations and there can be no assurance that the terms of the Reorganization are as favorable as could be obtained absent such potential conflicts of interest.

     No Independent Representation of Holders of BCLP Units. Holders of BCLP Units were not separately represented in establishing the terms of the Reorganization. The terms of the Reorganization were determined by Celtics, Inc. without consultation with any separate representative of the public holders of BCLP Units. Because the holders of BCLP Units are not separately represented in the Reorganization, there is a risk that their best interests are not being protected in connection with the Reorganization and that, had independent representation been obtained, it is possible that the terms and conditions of the Reorganization would be different.

     No Independent Fairness Opinion or Appraisal. No independent appraisal or fairness opinion has been rendered with respect to the fairness of the consideration to be received by BCLP Unit holders in the Reorganization and no opinions, valuations or reports from outside parties concerning the fairness of the Reorganization were obtained. The Board of Directors of Celtics, Inc. determined that the Reorganization was fair to the holders of BCLP Units based on its own analysis. See "Special Factors -- Determinations of the Board of Directors of Celtics, Inc."

     Nonconsenting Holders of BCLP Units Bound by Majority Approval. The consent of the holders of record of more than 50% of the outstanding BCLP Units is required for approval of the Reorganization. If the Reorganization is approved by the Requisite Approval, all of the existing holders of BCLP Units will be bound and will receive BCLP II Units and Subordinated Debentures, Castle Creek Interests or some combination thereof in respect of their BCLP Units, even if such holder was not in favor of the Reorganization. It is anticipated that the Reorganization will be approved. See "Voting Information -- Vote Required; Written Consent in Lieu of Meeting."

     No Dissenters', Appraisal or Similar Rights for Nonconsenting Holders of BCLP Units. Under the Delaware Act and the terms of the BCLP Partnership Agreement, holders of BCLP Units will have no dissenters', appraisal or similar rights in connection with the Reorganization, nor will such rights be voluntarily accorded by BCLP. Therefore, holders of BCLP Units will not be entitled to receive cash payment for the fair value of their interests if they dissent and the Reorganization is consummated. Objecting holders of BCLP Units will have no alternative to the receipt of Subordinated Debentures and BCLP II Units or Castle Creek Interests, or some combination thereof, other than selling their BCLP Units before consummation of the Reorganization.

     Control by Gaston Affiliates. Gaston Affiliates presently own approximately 47.6% of outstanding BCLP Units and all of the outstanding capital stock of Celtics, Inc., and have advised BCLP of their intention to acquire a minimum of approximately 5,300 BCLP Units and to execute consents with respect to all of their BCLP Units in favor of the Reorganization. In addition, pursuant to the Option Exercise Agreement, a former executive officer of BCLP has agreed to (i) exercise certain options to purchase BCLP Units and (ii) execute a consent with respect to the BCLP Units obtained upon such exercise in favor of the Reorganization. The consent to be executed pursuant to the Option Exercise Agreement, when combined with the consents to be delivered by Gaston Affiliates, will achieve the Requisite Approval. It therefore is anticipated that consents from holders of a majority of outstanding BCLP Units will have been delivered before this Prospectus is mailed and that the Reorganization will be approved even if all BCLP Unit holders other than Gaston Affiliates and the holder of the Additional Units are not in favor of it. See "Voting Information -- Vote Required; Written Consent in Lieu of Meeting."

     After consummation of the Reorganization, Gaston Affiliates will continue to beneficially own all of the outstanding capital stock of Celtics, Inc. and also will beneficially own all of the outstanding capital stock of BCLP II GP, Castle Creek GP, Hoops Holdings GP and Hoops GP. Additionally, the Board of Directors of Celtics, Inc. presently includes members of the Gaston family (who also are members of the Board of BCC), who are expected to serve on the Boards of Directors of BCLP II GP, Castle Creek GP and Hoops Holdings GP, Hoops GP. Gaston Affiliates also are expected to hold, after consummation of the Reorganization, at least a majority of the outstanding Castle Creek Interests. As a result, the Gaston Affiliates will have the ability to control the management policies and operations of Castle Creek, BCLP II, BCLP, CLP, Parquet, Hoops Holdings and Hoops (including, in each case, whether distributions are made to holders of limited partnership interests and the timing and amount of such distributions, if any), and will have the power to elect the Boards of Directors of the general partners of each of Castle Creek, BCLP II, BCLP, CLP, Parquet, Hoops Holdings and Hoops. Currently, control of BCLP is vested in Celtics, Inc., which is owned and controlled by Gaston Affiliates, and holders of BCLP Units have limited rights to vote only in certain circumstances. See "Comparison of Interests and Securities to be Issued."

     Consequences if Reorganization Not Consummated. If the Reorganization is not consummated for any reason, BCLP currently intends to continue to operate as an ongoing business in its current partnership form. As a result, BCLP would either be taxed as a corporation pursuant to the Tax Change or would instead elect to pay the Toll Tax. In either event, BCLP would be subject to increased federal income tax liability and, as a result, would likely have less cash available for distribution (in the discretion of Celtics, Inc.) to holders of BCLP Units. Alternatively, BCLP may impose certain transfer restrictions on and delist its Units from the NYSE and BSE, as is contemplated in the BCLP Partnership Agreement. In the event that the Reorganization is not consummated, the Restructuring Transactions will be rescinded to the extent possible. It further is anticipated that if the Reorganization is not consummated, the Bank Loan (as defined herein) and any other borrowings undertaken in expectation of the Reorganization may be repaid, depending on market conditions and other considerations. No other transaction currently is being considered by BCLP as an alternative to the Reorganization, although BCLP may from time to time explore other alternatives.

     Tax Considerations. BCLP has requested that the IRS rule that, provided the Subordinated Debentures would otherwise be treated as debt for Federal tax purposes, the Subordinated Debentures will not be considered an "interest" in BCLP for purposes of determining whether BCLP is a PTP. Receipt of a favorable ruling from the IRS on this point is a condition to the consummation of the Reorganization. There can be no assurance as to whether the IRS will issue a favorable ruling on this point or as to when such a favorable ruling, if any, will be issued.

     If the issue price of the Subordinated Debentures is less than their stated principal amount (i.e., the Subordinated Debentures are issued at a discount), a holder of Subordinated Debentures will be required to include an amount of original issue discount in such holder's taxable income on an annual basis. (This amount will be in addition to the actual cash interest payments on the Subordinated Debentures.) Since the precise amount of original issue discount, if any, depends on the fair market value of the Subordinated Debentures on the date that they are issued, that amount cannot be determined precisely at this time. It is anticipated that this amount will be very small initially and will gradually increase annually. Original issue discount on the

Subordinated Debentures, although includible in income annually by the holders thereof, may, in some circumstances, not be deductible by BCLP until paid at maturity of the Subordinated Debentures and, in some circumstances, a small portion of the original issue discount may not be deductible even at that time.

     A holder of BCLP Units may recognize some amount of taxable gain as a result of the Merger. The precise amount of such gain, if any, will depend upon a number of factors, including the holder's cost for the BCLP Units. A holder of BCLP Units who receives both Subordinated Debentures and Castle Creek Interests in the Distribution may recognize a greater amount of taxable gain in the Merger than if such holder had received only Subordinated Debentures.

     Transaction Costs. Transaction costs of approximately $1.5 million will be incurred by BCLP in connection with the Reorganization, all of which will be paid by BCLP whether or not the Reorganization is completed.

     Change in Ownership Rights. As a result of the Reorganization, holders of BCLP Units will lose certain rights associated with their ownership of BCLP Units and will acquire certain rights associated with their ownership of BCLP II Units and Subordinated Debentures or Castle Creek Interests. A comparison of these factors, which may be related to investment objectives of limited partners, is set forth in "Comparison of Interests and Securities to Be Issued."

     Castle Creek Interests to Be Issued Only on 100 to One Basis. Holders of BCLP Units in less than 100-BCLP Unit "lots" ("Fractional Lots") who elect to receive Castle Creek Interests in the Distribution (and who do not purchase on the market or otherwise acquire a sufficient number of BCLP Units to create 100 Unit "lots") will not receive Castle Creek Interests with respect to such Fractional Lots, but instead will receive Subordinated Debentures and, upon consummation of the Merger, BCLP II Units.

RISKS RELATING TO BCLP II AFTER THE REORGANIZATION

     Uncertainty Regarding Market Price of BCLP II Units. The BCLP II Units will be a new security, reflecting the consummation of the Reorganization and the replacement of BCLP Units with BCLP II Units in connection with the Merger pursuant to the Plan. BCLP II GP is unable to predict the market price of the BCLP II Units in relation to current market prices of the BCLP Units or otherwise.

     At present there is no trading market for BCLP II Units. Application has been made to list the BCLP II Units on the NYSE under the trading symbol "BOS". There can be no assurance that an active market in the BCLP II Units will develop or that holders of the BCLP II Units will be able to sell their securities at favorable prices. If a market does develop for the BCLP II Units, the BCLP II Units and the Subordinated Debentures may trade at prices that, in the aggregate, are less than the prior trading prices of BCLP Units. There also can be no assurance that holders of BCLP II Units will be able to sell their securities at a price that recognizes the value of the underlying assets of BCLP II and its subsidiaries, including the Team.

     The closing price of BCLP Units on the NYSE on April 16, 1998 was $21.00.

     Future Dilution. BCLP II will be permitted to issue additional equity or debt securities without restriction for such consideration as BCLP II GP determines to be in the best interests of BCLP II. Holders of BCLP II Units will not be entitled to preemptive or similar rights. Issuances of additional equity in BCLP II could adversely affect the equity interest of holders of BCLP II Units and the market price of BCLP II Units, and the interests of BCLP II Unit holders in the assets, liabilities, cash flow and results of operations of BCLP II and the Team could be substantially diluted.

     Provisions that May Discourage Changes of Control. The BCLP Partnership Agreement presently contains many provisions which are designed to vest in Celtics, Inc. the right to manage the business of BCLP and to restrict the right of the limited partners and holders of BCLP Units to change management and to approve transactions of a type that are generally subject to stockholder approval in the case of a corporation. BCLP does not hold annual meetings of limited partners or holders of BCLP Units and does not permit limited partners or holders of BCLP Units to vote on many of the matters upon which stockholders of a corporation generally are permitted to vote. Holders of BCLP Units have no right to vote on directors of Celtics, Inc.

     The BCLP II Partnership Agreement contains similar provisions restricting the right of limited partners and holders of BCLP II Units to change management and approve certain transactions. Upon effectiveness of the Reorganization, holders of BCLP II Units will have the rights described under the captions "Description of BCLP II Units" and "Comparison of Interests and Securities to Be Issued." As with BCLP, BCLP II does not expect to hold annual meetings of limited partners or holders of BCLP II Units and does not expect to permit limited partners or holders of BCLP II Units to vote on many of the matters upon which stockholders of a corporation generally are permitted to vote. Holders of BCLP II Units will have no right to vote on directors of BCLP II GP. These provisions with respect to BCLP II may reduce interest in BCLP II as a potential acquisition target or reduce the likelihood of a change in the management or voting control of BCLP II without the consent of BCLP II GP and the then-incumbent Board of Directors of BCLP II GP.

     Differences Between BCLP Units and BCLP II Units. There are certain differences between the BCLP Units and the BCLP II Units, including differences in tax treatment. See "Certain Federal Income Tax Consequences." The differences arise primarily from provisions of the Code, and differences between their respective governing instruments. See "Comparison of Interests and Securities to Be Issued" for a description of these differences.

     Increased Leverage; Decreased Liquid Assets. As a result of the Reorganization, BCLP II, on a pro forma consolidated basis as compared to BCLP, will have increased levels of debt, including the Subordinated Debentures and approximately $30 million in additional debt incurred in connection with the Reorganization for the purpose of funding BCLP's contribution to Castle Creek as part of the Restructuring Transactions. In addition, BCLP II, on a pro forma consolidated basis, will have a decrease of approximately $11 million in investment assets after the Reorganization, reflecting the Restructuring Transactions.

     No Assurance of Distributions. Pursuant to the BCLP Partnership Agreement, Celtics, Inc. determines from time to time in its sole discretion the amount that is distributable by BCLP, declares the amount of the distribution and specifies the record date for determining the partners and Unit holders entitled to receive the distribution. After the Reorganization, BCLP II GP will have similar complete discretion to determine whether distributions are made to holders of BCLP II Units and the timing and amount of such distributions, if any.

     Unknown Investments. After the Reorganization, the assets of BCLP II will include existing investment assets held in subsidiaries of BCLP. Such investment assets will continue to be held after the Reorganization in the same corporate subsidiaries of BCLP as such assets are held before the Reorganization, and will continue after the Reorganization to be managed by CCC, which will be indirectly controlled by BCLP II. Although BCLP management has indicated its intent to invest all or a portion of these assets in other operating businesses, no such investments have been identified, nor can there be any assurance that any such opportunities will be identified or that any potential investments or acquisitions will occur. Holders of BCLP II Units will have no right to vote on such investments or acquisitions and no opportunity to evaluate for themselves the relevant economic, financial and other information regarding potential investments. Just as holders of BCLP Units have been dependent on BCLP management with respect to the management and investment of BCLP's investment portfolio, holders of BCLP II Units likewise will be dependent on BCLP II management with respect to such assets.

     Control by General Partner and Gaston Affiliates. BCLP II Unit holders will have only limited voting rights on matters affecting BCLP II's business and will have no right to participate in BCLP II's management. Holders of BCLP II Units will have no voting rights regarding the selection of the management of BCLP II or the Board of Directors of BCLP II GP. After consummation of the Reorganization, Gaston Affiliates will beneficially own all of the outstanding capital stock of BCLP II GP and thus will have the power to elect the Board of Directors of BCLP II GP. Additionally, members of the Gaston family are expected to serve on the Board of Directors of BCLP II GP. As a result, after the Reorganization, Gaston Affiliates will have the ability to control the management policies and operations of BCLP II (including whether distributions are made to holders of limited partnership interests and the timing and amount of such distributions, if any). See

"Special Factors -- Allocation of Interests in Reorganization" and "Comparison of Interests and Securities to be Issued."

     Limited Voting Rights. Holders of BCLP II Units will have limited voting rights similar to those currently applicable to holders of BCLP Units. Like BCLP, BCLP II will not be required to hold annual meetings and holders of BCLP II Units will not be entitled to participate in electing directors of BCLP II GP.

     Investment Company Considerations. The regulatory scope of the Investment Company Act of 1940 (the "Investment Company Act") extends generally to companies engaged primarily in the business of investing, reinvesting, owning, holding or trading securities. The Investment Company Act also may apply to a company that does not intend to be characterized as an investment company, but that nevertheless engages in activities that subject it to registration and regulation under the Investment Company Act's definition of an investment company. BCLP II may avail itself of a safe harbor rule that will exempt it from regulation under the Investment Company Act for a period of one year provided certain conditions are met. BCLP II intends to remain exempt from investment company regulation either by not engaging in investment company activities or by qualifying for an exemption from investment company regulation based on asset composition.

     Operational Risks. In addition to the factors noted above, an investment in BCLP II Units is subject to risks associated with operating conditions, competitive factors, economic conditions, industry conditions and equity market conditions. These operational risks, particularly with respect to BCLP II's indirect investment in the Team, include the following:

          -- Competition. The Team competes for sports entertainment dollars not only with other major league sports, but also with college athletics and other sports-related entertainment.

          -- Dependence on Competitive Success of the Team. The financial results of BCLP II are expected to depend in part on the Team's competitive success. Revenue can be adversely affected by a poor performance by the Team.

          -- Uncertainties of Increases in Players' Salaries. Players' salaries in the NBA have increased significantly over the last several seasons. There can be no assurance that increases or the rate of increase in players' salaries can be effectively controlled by NBA rules or otherwise. Significant increases in players' salaries could have a material adverse effect on BCLP II's financial condition or results of operations.

          -- Dependence on Talented Players. The success of the Team will depend, in part, upon its ability to retain and attract talented players. The Team competes with other NBA and non-NBA teams for available players. There can be no assurance that the Team will be able to retain players upon expiration of their contracts or identify and obtain new players of adequate talent to replace players who retire or are injured, traded or released.

          -- Risk of Injuries. To the extent that the financial results of BCLP II are dependent upon the competitive success of the Team, the likelihood of achieving such success is substantially reduced by serious injuries to key players.

          -- Uncertainties Relating to Labor Relations in Professional
     Sports. There can be no assurance that the NBA will not experience labor relations difficulties in the future which could have a material adverse effect on BCLP II's financial condition or results of operations.

          -- Dependence on Media Contracts. The financial results of BCLP II will depend, in part, upon the terms of its television, cable network, radio and other media contracts. There can be no assurance that BCLP II will be able to negotiate new media contracts upon expiration of BCLP's current contracts or, if BCLP's current contracts are renegotiated, that they will contain terms that are favorable to BCLP II.

RISKS RELATING TO THE SUBORDINATED DEBENTURES

     Uncertainty Regarding Market Price of Subordinated Debentures. BCLP has applied to list the Subordinated Debentures on the NYSE, subject to official notice of issuance. The Subordinated Debentures will be new securities, and there can be no assurance as to the prices or the volatility of the prices at which they will trade after consummation of the Reorganization or as to the volume of any trading activity.

     Insufficient Cash Flow to Meet Required Interest Payments. Holders of Subordinated Debentures will be subject to the risk that BCLP's cash flow will be insufficient to meet required payments under the Subordinated Debentures. In connection with the Reorganization, BCLP will incur a significant amount of indebtedness, and BCLP may incur additional indebtedness in connection with its business operations. Furthermore, the Indenture does not impose restrictions on BCLP's incurrence of debt. BCLP's ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, its indebtedness (including the Debentures), will depend on its future performance, which to a certain extent is subject to general economic, financial, competitive and other factors beyond its control (including uncertainties relating to player salaries, player injuries, media contracts, the terms of any new collective bargaining agreement and competitive factors impacting the Team). There can be no assurance that BCLP's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable BCLP to service the Debentures. On a pro forma basis for the year ended June 30, 1997 and the six months ended December 31, 1997, earnings would have been inadequate to cover interest payments on the Subordinated Debentures and other debt of BCLP. See "Summary -- Ratio of Earnings to Fixed Charges."

     Subordination of Debentures. The Subordinated Debentures will be unsecured obligations and will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness of BCLP. Senior Indebtedness is defined generally as the principal and premium, if any, and interest on all indebtedness of BCLP for money borrowed, in respect of letters of credit or for purchase money indebtedness of BCLP, not including (i) amounts owed to trade creditors in the ordinary course of business, (ii) indebtedness of BCLP which, by its terms, is subordinate in right of payment to or pari passu with the Subordinated Debentures or (iii) indebtedness of BCLP to a subsidiary of BCLP. As of March 31, 1998 (on a pro forma basis, assuming the Reorganization had occurred on that date), BCLP would have had approximately $47.3 million principal amount of Senior Indebtedness outstanding. There are no terms in the Subordinated Debentures that limit BCLP's ability to incur additional indebtedness, including indebtedness that ranks senior to or pari passu with the Subordinated Debentures, or the ability of BCLP's subsidiaries to incur additional indebtedness. See "Description of the Subordinated Debentures."

     Structural Subordination. Each of BCLP's subsidiaries is a separate legal entity that has no obligation to pay any amounts due pursuant to the Subordinated Debentures or to make any funds available therefor, whether by dividends, loans or other payments. Because BCLP's subsidiaries will not guarantee the payment of principal or interest on the Subordinated Debentures, any right of BCLP to receive assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of holders of the Subordinated Debentures to participate in the distribution or realize proceeds from those assets) will be effectively subordinated to the claims of creditors of BCLP's subsidiaries (including trade creditors and holders of indebtedness of such subsidiaries), except if and to the extent that BCLP is itself a creditor of its subsidiaries, in which case BCLP's claims would still be effectively subordinated to any security interest in the assets of BCLP's subsidiaries held by other creditors.

     Original Issue Discount. If the issue price of the Subordinated Debentures is less than their face amount (i.e., the Subordinated Debentures are issued with "original issue discount"), each holder thereof, including a taxpayer who otherwise uses the cash receipts and disbursements method of accounting, may be required to include the holder's pro rata share of original issue discount on the Subordinated Debentures in income as it accrues, in accordance with a constant yield method based on a compounding of interest. This method of accounting will generally require the annual inclusion of income even in the absence of the receipt of (and/or in amounts greater than) cash payments with respect to the Subordinated Debentures. See "Certain Federal Income Tax Consequences" for a more detailed discussion of the U.S. federal income tax consequences for the beneficial owners resulting from the purchase, ownership and disposition of the Subordinated Debentures.

RISKS RELATING TO CASTLE CREEK AFTER THE REORGANIZATION

     Restrictions on Transferability. Pursuant to the terms of the Castle Creek Partnership Agreement, the Castle Creek Interests will not be freely transferable. Castle Creek Interests will not be transferable, other than (i) by gift, bequest or intestate succession, and (ii) once in any calendar year, with the permission of Castle Creek GP. See "Description of Castle Creek Interests." In addition, the Castle Creek Interests will not be traded on any exchange or other market and it is not anticipated that an active market for Castle Creek Interests will develop.

     Differences Between BCLP Units and Castle Creek Interests. There are certain differences between the BCLP Units and the Castle Creek Interests which arise, among other things, from tax considerations. See "Certain Federal Income Tax Consequences." The differences arise primarily from provisions of the Code, and differences between their respective governing instruments. See "Comparison of Interests and Securities to Be Issued" for a description of these differences.

     Control by General Partner and Gaston Affiliates. Castle Creek GP will have sole control over virtually all aspects of Castle Creek's operations, and holders of Castle Creek Interests will have no right to participate in management of Castle Creek and will have only limited voting rights on matters affecting the business. Holders of Castle Creek Interests will have no voting rights regarding the selection of the management of Castle Creek GP or the Board of Directors of Castle Creek GP. In addition, after consummation of the Reorganization, Gaston Affiliates will beneficially own all of the outstanding capital stock of Castle Creek GP and thus will have the power to elect the Board of Directors of Castle Creek GP. Additionally, members of the Gaston family are expected to serve on the Board of Directors of Castle Creek GP. As a result, after the Reorganization, the Gaston Affiliates will have the ability to control management policies and operations of Castle Creek (including whether distributions are made to holders of Castle Creek Interests and the timing and amount of such distributions, if any).

     Unknown Investments. Immediately following consummation of the Reorganization, the assets of Castle Creek will consist of an interest in Hoops Holdings and certain investment assets. Such investment assets will be managed and invested in the sole discretion of Castle Creek GP's management. Because these investments have not yet been identified, an investment in Castle Creek presents increased risks and uncertainties. Although Castle Creek GP's management has indicated its intent to invest all or a portion of Castle Creek's liquid assets in operating businesses, no such investments have been identified, nor can there be any assurance that any such opportunities will be identified or that any potential investments or acquisitions will occur. Holders of Castle Creek Interests will have no right to vote on such investments or acquisitions and no opportunity to evaluate for themselves the relevant economic, financial and other information regarding potential investments. Holders of Castle Creek Interests thus will be dependent on Castle Creek's management with respect to the operation of Castle Creek and the management and investment of Castle Creek's investment portfolio.

     Investment Company Considerations. The regulatory scope of the Investment Company Act of 1940 (the "Investment Company Act") extends generally to companies engaged primarily in the business of investing, reinvesting, owning, holding or trading securities. The Investment Company Act also may apply to a company which does not intend to be characterized as an investment company, but which, nevertheless, engages in activities that subject it to registration and regulation under the Investment Company Act's definition of an investment company. Castle Creek will avail itself of a safe harbor rule that will exempt it from regulation under the Investment Company Act for a period of one year provided certain conditions are met. Thereafter, Castle Creek intends to remain exempt from investment company regulation either by (i) not engaging in investment company activities or (ii) qualifying for an exemption from investment company regulation based on either (a) asset composition or (b) having outstanding securities beneficially owned by not more than one hundred persons. Management specifically reserves the right, as permitted by the Castle Creek partnership agreement, to effect a reverse split to reduce the number of holders of Castle Creek Interests as necessary to avoid regulation under the Investment Company Act. Any such reverse split would be a taxable event to holders of Castle Creek Interests who received cash in the transaction.

     Public Reporting. Depending on the number of holders of Castle Creek Interests, Castle Creek may be subject to the public disclosure and reporting requirements of the Exchange Act after the end of its first fiscal year. To avoid the attendant costs and administrative expense of these requirements, however, Castle Creek management intends to take actions such that Castle Creek will not become subject to public reporting obligations. Management specifically reserves the right, as permitted by the Castle Creek partnership agreement, to effect a reverse split to reduce the number of holders of Castle Creek Interests as necessary to avoid Exchange Act registration and related reporting requirements. Any such reverse split would be a taxable event to holders of Castle Creek Interests who received cash in the transaction.

     Provisions that May Discourage Changes of Control. The Castle Creek Partnership Agreement contains provisions, similar to those of the BCLP Partnership Agreement, restricting the right of holders of Castle Creek Interests to change management and approve certain transactions. Upon effectiveness of the Reorganization, holders of Castle Creek Interests will have the rights described under the captions "Description Of Castle Creek Interests" and "Comparison Of Interests And Securities To Be Issued." As with BCLP, Castle Creek does not expect to hold annual meetings of holders of Castle Creek Interests and does not expect to permit holders of Castle Creek Interests to vote on many of the matters upon which stockholders of a corporation generally are permitted to vote. Holders of Castle Creek Interests will have no right to vote on directors of Castle Creek GP. These provisions with respect to Castle Creek may reduce interest in Castle Creek as a potential acquisition target or reduce the likelihood of a change in the management or voting control of Castle Creek without the consent of Castle Creek GP and the then-incumbent Board of Directors of Castle Creek GP.

     Cash Distributions. After the Reorganization, Castle Creek GP, like Celtics, Inc. with respect to BCLP distributions prior to the Reorganization, will have complete discretion to determine whether distributions are made to holders of Castle Creek Interests and the timing and amount of such distributions, if any. An investment in Castle Creek Interests may result in tax liability even if cash distributions are not made.

     Operational Risks. In addition to the factors noted above, an investment in Castle Creek Interests is subject to risks associated with operating conditions, competitive factors, economic conditions, industry conditions and equity market conditions. These operational risks include risks described above under "Risk Factors and Other Important Considerations -- Risks Relating to BCLP II After the Reorganization -- Operational Risks."

                               VOTING INFORMATION

VOTE REQUIRED; WRITTEN CONSENT IN LIEU OF MEETING

     Under the BCLP Agreement, a limited partner of BCLP may cast one vote for each limited partnership interest owned. Each BCLP Unit represents an assignment by the Assignor Limited Partner (as defined therein) of beneficial ownership of one limited partnership interest in BCLP. The Assignor Limited Partner is the record holder of BCLP limited partnership interests and is required to vote the limited partnership interests underlying the BCLP Units in accordance with the written instructions of the BCLP Unit holders. A BCLP Unit holder is entitled to instruct the Assignor Limited Partner to cast one vote for each BCLP Unit owned. The BCLP Agreement authorizes the limited partners of BCLP to take action by consent without a meeting if Celtics, Inc., BCLP's general partner, so agrees in writing and a written consent is signed by limited partners owning not less than the minimum number of limited partnership interests necessary to authorize such action. The Assignor Limited Partner shall execute such consents as BCLP Unit holders shall instruct.

     Approval of the Reorganization requires the affirmative vote of (i) Celtics, Inc., and (ii) more than fifty percent (50%) of the aggregate number of outstanding BCLP Units. Celtics, Inc. has approved the Reorganization and the Plan. Gaston Affiliates presently hold approximately 47.6% of all outstanding BCLP Units and BCLP has been advised that Gaston Affiliates intend to acquire a minimum of approximately 5,300 BCLP Units and to execute consents with respect to all of their BCLP Units in favor of the Reorganization. In addition, a Gaston Affiliate has entered into the Option Exercise Agreement with a former executive officer of BCLP, pursuant to which the former executive has agreed to (i) exercise certain options to purchase BCLP Units and (ii) execute a consent with respect to the BCLP Units obtained upon such exercise in favor of the Reorganization. The consent to be executed pursuant to the Option Exercise Agreement, when combined with the consents to be delivered by Gaston Affiliates, will achieve the Requisite Approval. It therefore is anticipated that consents from holders of a majority of outstanding BCLP Units will have been delivered before this Prospectus is mailed and that the Reorganization will be approved even if all BCLP Unit holders other than Gaston Affiliates and the holder of the Additional Units are not in favor of it.

NO APPRAISAL RIGHTS

     Under the Delaware Act and the terms of the BCLP Partnership Agreement, holders of BCLP Units will have no dissenters', appraisal or similar rights in connection with the Reorganization, nor will such rights be voluntarily accorded by BCLP. Therefore, holders of BCLP Units will not be entitled to receive cash payment for the fair value of their interests if they dissent and the Reorganization is consummated. Approval of the Reorganization by the Requisite Approval will bind all BCLP Unit holders, and objecting holders of BCLP Units will have no alternative to the receipt of their respective Distribution and either BCLP II Units or Castle Creek Interests other than selling their BCLP Units before consummation of the Reorganization.

                                SPECIAL FACTORS

     The Reorganization will be effected pursuant to the terms of the Plan and entered into among BCLP, BCLP II and Castle Creek and their respective general partners. The following description of the transactions that will comprise the Reorganization describes the material provisions of the Plan. This description is qualified in its entirety by reference to the full text of the Plan, which is included as Exhibit B hereto.

BACKGROUND OF THE REORGANIZATION

     BCLP was organized as a Delaware limited partnership on December 4, 1986 to acquire, own and operate the Team. Shortly thereafter, BCLP completed an initial public offering of BCLP Units. BCLP currently owns a 99% limited partnership interest in Celtics Limited Partnership ("CLP"), which in turn owns and operates the Team. The 1% general partnership interest of BCLP is held by Celtics, Inc., a Delaware corporation that is wholly owned and controlled by Gaston Affiliates. Gaston Affiliates presently own approximately 47.6% of the BCLP Units currently outstanding.

     In the early 1990's, BCLP, through subsidiaries, owned and operated a radio station and a television station, each in Boston, Massachusetts. In 1994 and 1995, these broadcast properties were sold. Celtics Capital Corporation ("CCC"), an indirect wholly owned subsidiary of BCLP, holds proceeds from these sales.

     At the time of BCLP's organization, publicly traded limited partnerships ("PTPs" or "Master Limited Partnerships") such as BCLP were not subject to federal income tax at the partnership level. In December 1987, however, Congress passed the Revenue Act of 1987. Among other things, the Revenue Act of 1987 provided for the Tax Change, pursuant to which PTPs generally would be taxed as corporations for federal income tax purposes, except that PTPs existing on December 17, 1987 would be "grandfathered" until their first taxable year beginning after December 31, 1997. BCLP will become taxable as a corporation during its taxable year beginning July 1, 1998 if it remains an PTP, unless it elects to pay the Toll Tax.

     In August 1997, Congress passed the Taxpayer Relief Act of 1997, which permits PTPs to elect, as an alternative to taxation as a corporation, to pay the Toll Tax, which is a federal tax at a rate of 3.5% of gross income from the active conduct of trades or businesses, in taxable years beginning after December 31, 1997.

     During the mid-1990's, the impact of the Tax Change was examined from time to time, and in 1995, in anticipation of the Tax Change, management and the Board of Directors of Celtics, Inc. began consideration of appropriate courses of action. Alternatives to the Reorganization that were considered were: (i) allowing BCLP to be taxed as a corporation pursuant to the Tax Change, (ii) maintaining BCLP's status as a limited partnership for tax purposes by electing to pay the Toll Tax, (iii) imposing restrictions on the transferability of BCLP Units and delisting the BCLP Units from the NYSE and the BSE, and (iv) selling the Team and liquidating BCLP. See " -- Alternatives to the Reorganization."

EXISTING PARTNERSHIP STRUCTURE

     BCLP is a Delaware limited partnership. Unless earlier terminated pursuant to the BCLP Partnership Agreement, BCLP will continue in existence until December 31, 2061. Celtics, Inc. holds a 1% general partnership interest in BCLP, whose limited partnership interests are held by the public and are traded on the NYSE and the BSE. BCLP owns a 99% limited partnership interest in CLP, which in turn owns and operates the Team. BCLP wholly owns BCCLP Holding Corporation, a Delaware corporation, which in turn wholly owns CCC. BCLP also wholly owns Celtics Investments Incorporated ("CII"), which, together with BCLP and Celtics Communications, Inc. ("CCI"), owns a 100% general partnership interest in Boston Celtics Communications Limited Partnership ("BCCLP").

     CLP's general partner is BCC. BCCLP's general partner is CCI. Each of Celtics, Inc., BCC and CCI is a Delaware corporation wholly owned by members of the Gaston family and its affiliate, Walcott Partners, L.P. ("Walcott").

     Celtics, Inc. makes all decisions relating to the management of BCLP; BCC manages and controls the Team. Gaston Affiliates are the sole stockholders of Celtics, Inc., BCC and CCI, and elect the members of the Boards of Directors of the respective general partners.

     For a graphic depiction of the current ownership structure of BCLP and its affiliates, see the diagram on page viii.

     BCC receives an annual management fee from CLP of $750,000 per annum, subject to annual increases based on annual cash flows from basketball operations after June 30, 1989. Management fees paid to BCC in the fiscal years ended June 30, 1997, 1996 and 1995 totaled $820,000, $1,555,000 and $1,336,000, respectively. Although the BCLP Partnership Agreement authorizes the payment of management fees to Celtics, Inc., no other management fees presently are paid to Celtics, Inc. or any other affiliated entity.

EXISTING ECONOMIC INTERESTS OF THE PARTNERS

     Pursuant to the BCLP Partnership Agreement, Celtics, Inc. determines from time to time, in its sole discretion, the amount of cash or other assets distributable by BCLP, declares the amount of the distribution and specifies the record date for determining the partners and Unit holders entitled to receive the distribution. To the extent distributions are made, they are required to be made on a pro rata basis. Celtics, Inc. also is authorized, in its sole discretion, to distribute cash from reserves or from borrowings incurred for the purpose of making distributions, and to make other distributions, at such times and in such amounts, as Celtics, Inc. determines to be appropriate. BCLP Unit holders have no assurance of any specific level or schedule of distributions, since the timing and amount of distributions from BCLP are determined in the sole discretion of Celtics, Inc.

     Upon any liquidation of BCLP, after provision for payment of creditors, BCLP Unit holders would receive a distribution in accordance with their respective capital account balances and a further distribution of remaining amounts in accordance with their respective percentage interests.

REASONS TO REORGANIZE

     The primary objective of the Reorganization is to permit, after the Tax Change, existing public holders of BCLP Units, at their option and based on each holder's investment objectives, to maintain a proportionate investment in the Team and BCLP's investment assets through either (i) BCLP II, a publicly traded entity taxed as a corporation, or (ii) Castle Creek, a private limited partnership that will continue to be treated as a "pass-through" entity for tax purposes. BCLP Unit holders who participate in BCLP II also will have received Subordinated Debentures in the Distribution. In contrast to distributions with respect to BCLP Units, which are made at such times and in such amounts as Celtics, Inc. in its sole discretion may determine, annual interest payments on the Subordinated Debentures are structured to provide a fixed minimum return to holders. Additionally, interest payments on the Subordinated Debentures will be deductible and will offset to some extent the tax disadvantages of taxation of BCLP II as a corporation. Castle Creek, like BCLP at the present time, will be treated as a "pass-through" entity for tax purposes. Unlike BCLP Units, however, Castle Creek Interests will be subject to significant transfer restrictions and will not be traded on any exchange or other market, and therefore will not offer the same liquidity as existing BCLP Units, BCLP II Units or the Subordinated Debentures. Distributions in respect of Castle Creek Interests will be discretionary. See "Description of BCLP II Units" and "Description of Castle Creek Interests."

     After the Reorganization is consummated, BCLP II and Castle Creek each will hold a percentage of BCLP's pre-Reorganization net assets (including the Team) that is exactly in proportion to the Proportionate Election. See " -- Allocation of Interests in the Reorganization."

     Celtics, Inc. believes that the principal reasons to reorganize pursuant to the Plan at this time are (i) the prospective adverse impact on BCLP of the Tax Change, and (ii) the potential ability to minimize the prospective adverse impact of the Tax Change on, while accommodating, to a certain extent, the various investment objectives of, holders of BCLP Units.

ALTERNATIVES TO THE REORGANIZATION

     The alternatives to the Reorganization that BCLP and Celtics, Inc. considered were (i) allowing BCLP to be taxed as a corporation pursuant to the Tax Change, (ii) maintaining BCLP's status as a limited partnership for tax purposes by electing to pay the Toll Tax, (iii) imposing restrictions on the transferability of

BCLP Units and delisting the BCLP Units from the NYSE and the BSE, and (iv) selling the Team and liquidating BCLP, either immediately or over a period of time. The Board of Directors of Celtics, Inc. believes that the Reorganization will be more beneficial to BCLP's Unit holders than any of these alternatives.

     Based on BCLP's management's analysis, the Board of Directors of Celtics, Inc. believes that the Reorganization will result, in the aggregate, in after-tax income available for distribution (in the discretion of the respective general partner) that, when added to the fixed interest payments on the Subordinated Debentures, would exceed the amount that would be available if BCLP were to pay the Toll Tax or were to be taxed as a corporation. See "Certain Federal Income Tax Consequences -- Partnership Status and Taxation of BCLP."

     The Reorganization allows BCLP's current Unit holders to continue their investment in the Team and to choose between participating in BCLP II and Castle Creek based on their own tax considerations and investment objectives. BCLP II will be subject to corporate-level tax and BCLP II Units and Subordinated Debentures will be publicly-traded securities. The Subordinated Debentures will mitigate to some extent the adverse impact of corporate-level tax with respect to BCLP II. Castle Creek will be treated as a partnership for tax purposes, but Castle Creek Interests will be non-publicly traded, relatively illiquid securities. See "-- Terms of the Reorganization."

     Another alternative to the Reorganization considered by the Board of Directors of Celtics, Inc. was imposing restrictions on transferability and delisting BCLP Units from the NYSE and BSE to preserve BCLP's tax status as a partnership. Imposition of transfer restrictions and delisting of BCLP Units would result in BCLP Unit holders owning an illiquid investment and would likely result in a significant reduction in the market value of the BCLP Units.

     A final alternative to the Reorganization considered by the Board of Directors of Celtics, Inc. was sale of the Team and liquidation of BCLP. One benefit of liquidating BCLP at this time rather than effecting the Reorganization would be the possibility that the currently realizable value of BCLP's assets may exceed the value of BCLP as a continuing business. Another benefit of liquidating while in partnership form is that a liquidation of BCLP likely would result in less federal income taxes payable on any gains recognized by BCLP than if BCLP were converted to a corporation and subsequently liquidated because the partners of BCLP would only pay federal income tax on partnership gains, while a corporation would pay federal income tax on gains derived from liquidating its assets and the corporation's stockholders would also pay federal income tax on the amount by which the liquidation proceeds received by the stockholders exceeded their bases in the shares.

     Liquidating BCLP would involve selling the Team, which the Board of Directors of Celtics, Inc. believes has potential for substantial future appreciation in value. In addition, the Board of Directors of Celtics, Inc. believes that market conditions are such that the Team's inherent value would not be recognized in a sale. The Board of Directors of Celtics, Inc. also considered that liquidation would create an immediate large taxable gain for BCLP's investors while the Reorganization would result in a substantially smaller taxable gain. Accordingly, the Celtics, Inc. Board believes that liquidating BCLP's assets at this time would not result in BCLP Unit holders receiving acceptable value. See "-- Determination of Board of Directors of Celtics, Inc." In addition, the Board of Directors rejected liquidation as an alternative because liquidation would not provide the holders of BCLP Units with any continuing equity interest in BCLP and the Team and would be unlikely to be accomplished on a tax-advantaged basis. The Board believes that in the long term the value of BCLP and the Team to the holders of BCLP Units would exceed the value of the proceeds of a liquidation at this time.

     As set forth under " -- Background of the Reorganization," BCLP's management and Celtics, Inc.'s Board of Directors examined, over a lengthy period of time, alternatives to the Reorganization. Information compiled by management was used as the basis for the examination and the estimated impact of alternatives on BCLP Unit holders was considered carefully. Based on BCLP's management's analysis, the Board of Directors of Celtics, Inc. believes that the Reorganization will result, in the aggregate, in after-tax income available to BCLP's current Unit holders (distributable in the sole discretion of the respective general partner) that, when added to the fixed interest payment on the Subordinated Debentures, would exceed the amount that would be available under either the alternative providing for payment of the Toll Tax or the alternative providing for taxation as a corporation.

     The Board of Directors of Celtics, Inc. believes that the Reorganization is fair to holders of BCLP Units, that the Reorganization will result in certain benefits to such Unit holders and to BCLP and that such benefits outweigh the disadvantages of the Reorganization. Among the factors discussed herein, the Board noted that, in contrast to the discretionary distributions currently made to BCLP Unit holders, the Subordinated Debentures are intended to provide a fixed, annual return to holders. The Board of Directors of Celtics, Inc. further believes that allocating net assets (including the Team) to BCLP II and Castle Creek, respectively, exactly in accordance with the Proportionate Election, is fair to BCLP Unit holders. The conclusions of the Board of Directors of Celtics, Inc. are based on an analysis of the advantages and disadvantages of the Reorganization and various alternatives, as discussed herein. No independent fairness opinion has been rendered with respect to the fairness of the consideration to be received by BCLP Unit holders in the Reorganization.

TERMS OF THE REORGANIZATION

     Restructuring Transactions. Pursuant to the Plan and in anticipation of the Reorganization, BCLP will complete the Restructuring Transactions. If the Reorganization is not consummated, the Restructuring Transactions will, to the extent possible, be reversed. The Restructuring Transactions are as follows:

     - BCLP will contribute approximately $6.4 million in cash to CLP.

     - CLP will contribute the Team to Hoops in exchange for a 99.999% limited partnership interest in Hoops.

     - BCLP will contribute approximately $40.9 million in investment assets to Castle Creek and approximately $0.4 million in investment assets to Castle Creek GP (based on the Assumed Castle Creek Election Percentage); Castle Creek GP will in turn contribute this $0.4 million in investment assets to Castle Creek in exchange for its general partner interest.

     - CLP will transfer its 99.999% limited partnership interest in Hoops and approximately $6.4 million in cash to Hoops Holdings in exchange for a 99.999% limited partnership interest in Hoops Holdings.

     - Hoops Holdings will buy a certain investment asset from CCC for approximately $6.4 million in cash.

     - CLP will distribute 99% of the Assumed Castle Creek Election Percentage of its limited partnership interest in Hoops Holdings to BCLP, and 1% of the Assumed Castle Creek Election Percentage of its limited partnership interest in Hoops Holdings to BCC (assuming that only Gaston Affiliates elect to receive Castle Creek Interests in the Distribution). BCLP will in turn transfer 99% of these interests in Hoops Holdings received by it to Castle Creek and transfer 1% of these interests in Hoops Holdings to Castle Creek GP. Castle Creek GP will in turn transfer these interests in Hoops Holdings to Castle Creek. BCC will transfer the limited partnership interests in Hoops Holdings received by it to Castle Creek. The actual percentage of Hoops Holdings limited partnership interests distributed by CLP will depend upon the Proportionate Election, which will likely be greater than the Assumed Castle Creek Election Percentage.

     - CLP will contribute the remainder of its limited partnership interests in Hoops Holdings to Parquet.

     - BCLP will distribute all issued and outstanding stock of Castle Creek GP to Celtics, Inc.

     - Celtics, Inc. will contribute its 1% general partnership interest in BCLP to Shamrock GP.

     - BCLP II GP will contribute $0.2 million in cash to BCLP II, subject to later payment of an additional contribution based upon market trading prices.

     As a result of the Restructuring Transactions, among other things: (i) BCLP II will own a 99% limited partnership interest in BCLP, which will in turn own a 99% limited partnership interest in CLP, which will in turn own a 99.999% general partnership interest in Parquet; (ii) Parquet will own a 49.96523% limited partnership interest in Hoops Holdings (based on the Assumed Castle Creek Election Percentage); (iii) Hoops Holdings will own a 99.999% limited partnership interest in Hoops, which will in turn own the Team; (iv) Castle Creek will own a 50.03377% limited partnership interest in Hoops Holdings and approximately $41.3 million in investment assets (based on Assumed Castle Creek Election Percentage); and (v) Shamrock GP will be BCLP's general partner and will be wholly owned by Celtics, Inc. The respective ownership interests of Parquet and Castle Creek in Hoops may vary from the percentages set forth above, depending on the actual Proportionate Election, which likely will vary from the Assumed Castle Creek Election Percentage.

     Effective Time. The Reorganization is expected to be consummated after consummation of the Distribution and satisfaction or waiver of the conditions set forth in the Plan, upon the filing with the Office of the Secretary of State of Delaware of a certificate of merger relating to the Merger, or such later time as is specified in such certificate of merger (the "Effective Time").

     Conditions to the Reorganization. The principal conditions to the Reorganization are (i) approval of the Reorganization by the Requisite Approval;
(ii) approval of the BCLP II Units for listing on the NYSE and the Subordinated Debentures for listing on the NYSE or other exchange, market or trading facility; (iii) receipt of a satisfactory tax opinion and tax ruling; (iv) receipt of any necessary regulatory or NBA approvals and the expiration or early termination of applicable waiting periods (including those applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976); (v) no material change in applicable law, including with respect to the tax treatment of the Reorganization, BCLP II, Castle Creek or the Subordinated Debentures; and (vi) consummation of both of the Distribution and the Merger. See
"-- Consequences if Reorganization is Not Consummated."

     Authority of Celtics, Inc. to Effect the Reorganization. The BCLP Partnership Agreement confers on Celtics, Inc. the authority to effect the Distribution. Pursuant to the provisions of the Delaware Act, approval of the Merger requires approval of Celtics, Inc. and the affirmative vote of the holders of a majority of the outstanding interests entitled to vote.

     Indemnification. Pursuant to the terms of the Plan, BCLP before the Effective Time, and BCLP II and Castle Creek after the Effective Time, have agreed to indemnify officers, directors, partners, stockholders, agents or fiduciaries of BCLP, BCLP II, Castle Creek, their respective general partners and their respective affiliates (collectively, "Indemnified Parties") for damages paid pursuant to claims based on the fact that such person was an officer, director, partner or stockholder of one or more of such entities. BCLP, BCLP II and Castle Creek have also agreed to reimburse such Indemnified Parties for expenses (including attorneys' fees) incurred in defending such claims.

     Pursuant to the Plan, Castle Creek has agreed to indemnify and reimburse BCLP for certain liabilities, claims and expenses relating to potential obligations of BCLP and its subsidiaries for payment of taxes attributable to prior periods. Castle Creek's obligation to indemnify and reimburse BCLP with respect to such tax liabilities is limited to a proportionate amount of such tax liabilities that is equal to the Proportionate Election. To the extent that tax benefits are realized by BCLP with respect to transactions occurring in prior periods, BCLP will pay Castle Creek a proportionate amount of such tax benefits that is equal to the Proportionate Election.

     Effects of the Reorganization. Immediately after the Reorganization, the former public holders of BCLP Units will hold either BCLP II Units and Subordinated Debentures or Castle Creek Interests, or a combination thereof. The post-Reorganization relative ownership percentages of former public holders of BCLP in BCLP II and Castle Creek will vary depending on the Proportionate Election. The table set forth under " -- Allocation of Interests in the Reorganization -- Ownership of BCLP II and Castle Creek after the Reorganization" compares the equity ownership of BCLP before the Reorganization to the equity ownership of BCLP II and Castle Creek after the Reorganization, based on various possible Proportionate Elections.

     Pursuant to the Plan and in connection with the Reorganization, BCLP and Celtics, Inc. will effect the Restructuring Transactions. As a result of the Restructuring Transactions and the Reorganization, Castle Creek will hold a percentage of BCLP's pre-Reorganization net assets (including the Team) equal to the percentage of former BCLP Units with respect to which Castle Creek Interests are distributed in the

Distribution. BCLP II will hold a percentage of BCLP's pre-Reorganization net assets (including the Team) equal to the percentage of former BCLP Units with respect to which Subordinated Debentures are distributed in the Distribution.

     Tax Consequences of the Reorganization to Holders of BCLP Units. The Distribution is a tax-free transaction, and the Merger will generally qualify for tax-free treatment under Section 351(a) of the Code. However, the tax consequences of the Merger to BCLP Unit holders are complex and, to some extent, variable and may depend, among other things, upon the basis of a holder in BCLP Units. See "Certain Federal Income Tax Consequences."

     Termination or Amendment of the Reorganization. Celtics, Inc. may terminate the Plan and abandon the Reorganization at any time before it becomes effective, whether before or after approval by the holders of BCLP Units. Any provision of the Plan may be waived at any time by the party that is entitled to the benefits thereof, and the Plan may be amended at any time before the Effective Time by agreement of the Board of Directors of Celtics, Inc. and the other parties to the Plan. After any approval by the holders of BCLP Units, however, no amendment or waiver may be made that decreases the amount or changes the type of consideration or that in any way materially and adversely affects the rights of BCLP Unit holders without the approval of a majority of such holders.

     Voting Arrangements. Walcott, a Gaston Affiliate, has entered into the Option Exercise Agreement with a former executive officer of BCLP, pursuant to which the former executive has agreed to (i) exercise the Unit Option and (ii) execute a consent with respect to the BCLP Units obtained upon such exercise in favor of the Reorganization. The consent to be executed pursuant to the Option Exercise Agreement, when combined with the consents to be delivered by Gaston Affiliates, will achieve the Requisite Approval. It is anticipated that consents from holders of a majority of outstanding BCLP Units will have been delivered before this Prospectus is mailed and, therefore, that the Reorganization will be approved even if all BCLP Unit holders other than Gaston Affiliates and the holder of the Additional Units are not in favor of it.

FINANCING THE REORGANIZATION

     Although BCLP indirectly holds approximately $80 million in investment assets held by CCC, a distribution of these assets to BCLP would be a taxable event. Accordingly, BCLP will borrow in connection with the Restructuring Transactions. Depending on the Proportionate Election, BCLP will borrow at least $30 million in connection with the Restructuring Transactions. BCLP will rely
for these funds on a loan (the "Bank Loan") from      , for which BCLP has
secured a commitment in anticipation of the Reorganization. BCLP anticipates
that approximately $       million will be advanced under the Bank Loan for the
purpose of purchasing investment assets to be transferred to Castle Creek and that amounts advanced under the Bank Loan will be repaid by BCLP out of operating cash flow.

ALLOCATION OF INTERESTS IN THE REORGANIZATION

     Ownership of BCLP II and Castle Creek after the Reorganization. The former public holders of BCLP Units will hold either BCLP II Units and Subordinated Debentures or Castle Creek Interests, or a combination thereof, immediately after the Reorganization. Holders who elect to receive Subordinated Debentures in the Distribution will receive $20 in principal amount of Subordinated Debentures for each BCLP Unit and will have each of their BCLP Units converted into one BCLP II Unit in the Merger. Holders who elect to receive Castle Creek Interests in the Distribution will receive one Castle Creek Interest for each 100 BCLP Units and will have their BCLP Units canceled in the Merger.

     The post-Reorganization relative ownership percentages of former public holders of BCLP in BCLP II and Castle Creek, and the relative values of the post-Reorganization net assets of BCLP II and Castle Creek, will vary depending on the Proportionate Election (the percentage of BCLP Unit Holders electing to receive Castle Creek Interests in the Distribution as compared to those electing to receive Subordinated Debentures). The following table compares the equity ownership of BCLP before the Reorganization to the equity ownership of BCLP II and Castle Creek following the Reorganization, based on various possible Proportionate Elections.

                     PRE-REORGANIZATION            POST-REORGANIZATION            POST-REORGANIZATION
                  PERCENTAGE OWNERSHIP IN        PERCENTAGE OWNERSHIP IN        PERCENTAGE OWNERSHIP IN
                         BCLP(3)(4)                     BCLP II(3)                  CASTLE CREEK(3)
                ----------------------------   ----------------------------   ----------------------------
PROPORTIONATE      GASTON          OTHER          GASTON          OTHER          GASTON          OTHER
 ELECTION(5)    AFFILIATES(1)   INVESTORS(2)   AFFILIATES(1)   INVESTORS(2)   AFFILIATES(1)   INVESTORS(2)
-------------   -------------   ------------   -------------   ------------   -------------   ------------
  50.03427%       50.03606%       49.96394%      0.0035763%      99.99642%           100%              0%
  62.53427        50.03606        49.96394       0.0035763       99.99642       80.01096        19.98904
  75.03427        50.03606        49.96394       0.0035763       99.99642       66.68189        33.31811

---------------

(1) Includes Units presently held, approximately 5,300 Units that Gaston Affiliates intend to acquire prior to the Reorganization and Units subject to the Option Exercise Agreement. See "Special Factors -- Voting Arrangements." Does not include Celtics, Inc.'s 1% general partnership interest or Castle Creek GP's 0.0001% general partner interest.

(2) Other than Gaston Affiliates. See footnote (1).

(3) Gaston Affiliate post-Reorganization ownership of BCLP II reflects 100 BCLP Units presently held by Gaston Affiliates with respect to which the holder will elect to receive Subordinated Debentures in the Distribution and, accordingly, will receive BCLP II Units in the Merger.

(4) As of April   , 1998, prior to consummation of the Reorganization.

(5) Minimum Proportionate Election equal to the Assumed Castle Creek Election Percentage (50.03427%) assumes that substantially all Gaston Affiliates will elect to receive Castle Creek Interests in the Distribution.

     Allocation of Assets Between BCLP II and Castle Creek. The portion of those assets held directly or indirectly by BCLP (including the Team) that will be owned directly or indirectly by BCLP II and Castle Creek, respectively, after the Reorganization will be in exact proportion to the Proportionate Election. After the Reorganization, the Team will be owned by Hoops, the limited partnership interests of which will be held indirectly by BCLP II and Castle Creek, respectively, in exact proportion to the Proportionate Election.

ACCOUNTING TREATMENT

     For financial accounting purposes, the Reorganization will be accounted for as a series of business combinations and similar transactions among affiliated entities, with the assets and liabilities recorded at their historical cost.

DETERMINATIONS OF THE BOARD OF DIRECTORS OF CELTICS, INC.

     Background. In anticipation of the Tax Change, the Board of Directors of Celtics, Inc. began consideration of appropriate courses of action in 1995. The Board engaged tax and legal advisors, reviewed a number of strategic options, including a variety of Reorganization Alternatives, and formulated a recommended reorganization proposal (the "Initial Recommendation").

     Appointment of the Special Committee and its Independent Advisors. In September 1997, the Board of Directors of Celtics, Inc. appointed the Special Committee to evaluate alternative organizational approaches as a result of the anticipated impact of the Tax Change, including the Initial Recommendation, to select a Reorganization Alternative and to direct implementation of such Reorganization Alternative under such terms and conditions as the Special Committee determined to be in the best interests of BCLP and its Unit holders.

In fulfilling its mandate, the Special Committee was authorized to take all actions deemed necessary, advisable or appropriate, including retaining, at the expense of BCLP, legal and financial advisors.

     John B. Marsh, III and John H.M. Leithead were appointed to serve on the Special Committee and Mr. Marsh was elected to be the chairman of the Special Committee. Except for their directorship in BCLP, the members of the Special Committee were not otherwise affiliated with BCLP, Celtics, Inc. Between September 1997 and the date hereof, Mr. Marsh beneficially owned 500 BCLP Units and Mr. Leithead did not beneficially own any BCLP Units. The members of the Special Committee were compensated for service on the Special Committee pursuant to the established director compensation policy of BCLP, which provides for payment of $2,500 for each committee meeting attended. On November 24, 1997, Mr. Leithead resigned his position with the Special Committee; after such date, the Special Committee was comprised of Mr. Marsh.

     On September 23, 1997, the Special Committee selected Kavanagh, Maloney & Osnato LLP as its legal counsel to advise the Special Committee regarding its fiduciary duties and the legal aspects of the Reorganization and other matters related to the purpose of the Special Committee. On October 9, 1997, after receiving and reviewing materials regarding the terms of the Initial Recommendation and the fiduciary duties of the Special Committee, the Special Committee and its legal counsel met with management of Celtics, Inc. and its legal counsel to discuss the Initial Recommendation and possible alternatives. The Special Committee also engaged Houlihan Lokey Howard & Zukin ("Houlihan Lokey") as its financial advisor to assist the Committee in conducting a preliminary analysis of the Initial Recommendation.

     Due Diligence, Evaluation and Preliminary Analysis of Initial Recommendation. In October and November 1997, the Board of Directors of Celtics, Inc. reviewed certain financial information relating to BCLP and its business, operations and prospects and met with and with BCLP senior management and counsel to BCLP to discuss the Initial Recommendation and the financial information.

     Beginning in October 1997, Houlihan Lokey reviewed certain financial and legal information relating to BCLP and its operations. In addition, representatives of Houlihan Lokey met with the Special Committee and its counsel and with the senior management team and its counsel to discuss the Initial Recommendation, as well as the business, operations and prospects of BCLP. Following informal consultation with Houlihan Lokey, and based on its preliminary review, the Special Committee determined not to ask Houlihan Lokey to proceed further as to its analysis and consulted on an informal basis with another major investment banking firm regarding the Initial Recommendation. Based on these consultations and the Special Committee's own analysis of the Initial Recommendation, and in light of the fact that the Initial Recommendation required an implicit determination of the market value of the Team, and the inherent difficulty and uncertainty of any such valuation, Celtics, Inc.'s management withdrew the Initial Recommendation. In March 1998, the Special Committee delivered its final report to management.

     Reevaluation by the General Partner. Following receipt of the Special Committee's final report with respect to the Initial Recommendation, management of Celtics, Inc. continued to review the benefits of a structural change in light of the prospective impacts of the Tax Change. Management continued to examine and consider the financial outlook of BCLP and the financial impact of the Tax Change as well as alternative strategic options.

     As a result, management substantially revised the Initial Recommendation and proposed the Reorganization. In contrast to the Initial Recommendation, which required an allocation of value among various entities, the Reorganization preserves the proportionate economic rights of holders of BCLP Units in the net assets of BCLP. The Reorganization differs from the Initial Recommendation in the following principal respects:

     - Under the Initial Recommendation, BCLP II would have held primarily the Team and Team-associated assets, while Castle Creek would have held only investment assets and a 20% limited partnership interest in BCLP II. The Reorganization provides for a pro-rata allocation of all of BCLP's assets between BCLP II and Castle Creek in exact proportion to the Proportionate Election, thus eliminating the need to make a market value determination as to the Team.

     - Under the Initial Recommendation, BCLP would have incurred substantial debt to fund its contribution to Castle Creek. The Reorganization requires substantially less borrowing.

     - Under the Initial Recommendation, Castle Creek would have owned a 20% limited partnership interest in BCLP II and would have had preemptive rights with respect to BCLP II's issuance of additional BCLP II Units. Under the Reorganization, Castle Creek has no ownership interest in BCLP II.

     - Under the Initial Recommendation, the number of BCLP Units upon which Castle Creek Interests could be distributed was limited. The Reorganization does not limit the number of BCLP Units upon which Castle Creek Interests may be distributed or the number of Castle Creek Interests so distributed.

     - Under the Initial Recommendation, interest on the Subordinated Debentures could, subject to certain limitations, be paid by the issuance of additional Subordinated Debentures rather than in cash. Under the Reorganization, interest on the Subordinated Debentures must be paid in cash.

     Based on its analysis and because each holder of BCLP Units would receive the same proportionate equity interest in the net assets of BCLP after the Reorganization as such holder held in BCLP immediately prior to the Reorganization, the Board of Directors of Celtics, Inc. unanimously determined that the Reorganization was fair to the unaffiliated holders of BCLP Units. No opinions, valuations or reports from outside parties concerning the fairness of the Reorganization were obtained. The decision to proceed with the Reorganization was made by the Board at its meeting on April 10, 1998.

     Factors Considered by the Board of Directors. In reaching its determination, the Board of Directors of Celtics, Inc. considered a number of factors. The Board's decision was made after considering all of the factors as a whole with respect to its conclusion, and was not based upon any single factor. In view of the wide variety of factors considered in connection with its evaluation of the Reorganization, the Board of Directors found it impractical to, and therefore did not, quantify or otherwise attempt to assign relative weights to the factors considered in reaching its decision. In reaching its decision, the Board exercised its independent business judgment assisted by its independent advisors. The material factors considered by the Board included the following:

     - Analysis of Financial Information. The Board reviewed, considered and analyzed information provided by management of BCLP, including information as to the financial performance of BCLP, related federal income tax implications (as a result of the Tax Change, the Toll Tax and as a privately-held entity) and the pro forma effects of the Reorganization, the terms of BCLP II Units, Castle Creek Interests, the Subordinated Debentures and the governance arrangements of BCLP II and Castle Creek.

     - Pro Rata-Based Allocation of Values. The Board took into consideration the pro rata allocation of value to BCLP II and Castle Creek in connection with the Reorganization, concluding that the Reorganization would not result in any material change in the relative economic interests of the existing public holders of BCLP Units.

     - Certain Federal Income Tax Consequences of the Reorganization. The Board considered the applicable federal income tax consequences of the Reorganization, including the tax consequences noted below:

        - "Flow-through" tax treatment for Castle Creek. The Board took into account Castle Creek's retention of flow-through partnership tax treatment, which will have the effect of sheltering from federal income taxation at the partnership level the income generated by the former BCLP investment assets transferred to Castle Creek and Castle Creek's portion of the income generated by the Team.

        - Tax advantages of Subordinated Debentures. The Board considered the tax benefits of the deductibility of interest on the Subordinated Debentures, which will have the effect of reducing BCLP II's taxable income and mitigating the impact of the Tax Change on BCLP II. The Board's recommendation as to the fairness of the Reorganization was based upon existing tax laws.

        - Tax impact on BCLP Unit holders and BCLP. The Board considered the potential tax consequences of the Reorganization to holders of BCLP Units and BCLP. The Distribution is a tax-free transaction, and the Merger will generally qualify for tax-free treatment under Section 351(a) of the Code. However, the tax consequences of the Merger to BCLP Unit holders are complex and, to some extent, variable and may depend, among other things, upon the basis of a holder in BCLP Units.

     - Election Between Private Entity and Public Entity Depending on Investment Objectives. The Board considered the benefits of allowing BCLP's current Unit holders to continue their investment in the Team and to choose between participating in BCLP II and Castle Creek based on their own tax considerations and investment objectives.

     - Adverse Consequences of Alternatives. The Board considered the adverse consequences to existing holders of BCLP Units of alternative strategies, including the consequences of the illiquidity and reduction in market value which would likely result from delisting BCLP Units from the NYSE and BSE and the adverse financial implications of either payment of the Toll Tax or taxation of BCLP as a corporation under operation of law.

     - No Appraisal Rights. The Board was aware of the absence of appraisal or dissenters' rights for the benefit of holders of BCLP Units. The Board believed that this factor was mitigated by the requirement that the Reorganization be approved by the affirmative vote of more than 50% of the outstanding BCLP Units and by the pro rata nature of the Reorganization. See "Voting Information -- Vote Required; Written Consent in Lieu of Meeting" and "-- No Appraisal Rights."

     - Certain Corporate Governance Matters. The Board recognized that the Reorganization altered, or could potentially alter, the existing governance relationships among BCLP Unit holders who elect to participate in Castle Creek and those who receive BCLP II Units. For instance, because Gaston Affiliates are expected to elect to participate almost entirely in Castle Creek, regardless of how many other BCLP Unit holders likewise participate in Castle Creek, Gaston Affiliates will control Castle Creek GP and, together with the Additional Units, will own a majority of the Castle Creek Interests. The Board noted, however, that Gaston Affiliates presently control Celtics, Inc. BCLP does not, and is not required to, hold annual meetings of BCLP Unit holders, and BCLP Unit holders have no right to participate in the election of directors of Celtics, Inc. Similarly, neither BCLP II nor Castle Creek will be required to hold annual meetings of their respective investors and such investors will have no right to participate in the election of directors of the respective general partners.

     - Conflicts of Interest. The Board noted that several of its members have conflicts of interest in connection with the Reorganization because such members (and, in some cases, affiliates and family members) will have a continuing equity interest in BCLP II and/or Castle Creek, as the case may be, and will serve on the boards of directors of the general partners of Castle Creek, BCLP II, BCLP, CLP, Parquet, Hoops Holdings and Hoops, respectively. In reaching its conclusion that the Reorganization is fair to the holders of BCLP Units, the Board of Directors of BCLP did not consider any of the benefits that would accrue to them or to their affiliates as a result of the Reorganization other than those benefits that all holders of BCLP Units would enjoy, specifically the ability to elect to participate in Castle Creek or BCLP II. The Board concluded that the Reorganization is fair to all holders of BCLP Units, whether or not they are Gaston Affiliates.

     The determination of the Board of Directors did not involve a valuation of BCLP or the Team since the proportion of equity interests in the pre-Reorganization net assets of BCLP (including the Team) held by the BCLP Unit holders would be preserved in the Reorganization.

     Holders of BCLP Units should be aware that their interests in the Reorganization were not specially represented. For additional information regarding certain risks relating to the Reorganization, see "Risk Factors and Other Important Considerations."

CONSEQUENCES IF REORGANIZATION IS NOT CONSUMMATED

     If the Reorganization is not consummated for any reason, BCLP presently intends to continue to operate as an ongoing business in its current partnership form. As a result, BCLP would either be taxed as a corporation pursuant to the Tax Change or will instead elect to pay the Toll Tax. In either event, BCLP will be subject to increased federal income tax liability and, as a result, may have less cash available for distribution to holders of BCLP Units. Alternatively, BCLP may impose certain transfer restrictions on and delist its Units from the NYSE and BSE, as contemplated in the BCLP Partnership Agreement.

     If the Reorganization is not consummated, the Restructuring Transactions will, to the extent possible, be reversed. Any borrowings undertaken as part of the Restructuring Transactions, including the Bank Loan, may be repaid, depending on market conditions and other considerations. No other transaction currently is being considered by BCLP as an alternative to the Reorganization. See "Risk Factors and Other Important Considerations -- Risks Relating to the Reorganization -- Consequences if Reorganization is Not Consummated."

              COMPARISON OF INTERESTS AND SECURITIES TO BE ISSUED

     The following is a summary of certain material differences between the rights of holders of BCLP II Units and Castle Creek Interests, as compared to the rights of holders of BCLP Units. This discussion is not, and does not purport to be, complete and does not identify all differences that may, under given fact situations, be material to holders of BCLP II Units and Castle Creek Interests after the Reorganization is consummated. Investors should note that holders of BCLP Units who elect to receive Subordinated Debentures in the Distribution will hold, upon consummation of the Reorganization, both BCLP II Units and Subordinated Debentures in respect of their BCLP Units. The BCLP II Units and the Subordinated Debentures will be separately transferable and will trade separately on the NYSE. A more complete description of the Subordinated Debentures is set forth in "Description of Subordinated Debentures."

     The discussion below is qualified in its entirety by the more complete descriptions set forth in "Description of BCLP II Units" and "Description of Castle Creek Interests." For information concerning availability of copies of the BCLP Partnership Agreement, the BCLP II Partnership Agreement and the Castle Creek Partnership Agreement, see "Additional Information."

BCLP II UNITS

     In General. Like BCLP, BCLP II is a limited partnership organized under Delaware law. As such, the rights and other characteristics of BCLP II Units will be determined by the Boston Celtics Limited Partnership II Agreement of Limited Partnership (the "BCLP II Partnership Agreement").

     Under the terms of the BCLP II Partnership Agreement, BCLP II Units will share nearly all of the characteristics of BCLP Units prior to the Reorganization. BCLP II Units will be the only form of limited partnership interest in BCLP II after the Reorganization, and all BCLP II Units will have identical distribution and voting rights.

     Distributions. BCLP II's distribution provisions are substantially identical to those of BCLP. Under the terms of the BCLP II Partnership Agreement, distributions on BCLP II Units are in the sole discretion of BCLP II GP. Distributions are required to be made to the Unit holders of BCLP II pro rata in accordance with their proportionate interests in BCLP II. BCLP II GP has the power to declare and make distributions out of BCLP II's operating cash flow, or may make such distributions out of partnership reserves or borrowings, in its discretion.

     Because the payment of interest on the Subordinated Debentures will be made by BCLP, a 99%-owned subsidiary partnership of BCLP II, interest paid on the Subordinated Debentures will reduce the amount of operating cash flow and reserves available to pay distributions on the BCLP II Units. Interest paid on Subordinated Debentures, however, will be deductible to BCLP, unlike distributions to Unit holders by BCLP II. See "Description of Subordinated Debentures."

     Public Market. Like BCLP Units, BCLP II Units will be listed on the NYSE. BCLP anticipates that following the Reorganization, there will be fewer BCLP II Units outstanding than BCLP Units presently outstanding. The average daily trading volume of BCLP II Units may be lower than that of BCLP Units.

     Voting Rights. BCLP II Units will carry voting rights substantially identical to those of BCLP Units. Each BCLP II Unit entitles the holder to one vote under the BCLP II Partnership Agreement. Holders of BCLP II Units will have the right to vote on certain amendments to the BCLP II Partnership Agreement, certain extraordinary transactions such as certain mergers and sales of assets, and on other matters brought before meetings of limited partners. BCLP II GP has the right to submit any matter on which limited partners of BCLP II are entitled to vote to holders of BCLP II Units for a vote by written consent without a meeting. See "Description of BCLP II Units -- Voting Rights."

     Splits and Combinations. BCLP II GP, like Celtics, Inc., has the right to cause BCLP II to make distributions in units or limited partnership interests, or to subdivide outstanding units or limited partnership interests, so long as the split or combination is made on a pro rata basis among all holders of BCLP II Units and limited partners. A majority vote of holders of BCLP II Units is required for any split or combination that changes the rights of any Unit holder to distributions, or of the distributive share of the Unit holder to the profits and losses of BCLP II.

     General Partner. BCLP II GP will have all the authority with respect to BCLP II that Celtics, Inc. currently has with respect to BCLP. BCLP II GP has exclusive authority over all BCLP II affairs, other than those for which specific voting rights are given to Unit holders, or specific restrictions imposed, under the BCLP II Partnership Agreement. This authority extends to all aspects of the day-to-day management, operation and control of BCLP II. See "Description of BCLP II Units -- General Partner."

     Future Dilution. Like Celtics, Inc., BCLP II GP is authorized to issue additional units, as well as additional classes of equity or other securities, without any approval of holders of BCLP II Units. Those securities could have rights and preferences greater than those of BCLP II Units, and accordingly, issuance of those securities could reduce the distributions payable in respect of, and the market price of, BCLP II Units. BCLP II GP has no plans to issue any additional classes of securities following the Reorganization. See "Description of BCLP II Units -- Issuance of Additional Securities."

     Liability of General Partner. BCLP II affords similar protections to its general partner as BCLP currently provides. BCLP II GP will not be liable to BCLP II for any losses or liabilities caused by acts or omissions of BCLP II GP or its affiliates, as long as its conduct does not constitute actual fraud, gross negligence, willful misconduct or a breach of fiduciary duty, and it acted in good faith and in a manner it believed to be in, or not opposed to, the interests of BCLP II.

     Indemnification. Like BCLP, BCLP II provides indemnification to its general partner, and its affiliates, officers, directors, employees and agents, for liabilities arising out of the Reorganization and the operation of BCLP II, so long as the conduct of the indemnified person did not constitute actual fraud, gross negligence, willful misconduct or a breach of fiduciary duty, and the indemnified person acted in good faith and in a manner it believed to be in, or not opposed to, the interests of BCLP II. See "Description of BCLP II
Units -- Indemnification."

     Audit Committee. BCLP II has the same Audit Committee requirements as BCLP. In accordance with NYSE requirements, BCLP II requires its general partner to maintain an audit committee of the board of directors composed of at least two independent directors. The audit committee must approve the appointment of BCLP II's independent auditing firm, review BCLP II's annual financial statements, and approve transactions with related parties of BCLP II. If the NYSE changes its requirements, or if BCLP II Units become listed on another national securities exchange with different requirements, BCLP II may change its audit committee requirements in accordance with the rules of the relevant exchange.

     Transactions with Related Parties. BCLP II, like BCLP, is permitted to enter into transactions with its general partner and the affiliates of the general partner and BCLP II, so long as such transactions are on terms no less favorable to BCLP II than would be obtained in a comparable transaction between unrelated parties, and the transactions are approved by BCLP II's audit committee. BCLP II may make loans to its general partner and any of its affiliates.

     Conflicts of Interest. The BCLP II Partnership Agreement contains similar provisions regarding resolutions of conflicts of interest to the partnership agreement of BCLP. BCLP II GP is authorized to resolve any potential conflict of interest between BCLP II GP and its affiliates, on one hand, and BCLP II and its limited partners and Unit holders, on the other. In the absence of bad faith on the part of BCLP II GP, its determination is conclusively deemed to be fair and reasonable to BCLP II, and not a breach of the BCLP II Partnership Agreement. The conflicts of interest described herein are deemed waived. See "Description of BCLP II Units -- Conflicts of Interest."

     Fees to General Partner. The BCLP II Partnership Agreement provides that management fees may be paid by BCLP II to BCLP II GP. BCLP II GP does not currently intend to collect management fees from BCLP II after the Reorganization, but may begin to collect such fees at any time. BCLP II reimburses the stockholders of BCLP II GP only for out-of-pocket expenses incurred in their capacities as officers of BCLP II or BCLP II GP, or in connection for their services on the National Basketball Association's Board of Governors.

CASTLE CREEK INTERESTS

     In General. Like BCLP, Castle Creek is a limited partnership organized under Delaware law. As such, the rights and other characteristics of the Castle Creek Interests will be determined by the Castle Creek Agreement of Limited Partnership (the "Castle Creek Partnership Agreement"). Castle Creek Interests will be the only form of limited partnership interest in Castle Creek after the Reorganization, and all Castle Creek Interests will have identical distribution and voting rights.

     Under the terms of the Castle Creek Partnership Agreement, Castle Creek Interests will have certain different characteristics from BCLP Units prior to the Reorganization.

     Distributions. Castle Creek's distribution provisions are similar to those of BCLP. Under the terms of the Castle Creek Partnership Agreement, distributions on Castle Creek Interests are in the sole discretion of the general partner. Distributions are made to the holders of Castle Creek Interests pro rata in accordance with their proportionate interests in Castle Creek. Castle Creek GP has the power to make distributions out of Castle Creek's operating cash flow, or may make such distributions out of partnership reserves or borrowings, in its discretion.

     Because it will be subject to substantial restrictions on the transfer of limited partnership interests of Castle Creek, Castle Creek will be treated as a pass-through entity for tax purposes. Accordingly, the partners of Castle Creek will be responsible for payment of taxes on their share of Castle Creek's income. Under the Castle Creek Partnership Agreement, there is no requirement for Castle Creek GP to declare distributions. Accordingly, it is possible that holders of Castle Creek Interests will be subject to taxation based on Castle Creek income, without receiving distributions to cover payment of such taxes. See "Description of Castle Creek Interests -- Distributions."

     No Public Market; Restrictions on Transfer. A primary difference between BCLP Units and the Castle Creek Interests is the that, in order to assure pass-through tax treatment of Castle Creek, Castle Creek Interests will be subject to severe transfer restrictions and will have little liquidity. Castle Creek Interests will not be listed on any national securities exchange, and will be subject to substantial restrictions on transfer. Under the Castle Creek Partnership Agreement, Castle Creek Interests may only be transferred once a year, and the transfer is subject to the prior approval of Castle Creek GP. In addition, transfer of Castle Creek Interests must be made in accordance with the Securities Act of 1933, either by means of registration or under an exemption. There is no assurance that the Castle Creek Interests will be so registered or that an exemption from registration will be available to a Castle Creek Interest holder. While the Castle Creek Interests will initially be registered under the Exchange Act, Castle Creek GP has the power to withdraw such registration following the Reorganization. See "Description of Castle Creek
Interests -- Restrictions on Transfer."

     Voting Rights. Castle Creek Interests will have voting rights similar to those of BCLP Units. Each Castle Creek Interest entitles the holder to one vote under the Castle Creek Partnership Agreement. Holders of Castle Creek Interests will have the right to vote on certain amendments to the Castle Creek Partnership Agreement, major company transactions such as certain mergers and sales of assets, and on other matters brought before meetings of limited partners. Castle Creek GP has the right to submit any matter on which limited partners of Castle Creek are entitled to vote, to holders of Castle Creek Interests for a vote by written consent without a meeting. See "Description of Castle Creek Interests -- Voting Rights."

     Splits and Combinations. Castle Creek GP, like Celtics, Inc., has the right to cause Castle Creek to make distributions in units or limited partnership interests, or to subdivide outstanding units or limited partnership interests, so long as the split or combination is made on a pro rata basis among all holders of Castle Creek Interests. Castle Creek GP will be authorized to subdivide outstanding Castle Creek Interests without issuing fractional units or other interests, and holders of Castle Creek Interests who would otherwise be eligible to receive a fractional interest will instead be paid a certain price per Castle Creek Interest.

     General Partner. Castle Creek GP will have all the authority with respect to Castle Creek that Celtics, Inc. currently has with respect to BCLP. Castle Creek GP has exclusive authority over all Castle Creek affairs, other than those for which specific voting rights are given to holders of Castle Creek Interests, or specific restrictions imposed, under the Castle Creek Partnership Agreement. This authority extends to all aspects of the day-to-day management, operation and control of Castle Creek. Castle Creek GP may only be removed by a majority vote of holders of Castle Creek Interests for cause, as defined in the Castle Creek Partnership Agreement. See "Description of Castle Creek
Interests -- General Partner."

     Future Dilution. Like BCLP, Castle Creek authorizes its general partner to issue additional units, as well as additional classes of equity or other securities, without any approval of holders of Castle Creek Interests. Those securities could have rights and preferences greater than those of Castle Creek Interests, and accordingly, issuance of those securities could reduce the distributions payable in respect of, and the market price of, Castle Creek Interests. Castle Creek GP has no plans to issue any additional classes of securities following the Reorganization. See "Description of Castle Creek Interests -- Issuance of Additional Securities."

     Liability of General Partner. Castle Creek affords somewhat different protections to its general partner from those BCLP currently provides. Castle Creek GP will not be liable to Castle Creek for any losses or liabilities caused by acts or omissions of Castle Creek GP or its affiliates, as long as its conduct did not constitute negligence or misconduct, and it acted in good faith and in a manner it believed to be in, or not opposed to, the interests of Castle Creek.

     Indemnification. Castle Creek provides indemnification to its general partner, and its affiliates, officers, directors, employees and agents, for liabilities arising out of the Reorganization and the operation of Castle Creek, so long as the conduct of the indemnified person did not constitute negligence or misconduct, and the indemnified person acted in good faith and in a manner it believed to be in, or not opposed to, the interests of Castle Creek. See "Description of Castle Creek Interests -- Indemnification."

     Audit Committee. Unlike BCLP, no provision is made in the Castle Creek Partnership Agreement for the establishment or maintenance of an audit committee for Castle Creek GP.

     Transactions with Related Parties. Castle Creek, like BCLP, is permitted to enter into transactions with its general partner and the affiliates of the general partner and Castle Creek, so long as such transactions are on terms no less favorable to Castle Creek than would be obtained in a comparable transaction between unrelated parties.

     Conflicts of Interest. The Castle Creek Partnership Agreement contains identical provisions regarding resolutions of conflicts of interest to the partnership agreement of BCLP. Castle Creek GP is authorized to resolve any potential conflict of interest between Castle Creek GP and its affiliates, on one hand, and Castle Creek and its limited partners and Unit holders, on the other. In the absence of bad faith on the part of Castle Creek GP, its determination is conclusively deemed to be fair and reasonable to Castle Creek, and not a breach of the Castle Creek Partnership Agreement. The conflicts of interest described herein are deemed waived. See "Description of Castle Creek
Interests -- Conflicts of Interest."

     Fees to General Partner. The Castle Creek Partnership Agreement provides that management fees may be paid by Castle Creek to Castle Creek GP. Castle Creek GP does not currently intend to collect management fees from Castle Creek after the Reorganization, but may begin to collect such fees at any time.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes certain Federal income tax considerations relating to the Reorganization. These summaries are included herein for general information only. They do not discuss all aspects of Federal income taxation that may be relevant to a particular taxpayer in light of the taxpayer's personal tax circumstances, to certain types of taxpayers subject to special treatment under the Federal income tax laws, to Celtics, Inc., to any affiliate thereof, to any holder of BCLP who has contributed property other than cash to BCLP, to any holder of BCLP Units owning an interest of more than 5% in the capital or profits of BCLP, or to any person owning (or considered as owning) at any time more than 5% in value of the interests issued by BCLP II (or owning interests in BCLP II considered to be owned by another person owning (or considered as owning) more than 5% in value of the interests issued by BCLP II), or to "Foreign Holders" (as hereinafter defined).

     BCLP has requested a ruling from the Internal Revenue Service ("IRS") on only one question of Federal tax law relevant to the Reorganization. Roberts & Holland LLP, counsel for Celtics, Inc., has rendered its opinion regarding the accuracy of this discussion to Celtics, Inc. A copy of Roberts & Holland LLP's opinion has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part and a copy of the opinion may be obtained by written request addressed to Boston Celtics Limited Partnership, 151 Merrimac Street, Boston, MA 02114, (617) 523-6050. An opinion of counsel is not binding on the IRS or the courts. No assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed herein or, if it does, that it will be unsuccessful. Moreover, no other legal opinion regarding the Federal income tax considerations relating to the Reorganization is being rendered to the holders of BCLP Units. Accordingly, each holder of BCLP Units should consult the holder's own tax advisor as to the specific tax consequences to the holder, including the application and effect of state or local income and other tax laws.

     The following discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and existing administrative interpretations and court decisions. Future legislation, regulations, administrative interpretations, or court decisions could significantly change such authorities, either prospectively or retroactively.

PARTNERSHIP STATUS AND TAXATION OF ENTITIES

     BCLP. BCLP is properly classified for Federal income tax purposes as a "partnership," rather than as an association taxable as a corporation and, as such, is not itself subject to Federal income tax. Rather, each holder of BCLP Units is subject to income tax based on the holder's allocable share of Partnership taxable income, gain, loss deduction, and credits, whether or not any cash is actually distributed to such holder.

     The Revenue Act of 1987 amended the Code to treat certain publicly traded partnerships ("PTPs") as corporations, rather than as partnerships, for federal income tax purposes. BCLP is a PTP for this purpose. Under a transition rule, however, a PTP in existence prior to December 17, 1987, such as BCLP, continues to be classified as a partnership, but only until the earlier of (i) the PTP's first taxable year beginning after December 31, 1997, or (ii) the time at which the PTP adds a substantial new line of business. Assuming that BCLP continued to be a PTP and did not elect to be subject to a 3.5% tax on its gross income (as described below), under the above-described transition rule, BCLP would be taxed as a corporation for periods commencing with its taxable year beginning on July 1, 1998 (or earlier, if BCLP added a substantial new line of business before that date). On the date that BCLP was first treated as a corporation under this provision, BCLP would be treated as having transferred all of its assets (subject to its liabilities) to a newly formed corporation in exchange for the stock of that corporation and as having distributed such stock to its partners in liquidation of their interests in BCLP.

     The Taxpayer Relief Act of 1997 grants to BCLP, if it continues to be a PTP and does not add a substantial new line of business, the option, in lieu of being taxed as a corporation for periods commencing on July 1, 1998, of being subject to tax at the rate of 3.5% on its gross income from the active conduct of trades or businesses (but otherwise being taxed as a partnership). BCLP has determined that it is not advantageous for it to elect to be subject to this 3.5% tax.

     BCLP has requested that the IRS rule that, provided the Subordinated Debentures would otherwise be treated as debt for Federal tax purposes, the Subordinated Debentures will not be considered an "interest" in BCLP for purposes of the provisions of the Code and Treasury Regulations which determine whether a partnership is a PTP.

     Because BCLP, upon consummation of the Merger and provided the requested ruling is received, will cease to be a PTP, it will not be treated as a corporation under the Code.

     Castle Creek. Castle Creek will be formed as a Delaware limited partnership and will not elect under Treasury Regulation section 301.7701-3 to be classified as an "association" taxable as a corporation. Castle Creek will not participate in the establishment of any established securities market or secondary market or the substantial equivalent thereof (as such terms are used in Code section 7704 and the Treasury Regulations thereunder; collectively, a "Market") for any interests in Castle Creek or in the inclusion of any interests in Castle Creek thereon, nor will Castle Creek recognize any transfers made on any Market by redeeming the transferor partner or admitting the transferee as a partner or otherwise recognizing any rights of the transferee. Accordingly, Castle Creek will be classified as a partnership for Federal income tax purposes.

     Hoops. Hoops will be formed as a Delaware limited partnership and will not elect under Treasury Regulation section 301.7701-3 to be classified as an "association" taxable as a corporation. Hoops will not participate in the establishment of any Market for any interests in Hoops or in the inclusion of any interests in Hoops thereon, nor will Hoops recognize any transfers made on any Market by redeeming the transferor partner or admitting the transferee as a partner or otherwise recognizing any rights of the transferee. Moreover, all interests in Hoops will be issued in transactions that are not required to be registered under the Securities Act of 1933 and Hoops will not have more than 100 partners at any time during any taxable year. Accordingly, Hoops will be classified as a partnership for Federal income tax purposes.

     Hoops Holdings. Hoops Holdings will be formed as a Delaware limited partnership and will not elect under Treasury Regulation section 301.7701-3 to be classified as an "association" taxable as a corporation. Hoops Holdings will not participate in the establishment of any Market for any interests in Hoops Holdings or in the inclusion of any interests in Hoops thereon, nor will Hoops Holdings recognize any transfers made on any Market by redeeming the transferor partner or admitting the transferee as a partner or otherwise recognizing any rights of the transferee. Moreover, all interests in Hoops Holdings will be issued in transactions that are not required to be registered under the Securities Act of 1933 and Hoops Holdings will not have more than 100 partners at any time during any taxable year. Accordingly, Hoops Holdings will be classified as a partnership for Federal income tax purposes.

     Parquet. Parquet will be formed as a Delaware partnership and will not elect under Treasury Regulation section 301.7701-3 to be classified as an "association" taxable as a corporation. Parquet will not participate in the establishment of any Market for any interests in Parquet or in the inclusion of any interests in Parquet thereon, nor will Parquet recognize any transfers made on any Market by redeeming the transferor partner or admitting the transferee as a partner or otherwise recognizing any rights of the transferee. Moreover, all interests in Parquet will be issued in transactions that are not required to be registered under the Securities Act of 1933 and Parquet will not have more than 100 partners at any time during any taxable year. Accordingly, Parquet will be classified as a partnership for Federal income tax purposes.

     BCLP II. BCLP II will be a PTP and, to the extent it otherwise qualifies therefor, will not elect to be subject to the 3.5% tax described above. Moreover, BCLP II will not qualify for any other exception from the rule that a PTP is treated as a corporation for Federal tax purposes. Accordingly, BCLP II will be treated as a corporation for Federal tax purposes.

FORMATION OF ENTITIES

     CLP will contribute assets to Hoops, Hoops Holdings, and Parquet, in exchange for limited partnership interests in Hoops and Hoops Holdings and a general partnership interest in Parquet, respectively. CLP will distribute a portion of its limited partnership interests in Hoops Holdings to BCLP and BCC. BCLP will contribute investment assets (other than marketable securities) and its interest in Hoops Holdings to Castle Creek, in exchange for a limited partnership interest in Castle Creek. BCLP will also contribute investment assets and a portion of BCLP's interest in Hoops Holdings to Castle Creek GP, in exchange for 100% of the stock of Castle Creek GP; Castle Creek GP will then contribute such assets to Castle Creek, in exchange for a general partnership interest in Castle Creek. BCC will contribute its interest in Hoops Holdings to Castle Creek in exchange for a limited partnership interest in Castle Creek. BCLP will distribute the stock of Castle Creek GP to Celtics, Inc. No distribution by a partnership is being made of property contributed to such partnership within the last five years, nor is any distribution being received by a partner from a partnership to which such partner contributed property within the last five years. No distribution is being made of money or marketable securities. See Code sections 704(c)(1)(B), 731(a)(1), (c), 737. Accordingly, no gain or loss should be recognized to any of the entities described above on such contributions and distributions.

DISTRIBUTION OF SUBORDINATED DEBENTURES AND INTERESTS IN CASTLE CREEK

     Under Code section 731(b), no gain or loss will be recognized to BCLP on the distribution of the Subordinated Debentures and of interests in Castle Creek. The tax treatment of a holder of BCLP Units receiving such a distribution will depend on whether the holder partner receives a distribution of only Subordinated Debentures, a distribution of only a Castle Creek Interest, or a distribution consisting in part of Debenture(s) and in part of a Castle Creek Interest. It should be noted that any holder of BCLP Units who receives a distribution of only a Castle Creek Interest will thereby have surrendered such holder's entire interest in BCLP and, following the receipt of such distribution, will not participate in the Merger.

     Holders of BCLP Units Receiving Only Subordinated Debentures. Consistent with the requested ruling from the IRS, BCLP intends to treat the distribution of the Subordinated Debentures as though it had distributed to each holder of BCLP Units receiving Subordinated Debentures an amount of cash equal to the "issue price" of the Subordinated Debentures distributed to such holder (which, as discussed below, should be equal to the fair market value of the Subordinated Debentures on the date of their distribution) and such holder had immediately used the cash proceeds of such distribution to purchase the Subordinated Debentures from BCLP. Code section 731(a) provides that, in the case of a distribution of cash from a partnership to a partner, gain is recognized to the partner to the extent that the cash distributed exceeds the adjusted basis of such partner's interest in BCLP immediately before the distribution and (except in the case of certain distributions in liquidation of the partner's interest) loss is not recognized to such partner. Although BCLP lacks sufficient information to determine the adjusted basis of each holder of BCLP Units in such holder's interest in BCLP, BCLP believes that any holder who purchased such holder's Units on the NYSE or the BSE and who has not been subject to any basis adjustments other than those described in Code sections 705(a) and 733, for such holder's share of the income and losses of BCLP and for distributions to such holder from BCLP, has an adjusted basis in such holder's Units that is greater than the fair market value of the Subordinated Debentures to be distributed to such holder. Accordingly, any such holder of BCLP Units should not recognize gain on receipt of a distribution of Subordinated Debentures.

     Under Code section 733 and in accordance with BCLP's view of the distribution of Subordinated Debentures as a distribution of cash, followed by a reinvestment by the distributee partner of the cash proceeds, a holder of BCLP Units receiving a distribution of Subordinated Debentures will initially reduce the basis in such holder's Units by the fair market value of the Subordinated Debentures distributed. However, Code section 752(a) provides that any increase in a partner's share of the liabilities of a partnership shall be considered a contribution of money by such partner to BCLP, which has the effect of increasing the partner's basis in the partner's partnership interest. The general partner of BCLP will be explicitly exculpated from any liability with respect to the Subordinated Debentures and, thus, a partner to whom Subordinated Debentures are distributed will "bear the economic risk of loss" for such Subordinated Debentures within the meaning of Treasury Regulation section 1.752-2. The Debenture distributed to a holder of BCLP Units will therefore increase both such holder's share of the liabilities of BCLP and the holder's basis in the holder's BCLP Units. Accordingly, the distribution of the Subordinated Debentures should not have any net effect on the basis of any holder of BCLP Units; however, such holder's share of the liabilities of BCLP will have been increased, which may be relevant in determining the consequences to such holder of the formation of BCLP II and the transfer of such holder's BCLP Units to BCLP II in exchange for BCLP II Units. (To the extent that a holder of BCLP Units receiving a distribution of Subordinated Debentures is a Federal, state, or local government, an instrumentality thereof, or a person actively and regularly engaged in the business of lending money, such holder's basis in its Units may be reduced as a result of the distribution of Subordinated Debentures, and the other partners' bases in their Units would be increased; any such holder should consult its own tax advisor regarding the tax treatment to it of the Reorganization and related transactions.) The initial tax basis of a holder of BCLP Units in any Subordinated Debentures distributed to such holder will equal the fair market value on the date of distribution of the Subordinated Debentures distributed to such holder. The holding period for the Subordinated Debentures will begin on the day after the date of distribution.

     Holders of BCLP Units Receiving Only Castle Creek Interests. As stated above, the general rule of Code section 731(a) is that gain is not recognized to a partner on the receipt of a distribution, other than a distribution of "money," from a partnership. Code section 731(c) contains a special rule, however, under which the term "money" includes "marketable securities." The term "marketable securities" includes "financial instruments which are, as of the date of the distribution, actively traded (within the meaning of [Code] section 1092(d)(1))," "any financial instrument the value of which is determined substantially by reference to marketable securities," "except as otherwise provided in regulations , interests in an entity if substantially all of the assets of such entity consist (directly or indirectly) of marketable securities, money, or both," and "to the extent provided in regulations ['clause (vi) authority'] , any interest in an entity not described [in the prior clause] but only to the extent of the value of such interest which is attributable to marketable securities, money, or both." The term "financial instrument" includes stocks, other equity interests, and evidences of indebtedness. For purposes of Code section 1092(d)(1), property is "actively traded" if there is an "established financial market," including an "interbank market," an "interdealer market" characterized by a system of general circulation that provides a reasonable basis to determine fair market value, and, in the case of a debt instrument, a "debt market" in which price quotations for the instrument are readily available from brokers, dealers, or traders. Treasury Regulation section 1.1092(d)-1.

     There will be no established financial market for interests in Castle Creek. Management of BCLP has concluded that no established financial market exists for the assets to be held by Castle Creek. Treasury Regulation section 1.731-2(c)(3)(ii) implements the clause (vi) authority and provides that an interest in an entity is a marketable security to the extent that the value of the interest is attributable to marketable securities, money, or both only if 20% or more of the assets of the entity consist of marketable securities money, or both. Since less than 20% of the assets of Castle Creek will consist of marketable securities, no portion of the distribution of interests in Castle Creek will be considered a distribution of money by BCLP.

     A holder of BCLP Units receiving only a Castle Creek Interest will not recognize any gain or loss. Code section 731(a). The basis of a Castle Creek Interest distributed to such a holder of BCLP Units shall be an amount equal to the adjusted basis of such holder's interest in BCLP, determined without regard to any increase thereto by reason of any borrowings of BCLP to effect the Reorganization. Code section 732(b). In determining the period for which such holder of BCLP Units has held the Castle Creek Interest, there shall be included the holding period of BCLP with respect to such interest. Code section 735(b). (This holding period will, in turn, generally include BCLP's holding period for the property contributed by it to Castle Creek.)

     Holders of BCLP Units Receiving Both Subordinated Debentures and Castle Creek Interests. For the reasons stated above, BCLP believes that any holder of BCLP Units who purchased such holder's Units on the NYSE or BSE and who has not been subject to any basis adjustments other than those described in Code sections 705(a) and 733 should not recognize gain on receipt of a distribution of Subordinated Debentures and interests in Castle Creek. The basis of a Castle Creek Interest distributed to such holder of BCLP Units would be equal to the adjusted basis of the distributed Castle Creek Interest to BCLP, but not in excess of the adjusted basis of the holder's interest in BCLP immediately before the distribution of Castle Creek Interests and Subordinated Debentures. Code section 732(a). BCLP estimates that its basis in each unit of
Castle Creek will be $          . Under Code section 733, a holder of BCLP Units
receiving a distribution of a Castle Creek Interest will reduce such holder's basis in such holder's interest in BCLP by the basis to such holder of the Castle Creek Interest distributed to such holder. Moreover, the share of the liabilities of BCLP of such holder of BCLP Units may have changed, thereby causing a change in the basis of such holder's interest in BCLP, which may be relevant in determining the consequences to such holder of the formation of BCLP II and the transfer of such holder's BCLP Units to BCLP II in exchange for BCLP II units. The initial tax basis of a holder of BCLP Units in any Subordinated Debentures distributed to such holder will equal the fair market value of the Subordinated Debentures distributed to such holder. The holding period for the Subordinated Debentures will begin on the day after the date of distribution; however, in determining the period for which such holder of BCLP Units has held the Castle Creek Interest, there shall be included the holding period of BCLP with respect to such interest (which, in turn, will generally include BCLP's holding period for the property contributed by it to Castle Creek).

TAX CONSEQUENCES OF OWNERSHIP OF INTERESTS IN CASTLE CREEK

     A complete description of the provisions of subchapter K of chapter 1 of the Code, governing the taxation of partners and partnerships, and of section 469 of the Code and the Treasury Regulations thereunder, governing the treatment of "passive activity losses," is beyond the scope of this discussion. These provisions now generally govern the taxation of holders of Units in BCLP; see "Partnership Status and Taxation of Entities -- BCLP" and "Other Tax Issues Affecting Holders of BCLP Units -- Operations of BCLP" and "-- Pre-Merger Sale of Interests," below. It is not anticipated that Castle Creek will qualify for the "simplified flow-through for electing large partnerships" or the "simplified audit procedures for electing large partnerships" added by the Taxpayer Relief Act of 1997, nor is it intended that Castle Creek would elect for those new provisions to apply if it were eligible to do so. The following paragraphs summarize some selected tax rules that will be applicable to persons holding interests in Castle Creek.

     Castle Creek will generally be treated as a conduit for Federal income tax purposes. Each partner in Castle Creek will take into account separately his distributive share of Castle Creek's items of income, gain, loss, deduction, and credit, regardless of whether Castle Creek makes any distributions to such partner. The character of an item will be the same as if it had been directly realized or incurred by the partner.

     In the case of individuals, estates, trusts, closely held C corporations, and personal service corporations, the passive loss rules generally disallow deductions and credits from passive activities to the extent they exceed income from passive activities. Passive activities include trade or business activities in which the taxpayer does not materially participate. Portfolio income (such as interest and dividends) and expenses allocable to such income are not treated as income or loss from a passive activity. Accordingly, in the case of a limited partner in Castle Creek that is subject to the passive loss rules, (1) the limited partner will not be able to utilize losses from passive activities to offset the taxpayer's share of the portfolio income of Castle Creek and (2) in the event that Castle Creek incurs a loss in its trade or business activities (including its distributive share of the income or loss of any lower-tier partnership from its trade or business activities), the limited partner will not be able to utilize its share of that loss to offset non-passive income from other sources.

     The bases of Castle Creek in the properties contributed to them by BCLP will initially be equal to the respective adjusted bases of such properties to BCLP at the time of the contribution, which, in some cases, may be substantially less than the respective fair market values of such assets. Although it is unclear whether any adjustments to the basis of Castle Creek property may be required in the case of any holder of a Castle Creek Interest whose proportionate share of the adjusted basis of Castle Creek's property differs from such holder's basis in such holder's Castle Creek Interest, no reduction in basis in such holders' Castle Creek property should be required in the case of any asset the fair market value of which equals or exceeds its adjusted basis; since it is believed that no asset of Castle Creek, Hoops Holdings or Hoops will have a fair market value materially below its adjusted basis, no material reductions to basis should be required under this rule. It is not certain that a holder of BCLP Units with respect to whom BCLP and CLP have made basis adjustments under Code section 743 would retain the benefit of those adjustments with respect to such holder's indirect interest (through Castle Creek, Hoops Holdings or Hoops) in CLP, if such holder receives a Castle Creek Interest in the Reorganization. For some income tax purposes, Castle Creek may be considered a "continuation" of BCLP.

     Although, as noted below (see "Tax Consequences to BCLP II and BCLP"), receipt by BCLP of payments pursuant to Castle Creek's assumption of a portion of certain tax liabilities of BCLP or its subsidiaries attributable to prior periods may be taxable to BCLP II, some or all of such amount will be applied to increase Castle Creek's basis in its assets and will not be deductible by Castle Creek or its partners.

GENERAL TAX TREATMENT OF THE MERGER

     A subsidiary of BCLP II will be merged into BCLP. In connection with this merger, each BCLP Unit will be converted into one BCLP II Unit and BCLP will become a 99%-owned subsidiary of BCLP II. BCLP II, although organized as a Delaware limited partnership, will be treated as a corporation for Federal income tax purposes. Immediately after the merger of the subsidiary of BCLP II into BCLP and as a result thereof, holders of BCLP Units, together with the general partner in BCLP II (which will contribute property to BCLP II in exchange for its interest) will hold at least 80% of each outstanding class of units or other interests issued by BCLP II.

     While there is no specific authority dealing with a substantially similar transaction, counsel is of the opinion, based on authority dealing with analogous transactions, that the transaction will be treated as an exchange of BCLP Units for BCLP II Units in a transaction governed by Code section 351. In such an exchange, gain would be recognized to a holder of BCLP Units only to the extent that the sum of such holder's liabilities assumed by BCLP II, plus the amount of the liabilities to which the holder's transferred BCLP Units were subject, exceeded the total of the adjusted basis of the BCLP Units transferred by the holder in the exchange. Such gain would be long-term capital gain if the BCLP Units have been held for more than one year as of the date of the exchange and if such Interests have been held as capital assets (and would not be mid-term gain if the Units have been held for more than 18 months on such date), except that a portion of this gain may be treated as ordinary income pursuant to the rules of section 751 of the Code. No loss would be recognized to a holder of BCLP Units. A holder of BCLP Units will have a tax basis in the BCLP II Units received in the exchange equal to such holder's basis in the BCLP Units, decreased by the amount of any liabilities assumed or taken subject to, and increased by the amount of any gain recognized by such holder.

     Counsel's opinion that holders of BCLP Units will be treated as exchanging their Partnership interests for BCLP II Units is based on the Federal income tax treatment of analogous transactions. It is well settled (and the IRS has issued published rulings to the effect) that, if a parent corporation forms a transitory subsidiary corporation and merges it into another corporation to enable the parent to acquire the stock of such other corporation, the merger of the transitory subsidiary corporation into such other corporation will be ignored and the stockholders of the target corporation will be treated as receiving directly from the parent corporation stock or other property of the parent in exchange for their shares of the target. In addition, the Service has issued private letter rulings addressing the treatment of transactions in which a corporation forms a transitory partnership and merges it into an existing partnership as a means of transforming the partners of the existing partnership into stockholders of the corporation. The conclusions expressed in the private letter rulings are consistent with the treatment of the Merger expressed above. Holders of BCLP Units should be aware that, unlike published rulings, private letter rulings cannot be cited as authority and may be relied upon only by the taxpayer requesting the ruling, although the conclusions expressed therein may be indicative of the IRS's thinking on the particular matter addressed.

     BCLP and BCLP II intend to treat the Merger in accordance with the positions reflected in the foregoing description and to prepare reports and tax information accordingly. Except as otherwise noted, the following discussion assumes the correctness of such treatment.

CERTAIN TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF UNITS

     Nonrecognition of Gain or Loss. Section 351(a) of the Code provides, in general, that no gain or loss is recognized upon the transfer by one or more persons of property (such as partnership interests) to a corporation solely in exchange for stock in such corporation, if, immediately after the exchange, such person or persons are in control of the corporation to which the property was transferred. Section 368(c) of the Code defines control as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock. Section 357(c) of the Code generally provides that, if the sum of the liabilities assumed in a section 351 exchange exceeds the aggregate tax basis of the assets transferred in the exchange, such excess is treated as gain from the sale or exchange of the assets transferred. Section 752 of the Code and the Regulations thereunder generally provide that a partner's tax basis in a partnership interest includes the partner's share of the liabilities of the partnership. A published ruling issued by the IRS holds that, upon the transfer of a partnership interest to a corporation in a section 351 transaction, the transferor's share of partnership liabilities is treated as assumed by the corporation for purposes of section 357(c) of the Code.

     Assuming the Merger is treated for Federal income tax purposes in the manner described above under "General Tax Treatment of the Merger," it is counsel's opinion that the exchange by holders of Units of their BCLP Units for BCLP II Units will be treated as part of a transaction described in Code section 351(a), in which gain will be recognized only to the extent computed under Code section 357(c). The precise amount, if any, of such gain to any holder will depend on such holder's basis in such holder's BCLP Units and on such holder's share of the liabilities of BCLP. Each of these amounts, in turn, will depend in part on the fair market value of the Subordinated Debentures on the date of the Distribution. In particular, as noted above, the share of liabilities of BCLP of a holder of BCLP Units will be increased by the fair market value on the date of the Distribution of any Subordinated Debentures issued to such holder and a holder's basis in such holder's BCLP Units will be reduced by the basis of any Castle Creek Interest distributed to such holder. BCLP lacks sufficient information to determine the adjusted basis of each holder of BCLP Units in such holder's BCLP Units; however, BCLP believes that certain holders who receive a distribution of only Subordinated Debentures may recognize some gain under Code section 357(c). Moreover, a holder of BCLP Units who receives a distribution consisting in part of Subordinated Debentures and in part of interests in Castle Creek may recognize a greater amount of gain than if such holder received a distribution of only Subordinated Debentures.

     Counsel's conclusion regarding the application of Code section 351(a) is based on the assumption that (i) holders of BCLP Units who receive BCLP II Units in the Merger and the general partner in BCLP II which will transfer property thereto as part of the Merger (together, the "Transferors") will own, immediately after the Merger, more than 80% of each class of units or interests issued by BCLP II and (ii) not more than 20% of any such class will, in the aggregate, be subsequently disposed of pursuant to contracts or other formal or informal binding agreements entered into prior to the Merger (the "Control Assumption") or issued to persons who are not considered to be transferors of property to BCLP II. If the Control Assumption were not correct, each holder of BCLP Units could recognize gain on the Merger as if such holder had sold such holder's BCLP Units in a taxable transaction for an amount equal to the value of the BCLP II Units received in the Merger and the holder's share of the liabilities of BCLP. Neither the Partnership nor the General Partner is aware of any contracts or other formal or informal binding agreements entered into by persons receiving BCLP II Units to dispose of such BCLP II Units.

     Basis and Holding Period of BCLP II Units. A holder of BCLP Units will have a tax basis in the BCLP II Units received in the Merger equal to such holder's basis in the BCLP Units, decreased by the amount of any liabilities assumed or taken subject to, and increased by the amount of any gain recognized by such holder.

     The holding period for BCLP II Units received in the Merger will include the exchanging holder's holding period for the BCLP Units, provided such holder held such BCLP Units as capital assets at the time of the Merger.

     Sale of BCLP II Units. In general, any gain or loss from the sale or exchange of BCLP II Units received in the Merger will be characterized as capital gain or loss, provided such BCLP II Units are held as a capital asset. Gain or loss will be measured by the difference between the amount realized and the holder's adjusted tax basis in the BCLP II Units.

     Ownership of BCLP II Units. After the Merger a holder of BCLP II Units generally will be taxed only on distributions of money or other property received from BCLP II, if any, out of current or accumulated earnings and profits. Such income will be characterized as a dividend and as investment or portfolio income for purposes of certain tax rules, e.g., those regarding deductibility of interest expense, under section 163 of the Code. To the extent that BCLP II has no accumulated earnings and profits at the time of a distribution or current earnings and profits for the year of distribution, the amount of the distribution will first reduce a stockholder's adjusted basis in the BCLP II Units and, thereafter, will be taxed as an amount received from the sale or exchange of the BCLP II Units. BCLP II will have no accumulated earnings and profits as it begins operations following consummation of the Merger. Distributions in connection with a complete liquidation of BCLP II will be treated as amounts received from the sale or exchange of BCLP II Units. Distributions received in connection with a redemption will be treated as dividends or as amounts received from the sale or exchange of the stock depending upon the redeeming BCLP II Unit holder's actual or constructive ownership of interests in BCLP II before and after such redemption.

TAX CONSEQUENCES OF OWNERSHIP OF SUBORDINATED DEBENTURES

     Accrual of Original Issue Discount and Premium. If the issue price of the Subordinated Debentures is less than their face amount (i.e., the Subordinated Debentures are issued with "original issue discount"), each holder thereof, including a taxpayer who otherwise uses the cash receipts and disbursements method of accounting, will be required to include the holder's pro rata share of original issue discount on the Subordinated Debentures in income as it accrues, in accordance with a constant yield method based on a compounding of interest. This method of accounting will generally require the annual inclusion of income even in the absence of the receipt of (and/or in amounts greater than) cash payments with respect to the Subordinated Debentures.

     The total amount of "original issue discount" on the Subordinated Debentures will equal the difference between the issue price of the Subordinated Debentures and their "stated redemption price at maturity." The issue price of each Debenture will be equal to the fair market value of such Debenture on the date of the Distribution.

     If the Subordinated Debentures constitute "high yield discount obligations" ("HYDO's"), BCLP II's distributive share of the original issue discount on the Subordinated Debentures may not be deductible by BCLP II until actually paid by BCLP and, depending upon the instrument's yield as computed under the original issue discount rules, a portion of such original issue discount (the "Disqualified Portion") may not be deductible by BCLP II at any time. Such Disqualified Portion, if any, will be eligible for the dividends received deduction for corporate holders of Subordinated Debentures, however, if BCLP II has sufficient earnings and profits. Except as provided in the HYDO rules, cash interest payments and original issue discount on the Subordinated Debentures will generally be deductible to BCLP as it accrues, in accordance with a constant yield method based on a compounding of interest.

     The question whether the Subordinated Debentures will constitute HYDO's cannot be determined at the time of this writing, because the issue depends, in part, on factors that will not be determined until the date of issuance of the Subordinated Debentures (including their "issue price" and the prevailing "applicable federal rate" under the Code). In order to constitute HYDO's, the yield to maturity on the Subordinated Debentures must equal or exceed five percentage points over the applicable long-term federal rate (the "AFR") in effect for the month during which the Subordinated Debentures are issued. A Disqualified Portion will exist if the yield on the Subordinated Debentures exceeds six percentage points over the AFR. The AFR changes every month based on the average market yield, during the one-month period ending on the 14th day of the prior month, on outstanding marketable obligations of the United States with remaining periods to maturity of over 9 years. For April 1998, the AFR is 5.98%, compounded annually. No portion of the amounts received on the

Subordinated Debentures will be eligible for the dividends received deduction applicable to holders that are domestic corporations, unless the Subordinated Debentures constitute HYDO's, and then only to the extent discussed above with respect to the Disqualified Portion.

     Market Discount and Bond Premium. Holders other than initial holders may be considered to have acquired Subordinated Debentures with market discount, acquisition premium, or amortizable bond premium. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership, and disposition of Subordinated Debentures.

     Disposition of Subordinated Debentures. Upon a sale, exchange, or other disposition of Subordinated Debentures, a holder will recognize gain or loss equal to the difference between the amount realized and the holder's adjusted tax basis in the holder's Subordinated Debentures. Gain or loss will be capital gain or loss (except to the extent of any accrued market discount with respect to such holder's Subordinated Debentures not previously included in income) provided the Subordinated Debentures are a capital asset in a holder's hands. See " -- Market Discount and Bond Premium," above. Such gain or loss will be long-term capital gain or loss if the Subordinated Debentures have been held for more than one year (and will not be mid-term gain if the Subordinated Debentures have been held for more than 18 months).

PERSONS OTHER THAN UNITED STATES PERSONS

     For purposes of this discussion, a "Foreign Holder" is any corporation, individual, partnership, estate, or trust that is, as to the United States, a foreign corporation, a nonresident alien individual, a foreign partnership, or a nonresident fiduciary of a foreign estate or trust. This discussion does not generally cover the income or withholding tax rules that may be applicable to Foreign Holders in connection with the Reorganization or the holding of Subordinated Debentures, BCLP II Units, or Castle Creek Interests. Foreign Holders should consult their own tax advisers regarding such rules.

INFORMATION REPORTING TO HOLDERS

     BCLP will report any interest paid and original issue discount accrued during any year with respect to the Subordinated Debentures, and BCLP II will report distributions made with respect to the BCLP II Units, to the holders of record of the Subordinated Debentures and BCLP II Units and to the IRS. Each partner in Castle Creek will receive a Schedule K-1 reflecting the items of income and deduction allocated to such partner. It is anticipated that persons who hold Subordinated Debentures or BCLP II Units as nominees for beneficial owners will report the required tax information to beneficial owners. Nominee ownership will not be permitted for Castle Creek Interests.

WITHHOLDING

     In connection with the Reorganization, holders of BCLP Units may be required to comply with certain identification requirements and to certify that they are not Foreign Holders; BCLP and BCLP II may withhold from holders who do not comply with such requirements or do not so certify all or a portion of the amounts that would otherwise be received by them in the form of Castle Creek Interests, Subordinated Debentures, or BCLP II Units. Payments made on, and proceeds from the sale of, Subordinated Debentures or BCLP II Units may be subject to "backup" withholding at the rate of 31% of the amount paid, unless the holder complies with certain identification requirements. A partner's share of Castle Creek's income may be subject to a withholding tax under Code section 1446, unless such partner certifies to Castle Creek that such partner is not a Foreign Holder. Any withheld amounts will generally be allowed as a credit against the holder's Federal income tax, provided the required information is timely filed with the IRS.

OTHER TAX ISSUES AFFECTING HOLDERS OF BCLP UNITS

     Operations of BCLP. The income and deductions of BCLP incurred prior to the Reorganization will be allocated among the partners, and the basis of each holder of BCLP Units in its Units will be adjusted by such allocations, in essentially the same manner they would have been allocated and adjusted apart from the Reorganization. Each partner will receive a Schedule K-1 reflecting the income and deductions allocated to the partner during the period prior to the Reorganization in which the partner owned such partner's BCLP Units, even if the partner sells the BCLP Units prior to the Reorganization.

     Pre-Merger Sale of Interests. The tax consequences to a holder of BCLP Units who sells a BCLP Unit prior to the Reorganization are not affected by the Reorganization. The holder of BCLP Units may recognize both ordinary income and capital gain or loss. The ordinary income amount will be approximately the amount of ordinary income, including depreciation recapture and other unrealized receivables as defined in section 751 of the Code, that would have been allocated to the holder of BCLP Units if BCLP had sold all its assets. Such amount will vary depending on the amount paid for the BCLP Unit, the date acquired, and other factors. The capital gain or loss amount will normally be the difference between the adjusted tax basis of the holder of BCLP Units and the amount realized from the sale of the BCLP Unit (reduced by the portion treated as ordinary income).

     Reporting Requirements. Each holder of BCLP Units who receives BCLP II Units in the Merger will be required to file with the holder's Federal income tax return a statement that provides details relating to the property transferred and the BCLP II Units received in the Merger.

TAX CONSEQUENCES TO BCLP II AND BCLP

     The following discussion assumes that the Merger will be treated for Federal income tax purposes in the manner described above under "-- Tax Treatment of the Merger." The acquisition of BCLP Units by BCLP II will not give rise to the recognition of gain or loss by BCLP II or BCLP and the basis of BCLP Units received by BCLP II from a holder of such BCLP Units will be determined by reference to the tax basis of the BCLP Units in the hands of such holder immediately prior to the Merger, increased by the amount of gain recognized to such holder in the Merger.

     The acquisition of Units by BCLP II will result in a constructive termination of BCLP for Federal income tax purposes under section 708 of the Code. This section provides that a "sale or exchange" (which includes a transfer in connection within a Code section 351 transaction) of 50% or more of the total interest in a partnership's capital and profits within a 12-month period terminates a partnership for tax purposes. Upon such termination, the following is deemed to occur: The partnership contributes all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and, immediately thereafter, the terminated partnership distributes interests in the new partnership to the transferees of the partnership interests and the other remaining partners in proportion to their respective interests in the terminated partnership in liquidation of the terminated partnership.

     Castle Creek, and/or CLP may be required to commence new recovery periods for some or all of their assets as a result of the proposed transactions. If the basis of a distributed Castle Creek Interest to the distributee thereof exceeds the adjusted basis of such Castle Creek Interest to BCLP immediately before the distribution thereof, BCLP may be required to reduce its basis in its assets, but not below the fair market value thereof, by the amount of the excess. It is not expected that the proposed transaction will result in any other material adverse tax consequences to BCLP II or BCLP.

     Receipt by BCLP of any payments pursuant to Castle Creek's assumption of a portion of certain tax liabilities of BCLP or its subsidiaries attributable to prior periods may be taxable to BCLP II as a partner in BCLP.

UNRELATED BUSINESS TAXABLE INCOME

     Certain persons otherwise generally exempt from Federal income taxes (such as pension plans and other exempt organizations) are taxed under section 511 of the Code on unrelated business taxable income ("UBTI"). Currently, a substantial portion of the taxable income generated by BCLP is considered UBTI for tax-exempt organizations. Distributions by BCLP II and interest on the Subordinated Debentures will not constitute UBTI, except to the extent that BCLP II Units and Subordinated Debentures, respectively, are debt-financed property as that term is defined in section 514 of the Code. However, a substantial portion of the taxable income generated by Castle Creek will be considered UBTI.

OTHER TAX ASPECTS

     Apart from Federal income taxes, no attempt has been made to determine any tax that may be imposed on a holder of BCLP Units by the country, state, or jurisdiction in which such holder resides or is a citizen. In addition to Federal income taxes, holders of interests in Castle Creek may be subject to other taxes, such as state or local income taxes that may be imposed by various jurisdictions, and may be required to file tax returns through the date of consummation of the Reorganization in those states in which BCLP does business. Holders of BCLP Units may also be subject to income, intangible property, estate, and inheritance taxes in their respective states of domicile. Holders of BCLP Units should consult their own tax advisors with regard to state income, inheritance, and estate taxes.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION DOES NOT ADDRESS ANY FOREIGN, STATE, OR LOCAL TAX CONSEQUENCES OF THE DISTRIBUTION OR THE MERGER. ACCORDINGLY, EACH HOLDER OF BCLP UNITS IS STRONGLY URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE REORGANIZATION, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

                        MARKET PRICES AND DISTRIBUTIONS

     BCLP Units are listed on the NYSE and the BSE under the symbol "BOS." As of April 15, 1998, there were 5,346,164 BCLP Units outstanding, and, as of April 3, 1998, BCLP had approximately 64,453 registered Unit holders. The following table sets forth the high and low sales prices of BCLP's units on the NYSE and cash distributions for each of the calendar quarters indicated.

                                                                                      CASH
                                                                                  DISTRIBUTIONS
                         PERIOD                             HIGH       LOW          DECLARED
                         ------                             ----       ---        -------------
Year Ended June 30, 1996
     First Quarter......................................  $27.0000   $20.1250
     Second Quarter.....................................   28.3750    22.8750
     Third Quarter......................................   24.1250    21.3750
     Fourth Quarter.....................................   25.1250    21.6250         $1.50

Year Ended June 30, 1997
     First Quarter......................................   22.5000    20.2500
     Second Quarter.....................................   22.7500    20.6250          1.00
     Third Quarter......................................   24.3750    22.3750
     Fourth Quarter.....................................   28.1250    23.2500

Year Ended June 30, 1998
     First Quarter......................................   25.5000    23.6250
     Second Quarter.....................................   25.4375    20.1875          1.00
     Third Quarter......................................   20.8125    18.8125
     Fourth Quarter (through April 15, 1998)............   21.5000    19.8750

                                 CAPITALIZATION

     The following table sets forth the capitalization of BCLP and its subsidiaries as of December 31, 1997 and of BCLP II and Castle Creek as adjusted to give effect to the Reorganization. This table should be read in conjunction with the financial statements, the related notes and the other financial information appearing elsewhere in this Prospectus.

                                                              DECEMBER 31, 1997
                                                 --------------------------------------------
                                                     BCLP          BCLP II       CASTLE CREEK
                                                    ACTUAL       PRO FORMA(3)    PRO FORMA(3)
                                                    ------       ------------    ------------
Deferred compensation -- current...............  $  1,994,360                    $ 1,994,360
Notes payable -- current.......................    16,974,198    $ 16,974,198
                                                 ------------    ------------    -----------
                                                 $ 18,968,558    $ 16,974,198    $ 1,994,360
                                                 ============    ============    ===========

Other non-current liabilities..................  $  6,372,500    $  3,272,500    $ 3,100,000
Notes payable to bank -- noncurrent portion....    50,000,000      30,000,000     50,000,000
Subordinated debentures........................                    41,942,460
Deferred compensation -- noncurrent portion....     9,814,081                      9,814,081
Partners' capital (deficit)....................   (10,679,088)    (49,937,101)    (4,262,625)
                                                 ------------    ------------    -----------
Total capitalization...........................  $ 55,507,493    $ 25,277,859    $58,651,456
                                                 ============    ============    ===========
Limited partnership units......................     5,346,164(1)    2,796,164(2)      28,000(2)
                                                 ============    ============    ===========

---------------

(1) Excludes options to purchase 280,000 BCLP Units outstanding at December 31, 1997, all of which were exercisable at December 31, 1997.

(2) Based upon the Assumed Castle Creek Election Percentage. Reflects exercise of options to purchase 250,000 BCLP Units and the election by those Units to receive Castle Creek Interests in the Distribution.

(3) The pro forma capitalization of BCLP II and Castle Creek reflects the assumed election by holders of 2,800,000 Units of BCLP to receive Castle Creek Interests in the Distribution, the assumed issuance of 2,796,164 BCLP II Units to former holders of BCLP Units, a change in the method of BCLP II's accounting for its investment in the Team from consolidation to the equity method based on a reduction in BCLP II's ownership to less than 50%, the consolidation of the Team at Castle Creek based on its ownership of over 50%, BCLP II's issuance of $55 million in aggregate principal amount of Subordinated Debentures to such former BCLP Unit holders (recorded at their estimated issue price of approximately $42 million) proceeds from BCLP II's anticipated new bank borrowings of $30 million and transfer of certain investment assets from BCLP to Castle Creek.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The selected historical consolidated financial information set forth below is qualified in its entirety by, and should be read in conjunction with, BCLP's consolidated financial statements and notes thereto for the years ended June 30, 1993, 1994, 1995, 1996 and 1997, and the six months ended December 31, 1996 and 1997. The selected historical consolidated financial data as of and for the years ended June 30, 1993, 1994, 1995, 1996 and 1997 are derived from BCLP's consolidated financial statements, which were audited by Ernst & Young LLP, independent auditors. The selected historical consolidated financial data as of and for the six months ended December 31, 1996 and 1997 are unaudited, but in the opinion of Celtics, Inc.'s management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth therein. Amounts in thousands, except per unit and ratio amounts.

                                                           SIX MONTHS
                                                              ENDED
                                                          DECEMBER 31,                       YEAR ENDED JUNE 30,
                                                       -------------------   ----------------------------------------------------
                                                         1997       1996       1997       1996       1995       1994       1993
                                                         ----       ----       ----       ----       ----       ----       ----
HISTORICAL CONSOLIDATED STATEMENT OF INCOME DATA:
Revenues:
 Basketball regular season --
   Ticket sales.....................................   $ 12,797   $ 10,663   $ 31,813   $ 35,249   $ 22,037   $ 20,238   $ 20,197
   Television and radio broadcast rights fees.......      9,345      7,074     23,269     22,072     20,956     19,168     21,862
   Other, principally promotional advertising.......      3,132      2,893      7,916      7,459      7,419      5,177      3,597
 Basketball playoffs................................                                                  1,913                 1,903
                                                       --------   --------   --------   --------   --------   --------   --------
                                                         25,274     20,630     62,998     64,780     52,325     44,583     47,559

Costs and expenses
 Basketball regular season --
   Team.............................................     14,346     11,245     40,941     27,891     31,204     22,468     24,743
   Game.............................................        912        713      2,386      2,606      2,880      2,762      2,969
 Basketball playoffs................................                                                    697                   609
 General and administrative.........................      5,066      5,899     13,914     15,053     14,086     11,304      6,575
 Selling and promotional............................      1,722      1,475      4,680      2,974      2,692      1,396      1,152
 Depreciation.......................................        102         97        189        141         86         83         70
 Amortization of National Basketball Association
   franchise and other intangible assets............         82         82        165        165        165        165        160
                                                       --------   --------   --------   --------   --------   --------   --------
                                                         22,230     19,511     62,275     48,830     51,810     38,178     36,278
                                                       --------   --------   --------   --------   --------   --------   --------
                                                          3,044      1,119        723     15,950        515      6,405     11,281
Interest income (expense), net......................        347        622        736      1,788     (2,567)    (1,665)      (982)
Net revenue from league expansion...................                                                  7,114
Net proceeds from life insurance....................                                                             5,592
Net realized gains (losses) on disposition of
 marketable securities and other short-term
 investments........................................         (1)       395        361       (101)       110     (3,595)        79
                                                       --------   --------   --------   --------   --------   --------   --------
Income from continuing operations before income
 taxes..............................................      3,390      2,136      1,820     17,637      5,172      6,737     10,378
Provision for (benefit from) income taxes...........        900        800       1400      1,850       (345)      (600)
                                                       --------   --------   --------   --------   --------   --------   --------
Income from continuing operations...................      2,490      1,336        420     15,787      5,517      7,337     10,378
Income (loss) from discontinued operations, net of
 taxes..............................................                                          83     10,639      2,145     (5,150)
Gain from disposal of discontinued operations, net
 of taxes...........................................                                      38,331                14,284
                                                       --------   --------   --------   --------   --------   --------   --------
Net income..........................................   $  2,490   $  1,336   $    420   $ 54,201   $ 16,156   $ 23,766   $  5,228
                                                       ========   ========   ========   ========   ========   ========   ========
Income from continuing operations applicable to
 limited partners...................................   $  2,421   $  1,294   $    358   $ 15,437   $  5,396   $  7,124   $ 10,214
Net income applicable to limited partners...........   $  2,421   $  1,294   $    358   $ 52,910   $ 15,545   $ 23,126   $  5,157
Per limited partnership unit:
 Income from continuing operations -- basic(1)......   $   0.50   $   0.23   $   0.07   $   2.68   $   0.84   $   1.11   $   1.59
 Income from continuing operations -- assuming
   dilution(1)......................................   $   0.44   $   0.22   $   0.06   $   2.59   $   0.84   $   1.11   $   1.59
 Net income -- basic(1).............................   $   0.50   $   0.23   $   0.07   $   9.18   $   2.43   $   3.61   $   0.80
 Net income -- assuming dilution(1).................   $   0.44   $   0.22   $   0.06   $   8.89   $   2.43   $   3.61   $   0.80
 Distributions declared.............................   $   1.00   $   1.00   $   1.00   $   1.50   $   3.00   $   1.25   $   1.25
 Cash distributions to BCCLP........................
 Book value (deficit) per unit at end of period.....   $  (2.00)  $  (2.15)  $  (1.46)  $   2.81   $  (2.46)  $  (2.00)  $  (4.39)
 Ratio of earnings to fixed charges.................       2.13       1.69       1.30       3.72       1.54       2.49       5.62

                                                          DECEMBER 31,                             JUNE 30,
                                                       -------------------   ----------------------------------------------------
                                                         1997       1996       1997       1996     1995(2)    1994(2)    1993(2)
                                                         ----       ----       ----       ----     -------    -------    -------
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
Current assets......................................   $113,673   $109,335   $103,801   $135,903   $186,101   $ 79,492   $ 50,976
Current liabilities.................................     53,331     39,964     39,139     40,289    126,010     23,289     18,809
Total assets........................................    128,939    117,813    119,200    145,233    210,655    102,933     73,347
Deferred taxes -- noncurrent........................     20,100     20,100     20,100     20,100      6,000      2,900
Notes payable -- noncurrent.........................     50,000     50,000     47,500     50,000     60,000     60,000     69,560
Deferred compensation -- noncurrent.................      9,814     11,650     10,380     11,750     14,850     18,248      9,670
Other noncurrent liabilities........................      6,373      7,049      9,870      6,575     19,515     11,325      3,434
Partners' capital (deficit).........................    (10,679)   (10,950)    (7,790)    16,520    (15,720)   (12,829)   (28,126)

---------------
(1) In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("Statement 128"). BCLP adopted Statement 128 on December 31, 1997. All prior period earnings per unit amounts have been restated to conform with the provisions of Statement 128.
(2) Balance sheet captions at June 30, 1995, 1994, and 1993 include amounts pertaining to discontinued operations. Total assets as shown in the table above include assets from discontinued operations of $52,893 in 1995, $39,855 in 1994, and $36,524 in 1993. Long-term obligations, which include program broadcast rights payable -- noncurrent portion and notes payable to bank -- noncurrent portion as shown in the table above, include amounts pertaining to discontinued operations of $19,062 in 1995, $18,566 in 1994, and $22,994 in 1993.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                          FINANCIAL CONDITION AND RESULTS
                                   OF OPERATION

   GENERAL

     Certain statements and information included herein are "forward-looking statements" within the meaning of the federal Private Securities Litigation Reform Act of 1995, including statements relating to prospective revenues, expenses (including player and other team costs), capital expenditures, tax burdens, earnings and distributions, and expectations, intentions and strategies regarding the future. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BCLP to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause BCLP's financial condition, results of operation, liquidity and capital resources to differ materially include the Team's competitive success, uncertainties as to increases in players' salaries, the Team's ability to attract and retain talented players, uncertainties relating to labor relations involving players, the risk of injuries to key players and uncertainties regarding media contracts.

     BCLP derives revenues principally from the sale of tickets to the Team's home games and the licensing of television, cable network and radio rights. A large portion of the Team's annual revenues and operating expense is determinable at the commencement of each basketball season based on season ticket sales and the Team's multi-year contracts with its players and broadcast organizations.

     The operations and financial results of the Team are seasonal. On a cash flow basis, the Team receives a substantial portion of its receipts from the advance sale of season tickets during the months of June through October, prior to the commencement of the NBA regular season. Cash receipts from playoff ticket sales are received in March of any year for which the Team qualifies for league playoffs. Most of the Team's operating expenses are incurred and paid during the regular season, which extends from late October or early November through late April.

     For financial reporting purposes the Team recognizes revenues and expenses on a game-by-game basis. Because the NBA regular season begins in late October or early November, the first fiscal quarter, which ends on September 30, will generally include limited or no revenue and will reflect a net loss attributable to general and administrative expenses incurred in the quarter. Based on the present NBA game schedule, the Team will generally recognize approximately one-third of its annual regular season revenue in the second fiscal quarter, approximately one-half of such revenue in the third fiscal quarter and the remainder in the fourth fiscal quarter, and it will recognize its playoff revenue, if any, in the fourth fiscal quarter.

     The consolidated statements of income for fiscal 1996 and 1995 include the results of operations of the television station sold on July 7, 1995 as discontinued operations. The gain on its disposal was also included in discontinued operations.

RESULTS OF OPERATIONS

     The following discussion compares consolidated net income and results of continuing operations of BCLP and its subsidiaries for the year ended June 30, 1997 compared with the year ended June 30, 1996, for the year ended June 30, 1996 compared with the year ended June 30, 1995, and for the six months ended December 31, 1997 compared with the six months ended December 31, 1996.

  Years ended June 30, 1997, 1996 and 1995

     Consolidated income from continuing operations and consolidated net income of BCLP and its subsidiaries for the year ended June 30, 1997 was $420,000, or $0.07 per unit ($0.06 assuming dilution), on revenues of $62,998,000 compared with consolidated income from continuing operations of $15,787,000, or $2.68 per unit ($2.59 assuming dilution), on revenues of $64,780,000 and consolidated net income of $54,201,000, or $9.18 per unit ($8.89 assuming dilution), during the year ended June 30, 1996, and consolidated income from continuing operations of $5,517,000 or $0.84 per unit, on revenues of $52,325,000 and consolidated net income of $16,156,000 or $2.43 per unit, during the year ended June 30, 1995. Consolidated net income for the year ended June 30, 1996 included a gain on the sale of Boston Celtics Broadcasting Limited Partnership ("BCBLP") in the amount of $38,331,000 and income from this discontinued operation of $83,000. Factors contributing to the 1997 decline in consolidated income from operations include a decrease in regular season ticket sales in 1997 and an increase in Team expenses in 1997 resulting primarily from increased player compensation and certain charges relating to personnel changes in the basketball operations. The increase in 1996 over 1995 was primarily attributable to increased revenues from regular ticket sales resulting from the Team's move to the Fleet Center and a decrease in Team expenses.

     Revenues from regular season ticket sales decreased by $3,437,000, or 10%, in fiscal 1997 compared to 1996 and increased by $13,213,000, or 60%, in fiscal 1996 compared to 1995. The decrease in 1997 was a result of reduced ticket sales, believed to be primarily caused by the performance of the Team. Ticket prices were not increased for the 1996-97 season. Increased ticket sales in 1996 resulted primarily from the move to the Fleet Center arena, which has an increased seating capacity of approximately 4,400 seats as compared to the Boston Garden.

     Regular season television and radio rights fees revenues increased by $1,197,000, or 5%, in fiscal 1997 compared to 1996 and $1,116,000, or 5%, in fiscal 1996 compared to 1995. The increases were primarily the result of increases in the NBA's national broadcasting contracts.

     Other revenues, principally promotional advertising revenues, increased $457,000, or 6%, in 1997 as compared to 1996 and were relatively flat in fiscal 1996 as compared to 1995. The increase in fiscal 1997 is principally due to increased revenues from promotional activities ($1,252,000), partially offset by a decrease in proceeds received from NBA properties from the licensing of novelty type products ($787,000).

     The Team played no playoff games in the 1996-97 or the 1995-96 seasons, accordingly, there were no playoff revenues or expenses in fiscal 1997 or 1996. The Team played two home playoff games in fiscal 1995, which resulted in $1,913,000 of playoff revenue. Playoff revenues vary from year to year depending on the number of home games played and the availability of such games for local television broadcast, and playoff expenses vary depending on the number of games played.

     Team expenses increased by $13,050,000, or 47%, in fiscal 1997 compared to fiscal 1996 primarily due to increased player compensation as a result of changes in Team player personnel ($4,492,000). In addition, the increase is a result of certain charges recorded in the three months ended June 30, 1997 related to personnel changes in the basketball operations, including player contract termination costs ($4,580,000), bonuses and relocation costs ($1,715,000), severance costs ($878,000) and salaries for the new coaching staff ($879,000). Team expenses decreased by $3,312,000, or 11%, in fiscal 1996 compared to fiscal 1995 primarily due to decreased player compensation as a result of changes in Team player personnel ($3,311,000).

     Game expenses, primarily NBA assessments on gate receipts, decreased by $220,000, or 8%, in fiscal 1997 compared to 1996 primarily as a result of the decrease in revenues from ticket sales. Game expenses decreased by $274,000, or 10%, in fiscal 1996 as compared to 1995 primarily as a result of the elimination of arena rental expense (a reduction of $1,146,000 from fiscal 1995) partially offset by an increase in NBA assessments due to the increased ticket revenues ($635,000).

     Basketball playoff expense was $697,000 in fiscal 1995, consisting primarily of expenses related to the two home games played. There were no playoff games played in fiscal 1997 or 1996.

     General and administrative expenses decreased $1,139,000, or 8%, in fiscal 1997 compared to 1996, primarily as a result of decreases in personnel costs ($1,081,000), management fees ($735,000) and professional, consulting and legal expenses ($198,000), partially offset by increased expense related to options to acquire units of partnership interest ($875,000). General and administrative expenses increased $967,000 or 7% in fiscal 1996 compared to 1995, primarily as a result of increased professional, consulting and legal expenses ($1,076,000), increased administrative salaries ($1,184,000) and increased management fees ($219,000), partially offset by reduced expense related to options to acquire units of partnership interest ($1,322,000)

     Selling and promotional expenses increased $1,707,000, or 57%, in fiscal 1997 compared to 1996 and $281,000, or 10%, in fiscal 1996 compared to 1995. The increase in 1997 compared to 1996 is primarily attributable to increases in net sponsorship costs and promotional events ($713,000), personnel costs ($476,000), and advertising and production costs ($381,000). The increase in fiscal 1996 compared to 1995 is primarily attributable to increased net sponsorship costs.

     Total depreciation increased $48,000, or 34%, in fiscal 1997 compared to 1996 and $55,000, or 63%, in fiscal 1996 compared to 1995. The increases in 1997 and 1996 are primarily attributable to additional depreciation related to additions to property and equipment and leasehold improvements in leased office space and at the Fleet Center.

     Interest expense decreased $515,000, or 8%, in fiscal 1997 compared to 1996 and $2,687,000, or 30%, in fiscal 1996 compared to 1995. The decrease in 1997 is a result of the payment of an $85,000,000 borrowing in July 1995 as well as a decrease in the deferred compensation liability. The decrease in 1996 is a result of the payment of the $85,000,000 borrowing in July 1995, partially offset by the interest expense on the notes issued on the redemption of partnership units.

     BCLP earned interest income from its marketable securities and other short-term investments of $6,610,000 and $8,175,000 in fiscal 1997 and 1996, respectively. The decrease of $1,566,000, or 19%, in fiscal 1997 compared to 1996 is attributable to a reduced amount of available funds for short-term investment. The increase in interest income of $1,667,000, or 26%, in fiscal 1996 compared to 1995 is attributable to interest earned on the short-term investment of larger amounts of available funds.

  Six Months Ended December 31, 1997 and 1996

     BCLP had consolidated net income of $2,490,000, or $0.50 per unit ($0.44 assuming dilution), on revenues of $25,274,000 in the six months ended December 31, 1997, compared with consolidated net income of $1,336,000, or $0.23 per unit ($0.22 assuming dilution), on revenues of $20,630,000 in the six months ended December 31, 1996. This increase is primarily attributable to increased revenues from ticket sales and increased television and radio revenues, partially offset by increased Team expenses. BCLP had consolidated cash flows from operating activities of $11,646,000 in the six months ended December 31, 1997 compared with consolidated cash flows from operating activities of $1,401,000 in the six months ended December 31, 1996.

     Revenues from ticket sales recognized in income increased $2,134,000 or 20% in the six-month period ended December 31, 1997, compared to the same period in 1996, as a result of increased ticket sales ($1,677,000) as well as the result of the Team having played one more game in the period ended December 31, 1997 than in 1996 ($457,000).

     Television and radio revenues increased $2,271,000 or 32% in the six-month period ended December 31, 1997, compared to the same period in 1996 as a result of an increase in revenue from the national network and cable television rights agreements ($1,937,000) as well as the result of the Team having played one more game in the period ended December 31, 1997 than in 1996 ($334,000).

     Other regular season revenues increased $239,000 or 8% in the six-month period ended December 31, 1997 compared to the same period in 1996 as a result of increased promotional and novelty income ($127,000) as well as the result of the Team having played one more game in the period ended December 31, 1997 than in 1996 ($112,000).

     Team expenses increased $3,101,000 or 28% in the six-month period ended December 31, 1997 compared to the same period in 1996 primarily as a result of net increases in player and coaching staff compensation ($2,437,000) and other Team expenses ($152,000) as well as the result of the Team having played one more game in the period ended December 31, 1997 than in 1996 ($512,000).

     Game expenses increased $199,000 or 28% in the six-month period ended December 31, 1997 compared to the same period in 1996, primarily as a result of an increase in league assessments on ticket sales ($84,000) and other game expenses ($82,000) as well as the Team having played one more game in the period ended December 31, 1997 than in 1996 ($33,000).

     General and administrative expenses decreased $833,000 or 14% in the six-month period ended December 31, 1997 as compared to the same period in 1996 primarily as a result of a decrease in option expense ($1,472,000). This decrease was partially offset by increases in professional expenses ($293,000) and personnel costs ($256,000).

     Selling and promotional expenses increased $247,000 or 17% in the six-month period ended December 31, 1997 as compared to the same period in 1996 due to increases in salaries and other costs related to marketing and ticket sales ($163,000), increased sponsorship costs ($65,000) and increases in promotional and other general marketing expenses ($19,000).

     Depreciation and amortization expenses increased $5,000 or 3% in the six-month period ended December 31, 1997 as compared to the same period in 1996 as a result of additions to property and equipment and leasehold improvements in leased office space and at the Fleet Center.

     Interest expense decreased $92,000 or 3% in the six-months ended December 31, 1997 as compared to the same period in 1996. The decrease is primarily a result of a decrease in the deferred compensation liability.

     Interest income decreased $367,000 or 10% in the six-month period ended December 31, 1997 as compared to the same period in 1996. The decrease is attributable to a reduced amount of available funds for short-term investment.

LIQUIDITY AND CAPITAL RESOURCES

     BCLP generated approximately $2,462,000, $15,359,000 and $6,784,000 in cash from continuing operations in 1997, 1996 and 1995, respectively. Capital expenditures amounted to approximately $136,000, $796,000 and $769,000 in 1997, 1996 and 1995, respectively.

     BCLP generated approximately $11,646,000 and $1,401,000 in cash from operating activities in the six months ended December 31, 1997 and 1996, respectively. Capital expenditures amounted to approximately $332,000 and $45,000 in the six months ended December 31, 1997 and 1996, respectively. At December 31, 1997 BCLP had approximately $7,000,000 of available cash, $29,000,000 of marketable securities and $73,000,000 of other short term investments. In addition to these amounts, sources of funds available to BCLP include funds generated by operations and capital contributions from partners. These resources will be used to repay commercial bank borrowings and notes payable related to redeemed BCLP Units and for general partnership purposes, working capital needs or for possible investments or acquisitions.

     The management of Celtics, Inc. from time to time reviews and evaluates investment and acquisition opportunities on behalf of BCLP and investments and/or acquisitions may be made or consummated by Celtics Inc., on behalf of BCLP, at such times and upon such prices and other terms as the Celtics, Inc. deems to be in the best interests of BCLP and all of its Unit holders.

     On January 14, 1998, a cash distribution of $1.00 per Unit was paid to BCLP Unit holders (declared December 11, 1997 to Unit holders of record on December 26, 1997). During the year ended June 30, 1997, a cash distribution of $1.00 per unit was paid to holders of BCLP Units on December 16, 1996 (declared November 18, 1996 to BCLP Unit holders of record on November 29, 1996).

     On December 15, 1997, CLP entered into a $60,000,000 credit facility with its commercial bank, consisting of a $50,000,000 term loan and a $10,000,000 revolving line of credit. As of December 31, 1997, no borrowings were outstanding against the $10,000,000 revolving line of credit. The proceeds from the $50,000,000 term loan were used to repay a separate $50,000,000 loan from a commercial bank. Principal payments on the term loan agreement are due in equal quarterly installments of $2,500,000 commencing on January 1, 2003, with the final payment due on December 15, 2007, the maturity date of the loan. The $10,000,000 revolving line of credit agreement expires on December 15, 2000, with two automatic one-year extensions cancelable at the option of the commercial bank. Borrowings under the term loan and revolving line of credit are secured by all of the assets of and are the liability of CLP. The loan agreement contains certain restrictions and various provisions and covenants customary in lending arrangements of this type, including limitations on distributions to partners of CLP.

                                    BUSINESS

BASKETBALL OPERATIONS

     BCLP, through CLP, owns and operates the Team. The following table summarizes the Team's performance during the past 15 basketball seasons:

                                       REGULAR
                         REGULAR     SEASON PLACE
                         SEASON      OF FINISH IN
       SEASON            RECORD        DIVISION                          PLAYOFF RESULTS
       ------            -------     ------------     -----------------------------------------------------
1996-97..............     15-67      Seventh          --
1995-96..............     33-49      Fifth            --
1994-95..............     35-47      Third            Lost in First Round of Conference Playoffs
1993-94..............     32-50      Fifth            --
1992-93..............     48-34      Second           Lost in First Round of Conference Playoffs
1991-92..............     51-31      First            Lost in Conference Semifinals
1990-91..............     56-26      First            Lost in Conference Semifinals
1989-90..............     52-30      Second           Lost in First Round of Conference Playoffs
1988-89..............     42-40      Third            Lost in First Round of Conference Playoffs
1987-88..............     57-25      First            Lost in Conference Finals
1986-87..............     59-23      First            Lost in Championship Finals
1985-86..............     67-15      First            NBA Champions
1984-85..............     63-19      First            Lost in Championship Finals
1983-84..............     62-20      First            NBA Champions
1982-83..............     56-26      Second           Lost in Conference Semifinals

SOURCES OF REVENUE

     BCLP derives its revenues principally from the sale of tickets to home games and the licensing of television, cable network and radio rights. The operations and financial results of the Team are seasonal. The following table shows the contribution to revenues of the basketball operations from these sources and from miscellaneous other sources for each of the last three fiscal years:

                            CONTRIBUTION TO REVENUES
                                 (IN THOUSANDS)
--------------------------------------------------------------------------------

        YEAR
        ENDED                                                                         OTHER        TOTAL
      JUNE 30,              TICKET SALES            TELEVISION, CABLE AND RADIO      SOURCES      REVENUES
---------------------  -----------------------      ---------------------------      -------      --------
                        REGULAR                      REGULAR
                       SEASON(1)      PLAYOFFS      SEASON(2)         PLAYOFFS
                       ---------      --------      ---------         --------
1997.................   $31,813            --        $23,269              --         $7,916       $62,998
1996.................    35,249            --         22,072              --          7,459        64,780
1995.................    22,037        $1,518         20,956            $395          7,419        52,325

---------------

(1) Includes proceeds from exhibition games.

(2) Includes the Teams' share of revenues under the NBA national television contracts.

TICKET SALES

     The Team plays an equal number of home games and away games during the 82-game NBA regular season. In addition, the Team plays eight exhibition games prior to the commencement of the regular season. Under the NBA Constitution and By-laws, the Team receives all revenues from the sale of tickets to regular season home games (subject to the NBA gate assessment) and no revenue from the sale of tickets to regular season away games. Generally, the Team retains all revenues from the sale of tickets to home exhibition games played in Boston as well as certain ticket revenues from home exhibition games played at neutral sites. Under certain circumstances, the Team pays appearance fees to the visiting team for exhibition games, and likewise the Team may receive appearance fees for exhibition games played elsewhere.

     Effective with the 1995-1996 season, all of the Team's regular season home games are played in the Fleet Center, an arena located in downtown Boston. The seating capacity of the Fleet Center is approximately 19,300 as compared to a seating capacity of 14,890 at the Team's prior home arena, the Boston Garden. The policy of the Team during the last several years has been to limit the number of season tickets so that some tickets are available on a per game basis. During the 1997-1998 season, approximately 14,000 season tickets were sold through March 31, 1998, as compared to 13,000 in the 1996-97 season, 15,000 in the 1995-96 season and 12,700 in 1994-95 season.

TELEVISION, CABLE AND RADIO BROADCASTING

     BCLP and the NBA license the television and radio broadcast rights to the Team's basketball games. The NBA, as agent for its members, licenses the national and international broadcast of the games under agreements with NBC Sports, a division of the National Broadcasting Company (the "NBC agreement"), and Turner Network Television, Inc., an affiliate of Turner Broadcasting (the "TNT agreement"). Each of the NBA member teams units equally in these license fees. In addition, BCLP licenses the local over the air rights to broadcast away games under an agreement with Gillett Communications of Boston, Inc. (subsequently assigned to Paramount Communications), licensee of Television Station UPN 38, WSBK-TV (the "WSBK agreement") and licenses the cable rights to broadcast home games to Fox Sports New England (formerly Sportschannel New England Limited Partnership) (the "Fox Sports New England agreement"). BCLP licenses the rights to broadcast all games on radio under an agreement with American Radio Systems, Inc., licensee of Radio Station WEEI -- 850AM (the "ARS agreement"). The NBC and TNT agreements extend through the 2001-02 season. The WSBK agreement extends through the 1997-98 season. The Fox Sports New England agreement extends through the 1998-99 season, with a right to an additional extension by Fox Sports New England through the 2000-01 season. The ARS agreement extends through the 1999-2000 season. There can be no assurance that BCLP or the NBA, upon expiration of the aforementioned agreements, will be able to enter into new agreements on terms as favorable as those in the current agreements.

     Generally, these agreements provide for the broadcast of a specified number of games (pre-season, regular season and playoff games) at specified rights fees, which in some cases increase over the term of the contract and in some cases provide for revenue sharing, per game. The national agreements provide that the licensee identify the games that it wishes to broadcast and the local rights agreements provide for the preemption of games broadcast under the national license agreements.

     The NBC agreement accounted for approximately 11% ($6,896,552) and 10% ($6,552,000) of BCLP's total revenues for the years ended June 30, 1997 and 1996, respectively. No other agreement accounted for as much as 10% of BCLP's total revenues for the years ended June 30, 1997, 1996 and 1995.

OTHER SOURCES

     Other sources of revenues for the basketball operations include promotional and novelty revenues, including royalties from NBA Properties, Inc. ("NBA Properties"). NBA Properties is a corporation organized in 1967 to which each NBA member has assigned the exclusive rights to the merchandising of its team name, insignia and other similar properties to the extent such rights were not previously assigned to others prior to the formation of NBA Properties. NBA Properties pays royalties to each NBA team in consideration of the receipt of such rights. This assignment is subject to the Team's right to use its insignia and symbols in connection with the promotion of the Team in its home territory and retail sales in its home arena. NBA Properties licenses other companies to manufacture and sell official NBA items such as sneakers, basketballs, warn-up jackets and sweatshirts, as well as certain non-sports items.

BASKETBALL TEAM

  Players

     In general, the rules of the NBA permit each team to maintain an active roster of 12 basketball players during each regular season and up to 20 players in the off-season. The By-laws of the NBA require each member team to enter into a uniform player contract with each of its players. The following table sets forth certain information concerning the players under contract with the Team as of March 15, 1998:

                                                                                     LAST SEASON
                       NAME                            POSITION     YEARS IN NBA    UNDER CONTRACT
                       ----                            --------     ------------    --------------
Kenny Anderson....................................  Guard                 6            2002-03
Dana Barros.......................................  Guard                 8            2000-01
Bruce Bowen.......................................  Forward               1            1998-99
Andrew DeClercq...................................  Forward/Center        2            2001-02
Tyus Edney........................................  Guard                 2            1998-99
Pervis Ellison....................................  Center                8            1999-00
Dontae' Jones.....................................  Forward               1            1998-99
Popeye Jones......................................  Forward               4            1997-98
Travis Knight.....................................  Center                1            2003-04
Walter McCarty....................................  Forward               1            1998-99
Ron Mercer........................................  Guard                --            1999-00
Greg Minor........................................  Forward               3            2000-01
Zan Tabak.........................................  Center                3            1997-98
Antoine Walker....................................  Forward               1            1998-99

  Coaches, General Manager and Other Team Personnel

     Rick Pitino, the Head Coach of the Team, was appointed Head Coach, President and Director of Basketball Operations of CLP following the 1996-97 season. Mr. Pitino was most recently the Head Basketball Coach at the University of Kentucky since 1989, and served as the Head Coach of the New York Knickerbockers (1987-1989), Head Coach at Providence College (1985-1987), assistant coach of the New York Knickerbockers (1983-1985) and Head Coach at Boston University (1978-1983). Mr. Pitino is under contract as President and Director of Basketball Operations of CLP through May 6, 2007, and as Head Coach of the Team for the first six full NBA seasons of the agreement (through the 2002-03 Season).

     James O'Brien is an Associate Coach of the Team. Mr. O'Brien was most recently an assistant coach at the University of Kentucky (1994-1997), the Head Coach at the University of Dayton (1989-1994), and an assistant coach of the New York Knickerbockers (1987-1989), prior to which he held a variety of coaching positions from 1974 through 1987. Mr. O'Brien is under contract through the end of the 1999-2000 season.

     John Carroll is also an Assistant Coach of the Team. Mr. Carroll was most recently the Advance Pro Scout for the Orlando Magic of the NBA (1996-1997) and for the Portland Trail Blazers of the NBA (1995-1996). Previously, Mr. Carroll was the Head Coach at Duquesne University (1989-1995) and an assistant coach at Seton Hall University (1982-1989). Mr. Carroll is under contract through the end of the 1998-99 season.

     Shaun Brown is the Strength and Conditioning Coach of the Team. Mr. Brown was most recently the Strength and Conditioning Coach at the University of Kentucky (1992-1997), the Strength and Conditioning Coach at Providence College (1989-1992) and the Assistant Strength and Conditioning Coach at Rutgers University (1987-1988). Mr. Brown is under contract through the end of the 1998-99 season.

     Chris Wallace is the General Manager of the Team. Mr. Wallace was most recently the Director of Player Personnel (1996-1997) and a scout (1992-1996) for the Miami Heat of the NBA. Previously, Mr. Wallace worked in various scouting capacities for the Portland Trail Blazers, Denver Nuggets, Los Angeles Clippers and New York Knickerbockers of the NBA. Mr. Wallace is under contract through the end of the 1999-2000 season.

     Ed Lacerte is the Head Athletic Trainer and Physical Therapist of the Team and has served in that capacity since September 1987. Mr. Lacerte is under contract through the end of the 1999-00 season.

     Under its contracts with its coaches, general manager and other Team personnel (including individuals formerly employed in these positions), the Team had compensation expense totaling $5,441,000 during the 1996-97 season. During the 1997-98 season, the Team is required to make salary payments to its coaches, general manager and other Team personnel (including individuals formerly employed in these positions) totaling $10,940,000.

  Collective Bargaining Agreement

     A collective bargaining agreement (the "Collective Bargaining Agreement") was ratified by the NBA and the National Basketball Players' Association ("NBPA") on September 15, 1995 and executed by the parties on July 11, 1996. The previous Collective Bargaining Agreement expired on June 23, 1994. The Collective Bargaining Agreement provides for maximum and minimum total team salaries to be paid to players. Both maximum and minimum team salaries are determined based on estimates prior to the start of each season. The maximum team salary (the "Salary Cap") for each team for a particular season, subject to certain exceptions, is the greater of a predetermined dollar amount or 48.04% of the projected Basketball-Related Income (as defined in the Collective Bargaining Agreement) of all NBA teams, divided by the number of NBA teams. The NBA has the right to terminate the Collective Bargaining Agreement after the 1997-98 season if it is determined that the aggregate salaries and benefits paid by all NBA teams for the 1997-98 season exceed 51.8% of Basketball-Related Income as defined in the Collective Bargaining Agreement.

     There are various exceptions to the Salary Cap limitations, including exceptions relating to a team's re-signing its own veteran free agent players, replacing injured players, and signing rookies up to 120% of the rookie salary scale amount. These exceptions permit teams to have aggregate player compensation exceeding the specified Salary Cap. For example, subject to certain limitations, a team could re-sign its veteran free agents at any salary, and could sign a new player to replace an injured player at a salary equal to up to the lesser of 50% of the salary of such injured player or 108% of the average player salary for the prior season, even if such new salaries caused the team to exceed the Salary Cap. Teams in excess of the Salary Cap face certain restrictions with respect to signing new players. The Salary Cap for the 1997-98 season has been set at $26.9 million and as of September 19, 1997, the Team's total team compensation is above the Salary Cap.

     The minimum team salary is designed to result in payments by NBA teams of total player salaries and benefits for a given season aggregating at least 75% of the Salary Cap each season. There is also a provision for minimum individual player salaries.

     Since the adoption of the Salary Cap limitations under a predecessor collective bargaining agreement, there have been various disputes among NBA members and between the NBA and its members and the NBPA relating to the interpretation and application of the limitations in specific situations. Such disputes are resolved by an arbitrator or by a court appointed special master whose decision is subject to judicial review.

     The Collective Bargaining Agreement also governs the rights of veteran free agents, certain aspects of uniform player contracts, player pension and other benefits, the NBA draft of college players and other matters affecting the players.

     On March 23, 1998, the NBA Board of Governors voted to exercise the league's right to re-open the Collective Bargaining Agreement. As a result, the Agreement will now expire on June 30, 1998.

     There can be no assurance that NBA and the NBPA, upon the expiration of the current Collective Bargaining Agreement or upon the possible termination of the Collective Bargaining Agreement after the 1997-98 season as described above, will reach agreement on a new collective bargaining agreement with terms as favorable as those in the current agreement. Further, there can be no assurance that the NBA will not experience labor relations difficulties in the future or significantly increased player salaries which could have a material adverse effect on BCLP's financial condition or results of operations.

BASKETBALL FACILITIES

     Effective with the start of the 1995-96 basketball season, the Team plays all of its home games at the Fleet Center located in Boston, Massachusetts. On April 4, 1990, BCLP entered into a License/Lease Agreement and an Office Lease Agreement (collectively, the "Lease Agreement") with New Boston Garden Corporation ("NBGC"). The Lease Agreement was amended in certain respects and restated as of April 14, 1993. NBGC, which is unaffiliated with BCLP, developed the new building and sports entertainment facility which has a seating capacity of approximately 19,300 spectators to replace the Boston Garden. The Fleet Center, which is located on a site adjacent to the Boston Garden, was opened on September 30, 1995.

     Under the terms of the Lease Agreement, NBGC has granted to BCLP a license to use the basketball facilities at the Fleet Center and provides to BCLP approximately 10,000 square feet of office space. NBGC is responsible for maintaining the Fleet Center and providing administrative personnel such as ushers, ticket takers, police and security personnel, announcers, scorers and statisticians. At the Team's request, NBGC is responsible for making all box office ticket sales and remitting the proceeds to the BCLP. In general, NBGC receives only premium fee revenues generated from preferred seating and executive boxes in the Fleet Center. Under the terms of the Lease Agreement, BCLP does not share in revenue from food and beverage concessions at the Fleet Center, but may sell programs at each game subject to the payment of a commission to NBGC's concessionaires. NBGC is also licensed by BCLP to sell merchandise bearing the Team's name, trademark and/or logo, subject to prior approval by, and payment of a commission to, BCLP.

     The Lease Agreement provides that it commenced on the day that the Fleet Center was substantially completed and operational and extends for 10 full basketball seasons (from the 1995-96 season to the 2004-2005 season). NBGC may, at its option, extend the term of the Lease Agreement for five additional basketball seasons (the "Extended Term"), provided NBGC notifies BCLP during a specified period following the fifth anniversary of the commencement of the term of the Lease Agreement of its intention to exercise its option and subject to the NBGC making certain payments, based on its revenues, to BCLP during the Extended Term.

     Prior to the 1995-96 season, the Team played most of its home games in the Boston Garden, a 14,890 seating capacity indoor sports arena located in downtown Boston. The Boston Garden was also owned by NBGC, and was made available to the Team under a License and Lease Agreement which ended at the conclusion of the 1994-95 season.

     BCLP also leases approximately 16,000 square feet of space at 151 Merrimac Street, Boston, Massachusetts. This facility houses BCLP's administrative offices. The term of this lease extends through December 2005, with an option to extend for one five-year renewal period. Under the provisions of the Lease Agreement with NBGC, BCLP is reimbursed for the cost of 10,000 square feet of office space during the 10-year term of the Lease Agreement with NBGC.

COMPETITION

     The Team is the only professional basketball team in the Boston area. However, the Team competes for spectator interest with all forms of professional and amateur sports conducted in and near Boston. During parts of the basketball season the Team experiences competition from professional hockey (the Boston Bruins), professional football (the New England Patriots), and professional baseball (the Boston Red Sox). In addition, the colleges and universities in the Boston area, as well as public and private schools, offer a full schedule of athletic events throughout the year. The Team also competes for attendance with the wide range of other entertainment and recreational activities available in New England.

     The Team also competes with other United States and foreign basketball teams, professional and otherwise, for available players.

INSURANCE

     BCLP maintains accidental death and dismemberment, disability and life insurance policies on most of the Team's key players and on its head coach. These disability policies cover injuries which result in permanent and total disability, as well as temporary disability on injuries which cause less severe damage, but loss of player services for more than half a playing season. These policies would generally reimburse BCLP for a substantial percentage of the payments that it would be required to make to such player under his contract. The waiting period for reimbursement under most temporary disability policies is 41 games. This Key Man Disability Insurance Plan is maintained by the NBA through a Master Policy Program, and underwritten by a leading national insurance company.

     BCLP participates in a workers' compensation policy and a high limit comprehensive general liability and umbrella policy maintained by the NBA. Included under that plan is protection for team sports participant's liability covering claims which may result from, among other things, certain injuries which may be incurred during player contests or exhibitions sponsored by the Team.

     The NBA has established a Disaster Plan which permits a team suffering an air or similar disaster to draft players from the other NBA teams subject to specified procedures. The NBA maintains an insurance policy that provides compensation to the team suffering the disaster, as well as those teams whose players are selected in such special draft.

     In addition to basketball-related insurance, BCLP maintains various types of business insurance, including general liability insurance and umbrella insurance.

EMPLOYEES

     In addition to the players and coaches, as of March 31, 1998, BCLP had 41 full-time employees engaged in operating, marketing, advertising and administrative activities. None of BCLP's employees other than its players are covered by collective bargaining agreements. BCLP considers its relations with its employees to be good.

LEGAL PROCEEDINGS

     As a member of the NBA, BCLP is a defendant along with the other NBA members in various lawsuits incidental to the NBA's basketball operations. BCLP will generally be liable, jointly and severally, with all other members of the NBA for the costs of defending such lawsuits and any liabilities of the NBA which might result from such lawsuits. BCLP is not involved in any material legal proceedings. From time to time, however, BCLP may become a party to legal proceedings arising in the ordinary course of business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the name, age as of March 31, 1998 and position of each director and executive officer of Celtics, Inc. and certain executive officers of CLP.

               NAME                 AGE                        POSITION
               ----                 ---                        --------
Paul E. Gaston....................  41    Chairman of the Board
Richard G. Pond...................  38    Executive Vice President, Chief Operating Officer,
                                          Chief Financial Officer, Treasurer and Secretary
Don F. Gaston.....................  63    Director
Paula B. Gaston...................  63    Director
John H.M. Leithead................  40    Director
John B. Marsh, III................  40    Director
Arnold "Red" Auerbach.............  80    Vice Chairman of the Board -- CLP
Rick Pitino.......................  45    President and Director of Basketball
                                          Operations -- CLP
Michael L. "M.L." Carr............  47    Executive Vice President of Corporate
                                          Development -- CLP
Stuart Layne......................  44    Executive Vice President of Marketing and
                                          Sales -- CLP
William J. Reissfelder............  34    Vice President and Controller

     Celtics, Inc.'s Board of Directors has an Audit Committee comprised of Messrs. Leithead and Marsh (the "Non-Management Directors") and Mr. Paul Gaston. The Non-Management Directors are reimbursed for their Board-related expenses and receive directors' fees of $1,000 per month and $2,500 per meeting attended. During the year ended June 30, 1997, the Non-Management Directors received a total of $27,000 each in directors' fees.

     Celtics, Inc.'s directors are named by Celtics, Inc.'s stockholders and serve until their successors are named. BCLP Unit holders do not vote for directors of Celtics, Inc. Celtics, Inc.'s officers are appointed by and serve at the discretion of Celtics, Inc.'s Board of Directors. Celtics, Inc.'s sole stockholder is Walcott, a Gaston Affiliate. Walcott's general partner is Draycott, Inc. ("Draycott"). Paul E. Gaston is Draycott's sole shareholder.

     The following is a brief account of the business experience of each of the directors and officers listed above.

     Paul E. Gaston became Chairman of the Board of Celtics, Inc. in December 1992 and had been a Director since September 1992. Mr. Gaston has been Chairman of the Board of BCC since September 1993. He became Managing Director of Walcott upon its formation in November 1992. From inception in 1990 to June 1992 he was Co-Chairman, and since June 1992 has been Chairman of the Board of Directors, of CCI. Mr. Paul E. Gaston is the son of Don F. Gaston and Paula B. Gaston.

     Richard G. Pond was named Vice President, Controller and Secretary of Celtics, Inc. in December 1992. He has been employed by BCLP since July 1992. From July 1981 to June 1992, he was with the international accounting firm of Ernst & Young LLP, most recently as a senior audit manager. Effective July 1, 1996, Mr. Pond assumed his responsibilities as Executive Vice President, Chief Financial Officer and Treasurer, and effective July 1, 1997, Mr. Pond assumed his responsibilities as Chief Operating Officer.

     Don F. Gaston has served as a Director of Celtics, Inc. and BCC since his resignation as Chairman of the Board of BCLP in December 1992 and CLP in September 1993. He was succeeded in each of these positions by his son, Paul E. Gaston. He became Chairman of the Board of Directors of Boston Celtics Incorporated in September 1983 when he, together with Alan C. Cohen and Paul R. Dupee, Jr., acquired the Boston Celtics franchise. He has served as a Director of the CCI since its inception in 1990. Mr. Gaston was Chairman of the Board of Providence Capitol, Ltd. from July 1982 until its liquidation in December 1986. From 1962 to June 1982, he was associated with Gulf & Western Industries, Inc. in various capacities, including Executive Vice

President, director and member of the Executive Committee. Mr. Gaston is the husband and father respectively of Paula B. Gaston and Paul E. Gaston.

     Paula B. Gaston became a Director of Celtics, Inc. in September 1992 and a Director of BCC in October 1992. She is a private investor and is the wife of Don F. Gaston and the mother of Paul E. Gaston.

     John H.M. Leithead became a Director of Celtics, Inc. in October 1992. Since September 1993, Mr. Leithead has been employed as an executive at Arandell Schmidt. From 1985 to 1993, he was an executive of R.R. Donnelley & Sons Company, and from 1979 to 1985 he was an executive in the National Marketing Division of International Business Machines Corporation.

     John B. Marsh, III became a Director of Celtics, Inc. in September 1992. Mr. Marsh is currently a Director of Trading and Sales with ABSA Securities, Inc., where he is an investment banker specializing in emerging markets. From 1991 to 1995, he was Chief Executive Officer and President of Saicor Ltd., an investment banking firm specializing in emerging markets. From 1988 to 1991 he was a Vice President at Deutsche Bank Capital Corporation where he headed an international arbitrage securities trading group. From 1985 to 1988 Mr. Marsh was a Vice President in the international arbitrage department of Merrill Lynch Pierce Fenner and Smith.

     William J. Reissfelder was named Vice President and Controller of Celtics, Inc. in October 1996. From November 1994 to October 1996 he was the Controller of Open Environment Corporation, and from August 1985 to November 1994 he was with the international accounting firm of Ernst & Young LLP, most recently as a senior audit manager.

     The following individuals are not officers or directors of Celtics, Inc.

     Arnold "Red" Auerbach was named Vice Chairman of the Board of BCC on May 6, 1997, prior to which he served as President of the Team's basketball operations beginning in 1981. From 1950 to 1966, Mr. Auerbach was head coach of the Team and, during that period, the Team won the NBA championship 11 times. Mr. Auerbach was General Manager of Boston Celtics Incorporated, or its predecessors, from 1966 to 1983. Mr. Auerbach is a member of the Basketball Hall of Fame.

     Rick Pitino was named Head Coach, President and Director of Basketball Operations of CLP and BCC on May 6, 1997. Previously, Mr. Pitino was the head basketball coach at the University of Kentucky since 1989.

     Michael L. "M.L." Carr was named Executive Vice President of Corporate Development of CLP effective July 1, 1997. Previously, Mr. Carr was the Executive Vice President of Basketball Operations of CLP since June 1994 and coach of the Team since June 1995. Since 1987 he has owned and operated various businesses. In 1992 he was named Executive Director of Community Affairs for the Team. Mr. Carr played professional basketball from 1973 to 1985. From 1979 through 1985 he played for the Team.

     Stuart Layne has been associated with the Team's basketball operations since March 1994. He was named Executive Vice President of Marketing and Sales in May 1995. From March 1994 to May 1995 Mr. Layne was Vice President of Planning and Special Events. Prior to joining the Team, Mr. Layne was with the Seattle Mariners professional baseball team as its Vice President of Marketing for four years, and he previously worked in broadcasting with CBS and Emmis Broadcasting for eleven years.

DIRECTORS AND EXECUTIVE OFFICERS AFTER THE REORGANIZATION

     After the Reorganization, the existing directors of Celtics, Inc. will remain directors of Celtics, Inc. and will also become directors of Shamrock GP and BCLP II GP. The existing directors of Celtics, Inc., except for Messrs. Leithead and Marsh, will become directors of Castle Creek GP. The directors of Hoops GP and Hoops Holdings GP will be Messrs. Paul E. Gaston, Don F. Gaston, John H.M. Leithead and John B. Marsh, III, and Ms. Paula B. Gaston. The executive officers of BCLP II and Castle Creek will be: Paul E. Gaston, Chief Executive Officer; Richard G. Pond, Executive Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary; and William J. Reissfelder, Vice President and Controller. Messrs. Auerbach, Pitino, Carr and Layne are not currently officers or directors of Celtics, Inc. and will not be officers or directors of BCLP II GP or Castle Creek GP after the Reorganization. It is anticipated that the duties and responsibilities of various current officers of BCLP and its affiliates will change in anticipation of and after the Reorganization.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation of BCLP's Chief Executive Officer and BCLP's four other most highly compensated executive officers serving as executive officers as of June 30, 1997 whose total compensation during that year exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                             COMPENSATION AWARDS
                                                                        ------------------------------
                                     FISCAL   ANNUAL COMPENSATION(2)     RESTRICTED      SECURITIES
                                      YEAR    -----------------------      STOCK         UNDERLYING
  NAME AND PRINCIPAL POSITION(1)     ENDED    SALARY($)     BONUS($)    AWARDS(3)($)   OPTIONS/SARS(#)
  ------------------------------     ------   ---------     --------    ------------   ---------------
Paul E. Gaston.....................   1997    $  400,000             (1)       (1)                  --
  Chief Executive Officer             1996       400,000             (2)       (2)                  --
  and Chairman of the Board           1995       400,000   $  828,112                               --
Stephen C. Schram(3)...............   1997       400,000           --       --                      --
  President and Director              1996       400,000    3,658,363(2)     --                     --
  (Resigned as of February 28,
     1998)                            1995       400,000      828,112       --                      --
Arnold "Red" Auerbach..............   1997       250,000      600,000       --                      --
  Vice Chairman of the                1996       250,000      100,000       --                      --
  Board -- CLP                        1995       250,000      100,000       --                      --
Rick Pitino(4).....................   1997       750,000      600,000(5)     --                     --
  President and Director              1996            --           --       --                      --
  of Basketball Operations -- CLP     1995            --           --       --                      --
Michael L. "M.L." Carr.............   1997     1,000,000    1,000,000       --                      --
  Executive Vice President of         1996     1,000,000           --       --                      --
  Corporate Development -- CLP        1995       500,000           --       --                      --

---------------

(1) On June 27, 1997, the Audit Committee Celtics, Inc.'s Board voted to offer BCLP's three option holders the right to exchange their options to purchase BCLP Units for an equal number of Units of BCLP that vest after ten years and contain certain significant restrictions as to transferability, but are entitled to receive distributions with respect of such units (hereinafter the "1997 Restricted Units"). The exchange ratio was determined based on a written report received from an independent employee benefits consultant regarding the respective values of the 1997 Restricted Units and the options to purchase BCLP Units, and the option holders were required to make this election on or before July 7, 1997. On June 30, 1997, Mr. Gaston elected to exchange his options to purchase 250,000 BCLP Units for 250,000 1997 Restricted Units. Mr. Gaston, who is a member of the Audit Committee, was recused from and did not participate in any of the Audit Committee's deliberations pertaining to this matter. As a result of this exchange, $519,000 was charged to compensation expense in 1997, representing the difference between the fair market value of the 1997 Restricted Units and the in-the-money value of the optioned Units.

(2) On June 28, 1996, the annual incentive payment arrangements between BCLP and Messrs. Gaston and Schram were modified to permit each of them to elect to acquire Units of BCLP that vest after ten years and contain certain significant restrictions as to transferability, but are entitled to receive distributions with respect to such units (hereinafter the "1996 Restricted Units") in lieu of cash payment. Mr. Gaston elected to receive the 1996 Restricted Units in lieu of the $3,658,363 cash incentive compensation payment to which he was entitled. Mr. Gaston did not receive a cash bonus for the year ended June 30, 1996. Mr. Schram elected to receive his payment in cash. Based upon a written report received from an independent employee benefits consultant regarding the appropriate discount to be applied, the Audit

    Committee of Celtics, Inc.'s Board awarded 234,886 1996 Restricted Units to Mr. Gaston. Mr. Gaston, who is a member of the Audit Committee, was recused from and did not participate in any of the Audit Committee's deliberations pertaining to this matter.

(3) Mr. Schram resigned from each of these positions effective February 28, 1998.

(4) Mr. Pitino's employment commenced on May 6, 1997.

(5) Represents a deferred bonus payable to Mr. Pitino upon the earlier of May 6, 2003, the termination of his employment agreement or a change in control as defined in the employment agreement.

     BCLP did not grant any options or appreciation rights relating to BCLP Units during the year ended June 30, 1997. The following table sets forth information concerning BCLP Unit option exercises during the year ended June 30, 1997.

                  AGGREGATE OPTION EXERCISES AND OPTION VALUES
                    AT AND FOR THE YEAR ENDED JUNE 30, 1997

                                                                                     VALUE OF UNEXERCISED
                                                       NUMBER OF SECURITIES          IN-THE-MONEY OPTIONS
                               UNITS                  UNDERLYING UNEXERCISED             AT FY-END(1)
                              ACQUIRED                   OPTIONS AT FY-END                EXERCISABLE
                                 ON       VALUE     ---------------------------   ---------------------------
           NAME               EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              ----------  --------   -----------   -------------   -----------   -------------
Paul E. Gaston.............  250,000        (1)             0           0                  0          0
                             Restricted
                             Units
Stephen C. Schram..........  0               0        250,000(2)        0         $3,812,500          0(3)

---------------

(1) See Note 1 to Summary Compensation Table.

(2) Options became exercisable in installments as follows:

                       PERIOD                          AGGREGATE AMOUNT OF OPTION EXERCISABLE
                       ------                          --------------------------------------
June 30, 1994 -- June 29, 1995.......................                     1%
June 30, 1995 -- June 29, 1996.......................                    60%
June 30, 1996 -- June 29, 1997.......................                    80%
June 30, 1997 -- December 31, 2003...................                   100%

---------------

(3) Represents the difference between the market price on June 30, 1997 and the exercise price on that date.

EMPLOYMENT AND CONSULTING AGREEMENTS

BCLP

     In August 1993, Celtics, Inc.'s Board approved compensation arrangements and incentive plans for Paul E. Gaston and Stephen C. Schram. The arrangements provide that Mr. Gaston and Mr. Schram will each be employed on an at will basis with compensation at the rate of $400,000 per annum. In June 1997, Celtics, Inc.'s Board approved an increase in Mr. Gaston's compensation to $1,000,000 per annum. The incentive plan, which is subject to annual review, provides that each of Mr. Gaston and Mr. Schram will receive annual incentive payments, commencing with the fiscal year ending June 30, 1994, of 5% of the amount by which BCLP's Consolidated Net Income before taxes on income for the related fiscal year exceeds $8,000,000, payable not later than 10 days after the issuance of BCLP's audited financial statements. During the year ended June 30, 1997, no annual incentive compensation payments were made to Messrs. Gaston and Schram, and during the year ended June 30, 1995, annual incentive compensation payments in the amount of $828,000 were made to each of Messrs. Gaston and Schram. Mr. Gaston did not receive a cash incentive compensation payment for the year ended June 30, 1996, but rather elected to receive an aggregate award of 234,866

Restricted Units of BCLP. Mr. Schram elected to receive his $3,658,363 incentive compensation payment for the year ended June 30, 1996 in cash.

     Under an agreement dated July 1, 1996, Thomas M. Bartlett, Jr. agreed to served as a consultant to BCLP from July 1, 1996 through June 30, 2001. In return for Mr. Bartlett's services, he will receive an annual retainer of $200,000 payable in equal quarterly installments commencing July 1, 1996.

     On January 8, 1998, BCLP entered into an Agreement and Release with Stephen
C. Schram, pursuant to which Mr. Schram resigned from his various executive positions with BCLP and its affiliates effective January 31, 1998. In consideration for Mr. Schram's performance under this agreement, certain of Mr. Schram's options to acquire BCLP Units were amended to extend their term and to allow Mr. Schram to pledge them or transfer them to an entity wholly owned by Mr. Schram or members of his immediate family.

CLP/THE TEAM

     Under an agreement dated as of March 13, 1981, Red Auerbach has been retained to serve as a consultant to the Team for the remainder of his life. For these services, Mr. Auerbach will receive compensation totaling $250,000 per year for his lifetime. In the year ended June 30, 1997, Mr. Auerbach received bonus payments totaling $600,000 and in each of 1996 and 1995, Mr. Auerbach received bonus payments of $100,000. In the event of Mr. Auerbach's death, his wife will be entitled to receive monthly payments equal to those that would have otherwise been paid to Mr. Auerbach for the remainder of her life. Mr. Auerbach will advise the Team with respect to, among other things, the Team's selections in the NBA college draft, evaluation of college and professional players and the performance of the Team and the players for as long as he is physically able to perform these services.

     Under an agreement dated May 6, 1997, Rick Pitino agreed to serve as President and Director of Basketball Operations of CLP through May 6, 2007, and as Head Coach of the Team for the first six full NBA seasons of the agreement (through the 2002-03 season). Under the agreement, Mr. Pitino will receive annual salaries of $6,750,000 through May 6, 2003 and $2,000,000 through May 6, 2007. Mr. Pitino was also granted a bonus in the amount of $600,000, payable on the earlier of May 6, 2003 or upon a change in control of CLP. In addition, in the event of a Change in Control as defined in the agreement, Mr. Pitino will receive the lesser of $22,000,000 or any unpaid amounts for the remainder of the term of the agreement. The Reorganization is not a Change in Control as defined in Mr. Pitino's employment agreement.

     Under an agreement dated June 1, 1990, as amended September 21, 1994, David
R. Gavitt agreed to serve as a consultant to CLP through May 31, 1998. In return for Mr. Gavitt's services, he will receive an annual salary at the rate of $300,000 through June 1997, $200,000 through June 1998, $100,000 through June
2000 and $50,000 through June 2001.

     Under the terms of an agreement dated August 30, 1995, Alan Cohen agreed to serve as a consultant to CLP through August 30, 1998 at an annual retainer fee of $260,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Non-Management Directors of the Audit Committee of Celtics, Inc.'s Board perform the functions of a compensation committee. Neither of the Non-Management Directors was, during the year ended June 30, 1997 or previously, an officer or employee of BCLP or any of its subsidiaries or had any affiliated relationship requiring disclosure.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 31, 1998 concerning beneficial ownership of BCLP's Units by (i) each person known by BCLP to own beneficially more than five percent of the outstanding Units, (ii) each director of Celtics, Inc., (iii) each Named Executive Officer, and (iv) all directors of Celtics, Inc. and executive officers of BCLP as a group. Unless otherwise indicated, all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.

                                                              NUMBER OF SHARES
                           NAME                              BENEFICIALLY OWNED   PERCENT(1)
                           ----                              ------------------   ----------
Don F. Gaston and Paula B. Gaston..........................        723,885           13.4%
  33 East 63rd Street
  New York, NY 10021
Paul E. Gaston.............................................      1,812,886           34.6
  33 East 63rd Street
  New York, NY 10021
Stephen C. Schram..........................................        250,900(2)         4.4
  33 East 63rd Street
  New York, NY 10021
John H.M. Leithead.........................................              0             --
  33 East 63rd Street
  New York, NY 10021
John B. Marsh, III.........................................            500             --
  33 East 63rd Street
  New York, NY 10021
Arnold "Red" Auerbach......................................          5,000             --
  151 Merrimac Street
  Boston, MA 02114
David R. Murphey, III......................................        493,200            9.1
  Murphey Capital, Inc.
  P.O. Box 18065
  Tampa, FL 33681-8065
All directors and executive officers as a group (7
  people)..................................................      2,542,271           47.1

---------------

     (1) Percentage of outstanding Units for a particular Unit holder will be greater than that Unit holder's percentage interest in BCLP because Celtics, Inc. holds a 1% interest in BCLP.

     (2) Includes 250,000 Units issuable upon exercise of options that are currently exercisable.

     For information regarding the effect of the Reorganization on Gaston Affiliates (including Don F. Gaston, Paula B. Gaston and Paul E. Gaston), see the chart on page 40 of this Information Statement/Prospectus. The effect of the Reorganization upon other BCLP officers and directors and beneficial holders of greater than 5% of the outstanding BCLP Units will depend upon the Proportionate Election and the election of each such person in the Distribution, and therefore cannot be predicted.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the year ended June 30, 1997, BCLP reimbursed Conanicut Aircraft, Inc., a company wholly owned by Paul E. Gaston and of which Mr. Gaston is the only officer and director, a total of $100,869 for the business use of an aircraft. The reimbursement was based on standard charter rates for comparable aircraft and was reviewed and approved by the Audit Committee of Celtics, Inc.'s Board. Mr. Gaston, who is a member of the Audit Committee, was recused from and did not participate in any of the Audit Committee's deliberations pertaining to this matter.

     A Gaston Affiliate has entered into an agreement (the "Option Exercise Agreement") with a former executive officer of BCLP, pursuant to which the former executive has agreed to (i) exercise the Unit Option and (ii) execute a consent with respect to the BCLP Units obtained upon such exercise in favor of the Reorganization. The consent to be executed pursuant to the Option Exercise Agreement, when combined with the consents to be delivered by Gaston Affiliates, will achieve the Requisite Approval. It is anticipated that consents from holders of a majority of outstanding BCLP Units will have been delivered before this Prospectus is mailed and, therefore, that the Reorganization will be approved even if all BCLP Unit holders other than Gaston Affiliates and the holder of the Additional Units are not in favor of it. See "Voting Information -- Vote Required; Written Consent in Lieu of Meeting."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act, and the rules and regulations promulgated thereunder, require executive officers and directors of Celtics, Inc. to file reports pertaining to their beneficial ownership of BCLP Units with the Commission and the NYSE when they are first elected, and to report (with certain exceptions) subsequent changes in their beneficial ownership of Units. In February 1996, Don F. Gaston and Paula B. Gaston transferred 20,000 jointly-held BCLP Units to Walcott Partners L.P., a Gaston affiliate. Mr. and Mrs. Gaston, Walcott Partners L.P. and Draycott, Inc. (the general partner of Walcott Partners L.P.) filed late four Forms 4 and two Schedules 13D reporting this transfer. In January 1995, John B. Marsh, III purchased 500 BCLP Units. Mr. Marsh failed to file timely two forms reporting this purchase. Messrs. Marsh and Leithead each failed to timely file one Form 3 reporting their initial statement of beneficial ownership at the time of their respective elections to Celtics, Inc.'s Board of Directors. In each case, the failure to make the required filings on a timely basis was inadvertent.

                          DESCRIPTION OF BCLP II UNITS

     BCLP II Units will have rights, preferences and other characteristics determined by the BCLP II Partnership Agreement. The following information is summarized from the BCLP II Partnership Agreement. The summaries are modified in their entirety by the provisions of the BCLP II Partnership Agreement, which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

     In General. BCLP II is a limited partnership organized under Delaware law. Under the terms of the BCLP II Partnership Agreement, BCLP II Units will be the only form of limited partnership interest in BCLP II after the Reorganization, and all BCLP II Units will have identical distribution and voting rights.

     Distributions. Under the terms of the BCLP II Partnership Agreement, distributions on BCLP II Units are in the sole discretion of the general partner. Distributions are required to be made to the holders of BCLP II Units pro rata in accordance with their proportionate interests in BCLP II. BCLP II GP has the power to declare and make distributions out of BCLP II's operating cash flow, or may make such distributions out of partnership reserves or borrowings, in its discretion.

     While the BCLP II Units will be traded on the NYSE, BCLP II GP will be required to announce the amount and date of the distribution, and the record date, at least ten days before the record date. BCLP II GP may withhold tax payments from the amount of distributions paid, and the withheld amounts will also be considered a distribution for purposes of the BCLP II Partnership Agreement.

     Because the payment of interest on the Subordinated Debentures will be made by BCLP, which will be a 99%-owned subsidiary partnership of BCLP II, the interest paid on the Subordinated Debentures will reduce the amount of operating cash flow and reserves available to pay distributions on the BCLP II Units. Interest paid on Subordinated Debentures, however, will be deductible to BCLP, unlike distributions to Unit holders by BCLP II. See "Description of Subordinated Debentures."

     Public Market. The BCLP II Units will be listed on the NYSE, although there is no requirement for such listing in the BCLP II Partnership Agreement. BCLP anticipates that following the Reorganization, there will be fewer BCLP II Units outstanding. The average daily trading volume of BCLP II Units may be lower than that of BCLP Units.

     Voting Rights. BCLP II Units will carry voting rights similar to those of BCLP Units. Each BCLP II Unit entitles the holder to one vote under the BCLP II Partnership Agreement. As long as no other class of security has been issued by BCLP II, holders of BCLP II Units will vote as a single class. Holders of BCLP II Units will only have the right to vote on certain specified transactions and certain extraordinary matters. Since BCLP II is a limited partnership, BCLP II will not be required to hold annual meetings or elections of directors.

     Holders of BCLP II Units will have the right to vote on certain amendments to the BCLP II Partnership Agreement, as follows. BCLP II GP has the right, without a Unit holder vote, to amend the BCLP II Partnership Agreement in ways that do not affect the Unit holders' fundamental interests in the partnership. These discretionary amendment matters include changing the name or address of BCLP II, changing the BCLP II Partnership Agreement to conform with changes in law, regulation, rules of the NYSE or other exchange on which the units are traded, and correcting errors. Other amendments to the BCLP II Partnership Agreement generally must be proposed by either BCLP II GP or Unit holders owning 50% or more of the BCLP II Units, and approved by a supermajority of outstanding BCLP II Units. Where an amendment would alter the interests of holders of BCLP II Units in allocations of partnership income or loss or in distributions of operating cash flow, or increase the compensation payable to BCLP II GP, then a supermajority of Unit holders is required to approve the amendment. An 80% supermajority vote of Unit holders would be required to approve an amendment that would more likely than not cause the Unit holders to lose their limited liability for BCLP II under the Delaware Act. In each case, an amendment that would alter the voting requirements under the BCLP II Partnership Agreement requires the requisite vote originally required to approve the matter. For instance, an amendment that would remove an 80% supermajority voting provision must be approved by an 80% supermajority.

     Further, an 80% supermajority is required to approve certain extraordinary transactions such as mergers in which BCLP II is not the survivor, and sales of all or substantially all its assets. An 80% supermajority is also required to approve the appointment of a general partner in addition to BCLP II GP.

     Meetings of the holders of BCLP II Units may be called by BCLP II GP or by the holders of 50% of outstanding BCLP II Units, and the person calling the meeting determines its location. A quorum at any meeting shall consist of 50% of the outstanding units of which the vote is to be taken. Holders of BCLP II Units may vote in person or by proxy, in accordance with the laws of Delaware and the United States. BCLP II GP has the right to submit any matter on which limited partners of BCLP II are entitled to vote, to holders of BCLP II Units for a vote by written consent without a meeting. Any matter brought before a meeting of holders of BCLP II Units for which there is no voting percentage specified in the BCLP II Partnership Agreement requires a majority vote of holders of BCLP II Units.

     Splits and Combinations. BCLP II GP has the right to cause BCLP II to make distributions in units or limited partnership interests, or to subdivide outstanding units or limited partnership interests, so long as the split or combination is made on a pro rata basis among all holders of BCLP II Units and limited partners. A supermajority vote of holders of BCLP II Units is required for any split or combination that changes the rights of any Unit holder to distributions, or of the distributive share of the Unit holder to the profits and losses of BCLP II, or that results in the holders of BCLP II Units losing their limited liability under the Delaware Act.

     General Partner. BCLP II GP has exclusive authority over all BCLP II affairs, other than those for which specific voting rights are given to holders of BCLP II Units, or specific restrictions imposed, under the BCLP II Partnership Agreement. This authority extends to all aspects of the day-to-day management, operation and control of BCLP II.

     The power and authority of BCLP II GP under the BCLP II Partnership Agreement is to be liberally construed to encompass BCLP II GP's undertaking, on behalf of BCLP II, all acts and activities in which a limited partnership may engage under the Delaware Act. The power and authority of BCLP II GP shall include without limitation the power and authority on behalf of, and at the expense of, BCLP II:

          (i) To cause BCLP II to acquire all the limited partnership interests of BCLP pursuant to the Reorganization, and to take all other actions and make all decisions in connection with the reorganization of BCLP as BCLP II GP, in its sole discretion, shall deem necessary or appropriate;

          (ii) To make all operating decisions concerning the business of BCLP II, including without limitation, decisions on draft choices, acquisition and disposition of player contracts, negotiation and execution of all radio, television and other media contracts, negotiation and execution of agreements relating to the use of facilities for playing basketball games, selection of suppliers and determination of any promotional considerations granted to such suppliers, selection of equipment and supplies, licensing and granting other rights to use the Boston Celtics name for promotional and other purposes; decisions concerning the development, acquisition or operation of any other businesses, including negotiation and execution of any and all agreements in connection therewith; and, in general, all decisions concerning the businesses and activities to be carried on by BCLP II and the manner or operation of all such businesses and activities;

          (iii) To cause BCLP II to acquire, dispose of (subject to any prior approval of Limited Partners which may be required by the BCLP II Partnership Agreement), mortgage, pledge, encumber, hypothecate or exchange any or all of the assets of BCLP II;

          (iv) To use the assets of BCLP II (including without limitation, cash on hand) for any purpose and on any terms it sees fit, including, without limitation, the financing of Partnership operations, the lending of funds to other persons, the repayment of obligations of BCLP II, the conduct of additional partnership operations and the purchase or acquisition of interests in properties or other assets, including, without limitation, such interests in real property as may be acquired in connection with arrangements for the use of facilities in connection with BCLP II's basketball operations or the acquisition of any other assets or interests in property as may be deemed appropriate in its sole discretion in connection with partnership operations;

          (v) To negotiate and execute on terms deemed desirable in its sole discretion, and to cause BCLP II to perform, any contracts, conveyances or other instruments that it considers useful or necessary to the conduct of partnership operations or the implementation of its powers under the BCLP II Partnership Agreement;

          (vi) To select and dismiss employees and outside attorneys, accountants, consultants and contractors and to determine compensation and other terms of employment or hiring;

          (vii) To make all decisions relating to BCLP II's participation as a member of the NBA, including selection of BCLP II's representative on the NBA Board of Governors, negotiation and determination of changes in the arrangements between the NBA and BCLP II, execution of or participation in such collective bargaining agreements as may be negotiated and executed by the NBA and the National Basketball Players' Association and any other decisions relating to BCLP II's relationship with the NBA;

          (viii) Subject to certain limitations, to form any further limited or general partnerships, joint ventures, corporations or other entities or relationships that it deems desirable, and contribute to such partnerships, ventures, corporations or other entities any or all of the assets and properties of BCLP II;

          (ix) To issue additional securities or additional Limited Partnership Interests or Units or additional classes or series of Limited Partnership Interests or LP Units, and to purchase, sell or otherwise acquire or dispose of Limited Partnership Interests or Units, at such times and on such terms as it deems to be in the best interests of BCLP II and the Unit holders and other partners;

          (x) To maintain or cause to be maintained records of all rights and interests acquired or disposed of by BCLP II, all correspondence relating to the business of BCLP II and the original records (or copies on such media as BCLP II GP may deem appropriate) of all statements, bills and other instruments furnished BCLP II in connection with its business;

          (xi) To maintain records and accounts of all operations and expenditures, make all filings and reports required under applicable rules and regulations of any governmental department, bureau, or agency, any securities exchange, any automated quotation system of a registered securities association, and any self-regulatory body, and furnish the partners and Unit holders with all necessary United States Federal, state, or local income tax reporting information or such information with respect to any other jurisdiction;

          (xii) To purchase and maintain, in its sole discretion and at the expense of BCLP II, liability, indemnity, and any other insurance (including without limitation errors and omissions insurance and insurance), sufficient to protect BCLP II, BCLP II GP, its officers, directors, employees, agents, partners and affiliates, or any other person, from those liabilities and hazards which may be insured against in the conduct of the business and in the management of the business and affairs of BCLP II;

          (xiii) To make, execute, assign, acknowledge, and file on behalf of BCLP II all documents or instruments of any kind which BCLP II GP may deem necessary or appropriate in carrying out the purposes and business of BCLP II, including without limitation powers of attorney, agreements of indemnification, contracts, deeds, options, loan obligations, mortgages, notes, documents, or instruments of any kind or character, and amendments thereto, any of which may contain confessions of judgment against BCLP II. Any person dealing with BCLP II GP shall not be required to determine or inquire into the authority or power of BCLP II GP to bind BCLP II or to execute, acknowledge or deliver any and all documents in connection therewith;

          (xiv) To borrow money and to obtain credit in such amounts, on such terms and conditions, and at such rates of interest and upon such other terms and conditions as BCLP II GP deems appropriate, from banks, other lending institutions, or any other person, including the partners and Unit holders, for any purpose of BCLP II, including without limitation to obtain cash for distribution to partners and Unit holders, and to pledge, assign, or otherwise encumber or alienate all or any portion of the Boston Celtics franchise or other partnership assets, including any income therefrom, to secure or provide for the repayment thereof. As between any lender and BCLP II, it shall be conclusively presumed that the proceeds of such loans are to be and will be used for the purposes authorized herein and that BCLP II GP has the full power and authority to borrow such money and to obtain such credit;

          (xv) To assume obligations, enter into contracts, including contracts of guaranty or suretyship, incur liabilities, lend money and otherwise use the credit of BCLP II, to secure any of the obligations, contracts, or liabilities of BCLP II by mortgage, pledge or other encumbrance of all or any part of the property and income of BCLP II;

          (xvi) To invest funds of BCLP II in interest-bearing and non-interest-bearing accounts and short-term investments including without limitation obligations of Federal, state and local governments and their agencies, mutual funds (including money market funds), mortgage-backed securities, commercial paper, repurchase agreements, time deposits, certificates of deposit of commercial banks, savings banks or savings and loan associations and equity or debt securities of any type, provided that BCLP II GP shall not invest Partnership funds in such a manner that BCLP II will be considered to be holding itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities or will otherwise be deemed to be an investment company under the Investment Company Act of 1940, as amended;

          (xvii) To make any election on behalf of BCLP II as is or may be permitted under the Internal Revenue Code of 1986, as amended, or under the taxing statutes or rules of any state, local, foreign or other jurisdiction, and to supervise the preparation and filing of all tax and information returns which BCLP II may be required to file;

          (xviii) To employ and engage suitable agents, employees, advisers, consultants and counsel (including any custodian, investment adviser, accountant, attorney, corporate fiduciary, bank or other reputable financial institution, or any other agents, employees or Persons who may serve in such capacity for BCLP II GP or any affiliate) to carry out any activities which BCLP II GP is authorized or required to carry out or conduct under the BCLP II Partnership Agreement, including without limitation a person who may be engaged to undertake some or all of the general management, property management, financial accounting and record keeping or other duties of BCLP II GP, to indemnify such persons on behalf of BCLP II against liabilities incurred by them in acting in such capacities and to rely on the advice given by such Persons, it being agreed and understood that BCLP II GP shall not be responsible for any acts or omissions of any such persons and shall assume no obligations in connection therewith other than the obligation to use due care in the selection thereof;

          (xix) To pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend, or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action, or claim, including taxes, either in favor of or against BCLP II;

          (xx) To register, qualify, list or report, or cause to be registered, qualified, listed or reported, the Units of BCLP II pursuant to the Securities Act of 1933, the Exchange Act of 1934, any other securities laws of the United States, the securities laws of any state of the United States, the laws of any other jurisdiction, with the NYSE or other securities exchange, or pursuant to an automated quotation system of a registered securities association, as the General Partner deems appropriate;

          (xxi) To qualify BCLP II to do business in any state, territory, dependency or foreign country;

          (xxii) To distribute cash or partnership assets to partners and Unit holders;

          (xxiii) To elect, appoint, engage or employ officers of BCLP II, such officers to have such powers and duties, to serve such terms and to have such authority to bind BCLP II, as BCLP II GP shall determine in its sole discretion;

          (xxiv) To take such action with respect to the manner in which the Units are being or may be transferred or traded as BCLP II GP deems necessary or appropriate in accordance with the BCLP II Partnership Agreement;

          (xxv) To adopt and use a seal (but the use of a seal shall not be required for the execution of any instruments, obligations or other documents by BCLP II);

          (xxvi) To possess and exercise any additional rights and powers of a general partner under the partnership laws of Delaware (including without limitation the Delaware Act) and any other applicable laws, to the extent not inconsistent with the BCLP II Partnership Agreement; and

          (xxvii) In general, to exercise in full all of the powers of the partnership and to do any and all acts and conduct all proceedings and execute all rights and privileges, contracts and agreements of any kind whatsoever, although not specifically mentioned in the BCLP II Partnership Agreement, that BCLP II GP in its sole discretion may deem necessary or appropriate to the conduct of the business and affairs of BCLP II or to carry out the purposes of BCLP II. The expression of any power or authority of BCLP II GP shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in the BCLP II Partnership Agreement.

     BCLP II GP or its affiliates may, but are not obligated to, lend to BCLP II funds for such periods of time as BCLP II GP may determine; as long as (a) interest payable on such indebtedness will not exceed the lesser of a major banks "base rate" plus one percent or the highest interest rate allowed by law, and (b) in no event shall such indebtedness be on terms and conditions less favorable to BCLP II than it could obtain from unaffiliated third parties or banks for the same purpose. No loans shall be made by BCLP II to BCLP II GP or any of its affiliates.

     By accepting BCLP II Units, holders grant a broad power of attorney to BCLP II GP and its officers and attorneys-in-fact, for the purposes of conducting partnership business. The power of attorney is irrevocable and each Unit holder, by accepting BCLP II Units, waives all defenses available to contest or negate any action of BCLP II GP or its officers or attorneys-in-fact.

     BCLP II GP may only withdraw as general partner under certain specified circumstances. BCLP II GP may transfer its general partnership interest in BCLP II at any time to an affiliate, to the survivor of a merger of BCLP II GP, or to an entity to which all or substantially all of the assets of BCLP II GP have been transferred. In order to elect an additional general partner, the vote of an 80% supermajority of Unit holders is required. In each case, the successor or additional general partner must agree to be bound by the terms and conditions of the BCLP II Partnership Agreement, must submit evidence of its authority to be so bound, and must agree in writing to continue the business of BCLP II in accordance with the BCLP II Partnership Agreement.

     BCLP II GP may be removed without cause by a vote of 80% of holders of BCLP II Units. Under the BCLP II Partnership Agreement, "cause" is defined as a finding by a United States Federal or state court of competent jurisdiction (i) that BCLP II GP has violated its fiduciary duty to the Partnership or the Limited Partners; (ii) that BCLP II GP has breached a material provision of the BCLP II Partnership Agreement and such breach has had a material adverse effect upon BCLP II or its assets; or (iii) of actual fraud, gross negligence or willful misconduct by BCLP II GP in the management of the affairs of BCLP II.

     Future Dilution. BCLP II authorizes its general partner to issue additional units, as well as additional classes of equity or other securities, without any approval of holders of BCLP II Units. The additional securities may include, without limitation, secured and unsecured debt obligations of BCLP II, debt obligations of BCLP II convertible into any class or series of Units or limited partnership interests that may be issued by BCLP II, or options, rights, warrants or appreciation rights relating to any class or series of Units or limited partnership interests, any such debt obligations or any combination of any of the foregoing. The additional securities may be issued from time to time to partners or Unit holders or other persons on terms and conditions that BCLP II GP in good faith determines to be in the best interests of BCLP II, all without the approval of the Unit holders or any other persons who may acquire an interest in Units. There is no limit on the number of Units or other securities that may be so issued, and for such consideration and on such terms and conditions with respect to any future issuance of Units or other securities as BCLP II GP in good faith determines to be in the best interests of BCLP II.

     Units and partnership interests to be issued by BCLP II will be issuable from time to time in one or more classes or series, at such price, and with such designations, preferences and relative participating, optional or other special rights, powers and duties, including rights, powers and duties senior to existing classes or series of

Units and partnership interests, all as shall be fixed by BCLP II GP in a manner that BCLP II GP determines in good faith to be in the best interests of BCLP II, including without limitation: (a) the allocation, for federal income and other tax purposes, to such class or series of Units and partnership interests of items of partnership income, gain, loss, deduction and credit; (b) the rights of such class or series of Units and partnership interests to share in BCLP II distributions; (c) the rights of such class or series of Units and partnership interests upon dissolution and liquidation of BCLP II; (d) whether such class or series of Units and partnership interests are redeemable by BCLP II and, if so, the price at which, and the terms and conditions on which, such class or series of Units and partnership interests may be redeemed by BCLP II; (e) whether such class or series of Units and partnership interests is issued with the right of conversion and, if so, the rate at and the terms and conditions upon which such class or series of Units and partnership interests may be converted into any other class or series of Units and/or partnership interests; (f) the terms and conditions of the issuance of such class or series of Units and partnership interests, and all other matters relating to the assignment thereof; and (g) the rights of such class or series of Units and partnership interests to vote on matters relating to BCLP II and the BCLP II Partnership Agreement. The total number of Units that may be issued by BCLP II, including Units issued in connection with the Reorganization, may not exceed 25,000,000.

     BCLP II GP has no present plans to issue any additional classes of securities following the Reorganization, but may determine to issue additional classes from time to time in the future in accordance with the preceding discussion.

     Liability of General Partner. BCLP II GP will not be liable to BCLP II or any Unit holder for any losses sustained or liabilities incurred as a result of any act or omission of BCLP II GP or its affiliates, as long as the conduct did not constitute actual fraud, gross negligence, willful misconduct or a breach of fiduciary duty to BCLP II or the Unit holders, and BCLP II GP acted in good faith and in a manner it believed to be in, or not opposed to, the interests of BCLP II.

     Indemnification. BCLP II provides indemnification to the general partner, and its affiliates, officers, directors, employees and agents (each an "Indemnitee"), for losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of the Reorganization and the operation of BCLP II, whether or not the Indemnitee continues to be associated with BCLP II, so long as the conduct of the indemnified person did not constitute actual fraud, gross negligence, willful misconduct or a breach of fiduciary duty to BCLP II or the Unit holders, and the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the interests of BCLP II. BCLP II may advance funds to an Indemnitee to cover expenses incurred in defending a claim for which indemnification is available under the BCLP II Partnership Agreement.

     BCLP II may purchase and maintain, at its own expense, insurance for BCLP II GP and its designees against any liability that may be asserted against or expense that may be incurred by them, whether or not BCLP II would have the power to indemnify the insured against that liability. The indemnification provided will be paid out of partnership assets, and the Unit holders will have no personal liability for any indemnification. An Indemnitee will not be denied any indemnification simply because the Indemnitee had an interest in the transaction giving rise to the indemnity, as long as the transaction was otherwise authorized under the BCLP II Partnership Agreement.

     Audit Committee. In accordance with NYSE requirements, BCLP II requires its general partner to maintain an audit committee of the board of directors composed of at least two independent directors. The audit committee must approve the appointment of BCLP II's independent auditing firm, review BCLP II's annual financial statements, and approve transactions with related parties of BCLP II. If the NYSE changes its requirements, or if BCLP II Units become listed on another national securities exchange with different requirements, BCLP II may change its audit committee requirements in accordance with the rules of the relevant exchange.

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

     Transactions with Related Parties. BCLP II is permitted to enter into transactions with its general partner and the affiliates of the general partner and BCLP II, so long as such transactions are on terms no less favorable to BCLP II than would be obtained in a comparable transaction between unrelated parties, and the transactions are approved by BCLP II's audit committee.

     Conflicts of Interest. Except where the BCLP II Partnership Agreement provides otherwise, BCLP II GP is authorized to resolve any potential conflict of interest between BCLP II GP and its affiliates, on one hand, and BCLP II and its limited partners and Unit holders, on the other. In the absence of bad faith on the part of BCLP II GP, its determination is permitted and conclusively deemed to be fair and reasonable to BCLP II and its present and future Unit holders, and not a breach of the BCLP II Partnership Agreement, any other agreement or any duty stated or implied by law or equity. The determination is also deemed ratified, confirmed and approved by present and future Unit holders. BCLP II GP is authorized in connection with its resolution of any conflict of interest to consider (a) the relative interests of any party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (b) any customary or accepted industry practices; (c) any applicable generally accepted accounting practices or principles; and (d) such additional factors as BCLP II GP deems relevant, reasonable or appropriate under the circumstances. However, BCLP II GP is not required to consider the interests of any person other than BCLP II. Whenever BCLP II GP, any of its affiliates or any Indemnitee is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, BCLP II GP or affiliate will be entitled to consider such interests and factors as it desires and will have no duty or obligation to give any consideration to any interest of or factors affecting BCLP II or any Unit holder, or (ii) in its "good faith" or under another express standard, BCLP II GP, the affiliate or the Indemnitee is only required to act under such express standard and will not be subject to any thereby or applicable law. Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under the BCLP II Partnership Agreement to be "fair and reasonable" to any person, the fairness and reasonableness of such transaction, arrangement or resolution will be considered as a whole in the context of all similar or related transactions and in the context of all transactions, relationships and arrangements between or among the relevant persons or their respective affiliates.

     The conflicts of interest described in this Prospectus are deemed waived under the BCLP II Partnership Agreement.

     Fees to General Partner. The BCLP II Partnership Agreement provides that management fees may be paid by BCLP II to BCLP II GP. Although BCLP II's payment of management fees to BCLP II GP after the Reorganization is not currently contemplated, such fees may be paid at any time. BCLP II reimburses the stockholders of BCLP II GP only for out-of-pocket expenses incurred in their capacities as officers of BCLP II or BCLP II GP, or in connection for their services on the National Basketball Association's Board of Governors.

                     DESCRIPTION OF CASTLE CREEK INTERESTS

     The Castle Creek Interests will have rights, preferences and other characteristics determined by the Castle Creek Partnership Agreement. The following information is summarized from the Castle Creek Partnership Agreement. The summaries are modified in their entireties by the provisions of the Castle Creek Partnership Agreement, which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

     In General. Castle Creek is a limited partnership organized under Delaware law. Under the terms of the Castle Creek Partnership Agreement, Castle Creek Interests will be the only form of limited partnership interests in Castle Creek after the Reorganization, and all Castle Creek Interests will have identical distribution and voting rights.

     Distributions. Under the terms of the Castle Creek Partnership Agreement, distributions on Castle Creek Interests are in the sole discretion of the general partner. Distributions are made to the holders of Castle Creek Interests pro rata in accordance with their proportionate interests in Castle Creek. Castle Creek GP has the power to declare and make distributions out of Castle Creek's operating cash flow, or may make such distributions out of partnership reserves or borrowings, in its discretion. The GP declares the amount of any distribution and sets a record date for determining the partners eligible to receive the distribution. Each distribution will be paid by Castle Creek directly or through an agent or through any other person, only to the record holder as of the record date set for such distribution, determined in accordance with the provisions of the Castle Creek Partnership Agreement. That payment will constitute full payment and satisfaction of Castle Creek's liability in respect of such payment, regardless of any claim of any person who may have an interest in or with respect to such payment by reason of any assignment or otherwise. Castle Creek GP may withhold tax payments from the amount of distributions paid, and the withheld amounts will also be considered a distribution for purposes of the Castle Creek Partnership Agreement.

     Because it will be subject to substantial restrictions on the transfer of limited partnership interests of Castle Creek, Castle Creek will be eligible for taxation as a pass-through entity. See "Certain Federal Income Tax Consequences." Accordingly, the partners of Castle Creek will be responsible for payment of taxes on Castle Creek's income. Under the Castle Creek Partnership Agreement, there is no requirement for Castle Creek GP to declare distributions. Accordingly, it is possible that holders of Castle Creek Interests will be subject to taxation based on Castle Creek's income without receiving distributions to cover payment of such taxes.

     Restrictions on Transfer. Castle Creek Interests will not be listed on any securities exchange and will be subject to substantial restrictions on transfer. Under the Castle Creek Partnership Agreement, Castle Creek Interests may only be transferred once a year, and the transfer is subject to the prior approval of Castle Creek GP, which may withhold such approval in its absolute discretion. A limited partner of Castle Creek may apply to transfer his Interests by submitting to Castle Creek GP, no earlier than November 15 and no later than December 15 of any year, a completed transfer application. In considering the approval of completed transfer applications, Castle Creek GP may, but is not required to, give preference to requests from limited partners for odd-lot transfers (less than 100 Interests), establish ceilings on the numbers of Interests that may be transferred in any year, approve the transfer of less than the total number of Interests requested to be transferred by any limited partner and, in its sole discretion, use other means to apportion its approval of proposed transfers including, but not limited to, a lottery system. All transfers of Interests approved by Castle Creek GP will be effective as of January 1 of the year immediately following the year in which the transfer application was submitted to Castle Creek GP.

     Until his successor is accepted as a substituted limited partner by Castle Creek, a transferor of Castle Creek Interests retains the statutory rights of a transferor of a limited partnership interest under the Delaware Act. The rights of the transferee who is not a substituted limited partner are limited to receipt of his share of distributions, net profits and net losses, and any distributions on liquidation. In order to become a substituted limited partner, in addition to completing a transfer application to Castle Creek GP, the transferee must pay all reasonable legal fees and filing costs incurred by Castle Creek in connection with his becoming a substituted limited partner.

     In addition, transfer of Castle Creek Interests must be made in accordance with the Securities Act of 1933, either by means of registration or under an exemption. There is no assurance that the Castle Creek Interests will be so registered or that an exemption from registration will be available to a Castle Creek limited partner.

     Voting Rights. Each Castle Creek Interest entitles the holder to one vote under the Castle Creek Partnership Agreement. As long as no other class of security has been issued by Castle Creek, the Castle Creek limited partners will vote as a single class. Castle Creek limited partners will only have the right to vote on certain specified transactions and company matters. Since Castle Creek is a limited partnership, it will hold no annual meetings nor elections of directors.

     Holders of Castle Creek Interests will have the right to vote on certain amendments to the Castle Creek Partnership Agreement, as follows. Castle Creek GP has the right, without a limited partners' vote, to amend the Castle Creek Partnership Agreement in ways that do not affect the limited partners' partners' fundamental interests in the partnership. These discretionary amendment matters include changing the name or address of Castle Creek, changing the Castle Creek Partnership Agreement to conform with changes in law or regulation, and correcting errors. Most other amendments must be proposed by either Castle Creek
GP or limited partners owning      % or more of the Castle Creek Interests, and
approved by a majority of outstanding Castle Creek Interests. Where an amendment would alter the interests of Castle Creek limited partners in allocations of partnership income or loss or in distributions of operating cash flow, or increase the compensation payable to Castle Creek GP, then an majority of limited partners of Unit holders unaffiliated with Castle Creek GP is required to approve the amendment. An 80% supermajority vote of limited partners or Unit holders would be required to approve an amendment that would more likely than not cause the limited partners or Unit holders to lose their limited liability for Castle Creek under the Delaware Act. In each case, an amendment that would alter the voting requirements under the Castle Creek Partnership Agreement requires the requisite vote originally required to approve the matter. For instance, an amendment that would remove an 80% supermajority voting provision must be approved by an 80% supermajority.

     Further, an 80% supermajority is required to approve certain extraordinary transactions such as mergers in which Castle Creek is not the survivor, and sales of all or substantially all its assets. An 80% supermajority is also required to approve the appointment of a general partner in addition to Castle Creek GP.

     Meetings of the Castle Creek limited partners may be called by Castle Creek GP or by the owners of 50% of outstanding Castle Creek Interests, and the person calling the meeting determines its location. A quorum at any meeting shall consist of 50% of the outstanding Interests of which the vote is to be taken. Limited Partners may vote in person or by proxy, in accordance with the laws of Delaware and the United States. Castle Creek GP has the right to submit any matter on which limited partners of Castle Creek are entitled to vote, to Castle Creek limited partners for a vote by written consent without a meeting. Any matter brought before a meeting of Castle Creek limited partners for which there is no voting percentage specified in the Castle Creek Partnership Agreement requires a majority vote.

     Splits and Combinations. Castle Creek GP has the right to cause Castle Creek to make distributions in units or limited partnership interests, or to subdivide outstanding units or limited partnership interests, so long as the split or combination is made on a pro rata basis among all holders of Castle Creek Interests. Castle Creek GP will be authorized to subdivide outstanding Castle Creek Interests without issuing fractional units or other interests, and holders of Castle Creek Interests who would otherwise be eligible to receive a fractional interest will instead be paid a certain price per Castle Creek Interest. A supermajority vote of Castle Creek limited partners is required for any split or combination that changes the rights of any limited partner to distributions, or of the distributive share of the limited partner to the profits and losses of Castle Creek, or that results in the Castle Creek limited partners' losing their limited liability under the Delaware Act.

     General Partner. Castle Creek GP has exclusive authority over all Castle Creek affairs, other than those for which specific voting rights are given to holders of Castle Creek Interests, or specific restrictions imposed, under the Castle Creek Partnership Agreement. This authority extends to all aspects of the day-to-day management, operation and control of Castle Creek.

     The power and authority of Castle Creek GP pursuant to the Castle Creek Partnership Agreement is to be liberally construed to encompass Castle Creek GP's undertaking, on behalf of Castle Creek, all acts and activities in which a limited partnership may engage under the Delaware Act. The power and authority of Castle Creek GP includes without limitation the power and authority on behalf of, and at the expense of Castle Creek:

          (i) To cause Castle Creek to acquire and own its assets and to take all other actions and make all decisions in connection with the acquisition, ownership and operation of all Castle Creek assets as Castle Creek GP, in its sole discretion, deems necessary or appropriate;

          (ii) To make all operating decisions concerning the business of Castle Creek, including without limitation decisions on investments, negotiation and execution of all necessary or desirable agreements in connection therewith and selection of equipment and suppliers; decisions concerning the development, acquisition and operation of any other businesses, including negotiation and execution of any and all agreements in connection therewith; and, in general, all decisions concerning the business and activities to be carried on by Castle Creek and the manner of operation of all such business and activities;

          (iii) To cause Castle Creek's assets to be maintained and operated in such manner as Castle Creek GP may determine, subject, however, to obligations imposed with respect to such maintenance and operation by any mortgage or security interest encumbering all or any portion of Castle Creek's assets, and by lease, rental agreement or other agreement pertaining thereto;

          (iv) To cause Castle Creek to acquire, lease, dispose of (subject to any required approval of limited partners), mortgage, pledge, encumber, hypothecate or exchange any or all of Castle Creek's assets;

          (v) To use the assets of Castle Creek (including without limitation, cash on hand) for any purpose and on any terms it sees fit, including without limitation the financing of Partnership operations, the lending of funds to other Persons, the repayment of obligations of Castle Creek, the conduct of additional partnership operations and the purchase or acquisition of interests in properties or other assets, including, without limitation, such interests in real property as may be acquired in connection with arrangements for the use of facilities in connection with Castle Creek's operations or the acquisition of any other assets or interests in property as may be deemed appropriate in its sole discretion in connection with partnership operations;

          (vi) To negotiate and execute on terms deemed desirable in its sole discretion, and to cause Castle Creek to perform, any contracts, conveyances or other instruments that it considers useful or necessary to the conduct of partnership operations or the implementation of its powers;

          (vii) To select, hire and dismiss, and to cause Castle Creek to select, hire and dismiss, employees and outside attorneys, accountants, consultants and contractors and to determine compensation and other terms of employment or hiring;

          (viii) To form any further limited or general partnerships, joint ventures, corporations or other entities or relationships that it deems desirable, and contribute to such partnerships, ventures, corporations or other entities any or all of the assets and properties of Castle Creek;

          (ix) To issue additional securities or additional units or additional classes or series of units, and to purchase, sell or otherwise acquire or dispose of units, at such time and on such terms as it deems desirable in its sole discretion;

          (x) To maintain or cause to be maintained records of all rights and interests acquired or disposed of by Castle Creek, all correspondence relating to the business of Castle Creek and the original records (or copies on such media as Castle Creek GP may deem appropriate) of all statements, bills, and other instruments furnished to Castle Creek in connection with its business;

          (xi) To maintain records and accounts of all operations and expenditures, make all filings and reports required under applicable rules and regulations of any governmental department, bureau, or agency, and furnish the partners of Castle Creek with all necessary federal, state, or local income tax reporting information or such information with respect to any other jurisdiction;

          (xii) To purchase and maintain, in its sole discretion and at the expense of Castle Creek, liability, indemnity, and any other insurance (including without limitation errors and omissions insurance and other insurance), sufficient to protect Castle Creek, Castle Creek GP, their officers, directors, employees, agents, partners and affiliates, or any other person, from those liabilities and hazards which may be insured against in the conduct of the business and in the management of the business and affairs of Castle Creek;

          (xiii) To make, execute, assign, acknowledge, and file on behalf of Castle Creek all documents or instruments of any kind which Castle Creek GP may deem necessary or appropriate in carrying out the purposes and business of Castle Creek, including without limitation powers of attorney, agreements of indemnification, contracts, deeds, options, loan obligations, mortgages, notes, documents, or instruments of any kind or character, and amendments thereto, any of which may contain confessions of judgment against Castle Creek. No person dealing with Castle Creek GP shall be required to determine or inquire into the authority or power of Castle Creek GP to bind Castle Creek or to execute, acknowledge or deliver any and all documents in connection therewith;

          (xiv) To borrow money and to obtain credit in such amounts, on such terms and conditions, and at such rates of interest and upon such other terms and conditions as Castle Creek GP deems appropriate, from banks, other lending institutions, or any other person, including the partners of Castle Creek, for any purpose of Castle Creek, including without limitation to obtain cash for distribution to partners, and to pledge, assign, or otherwise encumber or alienate all or any portion of Castle Creek's assets, including any income therefrom, to secure or provide for the repayment thereof. As between any lender and Castle Creek, it shall be conclusively presumed that the proceeds of such loans are to be and will be used for the purposes authorized herein and that Castle Creek GP has the full power and authority to borrow such money and to obtain such credit;

          (xv) To assume obligations, enter into contracts, including contracts of guaranty or suretyship, incur liabilities, lend money and otherwise use the credit of Castle Creek, and to secure any of the obligations, contracts, or liabilities of Castle Creek by mortgage, pledge or other encumbrance of all or any part of its property and income;

          (xvi) To invest funds of Castle Creek in interest-bearing and non-interest-bearing accounts and other investments including without limitation obligations of federal, state and local governments and their agencies, mutual funds (including money market funds), mortgage-backed securities, commercial paper, repurchase agreements, time deposits, certificates of deposit of commercial banks, savings banks or savings and loan associations and equity or debt securities of any type;

          (xvii) To make any election on behalf of Castle Creek as is or may be permitted under the Internal Revenue Code of 1986, as amended, or under the taxing statutes or rules of any state, local, foreign or other jurisdiction, and to supervise the preparation and filing of all tax and information returns which Castle Creek may be required to file;

          (xviii) To employ and engage suitable agents, employees, advisers, consultants and counsel (including any custodian, investment adviser, accountant, attorney, corporate fiduciary, bank or other reputable financial institution, or any other agents, employees or Persons who may serve in such capacity for Castle Creek GP or any affiliate) to carry out any activities which Castle Creek GP is authorized or required to carry out or conduct under the Castle Creek Partnership Agreement, including without limitation a person who may be engaged to undertake some or all of the general management, financial accounting and record keeping or other duties of Castle Creek GP, to indemnify such persons on behalf of Castle Creek against liabilities incurred by them in acting in such capacities and to rely on the advice given by such persons, it being agreed and understood that Castle Creek GP shall not be responsible for any acts or omissions of any such persons and shall assume no obligations in that connection other than the obligation to use due care in their selection;

          (xix) To pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend, or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action, or claim, including taxes, either in favor of or against Castle Creek, and to compromise the obligation of a Partner to make a contribution to the capital of Castle Creek or to return to it money or other property paid or distributed to partner in violation of the Delaware Act;

          (xx) To register, qualify, list or report, or cause to be registered, qualified, listed or reported, the Units issued hereunder pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934, any other securities laws of the United States, the securities laws of any state of the United States, or the laws of any other jurisdiction, as Castle Creek GP deems appropriate;

          (xxi) To qualify Castle Creek to do business in any state, territory, dependency or foreign country;

          (xxii) To distribute cash or partnership assets to partners in accordance with the Castle Creek Partnership Agreement;

          (xxiii) To elect, appoint, engage or employ officers of Castle Creek, such officers to have such powers and duties, to serve such terms and to have such authority to bind Castle Creek, as Castle Creek GP shall determine in its sole discretion;

          (xxiv) To reconstitute and convert Castle Creek into a new entity as Castle Creek GP shall determine under certain specified circumstances;

          (xxv) To take such action with respect to the manner in which Castle Creek Interests are being or may be transferred or traded as Castle Creek GP deems necessary or appropriate;

          (xxvi) To adopt and use one or more seals (but the a seal shall not be required for the execution of any instruments, obligations or other documents by Castle Creek);

          (xxvii) To possess and exercise any additional rights and powers of a general partner under the partnership laws of Delaware (including without limitation the Delaware Act) and any other applicable laws, to the extent not inconsistent with the Castle Creek Partnership Agreement;

          (xxviii) To exercise in full all of the powers of Castle Creek as set forth in the Castle Creek Partnership Agreement and to do any and all acts and conduct all proceedings and execute all rights and privileges, contracts and agreements of any kind whatsoever that Castle Creek GP in its sole discretion may deem necessary or appropriate to the conduct of the business and affairs of Castle Creek or to carry out the purposes of Castle Creek. The expression of any power or authority of Castle Creek GP does not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in the Castle Creek Partnership Agreement; and

          (xxix) In general, to exercise any of the foregoing powers and such other powers that Castle Creek GP in its sole discretion may deem necessary or appropriate to the conduct of any other business or activities which Castle Creek is or may in the future be engaged in pursuant to the Castle Creek Partnership Agreement.

     The GP or its affiliates may, but are not obligated to, lend to Castle Creek funds for such periods of time as Castle Creek GP may determine; as long as (a) interest payable on such indebtedness will not exceed the lesser of a major banks "base rate" plus one percent or the highest interest rate allowed by law, and (b) in no event shall such indebtedness be on terms and conditions less favorable to Castle Creek than it could obtain from unaffiliated third parties or banks for the same purpose. Castle Creek may make loans to Castle Creek GP or any of its affiliates.

     By accepting Castle Creek Interests, limited partners grant a broad power of attorney to Castle Creek GP and its officers and attorneys-in-fact, for the purposes of conducting partnership business. The power of attorney is irrevocable and each limited partner, by accepting Castle Creek Interests, waives all defenses available to contest or negate any action of Castle Creek GP or its officers or attorneys-in-fact.

     Castle Creek GP may only withdraw as general partner under certain specified circumstances. Castle Creek GP may transfer its general partnership interest in Castle Creek at any time to an affiliate, to the affiliated survivor of a merger of Castle Creek GP, or to an affiliated entity to which all or substantially all of the assets of Castle Creek GP have been transferred. If Castle Creek GP wishes to transfer its general partnership interests to a third party, the vote of a majority in interest of limited partners is required. In order to elect an additional general partner, the vote of a majority in interest of limited partners is required. In each case, the successor or additional general partner must agree to be bound by the terms and conditions of the Castle Creek Partnership Agreement, must submit evidence of its authority to be so bound, and must agree in writing to continue the business of Castle Creek in accordance with the Castle Creek Partnership Agreement.

     Castle Creek GP may be removed without cause by a vote of 80% of Castle Creek limited partners, or for cause by a majority of limited partners. Under the Castle Creek Partnership Agreement, "cause" is defined as a finding by a United States Federal or state court of competent jurisdiction (i) that Castle Creek GP has violated its fiduciary duty to the partnership or the Limited Partners; (ii) that Castle Creek GP has breached a material provision of the Castle Creek Partnership Agreement and such breach has had a material adverse effect upon Castle Creek or its assets; or (iii) of actual fraud, gross negligence or willful misconduct by Castle Creek GP in the management of the affairs of Castle Creek.

     Future Dilution. Castle Creek authorizes its general partner to issue additional units, as well as additional classes of equity or other securities, without any approval of Castle Creek limited partners. The additional securities may include, without limitation, secured and unsecured debt obligations of Castle Creek, debt obligations of Castle Creek convertible into any class or series of Units or limited partnership interests that may be issued by Castle Creek, or options, rights, warrants or appreciation rights relating to any class or series of units or limited partnership interests, any such debt obligations or any combination of any of the foregoing. The additional securities may be issued from time to time to partners or Unit holders or other persons on terms and conditions that Castle Creek GP in good faith determines to be in the best interests of Castle Creek, all without the approval of the limited partners or any other persons who may acquire an interest in units or limited partnership interests. There is no limit on the number of units or other securities that may be so issued.

     Units and partnership interests to be issued by Castle Creek will be issuable from time to time in one or more classes or series, at such price, and with such designations, preferences and relative participating, optional or other special rights, powers and duties, including rights, powers and duties senior to existing classes or series of units and partnership interests, all as are fixed by Castle Creek GP in a manner that Castle Creek GP determines in good faith to be in the best interests of Castle Creek, including without limitation:
(a) the allocation, for federal income and other tax purposes, to such class or series of units and partnership interests of items of partnership income, gain, loss, deduction and credit; (b) the rights of such class or series of units and partnership interests to share in Castle Creek distributions; (c) the rights of such class or series of units and partnership interests upon dissolution and liquidation of Castle Creek; (d) whether such class or series of units and partnership interests are redeemable by Castle Creek and, if so, the price at which, and the terms and conditions on which, such class or series of units and partnership interests may be redeemed by Castle Creek; (e) whether such class or series of units and partnership interests is issued with the right of conversion and, if so, the rate at and the terms and conditions upon which such class or series of Units and partnership interests may be converted into any other class or series of units and/or partnership interests; (f) the terms and conditions of the issuance of such class or series of units and partnership interests, and all other matters relating to the assignment thereof; and (g) the rights of such class or series of units and partnership interests to vote on matters relating to Castle Creek and the Castle Creek Partnership Agreement. The total number of units that may be issued by Castle Creek, including units issued in connection
with the Reorganization, may not exceed                     .

     Castle Creek GP has no present plans to issue any additional classes of securities following the Reorganization, but may determine to issue additional classes from time to time in the future in accordance with the preceding discussion.

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

     Liability of General Partner. Castle Creek GP will not be liable to Castle Creek for any losses or liabilities caused by acts or omissions of Castle Creek GP or its affiliates, as long as its conduct did not constitute actual fraud, gross negligence, willful misconduct or a breach of fiduciary duty to Castle Creek or its limited partners, and Castle Creek GP acted in good faith and in a manner it believed to be in, or not opposed to, the interests of Castle Creek.

     Indemnification. Castle Creek provides indemnification to the general partner, and its affiliates, officers, directors, employees and agents (each an "Indemnitee"), for losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of the Reorganization and the operation of Castle Creek, whether or not the Indemnitee continues to be associated with Castle Creek, so long as the conduct of the indemnified person did not constitute actual fraud, gross negligence, willful misconduct or a breach of fiduciary duty to Castle Creek or the limited partners, and the Indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, the interests of Castle Creek. Castle Creek may advance funds to an Indemnitee to cover expenses incurred in defending a claim for which indemnification is available under the Castle Creek Partnership Agreement.

     Castle Creek may purchase and maintain, at its own expense, insurance for Castle Creek GP and its designees against any liability that may be asserted against or expense that may be incurred by them, whether or not Castle Creek would have the power to indemnify the insured against that liability. The indemnification provided will be paid out of partnership assets, and the limited partners will have no personal liability for any indemnification. An Indemnitee will not be denied any indemnification simply because the Indemnitee had an interest in the transaction giving rise to the indemnity, as long as the transaction was otherwise authorized under the Castle Creek Partnership Agreement.

     Audit Committee. No provision is made in the Castle Creek Partnership Agreement for the establishment or maintenance of an audit committee for Castle Creek.

     Transactions with Related Parties. Castle Creek is permitted to enter into transactions with its general partner and the affiliates of the general partner and Castle Creek, so long as such transactions are on terms no less favorable to Castle Creek than would be obtained in a comparable transaction between unrelated parties.

     Conflicts of Interest. Except where the Castle Creek Partnership Agreement provides otherwise, Castle Creek GP is authorized to resolve any potential conflict of interest between Castle Creek GP and its affiliates, on one hand, and Castle Creek and its limited partners and Unit holders, on the other. In the absence of bad faith on the part of Castle Creek GP, its determination is permitted and conclusively deemed to be fair and reasonable to Castle Creek and its present and future limited partners, and not a breach of the Castle Creek Partnership Agreement, any other agreement or any duty stated or implied by law or equity. The determination is also deemed ratified, confirmed and approved by present and future limited partners. The GP shall be authorized in connection with its resolution of any conflict of interest to consider (a) the relative interests of any party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest;
(b) any customary or accepted industry practices; (c) any applicable generally accepted accounting practices or principles; and (d) such additional factors as Castle Creek GP deems relevant, reasonable or appropriate under the circumstances. However, Castle Creek GP is not required to consider the interests of any person other than Castle Creek. Whenever Castle Creek GP, any of its affiliates or any Indemnitee is permitted or required to make a decision
(i) in its "discretion" or under a grant of similar authority or latitude, Castle Creek GP or affiliate will be entitled to consider such interests and factors as it desires and will have no duty or obligation to give any consideration to any interest of or factors affecting Castle Creek or any limited partner or Unit holder, or (ii) in its "good faith" or under another express standard, Castle Creek GP, the affiliate or the Indemnitee is only required to act under such express standard and will not be subject to any thereby or applicable law. Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under the Castle Creek Partnership Agreement to be "fair and reasonable" to any person, the fairness and reasonableness of such transaction, arrangement or resolution will be considered as a whole in the context of all similar or related transactions and in the context of all transactions, relationships and arrangements between or among the relevant persons or their respective affiliates.

     Fees to General Partner. The Castle Creek Partnership Agreement provides that management fees may be paid by Castle Creek to Castle Creek GP. Although Castle Creek's payment of management fees to Castle Creek GP after the Reorganization currently is not contemplated, such fees may be paid at any time.

                     DESCRIPTION OF SUBORDINATED DEBENTURES

     General.  The Subordinated Debentures are to be issued under an Indenture,
to be dated as of                     , 1998 (the "Indenture"), between BCLP and
                    , as Trustee (the "Trustee"). A copy of the form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended.

     Principal of, premium, if any, and interest on the Subordinated Debentures will be payable, and the Subordinated Debentures may be exchanged or transferred, at the office or agency of BCLP in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the
Trustee, at                     , New York, New York                     ),
except that, at the option of BCLP, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Debenture register.

     The Subordinated Debentures will be issued only in fully registered form, without coupons, in denominations of $20 and any integral multiple thereof. No service charge shall be made for any registration of transfer or exchange of Subordinated Debentures, but BCLP may require payment of an amount sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Terms of the Subordinated Debentures. The Subordinated Debentures will be general unsecured obligations of BCLP, subordinated in right of payment to all Senior Indebtedness of BCLP, and will mature on June 30, 2038. The Subordinated Debentures will bear interest at six percent per annum from June 30, 1998, or from the most recent date to which interest has been paid or provided for, payable annually to Holders of record at the close of business on the May 15 immediately preceding the interest payment date on June 1 of each year, commencing June 30, 1999.

     Interest on the Subordinated Debentures will be paid in immediately available funds to the Person in whose name that Debenture is registered at the close of business on the Regular Record Date for such interest.

     BCLP will pay interest on overdue principal at 1% per year in excess of such rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Subordinated Debentures will be computed on the basis of a 360-day year of twelve 30-day months.

     Subordination. The Indebtedness represented by the Subordinated Debentures will be subordinated in right of payment to all existing and future Senior Indebtedness of BCLP. As of March 31, 1998 (on a pro forma basis, assuming the Reorganization had occurred on that date), BCLP would have had approximately $47.3 million principal amount of Senior Indebtedness outstanding.

     BCLP may not pay the principal of, premium, if any, or interest on, the Subordinated Debentures or make any deposit pursuant to the provisions described under "Defeasance" below, and may not repurchase, redeem, defease or otherwise retire any Subordinated Debentures (collectively, "pay" or a "payment" with respect to the Subordinated Debentures) if (i) any Senior Indebtedness of BCLP is not paid when due or (ii) any other default on any such Senior Indebtedness occurs and the maturity thereof has been accelerated in accordance with its terms, unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such Senior Indebtedness has been paid in full.

     Upon any payment or distribution of the assets of BCLP to creditors upon a total or partial liquidation or total or partial dissolution of BCLP or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to BCLP or its property (whether voluntary or involuntary), (i) the holders of Senior Indebtedness of BCLP will be entitled to receive payment in full before the holders of the Subordinated Debentures are entitled to receive any payment, and (ii) until the Senior Indebtedness of BCLP is paid in full, any payment to which the Holders of the Subordinated Debentures would be entitled but for this provision will be made to holders of Senior Indebtedness as their interests may appear.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of BCLP shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Indebtedness remaining unpaid or unprovided for or to their Representative, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     If payment of the Subordinated Debentures is accelerated because of an Event of Default, BCLP or the Trustee shall promptly notify the holders of Senior Indebtedness or any Representative thereof of the acceleration. If the Trustee provides such notice, the Trustee also will notify BCLP of the acceleration.

     By reason of such subordination provisions contained in the Indenture, in the event of insolvency, holders of the Subordinated Debentures may recover less, ratably, than other creditors of BCLP, or may recover nothing.

     Optional Redemption. The Subordinated Debentures will not be redeemable prior to maturity, except that, at any time and from time to time prior to
                    ,      , BCLP may redeem the Subordinated Debentures at a
redemption price (expressed as a percentage of principal amount) of      % plus
accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

     In the case of any partial redemption, selection of the Subordinated Debentures for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to
be fair and appropriate, although no Debenture of $          in original
principal amount or less shall be redeemed in part. If any Debenture is to be redeemed in part, the notice of redemption relating to such Debenture shall state the portion of the principal amount thereof to be redeemed. A new Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Debenture.

     Sinking Fund. There will be no mandatory sinking fund for the Subordinated Debentures.

     Same-Day Settlement and Payment. Settlement for the Subordinated Debentures will be made in immediately available funds. All payments of principal, premium, if any, and interest will be made by BCLP in immediately available funds. The Subordinated Debentures will trade in the Same-Day Funds Settlement System of The Depository Trust Company ("DTC") until maturity, and secondary market trading activity for the Subordinated Debentures will therefore settle in immediately available funds.

     Merger, Consolidation or Transfer of Assets. Under the Indenture, BCLP may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets unless the resulting, surviving or transferee entity is organized under United States law and expressly assumes, by supplemental indenture, all of BCLP's obligations under the Subordinated Debentures and the Indenture.

     Market for the Subordinated Debentures; Commission Reports. BCLP has applied to list the Subordinated Debentures on the NYSE, subject to official notice of issuance. The Subordinated Debentures will be new securities, and there can be no assurance as to the prices or the volatility of the prices at which they will trade after consummation of the Reorganization or as to the volume of any trading activity. See "Risk Factors and Other Important Considerations -- Risks Relating to the Subordinated Debentures."

     Defaults. An Event of Default is defined in the Indenture as: (i) a default in the payment of interest on the Subordinated Debentures when due, continued for 30 days; (ii) a default in the payment of principal of and premium, if any, on any Debenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise; (iii) the failure by BCLP to file with the Commission and furnish to the Trustee any reports that may be required of BCLP under the Securities Exchange Act of 1934 and 30 days or more shall have expired after a Senior Officer of BCLP first becomes aware of such failure; (iv) the failure by BCLP to comply for 30 days after notice with its other agreements and covenants contained in the Indenture; or (v) certain events of bankruptcy, insolvency or reorganization of BCLP. A default under clause (iv), however, will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Subordinated Debentures notify BCLP of the Default and BCLP does not cure such Default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Subordinated Debentures may declare the principal of, premium, if any, and accrued but unpaid interest on all the Subordinated Debentures to be due and payable. Upon such a declaration, such principal, premium, if any, and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of BCLP occurs and is continuing, the principal of, premium, if any, and any accrued but unpaid interest on all the Subordinated Debentures will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Subordinated Debentures. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Subordinated Debentures may rescind any such acceleration with respect to the Subordinated Debentures and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Subordinated Debentures unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Subordinated Debentures unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Subordinated Debentures have requested the Trustee to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Subordinated Debentures have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Subordinated Debentures notice of the Default within 60 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Debenture, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, BCLP is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. BCLP also is required to deliver to the Trustee, within 30 days after a Senior Officer of BCLP becomes aware of the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action BCLP is taking or proposes to take in respect thereof.

     Amendments and Waivers. Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Subordinated Debentures then outstanding (including consents obtained in connection with a tender offer or exchange for the Subordinated Debentures) and any past Default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Subordinated Debentures then outstanding. Without the consent of each Holder of an outstanding Debenture affected thereby, however, no amendment or waiver may, among other things, (i) reduce the amount of Subordinated Debentures whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Debenture, (iii) reduce the principal of or extend the Stated Maturity of any Debenture, (iv) reduce the premium payable upon the redemption or acceleration of any Debenture or change the time at which any Debenture may be redeemed as described under "Optional Redemption", (v) make any Debenture payable in money or property other than that stated in the Debenture, (vi) impair the right of any Holder to receive payment of principal of, premium, if any, and interest on such Holder's Subordinated Debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Subordinated Debentures, (vii) make any change to the provisions of the Indenture relating to subordination of the Subordinated Debentures, or (viii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

     Without the consent of any Holder, BCLP and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor entity of the obligations of BCLP under the Indenture, to add guarantees with respect to the Subordinated Debentures, to secure the Subordinated Debentures, to add to the covenants of BCLP for the benefit of the Holders or to surrender any right or power conferred upon BCLP, to make any change not inconsistent with Indenture provisions that does not adversely affect the rights of any Holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, BCLP will mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

     Transfer; Certain Transfer Restrictions. A Holder will be able to register the transfer of or exchange the Subordinated Debentures only in accordance with the provisions of the Indenture. BCLP may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain registrations of transfers and exchanges.

     The Subordinated Debentures may be freely sold, assigned, transferred, pledged, encumbered or otherwise disposed of immediately following issuance.

     No Personal Liability of Directors, Officers, Employees and Unit
Holders. Neither the general partner of BCLP, nor any officer, director, employee or agent of its general partner or of BCLP shall have any liability for any obligations of BCLP under the Subordinated Debentures or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Subordinated Debenture waives and releases all such liability. Such waiver, however, may not be effective to waive liabilities under the federal securities laws.

     Defeasance. BCLP at any time may terminate all its obligations under the Subordinated Debentures and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Subordinated Debentures, to replace mutilated, destroyed, lost or stolen Subordinated Debentures and to maintain a registrar and paying agent in respect of the Subordinated Debentures.

     If BCLP exercises its legal defeasance option, payment of the Subordinated Debentures may not be accelerated because of an Event of Default with respect thereto (other than an Event of Default with respect to the obligations referred to in the immediately preceding paragraph).

     In order to exercise its legal defeasance option, BCLP must irrevocably deposit in trust (the "defeasance trust") with the Trustee unencumbered money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest on the Subordinated Debentures to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

     Concerning the Trustee.                      is to be the Trustee under the
Indenture and has been appointed by BCLP as Registrar and Paying Agent with regard to the Subordinated Debentures.

     The Holders of a majority in principal amount of the outstanding Subordinated Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

     Governing Law. The Indenture provides that it and the Subordinated Debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

     Book-Entry, Delivery and Form. The Subordinated Debentures will initially be issued in the form of one or more Global Subordinated Debentures (the "Global Debenture"). The Global Debenture will be deposited on the Issue Date with The Depository Trust Company (the "Depositary") or its custodian and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Debenture Holder"). BCLP has been advised by the Depositary that the Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     BCLP expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Debenture, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Debenture and
(ii) ownership of the Subordinated Debentures evidenced by the Global Debenture will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Subordinated Debentures evidenced by the Global Debenture will be limited to such extent.

     So long as the Global Debenture Holder is the registered owner of any Subordinated Debentures, the Global Debenture Holder will be considered the sole Holder under the Indenture of any Subordinated Debentures evidenced by the Global Debenture for the purposes of receiving payment on the Subordinated Debentures, receiving notices, and for all other purposes under the Indenture and the Subordinated

Debentures. Beneficial owners of Subordinated Debentures evidenced by the Global Debenture will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither BCLP nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Subordinated Debentures. Accordingly, each person owning a beneficial interest in the Global Debenture must rely on the procedures of the Depositary, and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. BCLP understands that under existing industry practices, in the event that BCLP requests any action of holders or that an owner of a beneficial interest in the Global Debenture desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interest to give or take such action and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payments in respect of the principal of, and premium, if any, and interest on any Subordinated Debentures registered in the name of the Global Debenture Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Debenture Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, BCLP and the Trustee may treat the persons in whose names Subordinated Debentures, including the Global Debenture, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither BCLP nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Subordinated Debentures. BCLP believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Subordinated Debentures will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

     If (i) BCLP notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and BCLP is unable to locate a qualified successor within 90 days, (ii) BCLP, at its option, notifies the Trustee in writing that it elects to cause the issuance of Subordinated Debentures in other than global form, or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to any of the Subordinated Debentures represented by the Global Debenture, then, upon surrender by the Global Debenture Holder of its Global Debenture, Subordinated Debentures in certificated form will be issued to each person that the Global Debenture Holder and the Depositary identify as being the beneficial owner of the related Subordinated Debentures.

     Neither BCLP nor the Trustee will be liable for any delay by the Global Debenture Holder or the Depositary in identifying the beneficial owners of Subordinated Debentures and BCLP and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Debenture Holder or the Depositary for all purposes.

     Certain Definitions.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that a Person shall be deemed to have such power with respect to BCLP if such Person is the beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of BCLP or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable). The terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Board of Directors" means the Board of Directors of BCLP's general partner or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Stock" of any Person means any and all units, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission and releases of the Emerging Issues Task Force.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" means any person Guaranteeing any obligation.

     "Holders" or "Debentureholders" means the Person in whose name a Subordinated Debenture is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for.

     "Legal Holiday" means any Saturday, Sunday or other day on which banks in the State of New York are authorized or obligated by law to be closed for business.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Principal" of a Subordinated Debenture means the principal of the Debenture payable on the Debenture which is due or overdue or is to become due at the relevant time.

     "Representative" means, with respect to any Indebtedness, any holder thereof or any agent, trustee or other representative for any such holder.

     "Senior Indebtedness" means the principal of and premium, if any, and interest on (a) all indebtedness of BCLP, whether outstanding on the date of the Indenture or thereafter created, (i) for money borrowed by

BCLP, (ii) for money borrowed by, or obligations of, others and either assumed or guaranteed, directly or indirectly, by BCLP, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, or indebtedness secured by property included in the property, plant and equipment accounts of BCLP at the time of the acquisition of such property by BCLP, for the payment of which BCLP is directly liable, and (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness. As used in the preceding sentence the term "purchase money indebtedness" means indebtedness evidenced by a note, debenture, bond or other instrument (whether or not secured by any lien or other security interest) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, unless by its terms such indebtedness is subordinate to other indebtedness of BCLP. Notwithstanding anything to the contrary in the Indenture or the Subordinated Debentures, Senior Indebtedness shall not include
(i) amounts owed to trade creditors in the ordinary course of business, (ii) any indebtedness of BCLP which, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the Subordinated Debentures, as the case may be, and, in particular, the Subordinated Debentures shall rank pari passu with respect to all other debt securities and guarantees in respect thereof issued to any other trusts, partnerships or other entity affiliated with BCLP that is a financing vehicle of BCLP in connection with the issuance of preferred securities by such financing vehicle, or (iii) any indebtedness of BCLP to a subsidiary of BCLP.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed as to principal and interest by the United States of America or any agency thereof and maturing within 180 days after acquisition thereof; (ii) investments in demand deposit accounts or time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is not an Affiliate of BCLP and that is organized under the laws of the United States of America or any state thereof, which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500,000,000 and has outstanding debt which is rated "AA" (or similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker-dealer or mutual fund distributor; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above; (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of BCLP) organized and in existence under the laws of the United States of America with a rating of "P-1" or higher according to Moody's Investors Service, Inc. or "A-1" or higher according to Standard & Poor's Ratings Group; and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for BCLP, BCLP II and Castle Creek by Gibson, Dunn & Crutcher LLP, Washington, D.C. Certain federal income tax matters set forth under the heading "Certain Federal Income Tax Consequences" will be passed upon for Celtics, Inc. by Roberts & Holland LLP, New York, NY.

                                    EXPERTS

     The consolidated financial statements of BCLP at June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, included in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

              BOSTON CELTICS LIMITED PARTNERSHIP AND SUBSIDIARIES
                     BOSTON CELTICS LIMITED PARTNERSHIP II
                           CASTLE CREEK PARTNERS L.P.

Unaudited Pro Forma Consolidated Financial Statements
     Unaudited Pro Forma Consolidated Balance Sheet of
      Boston Celtics Limited Partnership II at December 31,
      1997..................................................   F-2
     Unaudited Pro Forma Consolidated Statements of Income
      of Boston Celtics Limited Partnership II:
          for the six months ended December 31, 1997........   F-3
          for the year ended June 30, 1997..................   F-4
     Unaudited Pro Forma Consolidated Balance Sheet of
      Castle Creek Partners, L.P. at December 31, 1997......   F-5
     Unaudited Pro Forma Consolidated Statements of Income
      of Castle Creek Partners, L.P.
          for the six months ended December 31, 1997 and for
          the year ended June 30, 1997......................   F-6
     Notes to Unaudited Pro Forma Consolidated Financial
      Statements............................................   F-7
Audited Historical Consolidated Financial Statements of
  Boston Celtics Limited Partnership
     Report of Independent Auditors.........................   F-8
     Consolidated Balance Sheets at June 30, 1997 and
      1996..................................................   F-9
     Consolidated Statements of Income for each of the three
      years in the period ended June 30, 1997...............  F-10
     Consolidated Statements of Partners' Capital (Deficit)
      for each of the three years in the period ended June
      30, 1997..............................................  F-11
     Consolidated Statements of Cash Flows for each of the
      three years in the period ended June 30, 1997.........  F-14
     Notes to Consolidated Financial Statements.............  F-16
Unaudited Historical Consolidated Financial Statements of
  Boston Celtics Limited Partnership
     Unaudited Consolidated Balance Sheet at December 31,
      1997..................................................  F-28
     Unaudited Consolidated Statements of Income for the six
      months ended December 31, 1997 and 1996...............  F-29
     Unaudited Consolidated Statements of Cash Flows for the
      six months ended December 31, 1997 and 1996...........  F-30
     Notes to Unaudited Consolidated Financial Statements...  F-31

                     BOSTON CELTICS LIMITED PARTNERSHIP II
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                   UNAUDITED

                                                                 DECEMBER 31, 1997
                                                     ------------------------------------------
                                                         BCLP                          PRO
                                                     CONSOLIDATED   ADJUSTMENTS       FORMA
                                                     ------------   -----------       -----
                      ASSETS
Current Assets:
  Cash and cash equivalents(a).....................  $  7,142,146   $ (4,484,050)  $  2,658,096
  Marketable securities(c)(d)(e)(f)(g).............    29,251,018    (17,471,311)    11,779,707
  Other short-term investments(g)..................    73,368,911      6,393,035     79,761,946
  Deferred game costs(a)...........................     2,334,963     (2,334,963)
  Prepaid expenses and other current assets(a).....     1,575,586     (1,519,962)        55,624
                                                     ------------   ------------   ------------
          Total current assets.....................   113,672,624    (19,417,251)    94,255,373

Property and equipment, net(a).....................     1,139,727     (1,111,663)        28,064
National Basketball Association franchise,
  net(a)...........................................     3,933,102     (3,933,102)
Other intangible assets(a).........................       902,232        (35,375)       866,857
Other assets(a)(g).................................     9,290,911     (9,290,911)
                                                     ------------   ------------   ------------
                                                     $128,938,596   $(33,788,302)  $ 95,150,294
                                                     ============   ============   ============

    LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Current Liabilities:
  Accounts payable and accrued expenses(a)(b)......  $ 10,709,632   $ (8,641,673)  $  2,067,959
  Distribution payable(a)..........................     5,400,522         35,278      5,435,800
  Deferred game revenues(a)........................    18,252,391    (18,252,391)
  Notes payable....................................    16,974,198                    16,974,198
  Deferred compensation -- current portion(a)......     1,994,360     (1,994,360)
                                                     ------------   ------------   ------------
          Total current liabilities................    53,331,103    (28,853,146)    24,477,957

Other noncurrent liabilities(a)....................     6,372,500     (3,100,000)     3,272,500
Notes payable to bank -- noncurrent portion
  (a)(h)...........................................    50,000,000    (20,000,000)    30,000,000
Subordinated debentures(i).........................                   41,942,460     41,942,460
Investment in Shamrock L.P.(a).....................                   35,351,367     35,351,367
Deferred compensation -- noncurrent portion(a).....     9,814,081     (9,814,081)
Deferred federal and state income taxes(j).........    20,100,000    (10,056,889)    10,043,111

Total partners' capital
  (deficit)(a)(b)(c)(d)(e)(f)(i)(j)................   (10,679,088)   (39,258,013)   (49,937,101)
                                                     ------------   ------------   ------------
                                                     $128,938,596   $(33,788,302)  $ 95,150,294
                                                     ============   ============   ============

See accompanying notes to unaudited pro forma consolidated financial statements.

                     BOSTON CELTICS LIMITED PARTNERSHIP II
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                   UNAUDITED

                                                                         SIX MONTHS ENDED DECEMBER 31, 1997
                                                         ------------------------------------------------------------------
                                                                 BCLP                                           PRO
                                                             CONSOLIDATED            ADJUSTMENTS               FORMA
                                                             ------------            -----------               -----
Revenues:
  Basketball regular season --
     Ticket sales(a)...................................      $12,797,000            $(12,797,000)
     Television and radio broadcast rights fees(a).....        9,345,000              (9,345,000)
     Other, principally promotional advertising(a).....        3,132,000              (3,132,000)
  Equity in income of Shamrock L.P.(a).................                                2,256,107            $ 2,256,107
                                                             -----------            ------------            -----------
                                                              25,274,000             (23,017,893)             2,256,107

Costs and expenses:
  Basketball regular season --
     Team(a)...........................................       14,346,000             (14,346,000)
     Game(a)...........................................          912,000                (912,000)
  General and administrative(a)(b)(o)..................        5,065,506              (2,460,106)             2,605,400
  Selling and promotional(a)...........................        1,721,945              (1,721,945)
  Depreciation(a)......................................          101,807                 (96,869)                 4,938
  Amortization of NBA franchise and other intangible
     assets(a).........................................           82,351                 (82,351)
                                                             -----------            ------------            -----------
                                                              22,229,609             (19,619,271)             2,610,338
                                                             -----------            ------------            -----------
                                                               3,044,391              (3,398,622)              (354,231)

Interest expense(a)(k)(l)(m)...........................       (2,949,868)             (1,302,120)            (4,251,988)
Interest income(a)(n)..................................        3,296,253                (486,657)             2,809,596
Net realized losses on disposition of marketable
  securities and other short-term investments..........           (1,046)                                        (1,046)
                                                             -----------            ------------            -----------
Income (loss) before income taxes......................        3,389,730              (5,187,399)            (1,797,669)
Provision for income taxes.............................          900,000                                        900,000
                                                             -----------            ------------            -----------
Net income (loss)......................................        2,489,730              (5,187,399)            (2,697,669)
Net income (loss) applicable to interests of General
  Partners(a)..........................................           68,344                 (95,155)               (26,811)
                                                             -----------            ------------            -----------
Net income (loss) applicable to interests of Limited
  Partners.............................................      $ 2,421,386            $ (5,092,244)           $(2,670,858)
                                                             ===========            ============            ===========

Net income (loss) per unit -- basic....................      $      0.50                                    $     (0.96)
                                                             ===========                                    ===========
Net income (loss) per unit -- assuming dilution........      $      0.44                                    $     (0.96)
                                                             ===========                                    ===========

See accompanying notes to unaudited pro forma consolidated financial statements.

                     BOSTON CELTICS LIMITED PARTNERSHIP II
                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                   UNAUDITED

                                                              YEAR ENDED JUNE 30, 1997
                                                     -------------------------------------------
                                                         BCLP                            PRO
                                                     CONSOLIDATED    ADJUSTMENTS        FORMA
                                                     ------------    -----------        -----
Revenues:
  Basketball regular season --
     Ticket sales (a)..............................  $31,813,019     $(31,813,019)
     Television and radio broadcast rights fees
       (a).........................................   23,269,159      (23,269,159)
     Other, principally promotional advertising
       (a).........................................    7,915,626       (7,915,626)
  Equity in income of Shamrock L.P. (a)............                     2,932,356    $ 2,932,356
                                                     -----------     ------------    -----------
                                                      62,997,804      (60,065,448)     2,932,356

Costs and expenses:
  Basketball regular season --
     Team (a)......................................   40,941,156      (40,941,156)
     Game (a)......................................    2,386,042       (2,386,042)
  General and administrative (a)(o)................   13,913,893       (7,316,248)     6,597,645
  Selling and promotional (a)......................    4,680,168       (4,680,168)
  Depreciation (a).................................      189,324         (181,010)         8,314
  Amortization of NBA franchise and other
     intangible assets (a).........................      164,702         (164,702)
                                                     -----------     ------------    -----------
                                                      62,275,285      (55,669,326)     6,605,959
                                                     -----------     ------------    -----------
                                                         722,519       (4,396,122)    (3,673,603)
Interest expense (a)(k)(l)(m)......................   (5,872,805)      (2,491,419)    (8,364,224)
Interest income (a)(n).............................    6,609,541         (772,948)     5,836,593
Net realized gains on disposition of marketable
  securities and short-term investments............      361,051                         361,051
                                                     -----------     ------------    -----------
  Income (loss) before income taxes................    1,820,306       (7,660,489)    (5,840,183)
Provision for income taxes.........................    1,400,000                       1,400,000
                                                     -----------     ------------    -----------
Net income (loss)..................................      420,306       (7,660,489)    (7,240,183)
Net income (loss) applicable to interests of
  General Partners (a).............................       62,246         (134,146)       (71,900)
                                                     -----------     ------------    -----------
Net income (loss) applicable to interests of
  Limited Partners.................................  $   358,060     $ (7,526,343)   $(7,168,283)
                                                     ===========     ============    ===========

Net income (loss) per unit -- basic................  $      0.07                     $     (2.56)
                                                     ===========                     ===========
Net income (loss) per unit -- assuming dilution....  $      0.06                     $     (2.56)
                                                     ===========                     ===========

See accompanying notes to unaudited pro forma consolidated financial statements.

                          CASTLE CREEK PARTNERS, L.P.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                                   UNAUDITED

                           ASSETS
Current Assets:
  Cash and cash equivalents (a).............................     $ 4,486,050
  Marketable securities (c)(d)..............................      41,278,276
  Accounts receivable (a)...................................       2,334,963
  Deferred game costs (a)...................................       1,511,477
  Prepaid expenses and other current assets (a).............          54,138
                                                                 -----------
     Total current assets...................................      49,664,904
Property and equipment, net (a).............................       1,111,663
Minority interest in capital deficiency of Hoops Holdings
  L.P. (a)..................................................      35,351,367
National Basketball Association franchise, net (a)..........       3,933,102
Other intangible assets (a).................................          35,375
Other assets (a)............................................       9,010,733
                                                                 -----------
                                                                 $99,107,144
                                                                 ===========
        LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Current Liabilities:
  Accounts payable and accrued expenses (a).................     $10,152,048
  Deferred game revenues (a)................................      17,402,520
  Deferred revenues (a).....................................         849,871
  Deferred compensation -- current portion (a)..............       1,994,360
                                                                 -----------
     Total current liabilities..............................      30,398,799
Other noncurrent liabilities................................       3,100,000
Notes payable to bank -- noncurrent portion (a).............      50,000,000
Deferred compensation -- noncurrent portion (a).............       9,814,081
Deferred federal and state income taxes (j).................      10,056,889
Total partners' capital (deficit) (a)(c)(d).................      (4,262,625)
                                                                 -----------
                                                                 $99,107,144
                                                                 ===========

See accompanying notes to unaudited pro forma consolidated financial statements.

                          CASTLE CREEK PARTNERS, L.P.
                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                                   UNAUDITED

                                                              SIX MONTHS ENDED     YEAR ENDED
                                                              DECEMBER 31, 1997   JUNE 30, 1997
                                                              -----------------   -------------
Revenues:
  Basketball regular season -- Ticket sales(a)..............     $12,797,000       $31,813,019
  Television and radio broadcast rights fees(a).............       9,345,000        23,269,159
  Other, principally promotional advertising(a).............       3,132,000         7,915,626
                                                                 -----------       -----------
                                                                  25,274,000        62,997,804
Costs and expenses:
  Basketball regular season --
     Team(a)................................................      14,346,000        40,941,156
     Game(a)................................................         912,000         2,386,042
  General and administrative(a)(o)..........................       3,960,106         7,316,248
  Selling and promotional(a)................................       1,721,945         4,680,168
  Depreciation(a)...........................................          96,869           181,010
  Amortization of NBA franchise and other intangible
     assets(a)..............................................          82,351           164,702
                                                                 -----------       -----------
                                                                  21,119,271        55,669,326
                                                                 -----------       -----------
                                                                   4,154,729         7,328,478
Interest expense(a).........................................      (1,750,338)       (3,613,498)
Interest income(a)(p).......................................       1,520,621         2,605,675
Other income(a).............................................          15,873             2,137
                                                                 -----------       -----------
Income from operations before minority interest.............       3,940,885         6,322,792
Minority interest in Hoops Holdings L.P.(a).................      (2,301,985)       (2,991,985)
                                                                 -----------       -----------
Net income..................................................       1,638,900         3,330,807
Net income applicable to interests of General Partners(a)...          16,480            33,427
                                                                 -----------       -----------
Net income applicable to interests of Limited Partners......     $ 1,622,420       $ 3,297,380
                                                                 ===========       ===========
Net income per unit -- basic................................     $     70.08       $    142.43
                                                                 ===========       ===========
Net income per unit -- assuming dilution....................     $     57.94       $    117.76
                                                                 ===========       ===========

See accompanying notes to unaudited pro forma consolidated financial statements.

                     BOSTON CELTICS LIMITED PARTNERSHIP II
                          CASTLE CREEK PARTNERS, L.P.
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The adjustments to the unaudited pro forma consolidated balance sheets assume that the Reorganization had been consummated as of December 31, 1997, and further assume that the holders of 2,800,000 Units of Boston Celtics Limited Partnership (BCLP) will elect to receive Castle Creek Partners, L.P. (Castle Creek) Interests in the Distribution. Accordingly, the adjustments give effect to the change in the method of BCLP's accounting for its investment in the Team from consolidation to the equity method, the consolidation of the Team at Castle Creek based on its ownership of over 50%, the assumed issuance of 2,796,164 of Boston Celtics Limited Partnership II (BCLP II) Units to former holders of BCLP Units, the issuance of $55 million in aggregate principal amount of Subordinated Debentures to such former BCLP Unit holders (recorded at their estimated issue price of approximately $42 million), proceeds from anticipated new bank borrowings of $30 million, transfer of certain investment assets to Castle Creek and an anticipated charge for Reorganization-related expenses totaling approximately $1,500,000. Such Reorganization-related expenses include investment advisory fees, regulatory filing costs, legal and accounting expenses and other transaction costs.

     The adjustments to the unaudited pro forma consolidated statements of income give effect to the increased interest expense on the anticipated new bank borrowing of $30 million at 8%, interest expense on the $42 million of 6% Subordinated Debentures, the amortization of the $14 million original issue discount on the Subordinated Debentures over their 40-year life, the decrease in interest income due to the net $11.1 million reduction in short-term investments and an anticipated charge for Reorganization-related expenses totaling approximately $1,500,000.

     The unaudited pro forma consolidated financial statements are not necessarily indicative of the consolidated operating results or financial position that would have occurred had the Reorganization been consummated at the beginning of the periods presented, nor are they necessarily indicative of future operating results or financial position.

     Because the only asset of BCLP II will be its 99% interest in BCLP, separate pro forma financial information of BCLP has not been presented, since any differences from the information presented for BCLP II would not be significant.

     The adjustments to the unaudited pro forma consolidated balance sheets and statements of income are as follows:

(a) To change the method of BCLP's accounting for investment in the Team from consolidation to the equity method based on a reduction in ownership to less than 50%, and to consolidate the Team at Castle Creek based on its ownership of over 50%.
(b)  To record $1,500,000 accrual for anticipated
     Reorganization-related expenses.
(c) To record the transfer of $40,865,493 of investment assets to Castle Creek.
(d) To record the transfer of $412,783 of investment assets to Castle Creek G.P.
(e) To record the transfer of $6,393,035 of investment assets to Hoops L.P.
(f)  To record proceeds of $200,000 received from BCLP G.P., Inc.
(g)  To record the sale of $6,393,035 note receivable by Celtics
     Capital Corporation to Hoops L.P.
(h)  To record the new $30,000,000 bank borrowing by BCLP.
(i)  To record the issuance of $41,942,460 of 6% Subordinated
     Debentures by Shamrock L.P. at an estimated issue price of $15 per Subordinated Debenture.
(j)  To reduce deferred tax liability by $10,056,889 to reflect
     Castle Creek's proportionate share of liability for pre-Reorganization matters based upon the Assumed Castle
     Creek Election Percentage.
(k)  To record interest expense on BCLP's new bank borrowing
     ($1,200,000 for the six months ended December 31, 1997 and $2,400,000 for the year ended June 30, 1997).
(l) To record interest expense on Subordinated Debentures issued by Shamrock L.P. ($1,677,698 for the six months ended
     December 31, 1997 and $3,355,397 for the year ended June 30,
     1997).

                     BOSTON CELTICS LIMITED PARTNERSHIP II
                          CASTLE CREEK PARTNERS, L.P.
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(m) To record amortization expense related to original issue discount on debentures ($174,760 for the six months ended
     December 31, 1997 and $349,521 for the year ended June 30,
     1997).
(n) To reduce BCLP's interest income due to decrease in marketable securities ($304,653 for the six months ended
     December 31, 1997 and $609,305 for the year ended June 30,
     1997).
(o) To reduce BCLP's general and administrative expenses for costs to be borne by Castle Creek ($1,801,450 for the six months ended December 31, 1997 and $1,935,697 for the year ended June 30, 1997).
(p) To record Castle Creek's income due to increase in marketable securities ($1,354,490 for the six months ended
     December 31, 1997 and $2,444,169 for the year ended June 30,
     1997).

                         REPORT OF INDEPENDENT AUDITORS

To the General Partner
  Boston Celtics Limited Partnership

     We have audited the accompanying consolidated balance sheets of Boston Celtics Limited Partnership and Subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, partners' capital (deficit) and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Boston Celtics Limited Partnership and Subsidiaries at June 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Boston, Massachusetts
September 19, 1997, except for Note P
  as to which the date is February 6, 1998

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                JUNE 30,        JUNE 30,
                                                                  1997            1996
                                                              ------------    ------------
                           ASSETS
Current assets
     Cash and cash equivalents..............................  $  6,498,739    $  5,982,128
     Marketable securities..................................    42,572,683      46,763,501
     Other short-term investments...........................    49,671,153      78,723,365
     Accounts receivable....................................     2,667,438       3,777,729
     Prepaid federal and state income taxes.................       432,895
     Prepaid expenses.......................................     1,856,627         656,396
     Other current assets...................................       101,611
                                                              ------------    ------------
Total current assets........................................   103,801,146     135,903,119
Property and equipment, net.................................       909,416       1,184,813
National Basketball Association franchise, net of
  amortization of $2,159,360 in 1997 and $2,005,120 in
  1996......................................................     4,010,221       4,164,461
Other intangible assets, net of amortization of $47,083 in
  1997 and $36,621 in 1996..................................       903,477         913,939
Other assets................................................     9,575,396       3,067,140
                                                              ------------    ------------
                                                              $119,199,656    $145,233,472
                                                              ============    ============
        LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Current liabilities
     Accounts payable and accrued expenses..................  $ 12,877,723    $ 15,420,321
     Deferred game revenues.................................     5,584,848       4,629,704
     Federal and state income taxes payable.................                       539,325
     Notes payable to bank -- current portion...............     2,500,000
     Notes payable..........................................    16,409,617      15,353,949
     Deferred compensation -- current portion...............     1,767,263       4,345,367
                                                              ------------    ------------
Total current liabilities...................................    39,139,451      40,288,666
Deferred revenues -- noncurrent portion.....................                       699,871
Deferred federal and state income taxes.....................    20,100,000      20,100,000
Notes payable to bank -- noncurrent portion.................    47,500,000      50,000,000
Deferred compensation -- noncurrent portion.................    10,380,296      11,749,666
Other non-current liabilities...............................     9,870,000       5,875,000
Partners' capital (deficit)
     Boston Celtics Limited Partnership --
       General Partner......................................       226,817         284,422
       Limited Partners.....................................    (8,527,928)     15,688,456
                                                              ------------    ------------
                                                                (8,301,111)     15,972,878
     Celtics Limited Partnership -- General Partner.........      (129,866)        (92,988)
     Boston Celtics Communications Limited
       Partnership -- General Partner.......................       640,886         640,379
                                                              ------------    ------------
Total partners' capital (deficit)...........................    (7,790,091)     16,520,269
                                                              ------------    ------------
                                                              $119,199,656    $145,233,472
                                                              ============    ============

                See notes to consolidated financial statements.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 FOR THE YEAR ENDED
                                                      -----------------------------------------
                                                       JUNE 30,       JUNE 30,       JUNE 30,
                                                         1997           1996           1995
                                                       --------       --------       --------
Revenues:
     Basketball regular season --
       Ticket sales.................................  $31,813,019    $35,249,625    $22,036,880
       Television and radio broadcast rights fees...   23,269,159     22,071,992     20,956,405
       Other, principally promotional advertising...    7,915,626      7,458,651      7,418,487
     Basketball playoffs............................                                  1,913,481
                                                      -----------    -----------    -----------
                                                       62,997,804     64,780,268     52,325,253
                                                      -----------    -----------    -----------
Costs and expenses:
     Basketball regular season --
       Team.........................................   40,941,156     27,891,264     31,203,697
       Game.........................................    2,386,042      2,606,218      2,880,566
     Basketball playoffs............................                                    696,583
     General and administrative.....................   13,913,893     15,053,333     14,085,982
     Selling and promotional........................    4,680,168      2,973,488      2,692,208
     Depreciation...................................      189,324        140,894         86,347
     Amortization of NBA franchise and other
       intangible assets............................      164,702        164,703        164,703
                                                      -----------    -----------    -----------
                                                       62,275,285     48,829,900     51,810,086
                                                      -----------    -----------    -----------
                                                          722,519     15,950,368        515,167
Interest expense....................................   (5,872,805)    (6,387,598)    (9,074,657)
Interest income.....................................    6,609,541      8,175,184      6,507,902
Net revenue from league expansion...................                                  7,113,665
Net realized gains (losses) on disposition of
  marketable securities and other short-term
  investments.......................................      361,051       (101,138)       110,254
                                                      -----------    -----------    -----------
Income from continuing operations before income
  taxes.............................................    1,820,306     17,636,816      5,172,331
Provision for (benefit from) income taxes...........    1,400,000      1,850,000       (345,000)
                                                      -----------    -----------    -----------
Income from continuing operations...................      420,306     15,786,816      5,517,331
Discontinued operations:
Income from discontinued operations (less applicable
  income taxes of $30,000 in 1996 and $7,095,000 in
  1995).............................................                      82,806     10,638,675
Gain from disposal of discontinued operations (less
  applicable income taxes of $17,770,000)...........                  38,330,907
                                                      -----------    -----------    -----------
Net income..........................................      420,306     54,200,529     16,156,006
Net income applicable to interests of General
  Partners..........................................       62,246      1,291,014        610,815
                                                      -----------    -----------    -----------
Net income applicable to interests of Limited
  Partners..........................................  $   358,060    $52,909,515    $15,545,191
                                                      ===========    ===========    ===========
Per unit:
     Income from continuing operations -- basic.....  $      0.07    $      2.68    $      0.84
     Income from continuing operations -- assuming
       dilutions....................................  $      0.06    $      2.59    $      0.84
     Net income -- basic............................  $      0.07    $      9.18    $      2.43
     Net income -- assuming dilution................  $      0.06    $      8.89    $      2.43
     Distributions declared.........................  $      1.00    $      1.50    $      3.00

                See notes to consolidated financial statements.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

                                                                     LIMITED PARTNERS
                                                          ---------------------------------------
                                                             TOTAL         UNITS        AMOUNT
                                                          ------------   ---------   ------------
BALANCE AT JUNE 30, 1994................................  ($12,829,500)  6,399,722   ($12,542,458)
Net income for the year ended June 30, 1995.............    16,156,006                 15,545,191
Distributions:
     Boston Celtics Limited Partnership to unitholders
       Cash - $1.50 per unit............................    (9,697,083)                (9,599,583)
       Declared - $1.50 per unit........................    (9,697,082)                (9,599,582)
     Cash by Boston Celtics Broadcasting Limited
       Partnership to Celtics Communications, Inc.
       (General Partner's Share)........................       (74,000)
     Cash by Celtics Limited Partnership to Boston
       Celtics Corporation (General Partner's Share)....      (165,000)
Purchase of 99% of General Partner's interest in Boston
  Celtics Communications Limited Partnership............        74,858
Unrealized gain on marketable securities................       511,354                    506,241
                                                          ------------   ---------   ------------
BALANCE AT JUNE 30, 1995................................   (15,720,447)  6,399,722    (15,690,191)
Net income for the year ended June 30, 1996.............    54,200,529                 52,909,515
Distributions:
     Cash by Boston Celtics Limited Partnership to
       unitholders - $1.50 per unit.....................    (8,547,925)                (8,461,917)
     Cash by Boston Celtics Broadcasting Limited
       Partnership to Celtics Communications, Inc.
       (General Partner's Share)........................      (152,887)
     Cash by Celtics Limited Partnership to Boston
       Celtics Corporation (General Partner's Share)....      (200,000)
Sale of General Partner's interest in Boston Celtics
  Broadcasting Limited Partnership......................        13,705
Purchase of Boston Celtics Limited Partnership units for
  the treasury..........................................   (16,306,546)   (758,444)   (16,306,546)
Issuance of Boston Celtics Limited Partnership units
  from the treasury.....................................     3,658,363     234,886      3,658,363
Unrealized loss on marketable securities................      (424,523)                  (420,768)
                                                          ------------   ---------   ------------
BALANCE AT JUNE 30, 1996................................    16,520,269   5,876,164     15,688,456
Net income for the year ended June 30, 1997.............       420,306                    358,060
Distributions:
     Cash by Boston Celtics Limited Partnership to
       unitholders - $1.00 per unit.....................    (5,935,876)                (5,876,164)
     Cash by Celtics Limited Partnership to Boston
       Celtics Corporation (General Partner's Share)....       (95,000)
Purchase of Boston Celtics Limited Partnership units for
  the treasury..........................................   (22,880,000)   (780,000)   (22,880,000)
Issuance of Boston Celtics Limited Partnership units
  from the treasury.....................................     4,331,250     250,000      4,331,250
Unrealized loss on marketable securities................      (151,040)                  (149,530)
                                                          ------------   ---------   ------------
BALANCE AT JUNE 30, 1997................................  ($ 7,790,091)  5,346,164   ($ 8,527,928)
                                                          ============   =========   ============

                See notes to consolidated financial statements.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                                  (CONTINUED)

                                                                   GENERAL PARTNERS' INTERESTS
                                                           --------------------------------------------
                                                                       BOSTON CELTICS
                                                                          LIMITED       CELTICS LIMITED
                                                             TOTAL      PARTNERSHIP       PARTNERSHIP
                                                             -----     --------------   ---------------
BALANCE AT JUNE 30, 1994.................................  ($287,042)    ($127,387)        ($ 54,311)
Net income for the year ended June 30, 1995..............    610,815       157,019           114,117
Distributions:
     Boston Celtics Limited Partnership to unitholders
       Cash - $1.50 per unit.............................    (97,500)      (97,500)
       Declared - $1.50 per unit.........................    (97,500)      (97,500)
     Cash by Boston Celtics Broadcasting Limited
       Partnership to Celtics Communications, Inc.
       (General Partner's Share).........................    (74,000)
     Cash by Celtics Limited Partnership to Boston
       Celtics Corporation (General Partner's Share).....   (165,000)                       (165,000)
Purchase of 99% of General Partner's interest in Boston
  Celtics Communications Limited Partnership.............     74,858
Unrealized gain on marketable securities.................      5,113         5,113
                                                           ---------     ---------         ---------
BALANCE AT JUNE 30, 1995.................................    (30,256)     (160,255)         (105,194)
Net income for the year ended June 30, 1996..............  1,291,014       534,440           212,206
Distributions:
     Cash by Boston Celtics Limited Partnership to
       unitholders -- $1.50 per unit.....................    (86,008)      (86,008)
     Cash by Boston Celtics Broadcasting Limited
       Partnership to Celtics Communications, Inc.
       (General Partner's Share).........................   (152,887)
     Cash by Celtics Limited Partnership to Boston
       Celtics Corporation (General Partner's Share).....   (200,000)                       (200,000)
Sale of General Partner's interest in Boston Celtics
  Broadcasting Limited Partnership.......................     13,705
Purchase of Boston Celtics Limited Partnership units for
  the treasury...........................................
Issuance of Boston Celtics Limited Partnership units from
  the treasury...........................................
Unrealized loss on marketable securities.................     (3,755)       (3,755)
                                                           ---------     ---------         ---------
BALANCE AT JUNE 30, 1996.................................    831,813       284,422           (92,988)
Net income for the year ended June 30, 1997..............     62,246         3,617            58,122
Distributions:
     Cash by Boston Celtics Limited Partnership to
       unitholders -- $1.00 per unit.....................    (59,712)      (59,712)
     Cash by Celtics Limited Partnership to Boston
       Celtics Corporation (General Partner's Share).....    (95,000)                        (95,000)
Purchase of Boston Celtics Limited Partnership units for
  the treasury...........................................
Issuance of Boston Celtics Limited Partnership units from
  the treasury...........................................
Unrealized loss on marketable securities.................     (1,510)       (1,510)
                                                           ---------     ---------         ---------
BALANCE AT JUNE 30, 1997.................................  $ 737,837     $ 226,817         ($129,866)
                                                           =========     =========         =========

                See notes to consolidated financial statements.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
                                  (CONTINUED)

                                                                GENERAL PARTNERS' INTERESTS
                                                              --------------------------------
                                                              BOSTON CELTICS    BOSTON CELTICS
                                                              COMMUNICATIONS     BROADCASTING
                                                                 LIMITED           LIMITED
                                                               PARTNERSHIP       PARTNERSHIP
                                                              --------------    --------------
BALANCE AT JUNE 30, 1994....................................    ($122,686)         $ 17,342
Net income for the year ended June 30, 1995.................      144,619           195,060
Distributions:
     Boston Celtics Limited Partnership to unitholders
       Cash -- $1.50 per unit...............................
       Declared -- $1.50 per unit...........................
     Cash by Boston Celtics Broadcasting Limited Partnership
       to Celtics Communications, Inc. (General Partner's
       Share)...............................................                        (74,000)
     Cash by Celtics Limited Partnership to Boston Celtics
       Corporation (General Partner's Share)................
Purchase of 99% of General Partner's interest in Boston
  Celtics Communications Limited Partnership................       74,858
Unrealized gain on marketable securities....................
                                                                ---------          --------
BALANCE AT JUNE 30, 1995....................................       96,791           138,402
Net income for the year ended June 30, 1996.................      543,588               780
Distributions:
     Cash by Boston Celtics Limited Partnership to
       unitholders -- $1.50 per unit........................
     Cash by Boston Celtics Broadcasting Limited Partnership
       to Celtics Communications, Inc. (General Partner's
       Share)...............................................                       (152,887)
     Cash by Celtics Limited Partnership to Boston Celtics
       Corporation (General Partner's Share)................
Sale of General Partner's interest in Boston Celtics
  Broadcasting Limited Partnership..........................                         13,705
Purchase of Boston Celtics Limited Partnership units for the treasury..................................................
Issuance of Boston Celtics Limited Partnership units from
  the treasury..............................................
Unrealized loss on marketable securities....................
                                                                ---------          --------
BALANCE AT JUNE 30, 1996....................................      640,379                 0
Net income for the year ended June 30, 1997.................          507
Distributions:
     Cash by Boston Celtics Limited Partnership to
       unitholders -- $1.00 per unit........................
     Cash by Celtics Limited Partnership to Boston Celtics
       Corporation (General Partner's Share)................
Purchase of Boston Celtics Limited Partnership units for the treasury..................................................
Issuance of Boston Celtics Limited Partnership units from
  the treasury..............................................
Unrealized loss on marketable securities....................
                                                                ---------          --------
BALANCE AT JUNE 30, 1997....................................    $ 640,886          $      0
                                                                =========          ========

                See notes to consolidated financial statements.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      FOR THE YEAR ENDED
                                                         ---------------------------------------------
                                                           JUNE 30,        JUNE 30,        JUNE 30,
                                                             1997            1996            1995
                                                         -------------   -------------   -------------
Cash flows from operating activities:
Receipts:
    Basketball regular season receipts:
         Ticket sales..................................  $  33,132,256   $  31,322,745   $  27,539,038
         Television and radio broadcast rights fees....     22,009,139      19,908,800      20,344,641
         Other, principally promotional advertising....      8,141,716       8,424,038       6,382,803
    Basketball playoff receipts........................                        360,895       2,278,100
                                                         -------------   -------------   -------------
                                                            63,283,111      60,016,478      56,544,582
Costs and expenses:
    Basketball regular season expenditures:
         Team expenses.................................     34,390,240      26,066,875      24,632,232
         Game expenses.................................      2,273,709       2,481,007       2,880,566
    Basketball playoff expenses........................                                        719,799
    General and administrative expenses................     15,650,961      13,996,805      13,069,984
    Selling and promotional expenses...................      3,730,578       1,333,238       2,544,114
                                                         -------------   -------------   -------------
                                                            56,045,488      43,877,925      43,846,695
                                                         -------------   -------------   -------------
                                                             7,237,623      16,138,553      12,697,887
Interest income........................................      6,319,302       9,553,938       4,692,024
Interest expense.......................................     (4,422,737)     (4,624,043)     (8,044,898)
Proceeds from league expansion.........................                      4,490,673       4,814,814
Payment of income taxes................................     (2,372,220)     (4,973,883)     (3,751,320)
Payment of deferred compensation.......................     (4,300,147)     (5,226,095)     (3,624,319)
                                                         -------------   -------------   -------------
    Net cash flows from continuing operations..........      2,461,821      15,359,143       6,784,188
    Net cash flows (used by) from discontinued
       operations......................................                     (2,931,742)     23,981,166
                                                         -------------   -------------   -------------
    Net cash flows from operating activities...........      2,461,821      12,427,401      30,765,354

Cash flows (used by) from investing activities:
    Purchases of:
         Marketable securities.........................    (43,482,870)    (55,272,268)    (76,285,589)
         Short term investments........................   (594,400,000)   (116,150,000)   (143,000,000)
    Proceeds from sales of:
         Marketable securities.........................     47,925,944      53,355,561      54,237,041
         Short term investments........................    617,500,000     103,300,000      77,000,000
    Proceeds from the sale of Boston Celtics
       Broadcasting Limited Partnership................                     79,200,000
    Cash portion of net assets of Boston Celtics
       Broadcasting Limited Partnership sold...........                     (1,602,071)
    Capital expenditures...............................       (136,279)       (796,424)       (769,431)
    Other receipts (expenditures)......................       (441,129)        293,503        (825,359)
                                                         -------------   -------------   -------------
         Net cash flows (used by) from investing
           activities..................................     26,965,666      62,328,301     (89,643,338)
                                                         -------------   -------------   -------------
         Net cash flows (used by) from operating and
           investing activities........................     29,427,487      74,755,702     (58,877,984)

                See notes to consolidated financial statements.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                 FOR THE YEAR ENDED
                                                     ------------------------------------------
                                                      JUNE 30,        JUNE 30,       JUNE 30,
                                                        1997            1996           1995
                                                     -----------    ------------    -----------
Cash flows (used by) from financing activities:
     Proceeds from bank borrowings.................                                  85,000,000
     Payment of bank borrowings....................                  (80,000,000)   (10,000,000)
     Purchase of Boston Celtics Limited Partnership
       units.......................................  (22,880,000)     (1,941,450)
     Purchase of interest in Boston Celtics
       Communications Limited Partnership from
       Celtics Communications Inc. ................                                    (792,000)
     Cash distributions:
       To its minority interest holder from Boston
          Celtics Broadcasting Limited
          Partnership..............................                   (7,797,244)    (3,774,000)
       To limited partners of Boston Celtics
          Limited Partnership......................   (5,935,876)    (18,061,500)    (9,599,583)
       To General Partners.........................      (95,000)       (536,395)      (486,500)
                                                     -----------    ------------    -----------
     Net cash flows (used by) from financing
       Activities..................................  (28,910,876)   (108,336,589)    60,347,917
                                                     -----------    ------------    -----------
Net increase (decrease) in cash and cash
  equivalents......................................      516,611     (33,580,887)     1,469,933
Cash and cash equivalents at beginning of period...    5,982,128      39,563,015     38,093,082
                                                     -----------    ------------    -----------
Cash and cash equivalents at end of period.........  $ 6,498,739    $  5,982,128    $39,563,015
                                                     ===========    ============    ===========
Non-cash investing and financing activities:
     Conversion of convertible subordinated note
       payable for 25% interest in Boston Celtics
       Broadcasting Limited Partnership............                 $ 10,000,000
     Notes payable for acquisition of Boston
       Celtics Limited Partnership units...........                 $ 14,365,096
     Net non-cash assets of Boston Celtics
       Broadcasting Limited Partnership sold.......                 $  9,517,608

                See notes to consolidated financial statements.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- BASIS OF PRESENTATION

     Principles of Consolidation: The consolidated financial statements include the accounts of the Boston Celtics Limited Partnership ("BCLP," the "Partnership") and its majority-owned and controlled subsidiaries and partnerships. BCLP, through its subsidiaries, owns and operates the Boston Celtics professional basketball team of the National Basketball Association and holds investments. All intercompany transactions are eliminated in consolidation.

     Discontinued operations: The consolidated financial statements for fiscal 1996 and 1995 include the results of operations of the Communications Group, which comprised Television Station WFXT - Channel 25 of Boston, Massachusetts (sold July 7, 1995) and Radio Station WEEI of Boston, Massachusetts (sold June 30, 1994) as discontinued operations. Gains on their disposal were also included in discontinued operations. Revenues of discontinued operations were $534,000 and $51,897,000 for the years ended June 30, 1996 and 1995, respectively.

NOTE B -- SIGNIFICANT ACCOUNTING POLICIES

     Cash Equivalents: Cash equivalents represent short-term investments with maturities at date of purchase of three months or less. Marketable securities represent investments with maturities greater than three months.

     Estimates and Assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     Concentration of Credit Risk: Financial instruments which potentially subject the Partnership to credit risk consist principally of cash equivalents, short-term investments, marketable securities and accounts receivable. The Partnership's cash equivalents, short-term investments and marketable securities represent investments with relatively short maturities in the securities of highly rated financial institutions and United States government entities. The Partnership performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been consistently within management's expectations.

     Marketable Securities and Other Short Term Investments: The Partnership accounts for marketable securities and other short-term investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which established the accounting and reporting requirements for investments in equity securities that have readily determinable fair values and for all investments in debt securities. All affected investment securities are classified as securities to be held to maturity, for trading, or available-for-sale.

     Financial Instruments: The carrying value of financial instruments such as cash equivalents, accounts receivable and accounts payable approximate their fair values based on the short-term maturities of these instruments. The carrying value of long-term debt approximates its fair value based on references to similar instruments.

     Franchise and Other Intangible Assets: These assets, consisting principally of the National Basketball Association franchise and other intangible assets are being amortized primarily on a straight-line basis over 40 years.

     Property and Equipment: Property and equipment is stated at cost and is being depreciated over estimated useful lives of from five to fifteen years using straight line or accelerated methods of depreciation as appropriate. Building and leasehold improvements are depreciated over the lesser of the remaining lives of the leases or the assets.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Basketball Operations: Revenues, principally ticket sales and television and radio broadcasting fees, generally are recorded as revenues at the time the game to which such proceeds relate is played. Team expenses, principally player and coaches salaries, related fringe benefits and insurance, and game and playoff expenses, principally National Basketball Association attendance assessments and travel, are recorded as expense on the same basis. Accordingly, advance ticket sales and payments on television and radio broadcasting contracts and payments for team and game expenses not earned or incurred are recorded as deferred revenues and deferred expenses, respectively, and amortized ratably as regular season games are played. General and administrative and selling and promotional expenses are charged to operations as incurred.

     Stock Options: The Partnership accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Partnership has adopted the disclosure provisions only of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Adoption of SFAS 123 did not have a material impact on the Partnership's financial statements.

     Income Taxes: No provision for income taxes is required by BCLP as its income and expenses are taxable to or deductible to their partners. Celtics Capital Corporation ("CCC"), BCCLP Holding Corporation ("Holdings") and Celtics Investments, Inc. ("CII"), wholly-owned subsidiary corporations of BCLP, are subject to income taxes and report their income tax provision, including the income (losses) of subsidiary partnerships Boston Celtics Communications Limited Partnership ("BCCLP") and Boston Celtics Broadcasting Limited Partnership ("BCBLP") (prior to the sale of BCBLP on July 7, 1995), using the liability method in accordance with Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes" (see Note M). Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using tax rates and laws that will be in effect when the differences are expected to reverse.

     Under provisions of the Internal Revenue Code applicable to public limited partnerships, the Partnership will be taxable as a corporation commencing on July 1, 1998. Alternatively, pursuant to recent tax legislation, the Partnership could maintain partnership tax status by electing to pay a tax of 3.5% of gross income. In response to these prospective changes in the tax treatment of the Partnership, management is evaluating structural and other alternatives.

NOTE C -- MARKETABLE SECURITIES AND OTHER SHORT-TERM INVESTMENTS

     The following is a summary of marketable securities which are classified as available-for-sale securities:

                                                                  GROSS         GROSS       ESTIMATED
                                                               UNREALIZED    UNREALIZED       FAIR
                                                    COST          GAINS        LOSSES         VALUE
                                                 -----------   -----------   -----------   -----------
June 30, 1997:
     U.S. corporate debt securities............  $16,719,000    $  17,734     ($ 30,767)   $16,705,967
     U.S. government securities................   25,917,892       42,120       (93,296)    25,866,716
                                                 -----------    ---------     ---------    -----------
                                                 $42,636,892    $  59,854     ($124,063)   $42,572,683
                                                 ===========    =========     =========    ===========
June 30, 1996:
     U.S. corporate debt securities............  $ 7,952,261    $     630     ($ 63,625)   $ 7,889,266
     U.S. government securities................   38,724,409      426,956      (277,130)    38,874,235
                                                 -----------    ---------     ---------    -----------
                                                 $46,676,670    $ 427,586     ($340,755)   $46,763,501
                                                 ===========    =========     =========    ===========

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE C -- MARKETABLE SECURITIES AND OTHER SHORT-TERM INVESTMENTS (CONTINUED)

Gross realized gains and losses on available-for-sale securities are as follows:

                                                        1997       1996
                                                        ----       ----
U.S. corporate debt securities
     Gross realized gains...........................  $    521    $131,697
     Gross realized (losses)........................   (34,805)     (1,455)
U.S. government securities
     Gross realized gains...........................   596,981      78,770
     Gross realized (losses)........................  (201,646)   (310,150)
                                                      --------   ---------
Net realized gains (losses).........................  $361,051   ($101,138)
                                                      ========   =========

     The net adjustment to unrealized holding gains and losses on available-for-sale securities included as a separate component of Partners' Capital (Deficit) resulted in losses of $151,040 in 1997 and $424,523 in 1996.

     The amortized cost and estimated fair value of available-for-sale securities at June 30, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                                                 ESTIMATED
                                                                   FAIR
                                                     COST          VALUE
                                                  -----------   -----------
Due in one year or less.........................  $25,872,690   $25,869,364
Due after one year through three years..........   10,203,560    10,205,554
Due after three years...........................    6,560,643     6,497,765
                                                  -----------   -----------
                                                  $42,636,893   $42,572,683
                                                  ===========   ===========

     Other short-term investments, which consist primarily of private placement notes with a commercial bank with a maturity of under one year, are classified as held-to-maturity and are carried at amortized cost, which approximates market value. In addition, the Partnership has a $6,000,000 convertible note receivable from an unrelated company which has been classified as held-to-maturity and is carried at amortized cost, which approximates market value. This note has been recorded in other noncurrent assets. The note bears interest at LIBOR plus 1%, with quarterly interest payments beginning in May 1999 and quarterly payments of principal plus interest beginning February 2002 through the maturity of the note in January 2007. The note is secured by substantially all of the assets of this company. There were no unrealized gains or losses in any of these investments at June 30, 1997.

NOTE D -- PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:

                                                              JUNE 30,
                                                      ------------------------
                                                         1997          1996
                                                      ----------    ----------
Building and leasehold improvements.................  $1,184,244    $1,333,932
Furniture and fixtures..............................     440,965       377,350
                                                      ----------    ----------
                                                       1,625,209     1,711,282
Less accumulated depreciation.......................     715,793       526,469
                                                      ----------    ----------
Net property and equipment..........................  $  909,416    $1,184,813
                                                      ==========    ==========

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E -- DEFERRED COMPENSATION AND OTHER COMPENSATION ARRANGEMENTS

     Certain player contracts provide for guaranteed compensation payments which are deferred until a future date. Operations are charged amounts equal to the present value of future guaranteed payments in the period in which the compensation is earned. The present value of payments due under these agreements is as follows:

Years ending June 30, 1998..................................  $ 1,767,000
                       1999.................................    1,497,000
                       2000.................................    1,254,000
                       2001.................................    1,156,000
                       2002.................................    1,082,000
                       2003 and thereafter..................    5,392,000
                                                              -----------
                                                              $12,148,000
                                                              ===========

     On June 28, 1996, the annual incentive payment arrangements between BCLP and Paul E. Gaston, Chairman of the Board of Celtics, Inc. ("CI"), the general partner of BCLP, were modified to permit him to elect to acquire Units of BCLP which contain certain significant restrictions as to vesting and transferability (hereinafter the "Restricted Units") in lieu of a cash payment. Mr. Gaston elected to receive Restricted Units in lieu of the $3,658,363 cash incentive compensation payment to which he was entitled for the year ended June 30, 1996. Based on a written report received from an independent employee benefits consultant regarding the appropriate discount to be applied, the Audit Committee of the Board of Directors of CI awarded 234,866 Restricted Units to Mr. Gaston. Mr. Gaston, who is a member of the Audit Committee, was recused from and did not participate in any of the Audit Committee's deliberations pertaining to this matter. The fair market value of the Restricted Units awarded to Mr. Gaston will not be deductible for tax purposes currently, however, they will be deductible in the taxable year in which the restrictions pertaining to those Restricted Units expire.

NOTE F -- NOTES PAYABLE

     Notes payable represent outstanding borrowings by Celtics Limited Partnership ("CLP"), BCLP's 99%-owned limited partnership which owns and operates the Boston Celtics basketball team, under a $50,000,000 loan with its commercial bank. The loan agreement as amended permits borrowings of up to $50,000,000 through December 31, 1997, with the available amount declining thereafter by $1,250,000 per quarter. The term of the loan extends through December 31, 2002. Interest is payable quarterly in arrears at a fixed annual rate of 6.35% from October 4, 1995 through December 31, 2002. Prior to October 4, 1995, the initial $30,000,000 borrowing bore interest at a fixed rate of 6.4% and borrowings in excess of the initial $30,000,000 bore interest at optional floating rates (7.375% and 4.875% at June 30, 1995 and 1994).

     Effective January 1, 1998, the loan agreement requires quarterly payments of principal in the amount necessary to reduce the outstanding principal balance to equal the declining available borrowings, if necessary, together with interest. The borrowings under the bank loan are secured by all of the assets of and are the liability of CLP. The agreement relating to the commercial bank borrowing includes various provisions and covenants customary in lending arrangements of this type including limitations on distributions to unitholders.

     Aggregate maturities of notes payable at June 30, 1997 are as follows:

Years ending June 30, 1998..................................  $2,500,000
                       1999.................................   5,000,000
                       2000.................................   5,000,000
                       2001.................................   5,000,000
                       2002.................................   5,000,000
                       2003 and thereafter..................  27,500,000

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE F -- NOTES PAYABLE (CONTINUED)
     Interest charged to operations in connection with borrowings (including an $80,000,000 BCCLP loan with interest at floating rates (6.25% at June 30, 1995) from a commercial bank which was repaid on July 7, 1995, a $10,000,000 note payable with interest at 10% which was converted into a 25% interest in BCBLP on July 7, 1995, a BCBLP term loan with interest at optional floating rates (6.375% at June 30, 1994) from a commercial bank which was repaid during fiscal year 1995 and a $15,000,000 short-term loan with interest at 4% from the commercial bank borrowed and repaid during fiscal year 1994) were $3,219,000, $3,366,000, and $8,478,000 ($3,219,000, $3,366,000 and $7,890,000 from continuing operations) in the years ended June 30, 1997, 1996 and 1995, respectively.

NOTE G -- RELATED PARTY TRANSACTIONS

     Management fee obligations of $820,000, $1,555,000 and $1,336,000 applicable to Boston Celtics Corporation, general partner of CLP, were charged to operations during the years ended June 30, 1997, 1996 and 1995, respectively. Boston Celtics Corporation receives a management fee of $750,000 per annum, subject to annual increases based on annual cash flows from basketball operations after June 30, 1989. In addition, Celtics Communications, Inc., general partner of BCCLP and BCBLP, received aggregate management fees of $10,000 and $998,000 in 1996 and 1995, respectively, from BCCLP and BCBLP. The BCCLP fee was based on revenues generated by Radio Station WEEI AM-590 and the BCBLP fee was based on 2% percent of sales until these operations were sold in the years ended June 30, 1994 and June 30, 1996, respectively.

NOTE H -- COMMITMENTS AND CONTINGENCIES

     The Partnership has employment agreements with officers, coaches and players of the basketball team (CLP). Certain of the contracts provide for guaranteed payments which must be paid even if the employee is injured or terminated. The basketball team players are covered by the terms of a collective bargaining agreement which expires on June 30, 2001. Amounts required to be paid under such contracts in effect as of September 19, 1997, including option years and $10,343,000 included in accrued expenses at June 30, 1997, but excluding amounts previously earned (see Note E -- Deferred Compensation), are as follows:

Years ending June 30, 1998..................................  $38,789,000
                       1999.................................   39,674,000
                       2000.................................   39,298,000
                       2001.................................   24,569,000
                       2002.................................   17,910,000
                       2003 and thereafter..................   33,800,000

     BCLP maintains disability and life insurance policies on most of its key players. The level of insurance coverage maintained is based on BCLP's determination of the insurance proceeds which would be required to meet its guaranteed obligations in the event of permanent or total disability of its key players.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H -- COMMITMENTS AND CONTINGENCIES (CONTINUED)
     The Partnership and its subsidiaries are also committed under noncancelable, long-term operating leases, substantially all of which are related to CLP, for certain of its facilities and equipment. Rent expense charged to operations during the years ended June 30, 1997, 1996 and 1995 was $292,000, $282,000, and $2,272,000 ($292,000, $282,000 and $1,667,000 from continuing operations), respectively. Minimum annual payments, including renewable option periods, required by these operating leases are as follows:

Years ending June 30, 1998..................................  $  290,000
                       1999.................................     304,000
                       2000.................................     319,000
                       2001.................................     334,000
                       2002.................................     350,000
                       2003 and thereafter..................   1,361,000

NOTE I -- OPTIONS TO ACQUIRE UNITS OF PARTNERSHIP INTEREST

     On December 31, 1993, the Partnership granted options to three employees to acquire 530,000 Limited Partnership Units of BCLP (Units) at the price of $16.25 per Unit, less all cash distributions per Unit made by the Partnership from July 31, 1993 to the date of exercise. All of the options expire ten years from the date of grant, and at June 30, 1997, all of the options were fully vested. On June 27, 1997, the Audit Committee of the Board of Directors of CI (the general partner of BCLP) voted to offer the three option holders the right to exchange their options to purchase BCLP Units for an equal number of restricted Units of Partnership interest. The exchange ratio was determined based on a written report received from an independent employee benefits consultant regarding the respective values of the restricted Units and the options to purchase BCLP Units, and the option holders were required to make this election on or prior to July 7, 1997. On June 30, 1997, Paul E. Gaston elected to exchange his options to purchase 250,000 BCLP Units for 250,000 restricted Units of Partnership interest. Mr. Gaston, who is a member of the Audit Committee, was recused from and did not participate in any of the Audit Committee's deliberations pertaining to this matter. As a result of this exchange, $519,000 was charged to compensation expense in 1997, representing the difference between the fair market value of the restricted Units and the in-the-money value of the optioned Units.

     In addition to exercising the right to purchase units pursuant to the options, a holder may exercise a Unit Appreciation Right, entitling the holder to receive an amount equal to the excess of the fair market value of a Unit, determined on the date of exercise over the exercise price of the related option on the date the Unit Appreciation Right was granted in which event options for an equivalent number of units will be canceled. In the sole discretion of the General Partner of BCLP payments of amounts payable pursuant to Unit Appreciation Rights may be made solely in Units, solely in cash, or in a combination of cash and Units. The compensation element of the options, $2,208,000, $1,851,000 and $3,174,000 in the years ended June 30, 1997, 1996 and
1995, respectively, is being charged to earnings ratably over the period from the date of grant until the date of exercise based on the difference between the exercise and market price of the optioned Units at the end of each quarter. The market price of Limited Units of BCLP on June 30, 1997 was $24.75.

NOTE J -- BENEFIT PLANS

     Certain of the Partnership's subsidiaries have defined contribution plans covering substantially all employees who meet certain eligibility requirements. Participants may make contributions to the plans up to 15% of their compensation (as defined). Contributions to these plans are matched by the Partnership and its subsidiaries 100% on the first 7% of compensation contributed by each participant. Contributions are fully vested after three years of service. Costs of the plans charged to operations amounted to $300,000, $206,000, and $375,000 ($300,000, $206,000 and $129,000 from continuing operations) during the years ended June 30, 1997, 1996 and 1995, respectively.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE J -- BENEFIT PLANS (CONTINUED)
     Players, coaches, trainers and the general manager of the basketball operation are covered by multiemployer defined benefit pension plans administered by the National Basketball Association. Costs of these plans charged to operations amounted to $368,000, $359,000, and $325,000 during the years ended June 30, 1997, 1996 and 1995, respectively.

NOTE K -- CASH FLOWS

     Reconciliations of net income to net cash flows from operating activities are as follows:

                                                                   YEAR ENDED JUNE 30,
                                                         ----------------------------------------
                                                            1997           1996          1995
                                                         -----------   ------------   -----------
Net income.............................................  $   420,306   $ 54,200,529   $16,156,006
Items not affecting cash flows from operating
  activities:
     Depreciation......................................      189,324        149,046       766,264
     Amortization......................................      164,702        166,211       343,695
     Provision for doubtful accounts...................                                   185,193
     Increase in note issued on redemption of
       Partnership interest............................    1,055,668        988,853
     Changes in:
          Accrued interest receivable..................     (264,625)     1,445,311    (1,815,877)
          Accounts receivable..........................    1,126,788       (378,126)   (4,616,167)
          Notes receivable.............................      (80,772)     4,444,444    (4,444,444)
          Accounts payable and accrued expenses........      816,434     (5,395,131)   10,117,311
          Deferred compensation........................   (3,947,474)    (3,683,023)   (1,751,374)
          Deferred revenues............................      255,273     (2,756,599)    8,086,174
          Other non-current liabilities................    3,995,000      1,851,250       850,000
     Net realized gains (losses) on disposition of
       marketable securities and other short-term
       investments.....................................     (361,051)       101,138      (110,254)
     Minority interest in earnings of BCBLP............                      27,391     6,853,486
     Gain on sale of BCBLP.............................                 (38,330,907)
     Other.............................................     (907,752)      (402,986)      145,341
                                                         -----------   ------------   -----------
Net cash flows from operating activities...............  $ 2,461,821   $ 12,427,401   $30,765,354
                                                         ===========   ============   ===========

     The change in accounts receivable is after write-offs, net of recoveries, of $397,544 in 1995.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L -- QUARTERLY RESULTS (UNAUDITED)

     A summary of operating results, net income per unit based on the average units outstanding throughout each year calculated for financial statement purposes only, and cash distributions for the quarterly periods in the two years ended June 30, 1997 is set forth below (000's omitted, except for per unit amounts):

                                                             QUARTER ENDED
                                          ---------------------------------------------------
                                          SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                              1996            1996         1997        1997      TOTAL
                                          -------------   ------------   ---------   --------   -------
Year Ended June 30, 1997:
     Revenues...........................     $     0        $20,630       $33,865    $  8,503   $62,998
     Income (loss) from continuing
       operations.......................      (3,207)         4,544        10,006     (10,923)      420
     Net income (loss)..................      (3,207)         4,544        10,006     (10,923)      420
     Net income (loss) applicable to
       Limited Partners.................      (3,150)         4,444         9,791     (10,727)      358
Per Unit:
     Income (loss) from continuing
       operations applicable to Limited
       Partners -- basic................     $ (0.56)       $  0.83       $  2.01    $  (2.21)  $  0.07
     Income (loss) from continuing
       operations applicable to Limited
       Partners -- assuming dilution....     $ (0.56)       $  0.76       $  1.83    $  (2.10)  $  0.06
     Net income (loss) applicable to
       Limited Partners -- basic........     $ (0.56)       $  0.83       $  2.01    $  (2.21)  $  0.07
     Net income (loss) applicable to
       Limited Partners -- assuming
       dilution.........................     $ (0.56)       $  0.76       $  1.83    $  (2.10)  $  0.06
     Distributions declared to BCLP
       unitholders:.....................                    $  1.00                             $  1.00

                                                              QUARTER ENDED
                                           ---------------------------------------------------
                                           SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                                               1995            1995         1996        1996      TOTAL
                                           -------------   ------------   ---------   --------   -------
Year Ended June 30, 1996:
     Revenues............................     $     0        $21,615       $34,062     $9,103    $64,780
     Income (loss) from continuing
       operations........................      (3,008)         8,649        10,913       (767)    15,787
     Net income (loss)...................      36,205          7,849        10,913       (767)    54,200
     Net income (loss) applicable to
       Limited Partners..................      35,301          7,707        10,677       (776)    52,909
Per Unit:
     Income (loss) from continuing
       operations applicable to Limited
       Partners -- basic.................     $ (0.48)       $  1.50       $  1.89     $(0.14)   $  2.68
     Income (loss) from continuing
       operations applicable to Limited
       Partners -- assuming dilution.....     $ (0.48)       $  1.46       $  1.84     $(0.14)   $  2.59
     Net income (loss) applicable to
       Limited Partners -- basic.........     $  5.75        $  1.37       $  1.89     $(0.14)   $  9.18
     Net income (loss) applicable to
       Limited Partners -- assuming
       dilution..........................     $  5.59        $  1.33       $  1.84     $(0.14)   $  8.89
     Distributions declared to BCLP
       unitholders:......................                                              $ 1.50    $  1.50

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M -- INCOME TAXES

     For financial reporting purposes a valuation allowance of $7.9 million was established in 1994 to reduce the deferred tax assets (principally related to intangibles) acquired in the merger to the amount considered realizable on a more likely than not basis. The allowance was eliminated in 1995 as a result of the closing of the agreement between BCLP and Fox Television, Inc. (see Note
A -- Basis of Presentation). Taxes related to the agreement have been provided as a component of income from discontinued operations. Components of deferred tax liabilities and assets, all of which relate to Holdings or its subsidiary partnerships BCCLP and BCBLP, are as follows:

                                                                          JUNE 30
                                                          ---------------------------------------
                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Deferred tax liabilities:
     Deposit related to issuance of option to acquire
       26% partnership interest in BCBLP (tax over
       financial basis).................................                              $ 6,000,000
     Financial basis in excess of tax basis of assets
       related to restructuring of ownership of BCCLP...  $20,100,000   $20,100,000    11,000,000
                                                          -----------   -----------   -----------
          Total deferred tax liabilities................   20,100,000    20,100,000    17,000,000
Deferred tax assets:
     Intangibles arising from acquisition of BCBLP in a
       merger accounted for as a transaction between
       entities under common control (tax over financial
       basis)...........................................                               11,000,000
                                                          -----------   -----------   -----------
          Net deferred tax assets.......................                               11,000,000
                                                          -----------   -----------   -----------
          Net deferred tax liability....................  $20,100,000   $20,100,000   $ 6,000,000
                                                          ===========   ===========   ===========

     At June 30, 1997, deferred taxes of $20,100,000 represent the tax effected difference between the tax and financial statement bases of the net assets of Holdings and CII.

     At June 30, 1997, the tax basis of the net assets of BCLP and CLP exceeded their financial bases by approximately $45,000,000, consisting primarily of Deferred Compensation of $13,000,000, other compensation of $4,000,000 and the National Basketball Franchise of $28,000,000. A substantial part of the Deferred Compensation will be paid prior to July 1, 1998, when BCLP may become subject to federal income taxes. No deferred tax assets or liabilities have been provided for these differences because BCLP and CLP are not subject to income taxes.

     The provision for income taxes included in the consolidated statements of income consists of the following:

                                                   1997          1996           1995
                                                ----------    -----------    ----------
Current:
     Federal..................................  $1,100,000    $ 2,550,000    $5,000,000
     State....................................     300,000        800,000     1,750,000
                                                ----------    -----------    ----------
          Total current.......................   1,400,000      3,350,000     6,750,000
                                                ----------    -----------    ----------
Deferred:
     Federal..................................                 12,500,000
     State....................................                  3,800,000
                                                ----------    -----------    ----------
          Total deferred......................                 16,300,000
                                                ----------    -----------    ----------
                                                $1,400,000    $19,650,000    $6,750,000
                                                ==========    ===========    ==========

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M -- INCOME TAXES (CONTINUED)
     A reconciliation of the statutory federal income tax rate applied to reported pre-tax earnings of CII, CCC, Holdings, BCCLP and BCBLP ($3,270,000 in 1997, $60,252,000 in 1996 and $23,400,000 in 1995) before deduction of taxable minority interest ($6,800,000 in 1995) to the effective tax rate of the provision is:

                                                              1997     1996     1995
                                                              -----    -----    -----
Statutory federal income tax rate...........................  34.0%    34.0%     34.0%
State income taxes, net of federal tax benefit..............   6.2      6.3       6.3
Income tax applicable to sale of BCBLP charged to
  discontinued operations when the sale was realized........                    (11.7)
Benefit from recognition of deferred tax assets resulting
  from prior merger transaction.............................           (8.2)
Other.......................................................   2.6      0.5       0.5
                                                              ----     ----     -----
Effective tax rate..........................................  42.8%    32.6%     29.1%
                                                              ====     ====     =====

NOTE N -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     The balances include accrued compensation of $11,163,000 and $12,265,000 at June 30, 1997 and 1996, respectively, and accrued management fees of $70,000 and $805,000 due to the general partners of the Partnership and its subsidiaries at June 30, 1997 and 1996, respectively.

NOTE O -- REDEMPTIONS OF PARTNERSHIP INTERESTS

     On November 30, 1996, the Partnership, through its wholly-owned subsidiary CCC, acquired an aggregate of 780,000 units representing assignments of beneficial ownership of limited partnership interest in BCLP. The units were acquired from a principal unitholder and an entity which is an affiliate of the unitholder for an aggregate purchase price of $22,880,000, or $29.3333 for each unit acquired. On June 30, 1997, the Partnership purchased these units from CCC. The units acquired have been classified as treasury units and the purchase price has been recorded as a reduction of BCLP Limited Partners Capital (Deficit). Upon the acquisition of the units, the principal unitholder resigned from his positions as Vice Chairman of the Board and as a director of Celtics, Inc.

     On August 30, 1995 the Partnership redeemed an aggregate of 758,444 units representing assignments of beneficial ownership of limited partnership interest in BCLP. The redeemed units were beneficially owned by a principal unitholder and his family. The principal unitholder received two notes from BCLP in exchange for 668,144 units acquired by BCLP from him. The two notes have an aggregate initial face amount of $14,365,096 equal to $21.50 per unit for each unit acquired from him. The two notes, which are due and payable on July 1, 2000 (unless prepaid earlier pursuant to mandatory prepayment provisions contained therein) also provide that the amounts to be paid to such unitholder pursuant to the terms of the notes will be increased by specified amounts on each July 1 during their term. If the principal unitholder holds the two notes until July 1, 2000, he would be entitled to receive aggregate payments (excluding interest) in the amount of $20,044,320 equal to $30.00 per unit for each unit acquired from him. Each of the notes bear interest payable quarterly at the rate of 7.76% per annum. Interest of $2,247,134 and $2,008,909 related to these notes was charged to operations in 1997 and 1996, respectively. At June 30, 1997, the aggregate balance of the notes, including scheduled increases in the note balances, amounted to $16,409,617. Under the terms of the redemption, the principal unitholder's family members were paid $1,941,450, equal to $21.50 in cash for each of the 90,300 units acquired from them.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE P -- NET INCOME PER UNIT

     Net Income Per Unit:

     In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("Statement 128"). Statement 128 replaced the calculation of primary and fully-diluted earnings per unit with basic and diluted earnings per unit. Unlike primary earnings per unit, basic earnings per unit excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per unit is similar to the Partnership's previously reported primary earnings per unit. All earnings per unit amounts for all periods presented have been restated to conform to the Statement 128 requirements.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE P -- NET INCOME PER UNIT (CONTINUED)
     The following tables set forth the computation of basic and diluted earnings per unit for each of the periods indicated:

                                                                YEARS ENDED JUNE 30,
                                                      ----------------------------------------
                                                         1997          1996           1995
                                                         ----          ----           ----
NUMERATOR FOR BASIC AND DILUTED EARNINGS PER UNIT:
Income from continuing operations:
  Income from continuing operations before interests
     of General Partners............................  $  420,306    $15,786,816    $ 5,517,331
  Applicable to interests of General Partners of
     subsidiary partnerships........................      58,629        193,665         67,187
                                                      ----------    -----------    -----------
                                                         361,677     15,593,151      5,450,144
  Applicable to 1% General Partnership interest of
     BCLP...........................................       3,617        155,932         54,498
                                                      ----------    -----------    -----------
  Income from continuing operations applicable to
     interests of Limited Partners..................  $  358,060    $15,437,219    $ 5,395,646
                                                      ==========    ===========    ===========
Net income:
  Net income before interests of General Partners...  $  420,306    $54,200,529    $16,156,006
  Applicable to interests of General Partners of
     subsidiary partnerships........................      58,629        756,574        453,796
                                                      ----------    -----------    -----------
                                                         361,677     53,446,955     15,702,210
  Applicable to 1% General Partnership interest of
     BCLP...........................................       3,617        534,440        157,019
                                                      ----------    -----------    -----------
  Net income applicable to interests of Limited
     Partners.......................................  $  358,060    $52,909,515    $15,545,191
                                                      ==========    ===========    ===========
DENOMINATOR:
  Denominator for basic earnings per unit --
     weighted average shares........................   5,186,100      5,764,966      6,399,722
     Effect of dilutive securities:
       Options to purchase units of Partnership
          interest..................................     250,881        183,782
       Restricted stock.............................     235,571          1,931
                                                      ----------    -----------    -----------
  Denominator for diluted earnings per unit.........   5,672,552      5,950,679      6,399,722
                                                      ==========    ===========    ===========

Income from continuing operations per unit --
  basic.............................................  $     0.07    $      2.68    $      0.84
                                                      ==========    ===========    ===========
Income from continuing operations per unit --
  assuming dilution.................................  $     0.06    $      2.59    $      0.84
                                                      ==========    ===========    ===========
Net income per unit -- basic........................  $     0.07    $      9.18    $      2.43
                                                      ==========    ===========    ===========
Net income per unit -- assuming dilution............  $     0.06    $      8.89    $      2.43
                                                      ==========    ===========    ===========

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                                  (UNAUDITED)

ASSETS
Current assets
     Cash and cash equivalents..............................  $  7,142,146
     Marketable securities..................................    29,251,018
     Other short-term investments...........................    73,368,911
     Accounts receivable....................................        18,893
     Deferred game costs....................................     2,334,963
     Prepaid income taxes...................................
     Prepaid expenses.......................................     1,556,693
                                                              ------------
          Total current assets..............................   113,672,624
Property and equipment, net of depreciation of $817,600.....     1,139,727
National Basketball Association franchise, net of
  amortization of $2,236,479................................     3,933,102
Other intangible assets, net of amortization of $52,315.....       902,232
Other assets................................................     9,290,911
                                                              ------------
                                                              $128,938,596
                                                              ============
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
  Current liabilities
     Accounts payable and accrued expenses..................  $ 10,475,833
     Distribution payable...................................     5,400,522
     Deferred game revenues.................................    18,252,391
     Federal and state income taxes payable.................       233,799
     Notes payable to bank -- current portion...............
     Notes payable..........................................    16,974,198
     Deferred compensation -- current portion...............     1,994,360
                                                              ------------
          TOTAL CURRENT LIABILITIES.........................    53,331,103
Deferred federal and state income taxes.....................    20,100,000
Notes payable to bank -- noncurrent portion.................    50,000,000
Deferred compensation -- noncurrent portion.................     9,814,081
Other non-current liabilities...............................     6,372,500
Partners' capital (deficit)
     Boston Celtics Limited Partnership --
       General Partner......................................       197,136
       Limited Partners.....................................   (11,431,130)
                                                              ------------
                                                               (11,233,994)
     Celtics Limited Partnership -- General Partner.........       (86,147)
     Boston Celtics Communications Limited Partnership --
      General Partner.......................................       641,053
                                                              ------------
Total partners' capital (deficit)...........................   (10,679,088)
                                                              ------------
                                                              $128,938,596
                                                              ============

           See notes to condensed consolidated financial statements.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   UNAUDITED

                                                                   SIX MONTHS ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
Revenues:
     Basketball regular season --
          Ticket sales......................................  $12,797,000    $10,663,000
          Television and radio broadcast rights fees........    9,345,000      7,074,000
          Other, principally promotional advertising........    3,132,000      2,893,000
                                                              -----------    -----------
                                                               25,274,000     20,630,000
                                                              -----------    -----------
Costs and expenses:
     Basketball regular season --
          Team..............................................   14,346,000     11,245,000
          Game..............................................      912,000        713,000
     General and administrative.............................    5,065,506      5,898,944
     Selling and promotional................................    1,721,945      1,474,495
     Depreciation...........................................      101,807         96,970
     Amortization of NBA franchise and other intangible
      assets................................................       82,351         82,352
                                                              -----------    -----------
                                                               22,229,609     19,510,761
                                                              -----------    -----------
                                                                3,044,391      1,119,239
Interest expense............................................   (2,949,868)    (3,041,773)
Interest income.............................................    3,296,253      3,663,429
Net realized gains (losses) on disposition of marketable
  securities and other short-term investments...............       (1,046)       395,356
                                                              -----------    -----------
Income before income taxes..................................    3,389,730      2,136,251
Provision for income taxes..................................      900,000        800,000
                                                              -----------    -----------
Net income..................................................    2,489,730      1,336,251
Net income applicable to interests of General Partners......       68,344         42,515
                                                              -----------    -----------
Net income applicable to interests of Limited Partners......  $ 2,421,386    $ 1,293,736
                                                              ===========    ===========

Net income per unit -- basic................................  $      0.50    $      0.23
Net income per unit -- assuming dilution....................  $      0.44    $      0.22
Distributions declared per unit.............................  $      1.00    $      1.00

           See notes to condensed consolidated financial statements.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   UNAUDITED

                                                                FOR THE SIX MONTHS ENDED
                                                              -----------------------------
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1997            1996
                                                              -------------   -------------
Cash flows from operating activities:
Receipts:
     Basketball regular season receipts:
          Ticket sales......................................  $  30,728,370   $  25,023,087
          Television and radio broadcast rights fees........      7,724,116       6,148,244
          Other, principally promotional advertising........      1,921,689       1,999,677
                                                              -------------   -------------
                                                                 40,374,175      33,171,008
Costs and expenses:
     Basketball regular season expenditures:
          Team expenses.....................................     18,341,611      15,115,111
          Game expenses.....................................        950,407         816,816
     General and administrative expenses....................      7,783,736      10,316,217
     Selling and promotional expenses.......................      2,175,533       1,907,677
                                                              -------------   -------------
                                                                 29,251,287      28,155,821
                                                              -------------   -------------
                                                                 11,122,888       5,015,187
Interest expense............................................     (2,125,435)     (2,223,407)
Interest income.............................................      3,300,002       3,288,426
Payment of income taxes.....................................       (233,306)     (1,872,220)
Payment of deferred compensation............................       (418,148)     (2,807,430)
                                                              -------------   -------------
     Net cash flows from operating activities...............     11,646,001       1,400,556
Cash flows (used by) from investing activities:
     Purchases of:
          Marketable securities.............................    (37,394,187)    (24,380,826)
          Short-term investments............................   (409,694,599)   (388,300,000)
     Proceeds from sales of:
          Marketable securities.............................     28,100,888      27,051,250
          Short-term investments............................    408,382,400     419,000,000
     Capital expenditures...................................       (332,118)        (44,558)
     Other receipts (expenditures)..........................        (64,978)       (366,048)
                                                              -------------   -------------
     Net cash flows (used by) from investing activities.....    (11,002,594)     32,959,818
                                                              -------------   -------------
     Net cash flows from operating and investing
       activities...........................................        643,407      34,360,374
Cash flows used by financing activities:
     Proceeds from bank borrowings..........................     50,000,000
     Payment of bank borrowings.............................    (50,000,000)
     Purchase of Boston Celtics Limited Partnership units...                    (22,880,000)
     Cash distributions to limited partners of Boston
       Celtics Limited Partnership..........................                     (5,935,876)
                                                              -------------   -------------
          Net cash flows used by financing activities.......                    (28,815,876)
                                                              -------------   -------------
          Net increase in cash and cash equivalents.........        643,407       5,544,498
Cash and cash equivalents at beginning of period............      6,498,739       5,982,128
                                                              -------------   -------------
Cash and cash equivalents at end of period..................  $   7,142,146   $  11,526,626
                                                              =============   =============
Non-cash financing activities
     Distributions declared to limited partners of Boston
       Celtics Limited Partnership..........................  $   5,400,522

           See notes to condensed consolidated financial statements.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     NOTE 1 -- The condensed consolidated financial statements include the accounts of the Boston Celtics Limited Partnership ("BCLP," the "Partnership") and its majority-owned and controlled subsidiaries and partnerships. BCLP, through its subsidiaries, owns and operates the Boston Celtics professional basketball team of the National Basketball Association and holds investments. All intercompany transactions are eliminated in consolidation. Certain amounts in 1996 have been reclassified to permit comparison.

     NOTE 2 -- The unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been included therein. Operating results for interim periods are not indicative of the results that may be expected for the full year. Such financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto of Boston Celtics Limited Partnership and Subsidiaries included in the annual report on Form 10-K for the year ended June 30, 1997 and the Form 10-Q for the quarter ended September 30, 1997.

     NOTE 3 -- Revenues and costs applicable to the regular season are recognized in income proportionately over the 82 games played in the regular season. The excess of revenue received or costs incurred over amounts recognized in income are included in deferred game costs or deferred game revenues on the condensed consolidated balance sheets.

     NOTE 4 -- On December 15, 1997, Celtics Limited Partnership ("CLP"), the Partnership's 99%-owned limited partnership which owns and operates the Boston Celtics basketball team, entered into a $60,000,000 credit facility with its commercial bank, consisting of a $50,000,000 term loan and a $10,000,000 revolving line of credit. As of December 31, 1997, no borrowings were outstanding against the $10,000,000 revolving line of credit. The proceeds from the $50,000,000 term loan were used to repay a separate $50,000,000 loan from a commercial bank.

     Under the terms of the $50,000,000 term loan agreement, interest is payable quarterly in arrears at a fixed annual rate of 6.29% from December 15, 1997 through December 15, 2007. Principal payments are due in equal quarterly installments of $2,500,000 commencing on January 1, 2003, with the final payment due on December 15, 2007, the maturity date of the loan.

     The $10,000,000 revolving line of credit agreement expires on December 15, 2000, with two automatic one-year extensions cancelable at the option of the commercial bank. Interest on any borrowings under the revolving line of credit accrues at the Partnership's option of either LIBOR plus 0.70% or the greater of the bank's Base Rate or the Federal Funds Effective Rate plus 0.50%.

     Borrowings under the term loan and revolving line of credit are secured by all of the assets of and are the liability of CLP. The loan agreement contains certain restrictions and various provisions and covenants customary in lending arrangements of this type, including limitations on distributions to partners of CLP.

     NOTE 5 -- In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share ("Statement 128"). The Partnership adopted Statement 128 on December 31, 1997. All prior period earnings per unit amounts have been restated to conform with the provisions of Statement 128. The adoption of Statement 128 increased basic net income per unit for the six and three months ended December 31, 1996 by $0.01 and $0.07, respectively.

                       BOSTON CELTICS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     NOTE 5 (CONTINUED)

     The following table sets forth the computation of basic and diluted earnings per unit:

                                                                   SIX MONTHS ENDED
                                                              ---------------------------
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1997           1996
                                                              ------------   ------------
Numerator for basic and diluted earnings per unit:
     Net income before interests of General Partners........   $2,489,730     $1,336,251
     Applicable to interests of General Partners of
      subsidiary partnerships...............................       43,886         29,447
                                                               ----------     ----------
                                                                2,445,844      1,306,804
     Applicable to 1% General Partnership interest of
      BCLP..................................................       24,458         13,068
                                                               ----------     ----------
     Applicable to interests of Limited Partners............   $2,421,386     $1,293,736
                                                               ==========     ==========
Denominator:
     Denominator for basic earnings per unit -- weighted
      average shares........................................    4,861,278      5,505,626
          Effect of dilutive securities:
               Options to purchase units of Partnership
                 interest...................................      180,966        239,651
               Restricted stock.............................      484,886        234,886
                                                               ----------     ----------
     Denominator for diluted earnings per unit..............    5,527,130      5,980,163
                                                               ==========     ==========
Basic earnings per unit.....................................   $     0.50     $     0.23
                                                               ==========     ==========
Diluted earnings per unit...................................   $     0.44     $     0.22
                                                               ==========     ==========

     NOTE 6 -- In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("Statement 130"). Statement 130 is effective for fiscal years beginning after December 15, 1997. The Partnership believes that the adoption of Statement 130 will not have a material impact on the Partnership's condensed consolidated financial statements.

                                   EXHIBIT A
                           GLOSSARY OF DEFINED TERMS

Additional Units.....................  BCLP Units subject to the Voting Agreement with respect to which a consent will be executed in favor of the
                                       Reorganization and as to which an election to receive Castle
                                       Creek Interests in the Distribution will be made.
Assumed Castle Creek.................  Assumption that 50.03427% of current BCLP Unit holders will
  Election Percentage                  elect to receive Castle Creek Interests in the Distribution.
Castle Creek.........................  Castle Creek LP, a Delaware limited partnership.
Castle Creek GP......................  Castle Creek GP, Inc., a Delaware corporation, the general partner of Castle Creek.
Castle Creek Interest................  Limited partnership interest in Castle Creek.
Bank Loan............................  The borrowing to be made by BCLP in connection with the
                                       Restructuring Transactions.
BCBLP................................  Boston Celtics Broadcasting Limited Partnership, a Delaware
                                       limited partnership.
BCC..................................  Boston Celtics Corporation, the general partner of CLP
BCCLP................................  Boston Celtics Communications Limited Partnership, a
                                       Delaware limited partnership.
BCLP.................................  Boston Celtics Limited Partnership, a Delaware limited partnership.
BCLP Units...........................  Units representing limited partnership interests in BCLP.
BCLP II..............................  Boston Celtics Limited Partnership II, a Delaware limited partnership.
BCLP II GP...........................  BCLP II GP, Inc., the general partner of BCLP II.
BCLP II Units........................  Units representing limited partnership interests in BCLP II.
BSE..................................  Boston Stock Exchange.
CCC..................................  Celtics Capital Corporation, a Delaware corporation.
CCI..................................  Celtics Communications, Inc. the general partner of BCCLP.
Celtics, Inc.........................  Celtics, Inc., the general partner of BCLP.
CLP..................................  Celtics Limited Partnership, a Delaware limited partnership.
Depositary...........................  The Depository Trust Company.
Distribution.........................  The distribution by BCLP, at the option of each BCLP Unit holder, of either $20 in principal amount of Subordinated
                                       Debentures for each BCLP Unit or one Castle Creek Interest for each 100 BCLP Units; an interdependent part of the
                                       Reorganization.
Effective Date.......................  The date the Reorganization is expected to become effective.
Exchange Act.........................  The Securities Exchange Act of 1934, as amended.
Fractional Lots......................  Lots of less than 100 BCLP Units.
Gaston Affiliates....................  Don F. Gaston, Paul E. Gaston and their affiliates.
Global Debenture.....................  The initial form of one or more Global Subordinated
                                       Debentures, held by the Global Debenture Holder.
Global Debenture Holder..............  Cede & Co., the nominee of the Depositary.
Hoops................................  Hoops LP, a Delaware limited partnership.
Hoops GP.............................  Hoops GP, Inc., a Delaware corporation, the general partner of Hoops.
Hoops Holdings.......................  Hoops Holding LP, a Delaware limited partnership.
Hoops Holdings GP....................  Hoop Holdings GP, Inc., a Delaware corporation, the general partner of Hoops Holdings.
Indenture............................  Indenture, to be dated as of           , 1998, between BCLP
                                       and           , as Trustee (the "Trustee"), pursuant to
                                       which the Subordinated Debentures will be issued.
Investment Company Act...............  The Investment Company Act of 1940 , as amended.

Merger...............................  The Merger of Merger Sub with and into BCLP, in which BCLP will be the surviving entity; an interdependent part of the
                                       Reorganization.
Merger Sub...........................  BCLP Merger Sub, Inc., a Delaware corporation.
NBA..................................  National Basketball Association.
NYSE.................................  New York Stock Exchange.
Option Exercise Agreement............  Agreement between Walcott and a former executive officer of
                                       BCLP pursuant to which the former executive has agreed to
                                       (i) exercise the Unit Option and (ii) execute a consent with respect to the Additional Units in favor of the
                                       Reorganization.
Plan.................................  Agreement and Plan of Reorganization, dated as of March   ,
                                       1998, by and among BCLP, BCLP II, Castle Creek, Celtics,
                                       Inc., BCLP II GP and Castle Creek GP.
Promissory Note......................  Certain Promissory notes between BCLP and a former principal holder of BCLP Units, aggregating approximately $17 million.
Proportionate Election...............  The percentage of BCLP Unit holders electing to receive
                                       Castle Creek Interests as compared to those electing to
                                       receive Subordinated Debentures in the Distribution.
Prospectus...........................  Information Statement/Prospectus that is being furnished to holders of units.
PTP..................................  Publicly traded partnership.
Registration Statement...............  Registration on Form S-4 (File No. 33-  ) filed with the SEC
                                       on April   , 1998, and exhibits thereto.
Reorganization.......................  The Distribution and the Merger.
Requisite Approval...................  Consent of a majority of all outstanding BCLP Units, which is required in order to effect the Merger (and therefore the
                                       Reorganization).
Restructuring Transactions...........  Several transactions described herein to be undertaken by
                                       BCLP pursuant to the Plan, and in anticipation of the
                                       Reorganization, which are designed to facilitate the
                                       Reorganization.
Shamrock LP..........................  Shamrock Limited Partnership, a Delaware limited partnership.
Subordinated Debentures..............  BCLP's 6% Subordinated Debentures due 2038.
Tax Change...........................  The Revenue Act of 1987, which caused PTPs to be taxed as corporations for federal income tax purposes.
Team.................................  The Boston Celtics professional basketball team of the
                                       National Basketball Association.
The Commission.......................  The United States Securities Exchange Commission.
Toll Tax.............................  3.5% tax on gross income from the active conduct of trades or businesses in taxable years beginning after December 31,
                                       1997, which PTPs may elect to pay rather than becoming
                                       subject to tax as a corporation pursuant to the Tax Change.
Unit Option..........................  A certain option to purchase BCLP Units held by a former executive officer of BCLP; will be exercised pursuant to the
                                       Option Exercise Agreement.
Walcott..............................  Walcott Partners, L.P., a Delaware limited partnership.

                                   EXHIBIT B

                      AGREEMENT AND PLAN OF REORGANIZATION

                      AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of April 14, 1998, by and among Boston Celtics Limited Partnership, a Delaware limited partnership ("BCLP"); Boston Celtics Limited Partnership II, a Delaware limited partnership ("BCLP II"); Castle Creek Partners, L.P., a Delaware limited partnership ("Castle Creek"); Celtics Limited Partnership, a Delaware limited partnership ("CLP"); Celtics, Inc., a Delaware corporation and currently the general partner of BCLP ("BCLP GP"); BCLP II GP, Inc., a Delaware corporation and the general partner of BCLP II ("BCLP II GP"); Castle Creek GP, Inc., a Delaware corporation and the general partner of Castle Creek ("Castle Creek GP"); Boston Celtics Corporation, a Delaware corporation and the general partner of CLP ("CLP GP"); and Celtics Capital Corporation, a Delaware corporation ("CCC").

                                   BACKGROUND

     BCLP is a master limited partnership the general partner of which is Celtics, Inc., and the limited partnership interests of which ("BCLP Units") are listed on the New York Stock Exchange ("NYSE"). The primary business of BCLP is the ownership and operation, through CLP, of the Boston Celtics franchise of the National Basketball Association (the "Team"). BCLP II and Castle Creek have been formed in anticipation of the Reorganization (as defined herein).

     The parties desire to reorganize so that the net assets of BCLP will be allocated between BCLP II and Castle Creek pro rata according to the respective proportions of holders of BCLP Units prior to the reorganization ("BCLP Unitholders") electing to participate in BCLP II and Castle Creek, respectively. In connection with that allocation and the reorganization as described herein, BCLP will cause to be formed the following entities: BCLP Merger, Inc. ("Merger Sub"); Parquet GP, a Delaware general partnership ("Parquet"); Hoops Holdings LP, a Delaware limited partnership ("Hoops Holdings"); Hoops LP, a Delaware limited partnership ("Hoops"); Hoops Holdings GP, Inc., a Delaware corporation and the general partner of Hoops Holdings ("Hoops Holdings GP"); Hoops GP, Inc., a Delaware corporation and the general partner of Hoops ("Hoops GP"); Shamrock GP, Inc., a Delaware corporation ("Shamrock GP").

     CLP will transfer its interests in the Team to Hoops, all of the limited partnership interests of which will be held by Hoops Holdings. CLP will hold a 99.999% general partner interest in Parquet, and BCLP will allocate limited partnership interests in Hoops Holdings between BCLP II (indirectly, through ownership of BCLP, CLP and Parquet) and Castle Creek pro rata according to the elections of BCLP Unitholders. BCLP will also enter into that certain Plan and Agreement of Merger attached as Exhibit A hereto (the "Merger Agreement"), with Merger Sub, a wholly owned subsidiary of BCLP II, and BCLP II, pursuant to which Merger Sub will merge with and into BCLP, with the result that BCLP will be a wholly owned subsidiary of BCLP II (the "Merger"). The foregoing series of events are hereinafter referred to collectively as the "Reorganization."

     The Reorganization is to be accomplished through the contributions, distributions and asset transfers set forth in Exhibit B, as it may be amended from time to time.

     Pursuant to the Merger Agreement, on the date when the Merger becomes effective (the "Effective Date"), (i) all of the BCLP Units that are issued and outstanding as of the applicable record date, except for the BCLP Units with respect to which BCLP Unitholders have elected to receive Castle Creek Interests, will be converted automatically, by operation of law, on a one-for-one basis into an equal number of issued and outstanding units of BCLP II ("BCLP II Units"); and (ii) the single outstanding share of capital stock of Merger Sub will be converted automatically, by operation of law, into one issued and outstanding limited partnership unit of BCLP, which will be the sole issued and outstanding limited partnership unit of BCLP.

     The foregoing conversion of BCLP Units into BCLP II units is intended to constitute an exchange under Section 351(a) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Reorganization and the mode of carrying the same into effect, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                               THE REORGANIZATION

     1.1 THE INITIAL CONTRIBUTIONS AND DISTRIBUTIONS. The parties hereby agree to take all actions necessary to effect the contributions, distributions and asset transfers set forth in Exhibit B.

     Following consummation of the contributions, distributions and asset transfers set forth in Exhibit B, BCLP GP will be the indirect owner, through Shamrock GP and Castle Creek GP, of all of the general partner interests in both BCLP and Castle Creek. Castle Creek GP will be the direct owner of all of the general partner interests in Castle Creek (the book value of total general partner interests of Castle Creek GP in Castle Creek, the "Castle Creek GP Amount"). Shamrock GP will be the direct owner of all of the general partner interests in BCLP.

     1.2 ELECTIONS AND APPROVAL OF BCLP UNITHOLDERS. BCLP will take the following actions with respect to its unitholders:

          (a) SEC FILINGS. In connection with the Reorganization, BCLP will prepare or has prepared for filing with the Securities and Exchange Commission ("SEC"), the following documents: (i) a registration statement ("Registration Statement") and prospectus (the "Prospectus") on Form S-4 under the Securities Act of 1933 (the "Securities Act"); (ii) an Information Statement (the "Information Statement") on Schedule 14C under the Securities Exchange Act of 1934 (the "Exchange Act"); and (iii) a report on Schedule 13E-3 under the Exchange Act (the "Schedule 13E-3"). BCLP II and Castle Creek will join BCLP in filing the Registration Statement, Prospectus and Information Statement. Certain affiliates of BCLP will join in filing the Schedule 13E-3.

          (b) RECORD DATE. Prior to the declaration of effectiveness of the Registration Statement by the SEC, BCLP will set a record date as of which record holders of BCLP Units will be entitled to receive the combined Prospectus and Information Statement, including the Schedule 13E-3 information (the "Disclosure Document") and make the BCLP Unitholder elections referred to in subsection (d) of this Section 1.2 ("Record Date"). Holders of BCLP Units as of the Record Date are referred to below as "Eligible Unitholders."

          (c) MAILING OF DISCLOSURE DOCUMENT. As promptly as possible following the declaration of effectiveness by the SEC (on the "Mailing Date"), the Disclosure Document will be mailed to Eligible Unitholders.

          (d) UNITHOLDER ELECTIONS. In the same package as the mailing of the Disclosure Document, BCLP will include an election form, by means of which BCLP will seek from Eligible Unitholders their elections to receive a distribution of either Castle Creek Interests or Debentures, or some combination of Castle Creek Interests or Debentures, with respect to their BCLP Units. Eligible Unitholders will be entitled to receive one Castle Creek Interest for each 100 BCLP Units held on the Record Date, or one Debenture for each BCLP Unit held on the Record Date. Fractional shares of Castle Creek Interests will not be issued in the Reorganization. BCLP or its appointed agent must receive completed election forms from Eligible Unitholders on or before the date ("Election Deadline") that is [30] days after the Mailing Date. Eligible Unitholders who make no timely election will receive distributions of Debentures with respect to all of their BCLP Units.

          (e) UNITHOLDER CONSENTS. BCLP GP hereby grants its approval of all aspects of the Reorganization, and directs BCLP to seek approval from its Eligible Unitholders of the Reorganization by written consent without a meeting. BCLP will seek to obtain the approval of a majority of Eligible Unitholders by written consent for the Reorganization as a whole, including approval of the transactions undertaken pursuant to the Merger Agreement (the "Reorganization Consent").

          (f) ELECTION TALLY. Promptly following the Election Deadline, BCLP or its appointed agent will determine the total number of BCLP Units ("Castle Creek Election Units") with respect to which Eligible Unitholders have made proper elections to receive Castle Creek Interests. All BCLP Units that are not Castle Creek Election Units will entitle the Eligible Holders thereof (or their transferees) to distributions of Debentures ("Debenture Units"). The foregoing determination is referred to below as the "Election Tally."

     1.3 PRO RATA ADJUSTMENTS. The total assets held, directly and indirectly, by BCLP prior to the contributions and distributions described in Section 1.1, are referred to as the "BCLP Assets." Promptly following the Election Tally, the assets of BCLP II and Castle Creek, including interests in Hoops Holding, will be adjusted in accordance with the following formula. The "Castle Creek Percentage" will be determined by (a) dividing the number of Castle Creek Election Units by the total number of issued and outstanding BCLP Units (the "Fraction"), and (b) multiplying the Fraction times (i) the total amount of net investment assets of BCLP, (ii) 100% of the limited partnership interests in Hoops Holdings, (iii) the Total BCLP GP Amount, and (iv) the total number of issued and outstanding BCLP Units on the Record Date. If the products of that multiplication are different in amount from the amount of the (w) Castle Creek Investment Assets, (x) Castle Creek Hoops Holdings Interests, (y) Castle Creek GP Amount, and (z) 100 times the number of Castle Creek Interests held by BCLP, respectively, on that date, then appropriate adjustments will be made by means of transfers of assets and units, as applicable, to ensure that the assets of Castle Creek will equal the Fraction multiplied by the BCLP Assets.

     1.4 BCLP UNITHOLDER DISTRIBUTIONS. The following distributions will take place on the Effective Date (defined below), immediately prior to the effectiveness of the Merger:

          (a) CASTLE CREEK INTERESTS. For each 100 Castle Creek Election Units, BCLP will distribute one Castle Creek Interest to the Eligible Unitholder who made a proper election to receive Castle Creek Interests (or the transferee thereof) with respect to the BCLP Units owned as of the Record Date by the Eligible Unitholder.

          (b) DEBENTURES. For each Debenture Unit, BCLP will distribute one Debenture to the Eligible Unitholder (or the transferee thereof) who held that Debenture Unit on the Record Date.

     1.5 THE MERGER.  Immediately following the distributions described in
Section 1.4, the Merger will be consummated pursuant to the Merger Agreement. Upon consummation of the Merger, (a) Debenture Units will by operation of law be converted into BCLP II Units, (b) Castle Creek Election Units will be canceled, and (c) the single outstanding share of capital stock of Merger Sub will be converted automatically, by operation of law, into one issued and outstanding limited partnership unit of BCLP, which will be the sole issued and outstanding limited partnership unit of BCLP.

     1.6 CLOSING AND EFFECTIVE TIME. Subject to BCLP's obtaining the Reorganization Consent and subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the business day on which the last of the conditions set forth in Article IV is fulfilled or waived or
(ii) at such other date as the parties hereto may agree (the "Closing Date"), at 10:00 A.M. (local time) at the offices of Gibson, Dunn & Crutcher LLP, Washington, D.C., or at such other place or time as the parties hereto may agree. The Merger shall become effective as set forth in Section [3] of the Merger Agreement (the "Effective Time"). At the Closing, the transfer agent with respect to the BCLP Units will be authorized to make the distributions set forth in Section 1.4 hereof, and immediately thereafter a certificate of merger shall be filed in the Office of the Secretary of State of Delaware.

     1.7 AMENDMENT TO PARTNERSHIP AGREEMENTS AND RATIFICATION. To the extent that any terms of this Article I may be inconsistent with the provisions of the Amended and Restated Agreement of Limited Partnership of BCLP dated as of December 4, 1986 and as amended to the date hereof (the "BCLP Partnership Agreement"), and of the Amended and Restated Agreement of Limited Partnership Agreement of Celtics Limited Partnership dated January 21, 1993 (the "CLP Partnership Agreement"), the Reorganization Consent by the limited partners as set forth in subsection 1.2(e) shall be deemed to be (i) an amendment and waiver of any such provisions in order to effectuate the Reorganization and
(ii) a ratification and approval of BCLP GP's actions in connection with the adoption and implementation of this Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     Each of the parties represents and warrants to each of the other parties that:

     2.1 ORGANIZATION AND GOOD STANDING OF THE PARTNERSHIPS, THE GENERAL PARTNERS, CCC AND MERGER SUB. At the Effective Date, each of the Partnerships will be a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware; Parquet will be a general partnership duly formed, validly existing and in good standing under the laws of the State of Delaware; and each of the General Partners, CCC and Merger Sub will be corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2.2 AUTHORIZATION. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action on the part of each of the parties hereto, except for the Reorganization Consent. This Agreement has been duly executed and delivered by each of the parties and is enforceable against each of them, respectively, in accordance with its terms.

     2.3 INFORMATION STATEMENT; OTHER INFORMATION. BCLP represents that the Registration Statement, the Information Statement, the Schedule 13E-3 and all other filings with the SEC in connection with the Reorganization comply in all material respects with the Securities Act and the Exchange Act, as the case may be, and that these materials do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each other party hereto who manually executes a document filed with the SEC makes the same representation with respect to the contents of such document.

     2.4 CONSENTS AND APPROVALS; NO VIOLATION. Except as to certain amendments of the BCLP Partnership Agreement and the CLP Partnership Agreement (collectively, the "Partnership Agreement Amendments"), which may have been made prior to the Closing Date, each of the parties severally represents that neither the execution and delivery of this Agreement by it nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of its currently-effective agreement of limited partnership or certificate of incorporation, as applicable; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or body, except (i) pursuant to the Securities Act and the Exchange Act or the rules and requirements of any national securities exchange or the National Association of Securities Dealers, Inc., (ii) the filing of a certificate of merger pursuant to the Delaware Revised Uniform Limited Partnership Act and the General Corporation Law of the State of Delaware, (iii) filings under state securities laws or in connection with maintaining the good standing and qualification of any of the Partnerships, the General Partners, CCC or Merger Sub following the Effective Time, (iv) Hart-Scott-Rodino Premerger Notification Act filings, if any, (v) the approval by BCLP Unitholders of the Reorganization, including the Partnership Agreement Amendments, (vi) all required approvals by the National Basketball Association, or (vii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a material adverse effect on the parties; (c) result in a default (or give rise to any right of termination, unilateral modification or amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which any of the Partnerships, the General Partners, CCC or Merger Sub is a party or by which the Partnerships, the General Partners, CCC or Merger Sub or any of their respective assets may be bound, except for such defaults (or rights of termination, unilateral modification or amendment, cancellation or acceleration) which in the aggregate would not have a material adverse effect on the parties; or (d) violate any order, writ, injunction, decree, judgment, ordinance, statute, rule or regulation applicable to the parties or any of their respective properties or businesses, except for violations (other than of orders, writs, injunctions or decrees) which would not in the aggregate have a material adverse effect on the parties.

                                  ARTICLE III

                      ADDITIONAL COVENANTS AND AGREEMENTS

     3.1 LEGAL CONDITIONS TO REORGANIZATION; AGREEMENT TO COOPERATE. Each of the parties hereto will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Reorganization. Each of the parties shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, property or advisable to consummate the Reorganization, including (i) the preparation and filing with applicable authorities all requisite applications and amendments thereto, together with related information, data and exhibits, (ii) securing all necessary waivers, consents and approvals, (iii) effecting all necessary registrations, filings and submissions; (iv) defending any suit, action or proceeding challenging the Reorganization or any of the transactions contemplated thereby; (v) obtaining the satisfaction of the conditions specified in Article IV.

     3.2 FEES AND EXPENSES. Whether or not the Reorganization is consummated, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereunder shall be paid by BCLP.

     3.3 STOCK EXCHANGE LISTING. Each of BCLP and BCLP II shall use their respective best efforts to cause the BCLP II Units and the Debentures, respectively, to be issued in the Reorganization to be approved for listing on the NYSE or with respect to the Debentures, any other stock exchange or the National Association of Securities Dealers Automated Quotations system ("NASDAQ") or other public trading market, subject to official notice of issuance, prior to the Effective Date.

     3.4 INDEMNIFICATION. BCLP before the Effective Date, and BCLP II and Castle Creek jointly after the Effective Date, shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Date, an officer, director, partner, stockholder, agent or fiduciary of BCLP, BCLP II, Castle Creek, their respective general partners or their respective affiliates (collectively, "Indemnified Parties") from and against any damages, losses, claims, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation ("Proceeding") to which any Indemnified Party may be or become subject by virtue of the fact that such person was an officer, director, partner or stockholder of one or more of such entities, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date, in each case to the fullest extent permitted by law; and BCLP before the Effective Date and BCLP II and Castle Creek jointly after the Effective Date, will pay or reimburse expenses (including attorney's fees) in advance of the final disposition of any such Proceeding to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking to repay such expenses if and when requested to do so under applicable law. Any Indemnified Party wishing to claim indemnification under this Section 3.4 shall, upon learning of any Proceeding, promptly notify BCLP or BCLP II and Castle Creek, as the case may be. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     3.5 TAX INDEMNITY; TAX BENEFITS. Castle Creek hereby agrees to indemnify and reimburse BCLP for all taxes imposed by any taxing authority on BCLP that are not yet paid, and all liabilities, claims and expenses relating to potential obligations of BCLP for payment of taxes ("Tax Amounts and Expenses"), in each case only to the extent Tax Amounts and Expenses are attributable to periods prior to the Effective Date; provided, however, that Castle Creek's obligation to indemnify and reimburse Tax Amounts and Expenses under this Section 3.5 shall be limited to a proportionate amount of such Tax Amounts and Expenses that is equal to the Proportionate Election.

     To the extent that tax benefits (including refunds, credits or other reductions) are realized by BCLP with respect to periods prior to the Effective Date, BCLP will pay Castle Creek a proportionate amount of such tax benefits that is equal to the Proportionate Election.

                                   ARTICLE IV

                        CONDITIONS TO THE REORGANIZATION

     4.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
REORGANIZATION. The respective obligations of the parties to effect the Reorganization shall be subject to the satisfaction, on or before the Effective Date, of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES AND PERFORMANCE. The representations and warranties of each of the other parties herein contained shall be true and correct on the Effective Date with the same effect as though made at such time. Each of the other parties shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Effective Date.

          (b) PENDING LITIGATION. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement.

          (c) LIMITED PARTNER APPROVAL. The Reorganization Consent shall have been obtained.

          (d) REGULATORY APPROVAL. All authorizations, consents and permits required to perform this Agreement and the Merger Agreement (including requisite approvals from the National Basketball Association) shall have been obtained without any conditions deemed, in the reasonable discretion of Celtics, Inc., to be unduly burdensome, and the required statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, shall have expired or been terminated.

          (e) REGISTRATION STATEMENT. The Registration Statement filed pursuant to Section 1.2 (a) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

          (f) NYSE LISTING. The BCLP II Units shall have been approved for listing on the NYSE upon official notice of issuance; and the Debentures shall have been approved on the NYSE or the NASDAQ or other public trading market, upon official notice of issuance.

          (g) BLUE SKY COMPLIANCE. BCLP and Castle Creek shall have complied with all requirements of state securities or "blue sky" laws with respect to the issuance of the Castle Creek Interests in the Reorganization.

          (h) TAX OPINION. The tax opinion of Roberts & Holland LLP delivered to BCLP and filed as an exhibit to the Registration Statement shall not have been rescinded prior to the Effective Date. A tax ruling, satisfactory in form and substance to BCLP, shall have been obtained from the Internal Revenue Service.

          (i) VALIDITY OPINION. The Delaware law opinion of Gibson, Dunn & Crutcher LLP (in reliance upon the opinion of Morris, Nichols, Arsht & Tunnell) filed as an exhibit to the Registration Statement shall not have been rescinded prior to the Effective Date.

          (j) CHANGES IN APPLICABLE LAW. There shall have been no material change in effect or pending in applicable law, including with respect to the taxation of the Reorganization, the Partnerships or the Debentures.

          (k) CONSUMMATION OF THE DISTRIBUTIONS.  The distributions provided by
     Section 1.4 and the Merger shall have been consummated.

          (l) OTHER DOCUMENTATION. The parties hereto shall have entered into such other agreements as are contemplated by the Reorganization, including, without limitation, the Indenture, on terms satisfactory to the parties hereto.

                                   ARTICLE V
                          TERMINATION AND ABANDONMENT

     5.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the Reorganization may be abandoned at any time prior to the Effective Time, whether before or after approval by the Eligible Unitholders, by action of the Board of Directors of BCLP GP.

     5.2 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after BCLP obtains the Reorganization Consent, no amendment may be made which decreases the amount or changes the type of consideration to which the unitholders of BCLP are entitled under this Agreement or otherwise materially adversely affects the rights of the BCLP Unitholders without the further approval of the BCLP Unitholders.

     5.3 WAIVER. Any time prior to the Effective Time any party hereto may waive compliance with any of the agreements of any other party or with any conditions to the obligations of such other party; provided, however, that after BCLP obtains the Reorganization Consent, no waiver may be given which materially adversely affects the rights of the unitholders of BCLP without the further approval of the unitholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                   ARTICLE VI
                                 MISCELLANEOUS

     6.1 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by telecopy or facsimile transmission (with hard copy to follow), registered or certified mail, postage prepaid, or Federal Express or similar overnight delivery services addressed, in the case of all parties at:
                                            c/o Celtics Group
                                            33 East 63rd Street
                                            New York, New York 10021

     with required copies to:
                                            John F. Olson, Esq.
                                            Gibson, Dunn & Crutcher LLP
                                            1050 Connecticut Avenue, N.W.
                                            Washington, D.C. 20036

     and:
                                            Jeffrey L. Holden, Esq.
                                            Zapruder & Odell
                                            601 13th Street, N.W.
                                            Washington, D.C. 20005

     or such other address as shall be furnished in writing by any party to the others prior to the giving of the applicable notice or communication.

     6.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.3 HEADINGS. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

     6.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

     6.5 COOPERATION; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and to do, or cause to be done, all things necessary, proper or provisions of this Agreement and under applicable law to effective the transactions contemplated by this Agreement.

     6.6 NO RIGHTS, ETC. Nothing in this Agreement express or implied is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

     6.7 GOVERNING LAW. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and to be performed in that State.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization to be duly executed as of the date first above written.

                                          BOSTON CELTICS LIMITED PARTNERSHIP

                                          By: Celtics, Inc., its General Partner

                                             By:

                                               ---------------------------------
                                               RICHARD G. POND
                                               EXECUTIVE VICE PRESIDENT,
                                               CHIEF OPERATING OFFICER,
                                               TREASURER AND SECRETARY

                                          BOSTON CELTICS LIMITED PARTNERSHIP II

                                          By: BCLP II GP, Inc., its General
                                              Partner

                                             By:

                                               ---------------------------------
                                               RICHARD G. POND
                                               EXECUTIVE VICE PRESIDENT,
                                               CHIEF OPERATING OFFICER,
                                               TREASURER AND SECRETARY

                                          CASTLE CREEK PARTNERS LP

                                          By: Castle Creek GP, Inc., its General
                                              Partner

                                             By:

                                               ---------------------------------
                                               RICHARD G. POND
                                               EXECUTIVE VICE PRESIDENT,
                                               CHIEF OPERATING OFFICER,
                                               TREASURER AND SECRETARY

                                          CELTICS LIMITED PARTNERSHIP

                                          By: Boston Celtics Corporation, its
                                              General Partner

                                             By:

                                               ---------------------------------
                                               RICHARD G. POND
                                               EXECUTIVE VICE PRESIDENT,
                                               CHIEF OPERATING OFFICER,
                                               TREASURER AND SECRETARY

                                          CELTICS CAPITAL CORPORATION

                                          By: Celtics, Inc., its General Partner

                                             By:

                                               ---------------------------------
                                               RICHARD G. POND
                                               EXECUTIVE VICE PRESIDENT,
                                               CHIEF OPERATING OFFICER,
                                               TREASURER AND SECRETARY

                                          CELTICS, INC.

                                             By:

                                               ---------------------------------
                                               RICHARD G. POND
                                               EXECUTIVE VICE PRESIDENT,
                                               CHIEF OPERATING OFFICER,
                                               TREASURER AND SECRETARY

                                          BCLP II GP, INC.

                                             By: Celtics, Inc., its General
                                                 Partner

                                                 By:

                                                 -------------------------------
                                                 RICHARD G. POND
                                                 EXECUTIVE VICE PRESIDENT,
                                                 CHIEF OPERATING OFFICER,
                                                 TREASURER AND SECRETARY

                                          CASTLE CREEK GP, INC.

                                             By:

                                               ---------------------------------
                                               RICHARD G. POND
                                               EXECUTIVE VICE PRESIDENT,
                                               CHIEF OPERATING OFFICER,
                                               TREASURER AND SECRETARY

                                          BOSTON CELTICS CORPORATION

                                             By:

                                               ---------------------------------
                                               RICHARD G. POND
                                               EXECUTIVE VICE PRESIDENT,
                                               CHIEF OPERATING OFFICER,
                                               TREASURER AND SECRETARY

                                                                       EXHIBIT A

                          PLAN AND AGREEMENT OF MERGER

                                       OF
                               BCLP MERGER, INC.
                            (A DELAWARE CORPORATION)

                                      AND
                       BOSTON CELTICS LIMITED PARTNERSHIP
                        (A DELAWARE LIMITED PARTNERSHIP)

     THIS PLAN AND AGREEMENT OF MERGER (the "Agreement") entered into as of
            , 1998 by BCLP Merger, Inc., a Delaware corporation ("MergerCo"),
and entered into as of             , 1998 by Boston Celtics Limited Partnership,
a Delaware limited partnership ("BCLP").

     WHEREAS, MergerCo is a Delaware corporation, with its registered office therein located at 9 East Loockerman Street, Dover, Delaware 19901; and

     WHEREAS, MergerCo has an authorized capitalization consisting of 1,000 shares of Common Stock, par value of $.01 per share, all of which are issued and outstanding and owned beneficially and of record by Boston Celtics Limited Partnership II, a Delaware limited partnership ("BCLP II"); and

     WHEREAS, BCLP is a Delaware limited partnership, with its registered office therein located at 1029 Orange Street, City of Wilmington, County of New Castle; and

     WHEREAS, Section 263 of the Delaware General Corporation Law (the "DGCL") permits a merger or consolidation of a Delaware corporation with a Delaware limited partnership; and

     WHEREAS, Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") permits the merger or consolidation of a Delaware limited partnership with a Delaware corporation; and

     WHEREAS, the boards of directors of MergerCo and Celtics, Inc., BCLP's general partner, deem it advisable for MergerCo to merge with and into BCLP (the "Merger") in accordance with the DGCL, the Delaware Act and this Agreement and have, by resolutions duly adopted, approved this Agreement and directed that it be executed by the appropriate officers and submitted to a vote of the stockholder of MergerCo and the general partner, limited partners and unitholders of BCLP; and

     WHEREAS, BCLP II, as sole stockholder of MergerCo, has approved the Agreement;

     NOW, THEREFORE, in consideration of the premises, representations and warranties herein contained, and of the mutual agreement of the parties hereto, the parties to this Agreement agree that MergerCo will merge with and into BCLP and that BCLP will be the surviving entity. The terms and conditions of the Merger, the mode of carrying the Merger into effect, and the manner of converting the shares of MergerCo and the partnership interests of BCLP will be as follows:

                                   ARTICLE I
                                   THE MERGER

     At the Effective Time (as herein defined), in accordance with the provisions of this Agreement, the DGCL and the Delaware Act, MergerCo will be merged with and into BCLP, whereupon the separate corporate existence of MergerCo will cease and BCLP will continue as the surviving entity (the "Surviving Entity").

     Subject to and in accordance with the provisions of this Agreement, MergerCo and BCLP will consummate the Merger by filing a certificate of merger with the Secretary of State of the State of Delaware and making all other filings or recordings required by the DGCL and the Delaware Act in connection with the

Merger. The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (the "Effective Time"). The Merger will have the effects set forth in the DGCL and the Delaware Act. Without limiting the generality of the foregoing, and subject thereto and to any other applicable laws, at the Effective Time all the properties, rights, privileges, powers and franchises of each of MergerCo and BCLP will vest in the Surviving Entity, and all debts, liabilities, restrictions, disabilities and duties of each of MergerCo and BCLP will become the debts, liabilities, restrictions, disabilities and duties of the Surviving Entity.

                                   ARTICLE II
                          TERMS OF CONVERSION OF UNITS

     At the Effective Time:

     (a) Each unit of BCLP issued and outstanding immediately prior to the Effective Time, with respect to which BCLP shall have issued as a distribution $20 in principal amount of 6% Subordinated Debentures due 2038 of BCLP (an "Eligible Unit"), will thereupon, and without any action on the part of the holder thereof, be converted into one validly issued unit of beneficial interest in a limited partnership interest of BCLP II (a "BCLP II Unit").

     (b) Each unit of BCLP held in treasury, and each unit of BCLP other than an Eligible Unit, immediately prior to the Effective Time shall thereupon be cancelled and retired and all rights in respect thereof shall cease.

     (c) Each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued unit of beneficial interest in a limited partnership interest in the Surviving Entity.

                                  ARTICLE III
                        Agreement of Limited Partnership

     From and after the Effective Time, BCLP will be governed by the Amended and Restated Agreement of Limited Partnership of BCLP then in effect.

                                   ARTICLE IV
                                  Certificates

     Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing units of BCLP may, but will not be required to, surrender those certificates to BCLP II for cancellation, exchange or transfer, and each such holder or transferee thereof will be entitled to receive a certificate or certificates representing the same number of BCLP II Units as the number of units of BCLP previously represented by the certificate or certificates so surrendered. Until so surrendered or presented for cancellation, exchange or transfer, each outstanding certificate that, before the Effective Time, represented units of BCLP will be deemed and treated for all corporate purposes to represent the ownership of the same number of BCLP II Units as though surrender for cancellation, exchange or transfer thereof had taken place. If any certificate representing BCLP II Units is to be issued in a name other than that of the registered holder of the certificate formerly representing units of BCLP presented for transfer, it will be a condition of issuance that:

     (a) the certificate so surrendered is properly endorsed or accompanied by a document of transfer and is otherwise in proper form for transfer, and

     (b) the person requesting issuance pays to BCLP II's transfer agent any transfer or other taxes required by reason of issuance of certificates representing BCLP II Units in a name other than that of the registered holder of the certificate presented, or establishes to the satisfaction of BCLP II or its registered agent that such taxes have been paid or are not applicable. The transfer books for units of BCLP will be deemed to be closed at the Effective Time, and no transfer of units of BCLP outstanding immediately before the Effective Time will thereafter be made on the transfer books. After the Effective Time, the holders of certificates representing units of BCLP outstanding immediately before the Effective Time will cease to have any rights with respect to units of beneficial interest in limited partnership interests in the Surviving Entity and their sole rights will be with respect to the BCLP II Units into which their units of BCLP are converted in the Merger.

                                   ARTICLE V
                            Conditions of The Merger

     Consummation of the Merger is subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of each of the following conditions:

     (a) A majority in interest of the limited partners and unitholders of BCLP, and a majority of the stockholders of MergerCo, have each approved the Merger.

     (b) No statute, rule, regulation, executive order, decree, injunction or other order has been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the Merger.

     (c) All approvals and consents necessary or desirable, if any, in connection with consummation of the Merger have been obtained.

     (d) The BCLP II Units to be issued and to be reserved for issuance as a result of the Merger shall have been approved for listing, upon official notice of issuance, by the New York Stock Exchange.

     (e) A Registration Statement on Form S-4 relating to the BCLP II Units to be issued or reserved for issuance as a result of the Merger, has been declared effective under the Securities Act of 1933, as amended, and is not be the subject of any "stop order."

     (f) A tax ruling, in form and substance acceptable to BCLP, has been received from the Internal Revenue Service.

                                   ARTICLE VI
                              Amendment and Waiver

     The parties hereto, by mutual consent, may amend, modify or supplement this Agreement, or waive any condition set forth herein, in such manner as may be agreed upon by them in writing, at any time before or after approval of this Agreement by the limited partners and unitholders of BCLP, to the extent permitted by the DGCL and the Delaware Act.

                                  ARTICLE VII
                                 Miscellaneous

     (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties.

     (b) This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     (c) Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     (d) This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     (e) At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned or the time of consummation of the Merger may be deferred for a reasonable time by the board of directors of either MergerCo or Celtics, Inc.

     (f) From time to time, as and when required or requested by either MergerCo or BCLP, as applicable, or its respective successors and assigns, such deeds, assignments and other instruments, and there will be taken or caused to be taken by it all such further and other action, as may be appropriate or necessary to vest, perfect or confirm in the Surviving Entity the title to and possession of all property, interests, assets, rights, powers, franchises and authority of MergerCo and otherwise to carry out the purposes of this Agreement, and the officers and directors of MergerCo, BCLP and Celtics, Inc. are fully authorized to take any and all such action and to execute and deliver any and all such deeds, assignments and other instruments.

     IN WITNESS WHEREOF, this Plan and Agreement of Merger is hereby executed upon behalf of each of the consistent corporations parties thereto.

Dated: [Month] , 1998

                                          BCLP MERGER, INC.

                                          By:

                                            ------------------------------------
                                            RICHARD G. POND

                                          Its:
                                          --------------------------------------

                                          BOSTON CELTICS LIMITED PARTNERSHIP II

                                          By:
                                          --------------------------------------
                                            CELTICS, INC.
                                            GENERAL PARTNER
                                          Its:

                                             By:

                                               ---------------------------------
                                               RICHARD G. POND
                                               EXECUTIVE VICE PRESIDENT, CHIEF
                                             Its:
                                                 OPERATING OFFICER, TREASURER
                                               AND SECRETARY

                                   EXHIBIT B

                          REORGANIZATION TRANSACTIONS

The Reorganization is to be accomplished through the following steps:

     (a) the contribution of approximately $6,400,000 in cash (the "Cash Transfer Amount") to CLP by BCLP;

     (b) CLP's contribution of the Team to Hoops;

     (c) BCLP's contribution of approximately $40,900,000 in investment assets to Castle Creek, and approximately $400,000 in investment assets to Castle Creek GP, followed by Castle Creek GP's contribution of the $400,000 in investment assets to Castle Creek in return for a 1% general partner interest in Castle Creek;

     (d) the contribution by CLP of all of its limited partnership interests in Hoops and the Cash Transfer Amount to Hoops Holdings;

     (e) the purchase by Hoops Holdings of a certain investment asset (the "Hood Asset") from CCC for the Cash Transfer Amount;

     (f) the distribution by CLP of (i) 99% of 50.0477% of its limited partnership interest in Hoops Holdings to BCLP (the "CLP-BCLP Distribution"), and (ii) 1% of 50.0477% of its limited partnership interests in Hoops Holdings to CLP GP (the "CLP-CLP GP Distribution");

     (g) the contribution by BCLP of (i) 99% of the CLP-BCLP Distribution to Castle Creek, and (ii) 1% of the CLP-BCLP Distribution to Castle Creek GP, followed by the contribution by Castle Creek GP of its 1% of the CLP-BCLP Distribution to Castle Creek;

     (h) the contribution by CLP GP of the CLP-CLP GP Distribution to Castle Creek in exchange for Castle Creek Interests;

     (i) the contribution by CLP of the remainder of its limited partnership interests in Hoops Holdings to Parquet;

     (j) the distribution by BCLP of all of the issued and outstanding stock of Castle Creek GP to BCLP GP;

     (k) the contribution by BCLP GP of its 1% general partner interest in BCLP to Shamrock GP;

     (l) the contribution by BCLP II GP of $200,000 in cash to BCLP II, subject to later payment of an additional contribution based on market trading prices;

     (m) the election by BCLP Unitholders to receive Castle Creek Interests at a ratio of one Castle Creek Interest for each one hundred BCLP Units with respect to which such election is made;

     (n) the distribution by BCLP to BCLP Unitholders who so elect of Castle Creek Interests;

     (o) the distribution by BCLP to BCLP Unitholders, who either so elect or who make no election, of 6% Subordinated Debentures due 2038 of BCLP (the "Debentures"), as more fully described in that certain Indenture entered into
between BCLP and           , as trustee, dated           , 1998; and

     (p) the merger of Merger Sub with and into BCLP, with BCLP being the surviving entity, pursuant to the Merger Agreement.

======================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BCLP, BCLP II OR CASTLE CREEK. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF BCLP, BCLP II OR CASTLE CREEK OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE AS OF WHICH SUCH INFORMATION IS GIVEN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION, OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Summary...................................     1
Risk Factors and Other Important
  Considerations..........................    25
Voting Information........................    33
Special Factors...........................    34
Comparison of Interests and Securities to
  be Issued...............................    44
Certain Federal Income Tax Consequences...    48
Market Prices and Distributions...........    59
Capitalization............................    60
Selected Historical Consolidated Financial
  Data....................................    61
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................    62
Business..................................    66
Management................................    72
Description of BCLP II Units..............    79
Description of Castle Creek Interests.....    86
Description of Subordinated Debentures....    93
Legal Matters.............................   101
Experts...................................   101
Index to Financial Statements.............   F-1
Exhibit A: Glossary of Defined Terms......   A-1
Exhibit B: Agreement and Plan of
  Reorganization..........................   B-1

======================================================
======================================================

                                 BOSTON CELTICS
                                    LIMITED
                                  PARTNERSHIP
                                 BOSTON CELTICS
                                    LIMITED
                                 PARTNERSHIP II
                                  CASTLE CREEK
                                 PARTNERS, L.P.

                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                 APRIL   , 1998
======================================================